As Filed with the Securities and Exchange Commission on August 29, 1996



                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                               CYGNE DESIGNS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               CYGNE DESIGNS, INC.
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).



[ ] Fee computed on table below per Exchange Act Rules 14(a)-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:
          ---------------------------------------------------------------------
      2)  Aggregate number of securities to which transaction applies:
          ---------------------------------------------------------------------
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          ---------------------------------------------------------------------
      4)  Proposed maximum aggregate value of transaction:
          ---------------------------------------------------------------------
      5)  Total Fee Paid:
          ---------------------------------------------------------------------



[X]   Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:

          ---------------------------------------------------------------------
      2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
      3)  Filing Party:

          ---------------------------------------------------------------------
      4)  Date Filed:

          ----------------------------------------------------------------------

                               CYGNE DESIGNS, INC.

                                  1372 Broadway
                            New York, New York 10018
                                 (212) 354-6474

Dear Fellow Stockholder,


     You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Cygne Designs, Inc., a Delaware corporation (the "Company" or "Cygne"), to be held at The University Club, One West 54th Street, New York, New York, on Thursday, September 19, 1996, at 9:30 a.m., New York City time, and any adjournment or postponement thereof (the "Annual Meeting").


     At the Annual Meeting, you will be asked to (i) consider and vote upon a proposal to approve the sale (the "Proposed Sale") to AnnTaylor, Inc., a Delaware corporation ("Ann Taylor"), of Cygne's merchandising and sourcing capabilities used for product sales to Ann Taylor, which consists of (a) the Company's 60% interest in each of CAT U.S. Inc., a Delaware corporation ("CAT US"), and C.A.T. (Far East) Limited, a Hong Kong corporation ("CAT Far East" and, together with CAT US, "CAT"), the Company's joint venture arrangement with Ann Taylor, which owns the remaining 40% interest in CAT, and (b) the assets of Cygne's Ann Taylor Woven Division (the "Division," and together with CAT, the "Ann Taylor Operations"); (ii) elect five members to the Company's Board of Directors; and (iii) transact such other business as may properly come before the Annual Meeting.

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE PROPOSED SALE IS FAIR TO AND IN THE BEST INTERESTS OF CYGNE AND ITS STOCKHOLDERS, HAS APPROVED THE PROPOSED SALE AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSED SALE. In arriving at its recommendation, Cygne's Board of Directors gave careful consideration to a number of factors as described in the enclosed proxy statement, including the advice of Ladenburg, Thalmann & Co. Inc. to the effect that the consideration to be received by Cygne for the Ann Taylor Operations is fair, from a financial point of view, to the stockholders of Cygne. Ladenburg, Thalmann's written opinion is attached as Appendix II to the enclosed proxy statement. You are urged to read the opinion in its entirety for a description of the assumptions made, the matters considered and procedures followed by Ladenburg, Thalmann & Co. Inc.

     Details of the Proposed Sale, and other important information concerning the Company, as well as the other items of business scheduled for the Annual Meeting, appear in the accompanying Proxy Statement. Please give this material your careful attention.


     Approval of the Proposed Sale requires the affirmative vote of the holders of a majority of the Company's issued and outstanding shares of common stock, $.01 par value per share (the "Cygne Common Stock"). Certain officers and directors of the Company, their spouses and certain principal stockholders have given Ann Taylor proxies to vote an aggregate of approximately 35% of the outstanding Cygne Common Stock in favor of the Proposed Sale and against any other transaction or proposal that could prevent, delay or frustrate the Proposed Sale.


     We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and mail it promptly using the enclosed, pre-addressed, postage-paid, return envelope. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention will be greatly appreciated.


                                         Very truly yours,


                                         /s/   BERNARD M. MANUEL
                                         ---------------------------------------
                                               Bernard M. Manuel
                                               Chief Executive Officer

                              CYGNE DESIGNS, INC.


                                  1372 Broadway
                            New York, New York 10018

                               -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               -------------------

     Notice is hereby given that the Annual Meeting of Stockholders of Cygne Designs, Inc., a Delaware corporation (the "Company" or "Cygne"), will be held at The University Club, One West 54th Street, New York, New York, on Thursday, September 19, 1996, at 9:30 a.m., New York City time, and any adjournment or postponement thereof (the "Annual Meeting"), for the following purposes:

         1. To consider and vote upon a proposal to approve the proposed sale (the "Proposed Sale") to AnnTaylor, Inc., a Delaware corporation ("Ann Taylor"), of Cygne's merchandising and sourcing capabilities used for product sales to Ann Taylor, which consists of (a) the Company's 60% interest in each of CAT U.S., Inc., a Delaware corporation ("CAT US"), and C.A.T. Far East Limited, a Hong Kong corporation ("CAT Far East" and, together with CAT US, "CAT"), the Company's joint venture arrangement with Ann Taylor, which owns the remaining 40% interest in CAT, and (b) the assets of Cygne's Ann Taylor Woven Division (the "Division" and, together with CAT, the "Ann Taylor Operations") pursuant to a Stock and Asset Purchase Agreement dated as of June 7, 1996, as amended as of August 27, 1996 (the "Purchase Agreement"), by and between the Company, Cygne Group (F.E.) Limited, a Hong Kong corporation and wholly-owned subsidiary of the Company ("CGFE"), AnnTaylor Stores Corporation, a Delaware corporation and parent corporation of Ann Taylor, and Ann Taylor, the full text of which is attached as Appendix I to the enclosed proxy statement;


         2. To elect five directors to hold office until the next annual meeting and until their successors are elected and qualified; and

         3. To transact such other business as may properly come before the Annual Meeting.


     The Board of Directors of Cygne has fixed the close of business on August 21, 1996 as the record date (the "Record Date") for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of Cygne common stock, $.01 par value per share ("Cygne Common Stock"), at the close of business on the Record Date will be entitled to vote at the Annual Meeting, either by proxy or in person. Each share of Cygne Common Stock is entitled to one vote on each matter to be acted upon or which may properly come before the Annual Meeting.


     The affirmative vote of a majority of the issued and outstanding shares of Cygne Common Stock is required for approval of the Proposed Sale. The five nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast for election of directors at the Annual Meeting by the holders of the Cygne Common Stock entitled to vote at the meeting shall become directors of Cygne.

     Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and mail it promptly using the enclosed pre-addressed, postage-paid, return envelope. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is appreciated.


                                                  PAUL D. BAIOCCHI

                                                  Secretary


New York, New York
August 28, 1996

                               CYGNE DESIGNS, INC.
                                  1372 Broadway
                            New York, New York 10018


     This Proxy Statement is being furnished to holders of record as of the close of business on August 21, 1996, of the common stock, $.01 par value per share (the "Cygne Common Stock"), of Cygne Designs, Inc., a Delaware corporation (the "Company" or "Cygne"), in connection with the solicitation of proxies by Cygne's Board of Directors for use at the Annual Meeting of Cygne stockholders to be held at The University Club, One West 54th Street, New York, New York, on Thursday, September 19, 1996, at 9:30 a.m., New York City time, and at any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders of the Company on or about August 28, 1996.

     At the Annual Meeting, stockholders of the Company will be asked (i) to consider and vote upon a proposal to approve the sale (the "Proposed Sale") to AnnTaylor, Inc., a Delaware corporation ("Ann Taylor"), of the Company's merchandising and sourcing capabilities used for product sales to Ann Taylor, which consists of (a) the Company's 60% interest in each of CAT U.S. Inc., a Delaware corporation ("CAT US"), and C.A.T. (Far East) Limited, a Hong Kong corporation ("CAT Far East", and together with CAT US, "CAT"), the Company's joint venture arrangement with Ann Taylor, which owns the remaining 40% interest in CAT, and (b) the assets of Cygne's Ann Taylor Woven Division (the "Division" and, together with CAT, the "Ann Taylor Operations"), pursuant to a Stock and Asset Purchase Agreement dated as of June 7, 1996, as amended as of August 27, 1996 (the "Purchase Agreement"), by and between the Company, Cygne Group (F.E.) Limited, a Hong Kong corporation and wholly owned subsidiary of the Company ("CGFE"), Ann Taylor and AnnTaylor Stores Corporation, a Delaware corporation and parent corporation of Ann Taylor ("ATSC"), (ii) to elect five members to the Company's Board of Directors to hold office until the next annual meeting and until their successors are elected and qualified, and (iii) to transact such other business as may properly come before the Annual Meeting. A copy of the Purchase Agreement together with the Exhibits thereto is attached as Appendix I to this Proxy Statement.

     The purchase price to be paid by Ann Taylor to Cygne for the Ann Taylor Operations consists of (i) a number of validly issued, fully paid and nonassessable unregistered shares of common stock, par value $.0068 per share, of ATSC (the "Ann Taylor Common Stock") equal to the quotient obtained by dividing (a) $36.0 million by (b) the average of the high and low sale prices of the Ann Taylor Common Stock on the New York Stock Exchange Composite Tape on each of the ten consecutive trading days ending on the trading day immediately prior to the date of closing of the Proposed Sale (the "Average Trading Price"); provided, however, that the number of shares of Ann Taylor Common Stock to be issued to the Company (the "Stock Consideration") shall not exceed 2.5 million shares (the "Cap"), unless (x) the Cap is triggered and (y) the aggregate value, based on the Average Trading Price, of 2.5 million shares of Ann Taylor Common Stock is less than $32.5 million, in which event ATSC shall issue as the Stock Consideration the number of shares of Ann Taylor Common Stock, rounded to the nearest whole share, equal to the quotient obtained by dividing (A) $32.5 million by (B) the Average Trading Price of the Ann Taylor Common Stock, up to a maximum of 3 million shares of Ann Taylor Common Stock, except that Ann Taylor may elect to pay in cash, based on the Average Trading Price, that portion of the Stock Consideration, if any, in excess of 2.5 million shares of Ann Taylor Common Stock (the shares of Ann Taylor Common Stock to be received by Cygne in the Proposed Sale being hereinafter referred to as the "AT Shares"), (ii) a dollar amount in cash equal to the Adjusted Net Book Value (as defined in the Purchase Agreement) of the inventory of the Division, and (iii) a dollar amount in cash equal to the lesser of (a) the Net Fixed Asset Value (as defined in the Purchase Agreement) of the Division and (b) $2,646,000.

     If the Proposed Sale had closed on August 22, 1996 the purchase price to be paid by Ann Taylor to Cygne for the Ann Taylor Operations would have been approximately $37.3 million (consisting of 2.5 million shares of Ann Taylor Common Stock (based on the Average Trading Price of $13.28 for the ten consecutive trading days ending August 21, 1996) having a value of $33.2 million (based upon such Average Trading Price) and approximately $4.1 million of cash and the assumption of certain liabilities (based on the value of the inventory and fixed assets and certain liabilities at August 3, 1996)). The purchase price to be paid by Ann Taylor to Cygne will vary depending upon the closing price of the Ann Taylor Common Stock on the date of Closing, the Average Trading Price of the Ann Taylor Common Stock for the ten trading day period ending on the trading day immediately prior to the closing of the Proposed Sale, the Adjusted Net Book Value of the inventory of the Division and the Net Fixed Asset Value of the Division on the Closing Date. It is anticipated that the closing of the Proposed Sale (the "Closing Date") will occur on the date immediately following the date of the Annual Meeting if the Proposed Sale is approved.

     BECAUSE THE PURCHASE PRICE TO BE PAID BY ANN TAYLOR TO CYGNE IN THE PROPOSED SALE IS A FUNCTION OF A NUMBER OF FACTORS, INCLUDING THE DETERMINATION OF THE AVERAGE TRADING PRICE OF THE ANN TAYLOR COMMON STOCK, THE CLOSING PRICE OF THE ANN TAYLOR COMMON STOCK ON THE CLOSING DATE, THE ADJUSTED NET BOOK VALUE OF THE DIVISION'S INVENTORY ON THE CLOSING DATE AND THE NET FIXED ASSET VALUE OF THE DIVISION ON THE CLOSING DATE, THE EXACT AMOUNT OF THE PURCHASE PRICE, INCLUDING THE NUMBER OF SHARES OF ANN TAYLOR COMMON STOCK, TO BE RECEIVED FOR THE ANN TAYLOR OPERATIONS, CANNOT BE DETERMINED UNTIL AFTER THE ANNUAL MEETING. THE STOCKHOLDERS WILL NOT HAVE ANOTHER OPPORTUNITY TO VOTE ON THE PROPOSED SALE AFTER THE PURCHASE PRICE TO BE RECEIVED BY THE COMPANY HAS BEEN DETERMINED.


     The Board of Directors has carefully reviewed and considered the Proposed Sale and has concluded that it is in the best interests of the Company and its stockholders. The Board recommends that stockholders vote FOR the Proposed Sale.

     No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement in connection with the solicitation of proxies made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. All information pertaining to Ann Taylor and its affiliates contained in this Proxy Statement under the headings "The Proposed Sale--Ann Taylor Stores Corporation," "Information Relating to ATSC and Ann Taylor" and "Comparative Per Share Data" has been supplied by Ann Taylor.


                                TABLE OF CONTENTS


                                                                                                             Page
                                                                                                             ----

AVAILABLE INFORMATION ..................................................................................      3
THE ANNUAL MEETING .....................................................................................      4
  Time, Date and Place .................................................................................      4
  Matters to be Considered at the Annual Meeting .......................................................      4
  Record Date, Voting Securities and Quorum ............................................................      4
  Vote Required ........................................................................................      4
  Voting Agreements by Certain Directors, Officers and Principal Stockholders ..........................      4
  No Appraisal Rights ..................................................................................      4
  Proxies ..............................................................................................      5
THE PROPOSED SALE ......................................................................................      5
  General ..............................................................................................      5
  The Company ..........................................................................................      5
  Ann Taylor Stores Corporation ........................................................................      6
  Background and Reasons ...............................................................................      7
  Opinion of Financial Advisor .........................................................................      9
  Recommendation of the Board of Directors .............................................................     17
  Interests of Certain Persons in the Proposed Sale ....................................................     18
  Use of Proceeds; Effect on the Company's Stockholders ................................................     18
  Regulatory Approvals .................................................................................     19
  Accounting Treatment .................................................................................     19
  Certain Federal Income Tax Consequences ..............................................................     19
THE PURCHASE AGREEMENT .................................................................................     19
  Purchase Price .......................................................................................     19
  Acquired Assets and Assumed Liabilities ..............................................................     21
  The Closing ..........................................................................................     22
  Representations and Warranties .......................................................................     22
  Conduct of Business of CAT, the Division and Ann Taylor Prior to Closing .............................     22
  Conditions to Closing ................................................................................     23
  Termination ..........................................................................................     24
  Survival and Indemnification .........................................................................     24
  Proxies ..............................................................................................     24
  Consulting Agreements ................................................................................     24
  Stockholders Agreement ...............................................................................     25
  Transition Arrangements ..............................................................................     26
PRO FORMA FINANCIAL INFORMATION ........................................................................     27
ELECTION OF DIRECTORS ..................................................................................     32
ADDITIONAL INFORMATION ABOUT THE COMPANY ...............................................................     34
  Business .............................................................................................     34
  Selected Financial Information .......................................................................     45
  Management's Discussion and Analysis of Financial Condition and Results of Operations ................     48
  Executive Officers ...................................................................................     57
  Executive Compensation ...............................................................................     58
  Market Price Data and Related Matters ................................................................     64
  Beneficial Ownership of Cygne Common Stock ...........................................................     65
INFORMATION RELATING TO ATSC AND ANN TAYLOR ............................................................     67
  Business .............................................................................................     67
  Selected Historical Consolidated Financial Data for ATSC .............................................     67
  ATSC Preliminary Second Quarter and First Half 1996 Results ..........................................     69
  ATSC Preliminary Pro Forma First Half 1996 Results ...................................................     72
  ATSC Pro Forma Financial Information .................................................................     72
  Market for Ann Taylor Common Stock ...................................................................     77
  Incorporation of Certain Documents by Reference ......................................................     77
COMPARATIVE PER SHARE DATA .............................................................................     78
RELATIONSHIP WITH INDEPENDENT AUDITORS .................................................................     79
STOCKHOLDER PROPOSALS ..................................................................................     79
OTHER BUSINESS .........................................................................................     79
INDEX TO FINANCIAL STATEMENTS ..........................................................................    F-1
APPENDIX I --Purchase Agreement, as amended
APPENDIX II--Opinion of Ladenburg, Thalmann & Co. Inc.



                              AVAILABLE INFORMATION

     Cygne, ATSC and Ann Taylor are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements (for Cygne and ATSC) and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Midwest Regional Office of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material, when filed, may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of certain fees prescribed by the SEC. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Such reports, proxy statements and other information relating to ATSC and Ann Taylor can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the Ann Taylor Common Stock and certain of Ann Taylor's securities are listed.

                               THE ANNUAL MEETING

Time, Date and Place


     This Proxy Statement is being furnished to the holders of record as of the close of business on August 21, 1996 of the Cygne Common Stock in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting to be held on September 19, 1996 at 9:30 a.m. New York City time at The University Club, One West 54th Street, New York, New York, and at any adjournment or postponement thereof.


Matters to be Considered at the Annual Meeting

     At the Annual Meeting, the holders of the Cygne Common Stock will be asked to consider and vote upon (i) approval of the Proposed Sale, (ii) the election of five directors to hold office until the next annual meeting and until their successors are elected and qualified and (iii) such other business as may properly come before the meeting and any adjournment thereof.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED SALE AND RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED SALE.

Record Date, Voting Securities and Quorum


     The Board of Directors has fixed the close of business on August 21, 1996, as the record date (the "Record Date") for determining holders of record of Cygne Common Stock entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of record of Cygne Common Stock as of the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 12,438,038 shares of Cygne Common Stock outstanding and entitled to vote.


     Each holder of record of Cygne Common Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, with respect to each matter presented at the Annual Meeting.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Cygne Common Stock outstanding on the Record Date will constitute a quorum at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as the inspectors for the meeting. Shares represented by proxies that reflect abstentions or include "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Vote Required

     The affirmative vote of the holders of a majority of the issued and outstanding shares of Cygne Common Stock on the Record Date is required to approve the Proposed Sale. Abstentions and "broker non-votes" will have the effect of votes against approval of the Proposed Sale.

     With respect to the election of five directors at the Annual Meeting, the five nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

Voting Agreements by Certain Directors, Officers and Principal Stockholders


     In connection with the Purchase Agreement, certain officers and directors of the Company, their spouses and certain principal stockholders of the Company owning an aggregate of 4,349,246 shares of the Cygne Common Stock, representing 35% of the Cygne Common Stock outstanding on the Record Date, have granted to Ann Taylor irrevocable proxies to vote such shares (i) in favor of the Proposed Sale and (ii) against any other transaction or proposal that could prevent or delay the Proposed Sale or frustrate the purposes of the Purchase Agreement. See "Additional Information About the Company--Beneficial Ownership of Cygne Common Stock."


No Appraisal Rights

     Stockholders of the Company are not entitled to appraisal rights with respect to the Proposed Sale under Delaware law.

Proxies

     All shares of Cygne Common Stock which are represented at the Annual Meeting by properly executed proxies received at or prior to the taking of the vote at the Annual Meeting, and not duly and timely revoked, will be voted at the Annual Meeting in accordance with the choices marked thereon by the stockholders. Unless a contrary choice is marked, the shares will be voted FOR approval of the Proposed Sale and FOR all listed nominees for director.

     The Board of Directors is not aware that any other matters not referred to herein are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated in the proxy intend to vote the shares represented thereby in accordance with their best judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

     All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokers and other custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares of Cygne Common Stock held of record by such brokers, custodians, nominees and fiduciaries, and the Company may reimburse such brokers, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith. Directors and employees of the Company may also solicit proxies in person or by telephone without receiving any compensation in addition to their regular compensation as directors and employees. Although the Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, it reserves the option of doing so.

                        PROPOSAL NO. 1--THE PROPOSED SALE

General


     The Company has agreed, subject to stockholder approval, to sell to Ann Taylor the Company's merchandising and sourcing capabilities used for product sales to Ann Taylor, which consists of (a) the Company's 60% interest in CAT, the Company's joint venture arrangement with Ann Taylor, which owns the remaining 40% interest in CAT, and (b) the assets of Cygne's Ann Taylor Woven Division. The purchase price to be paid by Ann Taylor to Cygne for the Ann Taylor Operations consists of (i) the Stock Consideration, consisting of a number of validly issued, fully paid and nonassessable unregistered shares of Ann Taylor Common Stock equal to the quotient obtained by dividing (a) $36.0 million by (b) the Average Trading Price; provided, however, that the number of shares of Ann Taylor Common Stock to be issued to the Company shall not exceed
2.5 million shares unless (x) the Cap is triggered and (y) the aggregate value, based on the Average Trading Price, of 2.5 million shares of Ann Taylor Common Stock is less than $32.5 million, in which event ATSC shall issue the number of shares of Ann Taylor Common Stock, rounded to the nearest whole share, equal to the quotient obtained by dividing (A) $32.5 million by (B) the Average Trading Price of the Ann Taylor Common Stock, up to a maximum of 3 million shares of Ann Taylor Common Stock, except that Ann Taylor may elect to pay in cash, based on the Average Trading Price, that portion of the Stock Consideration, if any, in excess of 2.5 million shares of Ann Taylor Common Stock, (ii) a dollar amount in cash equal to the Adjusted Net Book Value (as defined in the Purchase Agreement) of the inventory of the Division, and (iii) a dollar amount in cash equal to the lesser of (a) the Net Fixed Asset Value (as defined in the Purchase Agreement) of the Division and (b) $2,646,000. Cygne will be subject to certain restrictions on the timing of sales and the number of AT Shares which can be sold at any one time. See "The Purchase Agreement."


The Company

     The Company is a private label designer, merchandiser and manufacturer of women's apparel, serving principally The Limited, Inc. and Ann Taylor. The Company's products include a broad range of woven and knit career and casual women's apparel. As a private label manufacturer, the Company produces apparel upon orders from its customers for sale under the customers' own labels, rather than producing its own inventory of apparel for sale under the Cygne name.

     The manufacture of private label apparel is characterized by high volume sales to a small number of customers at competitive prices. Although private label gross margins are lower than in the brand name apparel industry, marketing expenses and collection and markdown costs are typically commensurably lower, and inventory turns are generally higher. Inventory risks are also reduced because the purchasing of fabric and other supplies begins only after purchasing commitments have been obtained from customers.


     The weak retailing environment, particularly in women's apparel, customers diminishing reliance upon outside design, merchandising and sourcing services, and liquidity pressures, all adversely affected the Company's operating results. In response to these factors, the Company is restructuring its operations. The Company sold the United Kingdom subsidiary of its Fenn, Wright and Manson division ("FWM") and certain brand name rights, and discontinued the remaining operations of FWM. In February 1996, the Company sold substantially all of its assets relating to its GJM intimate apparel and sleepwear operations (the "GJM Business"). In addition, upon the approval of the stockholders and the consummation of the Proposed Sale, the Company will sell its Ann Taylor Operations to Ann Taylor and, as a result, the Company anticipates that it will no longer have sales to Ann Taylor. In the fiscal year ended February 3, 1996 and the first half of fiscal 1996, sales to Ann Taylor were $231.9 million and $117.1 million, respectively, representing approximately 53% and 73%, respectively, of the Company's net sales (excluding net sales of the recently sold GJM Business). The Company believes that its operating results will continue to be adversely affected as long as the weak retail environment, particularly in women's apparel, continues and customers continue to decrease their reliance upon outside design, merchandising and sourcing services. The Company believes that its current financing arrangement with The Hongkong and Shanghai Banking Corporation Limited (the "HS Bank") and the proceeds from the Proposed Sale will alleviate the liquidity pressures faced by the Company during fiscal 1995 and the first half of fiscal 1996, although there can be no assurance of this. See "Pro Forma Financial Information," "Additional Information About the Company--Business" and "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     The Company has been dependent on its key customers (The Limited, Inc. and Ann Taylor) and, with the loss of Ann Taylor as a customer, a significant portion of the Company's sales will be to various divisions of The Limited, Inc. In fiscal 1995 and the first half of fiscal 1996, sales to The Limited, Inc. and its various divisions, excluding the GJM Business, were $113.9 million and $28.6 million, respectively, representing 26.2% and 17.9%, respectively, of the Company's net sales (excluding net sales of the GJM Business). There can be no assurance that The Limited, Inc. will continue to purchase merchandise from the Company at the same rate, or at all, in the future, or that the Company will be able to attract new customers.


     The principal executive offices of the Company are located at 1372 Broadway, New York, New York 10018 and its telephone number is (212) 354-6474. Unless the context indicates otherwise, the term "Company" or "Cygne" includes the operations of the Company and its subsidiaries.

Ann Taylor Stores Corporation

     ATSC, through Ann Taylor, is a leading national specialty retailer of better quality women's apparel, shoes and accessories sold primarily under the Ann Taylor brand name. Ann Taylor merchandise represents classic styles, updated to reflect current fashion trends. Ann Taylor's stores offer a full range of career and casual separates, weekend wear, dresses, tops, accessories and shoes, coordinated as part of a total wardrobing strategy.


     As of August 3, 1996, Ann Taylor operated 306 stores in 40 states and the District of Columbia, under the names Ann Taylor, Ann Taylor Factory Store, Ann Taylor Loft and Ann Taylor Studio. Of the 257 stores operated under the Ann Taylor name, approximately three-quarters are located in regional malls and upscale specialty retail centers, with the balance located in downtown and village locations. These stores represent Ann Taylor's core merchandise line. In 1993, Ann Taylor converted its four existing clearance centers to Ann Taylor Factory Stores, and as of August 3, 1996, operated 23 Ann Taylor Factory Stores located in factory outlet centers. The success of the Ann Taylor Factory Stores and consumers' continuing emphasis on value led Ann Taylor to begin testing, in 1995, Ann Taylor Loft, a separate moderate-priced store concept for customers who appreciate the Ann Taylor style but have a smaller budget for apparel, shoes and accessories. As of August 3, 1996 Ann Taylor operated 17 Ann Taylor Loft stores, also located in factory outlet centers. In Fall 1994, Ann Taylor began testing Ann Taylor Studio stores, a free-standing shoe and accessory store concept offering the broadest assortment of Ann Taylor shoes, as well as Ann Taylor hosiery, small leather accessories such as belts and handbags, and Ann Taylor's "destination" fragrance and personal care line. As of August 3, 1996 Ann Taylor had nine Ann Taylor Studio stores.

     On August 23, 1996, ATSC announced that Sally Frame Kasaks resigned as Chairman and Chief Executive Officer and a Director of ATSC and Ann Taylor, and
J. Patrick Spainhour, ATSC's President and Chief Operating

Officer, was promoted to Chairman and Chief Executive Officer. Since joining ATSC in February 1996, Mr. Spainhour has been responsible for overseeing business operations including finance, information systems, logistics, human resources, store planning and real estate. He has also been responsible for worldwide sourcing for Ann Taylor, which includes the integration of CAT and the Division into a new sourcing division of Ann Taylor. ATSC intends to commence immediately a search for a new President having extensive merchandising experience.


     The principal executive offices of ATSC and Ann Taylor are located at 142 West 57th Street, New York, New York 10019, and the telephone number is (212) 541-3000.

Background and Reasons


     Cygne has been sourcing merchandise for Ann Taylor for more than ten years, and Ann Taylor has become one of the Company's two largest customers. During fiscal 1993, 1994 and 1995 and the first half of fiscal 1996, net sales to Ann Taylor were $121.8 million, $193.4 million, $231.9 million and $117.1 million, respectively, representing 55.3%, 37.5%, 42.9% and 73.3%, respectively, of Cygne's net sales. Cygne supplies products to Ann Taylor directly through the Division as well as through CAT, its 60% owned joint venture arrangement with Ann Taylor. A substantial portion of the increase in sales to Ann Taylor during this period resulted from increased sales by CAT, which accounted for 55.3%, 70.9%, 71.6% and 70.8% of Cygne's total net sales to Ann Taylor during fiscal 1993, 1994 and 1995 and the first half of fiscal 1996.


     In June 1992, Irving Benson, Bernard Manuel and Cleveland Investment Limited ("CIL"), the sole stockholders of the Company at that time, and Ann Taylor formed CAT to source products for Ann Taylor in certain product categories which the Company was not supplying to Ann Taylor and for which Ann Taylor believed its sourcing could be improved. Ann Taylor initially owned 20% of CAT. Effective April 30, 1993, each of Messrs. Benson and Manuel exchanged his entire interest in, and CIL exchanged a portion of its interest in, CAT for shares of Cygne Common Stock. Effective May 1, 1993, CIL sold the remaining portion of its interest in CAT to Ann Taylor. As a result of these transactions, Cygne owned 60% of CAT and Ann Taylor owned the remaining 40%. Each of Cygne and Ann Taylor has the right to offer to purchase the other party's interest in CAT. If an offer is made by one party, the other party has the option of accepting its interest in CAT on the terms offered or purchasing the offering party's interest in CAT on the same terms as offered by the offering party (the "CAT Buy-Sell Right"). See "Additional Information About the Company--Business
- --Company History" and "--Joint Venture Arrangements."


     In connection with Cygne's sourcing activities on behalf of Ann Taylor, from time to time Ann Taylor has made advances to Cygne in order to assist it in carrying fabric purchases made by Cygne in anticipation of the issuance by Ann Taylor of merchandise purchase orders. Advances from Ann Taylor to Cygne outstanding at August 3, 1996 totaled approximately $8 million. In addition, as a joint venture partner in CAT, Ann Taylor issued a $4 million standby letter of credit to support CAT's obligations to its principal lender. The lender has the right under certain circumstances to draw on such letter of credit to cover unpaid principal and interest owned by CAT.

     In January 1996, management of Cygne and Ann Taylor began to discuss a potential restructuring of their ownership of CAT. In the course of these discussions, management of Ann Taylor indicated that an acquisition of CAT would further Ann Taylor's strategy of increasing its control over pre-production processes and production management. However, management of Cygne indicated that it was not interested in negotiating a transaction involving only the sale of CAT because of its concern that, over time, Ann Taylor would leverage the sourcing and contracting expertise of CAT and begin to bring in-house the sourcing of those products currently being supplied by Cygne through the Division, which would lead to a significant deterioration of the Division's business and value. As a result, management of Cygne indicated that it wished to pursue a transaction that included an acquisition by Ann Taylor of both CAT and the assets of the Division. Management of Cygne viewed such a transaction as a potential component in its restructuring of operations to alleviate its liquidity pressures. Ann Taylor management indicated that it would be willing to consider such a transaction as it would mitigate supply interruption risks arising from the liquidity pressures recently experienced by Cygne. The parties determined to negotiate such a transaction instead of going through the procedures and waiting periods required under the terms of the CAT Buy-Sell Right. Accordingly, the parties continued over the next several weeks to discuss a possible transaction involving the sale to Ann Taylor of the entire Ann Taylor Operations.

     At an April 4, 1996 meeting of the Cygne Board of Directors, Cygne management recommended to the Board a proposed sale of the Ann Taylor Operations, and reviewed with the Board the proposed terms. At the meeting, the Cygne Board focused on the ability of Ann Taylor to exercise the CAT Buy-Sell Right and the possibility it would do so and the effect of such exercise on the Division. The Board also focused on the effect of the sale on the Company's continuing operations. After detailed discussions, including pricing, the Cygne Board instructed management of Cygne to continue with negotiations, and provided guidance with respect to acceptable terms regarding the Proposed Sale. Following the Cygne Board meeting, management of Cygne and Ann Taylor finalized the agreement in principle regarding the Proposed Sale, which was signed on April 8, 1996 and announced publicly on that date prior to the opening of the financial markets.

     On April 11, 1996, the Company retained Ladenburg, Thalmann & Co. Inc. ("Ladenburg") to deliver an opinion whether or not the consideration to be received by the Company in the Proposed Sale is fair, from a financial point of view, to the Company's stockholders and an opinion whether or not the consideration to be received by Cygne in the Proposed Sale represents reasonable equivalent value and fair consideration for the Ann Taylor Operations.

     On May 17, 1996, the Board of Directors of the Company met to discuss the Proposed Sale. Cygne management reviewed with the Board the status of negotiations and the rationale for the Proposed Sale. At this meeting, Ladenburg presented to the Cygne Board the analysis underlying its opinions with respect to the Proposed Sale. Ladenburg gave its written opinion to the effect that, as of May 17, 1996 and based upon and subject to certain matters, the consideration to be received by the Company pursuant to the Proposed Sale is fair, from a financial point of view, to the Company's stockholders. In addition, at the same meeting, Ladenburg delivered an opinion to the Board to the effect that the consideration to be received by Cygne in the Proposed Sale represents reasonable equivalent value and fair consideration for the Ann Taylor Operations. Cygne's counsel reviewed with the Board a draft of the Purchase Agreement and the exhibits. Following these presentations, the Cygne Board determined that the Proposed Sale is fair to and in the best interests of the Company and the Company's stockholders and unanimously approved the Proposed Sale. See "--Opinion of Financial Advisor."


     Between May 17, 1996 and June 7, 1996, management of Cygne and Ann Taylor finalized the Purchase Agreement and the exhibits thereto. The Purchase Agreement was executed on Friday, June 7, 1996 and announced prior to the opening of the financial markets on Monday, June 10, 1996. The Purchase Agreement originally provided that the purchase price to be paid by Ann Taylor to Cygne for the Ann Taylor Operations would consist of (i) the number of unregistered shares of Ann Taylor Common Stock equal to the quotient obtained by dividing (a) $36.0 million by (b) the Average Trading Price; provided, however, that the number of shares of Ann Taylor Common Stock to be issued shall not exceed 2.5 million, (ii) a dollar amount in cash equal to the Adjusted Net Book Value (as defined in the Purchase Agreement) of the inventory of the Division and (iii) a dollar amount in cash equal to the lesser of (a) the Net Fixed Asset Value (as defined in the Purchase Agreement) of the Division and (b) $2,646,000.

     In August 1996, in response to a decline in the price of the Ann Taylor Common Stock, management of Cygne and Ann Taylor discussed possible amendments to the terms of the Proposed Sale to protect Cygne if the value of the Ann Taylor Common Stock to be issued to Cygne in the Proposed Sale would be less than $32.5 million. On August 8, 1996, the Board of Directors met to discuss the Proposed Sale and the possible amendments to the terms of the Proposed Sale. The Board unanimously approved the terms of possible amendments to the terms of the Proposed Sale. Following the Cygne Board meeting, management of Cygne and Ann Taylor finalized the terms of an amendment to the terms of the Proposed Sale which provided, among other things, for the issuance of up to an additional 500,000 shares of Ann Taylor Common Stock to Cygne in the event the Average Trading Price of the Ann Taylor Common Stock at the Closing Date was less than $13.00. The amendment to the Purchase Agreement was executed on August 27, 1996.

     On August 27, 1996, Ladenburg delivered a written bring-down opinion to the Cygne Board to the effect that, as of August 27, 1996 and based upon and subject to certain matters, the consideration to be received by the Company in the Proposed Sale is fair, from a financial point of view, to Cygne's stockholders.

     The Company believes that the failure to consummate the Proposed Sale could adversely affect its financial condition and results of operations. The Company believes that its current financing arrangement with the HS Bank, together with the proceeds from the Proposed Sale, will alleviate the liquidity pressures faced by the Company during 1995 and the first half of 1996, although there can be no assurance of this. In the event the Proposed Sale is not consummated, Cygne will continue to face these liquidity pressures, which will adversely affect its results of operations and financial condition. In addition, the Company's current financing arrangement reduces from $30.0 million to $22.5 million on August 31, 1996, to $15.0 million on October 31, 1996, to $10.0 million on November 30, 1996, $5.0 million on December 31, 1996 and matures on January 31, 1997. If the Proposed Sale is not consummated, the Company will likely not have sufficient working capital in light of the reduction in availability under the current financing arrangement with the HS Bank unless the Company is able to obtain additional financing from third parties, which the Company believes is unlikely absent consummation of the Proposed Sale. The Company has requested the HS Bank to postpone the August 31, 1996 reduction to the Closing Date. There can be no assurance, however, that the HS Bank will agree to the Company's request. Finally, if the Proposed Sale is not consummated, the Company believes it is likely that Ann Taylor will exercise the CAT Buy-Sell Right, and will then leverage the sourcing and contracting expertise of CAT and begin to bring in-house the sourcing of those products currently being supplied by the Division, which would lead to a significant deterioration of the Division's sales, diminish the Divisions's profits over time, and diminish the Division's present and future value. See "Additional Information About the Company--Business-Joint Venture Arrangements" and "--Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."


Opinion of Financial Advisor


     On August 27, 1996 Ladenburg delivered a written bring-down opinion to the Board of Directors of Cygne to the effect that, as of such date, the consideration to be received by Cygne in the Proposed Sale is fair, from a financial point of view, to the stockholders of Cygne (the "Opinion"). A copy of the Opinion of Ladenburg dated August 27, 1996 is attached hereto as Appendix
II. Cygne stockholders are urged to read the Opinion in its entirety for assumptions made and matters considered by Ladenburg.


Information and Materials Considered


     In connection with rendering its Opinion, Ladenburg reviewed such information as it deemed necessary or appropriate for the purpose of rendering its Opinion. Ladenburg reviewed the agreement in principle (the "Agreement in Principle") relating to the proposed sale of CAT and the Division by Cygne to Ann Taylor dated April 8, 1996 and the Purchase Agreement.

     For CAT, Ladenburg reviewed information including, but not limited to, the following: (i) detailed internal financial statements, (ii) audited financial statements for the two fiscal years ended January 28, 1995 and February 3, 1996, unaudited financial statements for the fiscal quarter ended May 4, 1996 and preliminary results for the fiscal quarter ended August 3, 1996, (iii) a detailed analysis of historical selling, general and administrative expenses,
(iv) management's four-year projected financial statements, (v) the agreement, dated July 13, 1993, by and among Cygne, CGFE, CAT US, CAT Far East and Ann Taylor relating to the establishment of CAT as a joint venture arrangement to source products for Ann Taylor (the "CAT Agreement"), (vi) the employment agreement between CAT and Dwight Meyer, the President of CAT, including the waiver and amendment agreement thereto, and (vii) publicly available market information regarding the industry, CAT and its competitors. In addition, Ladenburg met with management of CAT at its offices in New York to discuss the historical and prospective industry environment and operating results for CAT.

     For the Division, Ladenburg reviewed information including, but not limited to, the following: (i) detailed internal financial statements, (ii) a detailed analysis of historical selling, general and administrative expenses, (iii) management's four-year projected financial statements assuming the Division continued to operate under its current conditions, (iv) management's three-year projected financial statements assuming that Cygne had sold CAT and retained the Division, and (v) publicly available market information regarding the industry, the Division and its competitors. Ladenburg met with management of the Division to discuss the historical and prospective industry environment and operating results for the Division. Additionally, Ladenburg reviewed combined audited financial statements for CAT and the Division for the fiscal year ended February 3, 1996, combined unaudited financial statements for CAT and the Division for the fiscal quarter ended May 4, 1996 and combined preliminary results for CAT and the Division for the fiscal quarter ended August 3, 1996.

     For ATSC, Ladenburg reviewed information including, but not limited to, the following: (i) audited financial statements, unaudited financial statements for the fiscal quarter ended May 4, 1996 and preliminary results for the fiscal quarter ended August 3, 1996, (ii) pro forma financial statements giving effect to the Proposed Sale and the completion of the sale by ATSC's financing vehicle, Ann Taylor Finance Trust (the "AT Trust"), of $87.5 million Convertible Trust Originated Preferred Securities ("TOPrS") (which closed in May 1996 with total gross proceeds of $100,625,000), (iii) a detailed analysis of historical selling, general and administrative expenses, (iv) a breakdown of ATSC's purchases by supplier for fiscal 1995, (v) management's four-year projected financial statements, (vi) the Offering Memorandum for the TOPrS financing,
(vii) ATSC's common stock price and volume trading history, and (viii) publicly available market information regarding the industry, ATSC and its competitors. Ladenburg met with the management of ATSC to discuss the historical and prospective industry environment and operating results for ATSC. Additionally, on August 26, 1996, Ladenburg discussed with the management of ATSC the resignation of

Sally Frame Kasaks, ATSC's Chairman and Chief Executive Officer, and the appointment of J. Patrick Spainhour as Chairman and Chief Executive Officer on August 23, 1996.

     In addition, Ladenburg reviewed certain information for Cygne, but did not perform any analyses of this information. The information Ladenburg reviewed for Cygne included, but was not limited to, the following: (i) detailed internal financial statements, (ii) audited financial statements, (iii) a detailed analysis of historical selling, general and administrative expenses, (iv) pro forma historical financial statements giving effect to the Proposed Sale, (v) management's three-year projected financial statements, and (vi) publicly available market information regarding the industry, Cygne and its competitors. Ladenburg met with management of Cygne to discuss the Proposed Sale, the historical and prospective industry environment and operating results for Cygne, CAT, the Division and ATSC.


     In rendering its Opinion, Ladenburg assumed and relied upon the accuracy and completeness of all financial and other material furnished to it by the Company, CAT, the Division and ATSC regarding the Company, CAT, the Division, ATSC, the Proposed Sale, the industry in which the companies operate and their respective competition. Ladenburg did not independently verify the information provided to it by the Company, CAT, the Division or ATSC. Ladenburg did not attempt to make or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, CAT, the Division or ATSC. Ladenburg was not authorized to, and did not, solicit third party indications of interest in acquiring all or part of CAT or the Division, and it was not asked to consider, and its Opinion does not address, the consideration the Company may have received from a third-party purchaser, the relative merits of the Proposed Sale as compared to any alternative business strategies that might exist for CAT or the Division or the effect of any other transaction in which CAT or the Division might engage. Ladenburg was not requested to and did not make any recommendation to the Cygne Board as to the form or amount of the consideration to be received by Cygne in the Proposed Sale, which was determined through arms-length negotiation between ATSC and Cygne. Ladenburg's Opinion is necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to it as of the date of the Opinion.

     Although Ladenburg reviewed Cygne's three-year projected financial results for its businesses remaining after the Proposed Sale, Ladenburg expressed no opinion on, nor was it asked to opine as to, the viability, value or solvency of Cygne prior to or after giving effect to the consummation of the Proposed Sale. Ladenburg did not consider the effects of the Proposed Sale on the future performance of the remaining assets of Cygne, nor did Ladenburg express an opinion as to Cygne's planned use of proceeds arising from the Proposed Sale, in reaching its conclusion as to whether or not the consideration to be received by Cygne in the Proposed Sale is fair, from a financial point of view, to the stockholders of Cygne.


     THE FULL TEXT OF THE WRITTEN OPINION OF LADENBURG DATED AUGUST 27, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX II AND IS INCORPORATED HEREIN BY REFERENCE. CYGNE STOCKHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. LADENBURG'S OPINION IS DIRECTED ONLY TO THE FAIRNESS TO THE STOCKHOLDERS OF CYGNE OF THE CONSIDERATION TO BE RECEIVED BY CYGNE IN THE PROPOSED SALE FROM A FINANCIAL POINT OF VIEW AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED SALE. THE SUMMARY OF THE OPINION OF LADENBURG SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.


  Overview of Analyses

     Ladenburg used both quantitative and qualitative assessments to evaluate CAT, the Division and ATSC. Ladenburg's determination that the consideration to be received by Cygne in the Proposed Sale is fair, from a financial point of view, to the stockholders of Cygne is based on all the quantitative and qualitative analyses described herein. In reaching its conclusion, Ladenburg evaluated the Proposed Sale on a combined basis, as if both CAT and the Division were purchased together, as contemplated by the Proposed Sale. Since a portion of the consideration in the Proposed Sale consists of shares of ATSC, Ladenburg also evaluated ATSC to determine the value of this portion of the consideration.

     The CAT Agreement provides that at any time after July 1, 1995, either the Company or Ann Taylor may offer to purchase the other party's interest in CAT. The party receiving the offer then has the option of accepting the offer and selling its interest in CAT on the terms as offered or purchasing the offering party's interest in CAT on the same terms as offered by the offering party. The closing of such purchase can occur at any time on or after February 5, 1996, upon six months' prior notice.

     For its quantitative evaluations, Ladenburg calculated a range of values for the entity being valued using five separate approaches: (i) a Market Multiples Analysis based upon comparable publicly traded companies, (ii) an

Acquisition Multiples Analysis based upon acquisitions of comparable companies over the previous three years, (iii) a Discounted Cash Flow Analysis, (iv) a Debt Capacity Analysis, and (v) for CAT and the Division, a Net Book Value Analysis. For ATSC, Ladenburg also reviewed the historical trading price and volume of the Ann Taylor Common Stock. In making its determination, however, Ladenburg reached the conclusion that certain approaches were more relevant, represented more direct comparability or provided a higher degree of certainty than others. Accordingly, Ladenburg weighted certain analyses more heavily than others. In determining the proper application of certain valuation multiples and discount rates, Ladenburg considered the qualitative aspects of the entity being valued, including its access to capital, customer and product concentration, ownership structure, management team, nature of customer relationship, market position and intensity of competition.


     For purposes of valuing CAT, the contractual obligation to pay the President of CAT an amount equal to 10% of the implied valuation for all of CAT is treated as a debt obligation as it is not an ordinary charge. Ladenburg therefore subtracted this amount from equity value in all its valuation analyses of CAT. The actual amount to be paid to the President of CAT as a result of the Proposed Sale is to be paid by ATSC pursuant to the terms of the Purchase Agreement and has not been disclosed to Ladenburg; however, ATSC stated in the offering memorandum for the TOPrS financing that it will assume the obligation to make payments to the President of CAT of approximately $2.0 million becoming due under his existing employment agreement with CAT as a result of the Proposed Sale. Therefore, Ladenburg has concluded that ATSC has assumed an additional liability of CAT of $2.0 million.


  Qualitative Considerations

     In addition to quantitative analyses discussed below, Ladenburg considered a number of qualitative factors related to CAT, the Division and Ann Taylor. Ladenburg did not apply weightings to any of these qualitative analyses. Among the qualitative factors relating to CAT and the Division, Ladenburg noted that
(i) the CAT Agreement with Ann Taylor prevents Cygne from transferring any or all of its shares of CAT to any third party without the consent of Ann Taylor and grants Ann Taylor the right to offer to buy all the shares of CAT owned by Cygne; (ii) if Cygne were forced to sell its interest in CAT under the CAT Buy-Sell Right, but retained the Division, it is likely that over time Ann Taylor would, consistent with its announced business strategy to bring its sourcing functions in-house, leverage the sourcing and contracting expertise of CAT and begin to bring in-house the sourcing of those products currently being supplied by the Division, which would lead to a significant deterioration of the Division's sales, diminish the Division's profits over time, and diminish the Division's present and future value; (iii) because both CAT and the Division generate all of their revenues from sales of products to Ann Taylor and the CAT Agreement does not obligate Ann Taylor to source products through CAT but prohibits CAT from sourcing products for any other person, if Ann Taylor were to shift all, or a substantial portion, of its orders to different suppliers, or if it were to bring such product sourcing in-house, the viability of CAT and/or the Division would be severely impaired; (iv) both CAT and the Division have historically operated at margins well below those of comparable companies; (v) both CAT and the Division are primarily designated sourcing operations with no manufacturing operations of their own and no manufacturing expertise, no proprietary technology and no brand name ownership rights; (vi) Cygne's liquidity constraints adversely affected the Division's ability to deliver goods on a timely basis; and (vii) since the Division has historically been an operation within Cygne and has not reported its financial information separately, its financial data has been derived based on certain assumptions and allocations rather than on actual operating information, which Ladenburg does not believe are necessarily indicative of the performance the Division may have achieved on a stand-alone basis. Ladenburg noted that the projected operating results for the Division were prepared based on the same assumptions and allocations and, therefore, are not necessarily indicative of the projected operating performance of the Division on a stand-alone basis.


     Among the qualitative factors relating to ATSC, Ladenburg noted that (i) ATSC experienced a significant decline in its operating results in fiscal year 1995 and the first half of 1996; (ii) the shares of Ann Taylor Common Stock to be issued to Cygne in connection with the Proposed Sale as consideration for CAT and the Division are subject to a lock-up provision which prevents Cygne from selling or transferring these shares for a period of time and limits their sale thereafter; (iii) at the time the Opinion was rendered, ATSC had experienced 14 consecutive months of comparable store sales declines; (iv) notwithstanding the decline in ATSC's operating results during fiscal year 1995, ATSC has on average over the past three years produced strong financial results compared to its competitors; (v) the Proposed Sale should provide significant operating efficiencies for ATSC, thereby improving its financial and strategic position by increasing its control over pre-production processes and production management in order to (a) shorten lead times, (b) improve merchandise quality and (c) reduce costs; (vi) the Proposed Sale provides a platform for ATSC to standardize its pre-production work for its other suppliers, which is expected to lead to greater consis-tency in merchandise production; (vii) the TOPrS financing significantly improved ATSC's financial position and liquidity; (viii) the market showed renewed confidence in ATSC and its new strategic plan by oversubscribing to the TOPrS financing; and (ix) ATSC is one of the strongest and best recognized brand names in specialty retailing with a reputation for better quality women's apparel, shoes and accessories.

Quantitative Analyses

  Valuation of the Ann Taylor Common Stock.


     Ladenburg evaluated the Ann Taylor Common Stock through the various methods described below. For the analysis based on historical numbers, Ladenburg used ATSC's historical operating results adjusted to reflect the Proposed Sale. The purpose of valuing ATSC's shares was to determine the consideration in the Proposed Sale. Since the portion of the consideration to be comprised of shares of Ann Taylor Common Stock will be issued only upon the successful completion of the Proposed Sale, Ladenburg believed it was appropriate to use the pro forma results because Cygne will receive shares of ATSC which will represent the combined operations of ATSC, CAT and the Division. Ladenburg assumed that Cygne would receive an aggregate of 2,500,000 shares of Ann Taylor Common Stock, based on the average of the high and low sale price of the Ann Taylor Common Stock for each day in the ten trading day period ending on the day prior to the date of the Opinion.

          (a) Historical and Projected Financial Performance. Ladenburg reviewed ATSC's historical financial performance for the three fiscal years ended February 3, 1996 and the fiscal quarters ended May 4, 1996 and August 3, 1996 and its projected performance, as provided by ATSC's management, for the four fiscal years ending January 31, 2000.

          (b) Historical Market Price Analysis. Ladenburg examined the closing market prices of the Ann Taylor Common Stock over the 90-day trading period prior to August 27, 1996 during which time the closing market price ranged from $12.00 to $23.25 and had an average high and low trading price of $14.15 per share for the ten trading days ending August 26, 1996, the day prior to the date of the Opinion.


          (c) Market Multiples Analysis. Ladenburg conducted a market multiples analysis for ATSC which determined the implied public market value based on the multiples of comparable public companies. Ladenburg derived results based upon the multiples of the following group of public companies which Ladenburg believes are comparable to ATSC: Cato Corporation; Dress Barn, Inc.; Gap, Inc.; Harold's Stores, Inc.; Intimate Brands, Inc.; Land's End, Inc.; The Limited, Inc.; Liz Claiborne, Inc.; and The Talbots, Inc. (the "AT Peer Group").

          Ladenburg derived the following median common stock trading multiples for the AT Peer Group: (i) earnings before interest, taxes, depreciation and amortization ("EBITDA"); (ii) operating income ("EBIT"); (iii) net income; (iv) projected net income; and (v) book value. EBITDA and EBIT multiples are based on total enterprise value divided by each financial measure, respectively. Enterprise value is defined as the market value of common stock (i.e., the total shares outstanding multiplied by the stock price per share), plus total debt, less cash and cash equivalents. The net income, projected net income and book value multiples are derived by dividing the market value of the Ann Taylor Common Stock or per share stock price by the appropriate financial item for the AT Peer Group. The equity valuations for ATSC based on EBITDA and EBIT were calculated by multiplying ATSC's EBITDA and EBIT by the median EBITDA and EBIT multiples for the AT Peer Group, then subtracting average borrowings to finance working capital needs and adding cash and cash equivalents. For the valuations based on net income, projected net income and book value, Ladenburg multiplied ATSC's net income, projected net income and book value by the median net income, projected net income and book value multiples, respectively, for the AT Peer Group to arrive at equity values. This range of equity values was divided by the total number of shares of Ann Taylor Common Stock outstanding, including those shares assumed to be issued to Cygne in the Proposed Sale, to derive a range of equity values per share. Ladenburg then applied a 10% discount to these per share equity values due to the restrictions on Cygne's ability to dispose of the AT Shares.


          The median market multiples for the AT Peer Group were as follows: (i) 9.9x as a multiple of EBITDA, (ii) 11.6x as a multiple of EBIT, (iii) 18.8x as a multiple of net income, (iv) 17.3x as a multiple of projected net income for fiscal year one, (v) 14.7x as a multiple of projected net income for fiscal year two, and (vi) 2.9x as a multiple of book value. The results of this analysis indicated a range of per share equity values of $3.57 to $34.06, the median of which was $11.25.

          (d) Acquisition Multiples Analysis. Ladenburg conducted an acquisition multiples analysis which was similar to the market multiples analysis but instead relied upon multiples from comparable merger and acquisition transactions in the women's retail apparel industry. For purposes of this analysis, the purchase price was equal to the amount paid for the target's equity and the transaction value was equal to the purchase price, plus the target's outstanding interest-bearing debt, less cash and cash equivalents. Ladenburg compared multiples from merger and acquisition transactions of the following target and acquiring companies, respectively: the acquisition of the retail operations of Petrie Stores Corp. by E.M. Warburg, Pincus & Co.; the acquisition of R.H. Macy & Co. Inc. by Federated Department Stores; the acquisition of the women's apparel division of the Luxottica Group SpA by Casual Corner Group, Inc.; the acquisition of A Pea in the Pod, Inc. by Mothers Work, Inc.; the acquisition of Neiman Marcus-Contempo Casuals by Wet Seal, Inc.; the acquisition of 35 stores of American Outfitters, Inc. by Forman Enterprises, Inc.; the acquisition of Broadway Stores by Federated Department Stores; the acquisition of US Shoe Corp by Casual Corner Group, Inc.; and the acquisition of Adrienne Vittadini, Inc. by Marisa Christina, Inc.


     The median multiples for the selected transactions were as follows: (i) 9.7x as a multiple of EBITDA, (ii) 19.6x as a multiple of EBIT, (iii) 40.6x as a multiple of net income, and (iv) 0.9x as a multiple of book value. The range of equity values was divided by the number of shares of Ann Taylor Common Stock outstanding, including those shares assumed to be issued to Cygne in the Proposed Sale, to derive equity value per share. Ladenburg then applied a 10% discount to these per share equity values due to the restrictions on Cygne's ability to dispose of the AT Shares. The range of implied equity values per share of Ann Taylor Common Stock was $10.78 to $12.51, the median of which was $11.22.


          (e) Debt Capacity Analysis. Ladenburg conducted a debt capacity analysis which derived an unleveraged equity value based on the amount a financial buyer could reasonably expect to pay for a company assuming the maximum amount of debt financing and equity to the extent leveraged buy-out returns of 35% to 40% could be obtained. The analysis determines equity values based on operating projections and general assumptions indicated by current market conditions. Ladenburg constructed capital structures that meet the current risk-return requirements of senior and subordinated lenders as well as private equity investors. Capital structures were derived by assuming a minimum EBITDA-to-interest coverage ratio of two times.


     Senior debt was limited to what could be reasonably collateralized by ATSC's assets, principally accounts receivable, inventory, real estate and fixed assets. Senior debt was assumed to be limited to the sum of (i) 75% of accounts receivable, (ii) 50% of the sum of inventory and letters of credit to purchase inventory, (iii) 70% of real estate and (iv) 50% of fixed assets. Ladenburg assumed an interest rate on the senior debt equal to prime plus 2.5%, or 10.75%, and an interest rate on the subordinated debt equal to 6.5% above the rate on the seven year treasury note, or 12.99%. The amount of subordinated debt was limited to maintain an EBITDA-to-interest coverage ratio of two times. Ladenburg assumed warrants to purchase common stock for a nominal purchase price would be granted to the purchasers of the subordinated debt to increase returns to these investors to the 20% to 25% range.

          The sum of the senior debt, subordinated debt and equity, less fees to consummate such a transaction, provided an implied debt capacity valuation for ATSC. The equity value was divided by the number of shares of Ann Taylor Common Stock outstanding, including those shares assumed to be issued to Cygne in the Proposed Sale, to derive equity value per share. Ladenburg then applied a 10% discount to this per share equity value due to the restrictions on Cygne's ability to dispose of the AT Shares. The implied equity value per share of the Ann Taylor Common Stock was $18.08.

          (f) Discounted Cash Flow Analysis. Ladenburg conducted a discounted cash flow analysis which derived equity values based on the present value of future net cash flows, less current total debt, plus current total cash. The cash flows were discounted using a range of discount rates based on the median of the weighted average cost of capital for the AT Peer Group. For purposes of this analysis, annual free cash flow equaled de-levered net income, plus depreciation and amortization, less capital expenditures, less the change in working capital. In the exit year, free cash flow also included proceeds from the sale of the business, which is typically assumed for valuation purposes as a more representative "terminal value" rather than using cash flows in perpetuity. The terminal value was determined by applying an exit multiple based on the median EBITAmultiple of comparable public companies. Ladenburg applied discount rates of 5.13% to 6.13% and exit multiples of 11.1x to 12.1x. The equity value was divided by the number of shares of Ann Taylor Common Stock outstanding, including those shares assumed to be issued to Cygne in the Proposed Sale and the shares of Ann Taylor Common Stock issuable upon conversion of the TOPrS, as the valuation per share represented a substantial premium to the conversion price, to derive equity value per share. Accordingly, the face amount of the TOPrS was excluded from total debt in this valuation approach. Ladenburg applied a 10% discount to the per share equity values due to the restrictions on Cygne's ability to dispose of the AT Shares. The equity value per share ranged from $36.19 to $41.03, the median of which was $38.57.


  Valuation of CAT and the Division.

     Ladenburg evaluated CAT and the Division, through various methods described below, to derive implied aggregate equity values for the sum of 60% of the value of CAT, representing Cygne's ownership interest in CAT, and 100% of the value of the Division.


          (a) Historical and Projected Financial Performance. Ladenburg reviewed CAT's historical financial performance for each of the three fiscal years in the three-year period ended February 3, 1996 and the fiscal quarters ended May 4, 1996 and August 3, 1996 and its projected performance, as provided by management, for each of the four fiscal years in the four-year period ending January 29, 2000. Ladenburg also reviewed the Division's historical financial performance for the two fiscal years ended February 3, 1996 and the fiscal quarters ended May 4, 1996 and August 3, 1996 and its projected performance, as provided by management, for each of the four fiscal years in the four-year period ending January 29, 2000.


          (b) Market Multiples Analysis. Ladenburg conducted a market multiples analysis for CAT and the Division using similar methodology as the market multiples analysis performed for ATSC. For purposes of its analysis, Ladenburg selected the following public companies which it believes are comparable: Chic By H.I.S., Inc.; Donnkenny, Inc.; Howard B. Wolf, Inc.; Intimate Brands, Inc.; Kellwood Company; Norton McNaughton, Inc.; Salant Corporation; Tarrant Apparel Group; V.F. Corporation; and Warnaco Group, Inc. (the "Ann Taylor Operations Peer Group"). Ladenburg excluded certain other apparel manufacturers with strong brand names because Ladenburg found these to be not comparable to CAT and the Division, which have no meaningful brand name.

     Ladenburg derived the following median common stock trading multiples for the Ann Taylor Operations Peer Group: (i) EBITDA; (ii) operating income
     (EBIT); (iii) net income; (iv) projected net income; and (v) book value multiples. Ladenburg applied a 20% discount to the median Ann Taylor Operations Peer Group multiples to account for the qualitative and quantitative difference between CAT and the Division and the Ann Taylor Operations Peer Group. The reasons for this discount include, but are not limited to: (i) the CAT Buy-Sell Right restriction on Cygne's interest in CAT, (ii) the low value-added nature of the businesses, (iii) ATSC representing the sole customer for CAT and the Division's products, (iv) significantly below average operating margins, and (v) liquidity constraints faced by the Division.


     Equity valuations based on EBITDA and EBIT were calculated by multiplying each of CAT's and the Division's EBITDA and EBIT by the discounted median EBITDA and EBIT multiples for the Ann Taylor Operations Peer Group, then subtracting average borrowings to finance working capital needs and adding cash and cash equivalents. For valuations based on net income, projected net income and book value, Ladenburg multiplied CAT and the Division's values by the appropriate discounted median multiples for the Ann Taylor Operations Peer Group to arrive at equity value. The range of equity values for CAT was reduced by $2.0 million, representing the estimated cost of satisfying the contractual obligation to the President of CAT. Ladenburg multiplied the resulting range by 60%, representing Cygne's ownership of CAT, and added it to the range of values for the Division.

     The median market multiples for the Ann Taylor Operations Peer Group were as follows: (i) 7.7x as a multiple of EBITDA, (ii) 9.5x as a multiple of EBIT, (iii) 17.3x as a multiple of net income, (iv) 12.7x as a multiple of projected earnings for fiscal year one, (v) 9.7x as a multiple of projected earnings for fiscal year two, and (vi) 1.3x as a multiple of book value. The result of this analysis indicated a range of combined equity values for 60% of CAT and 100% of the Division from $14.2 million to $51.7 million, the median of which was $46.2 million.


          (c) Acquisition Multiples Analysis. Ladenburg conducted an acquisition multiples analysis using similar methodology as the acquisition multiples analysis performed for ATSC. Ladenburg compared multiples from merger and acquisition transactions of the following target and acquiring companies, respectively: the acquisition of New Retail Concepts, Inc. by Stanrob Associates; the acquisition of Classic Golf of America by the Ben Hogan Company; the acquisition of Panda Group by Orbit International; the acquisition of the Evan-Picone division of Crystal Brands, Inc. by Jones Investment Company, Inc.; the acquisition of Salem

     Sportswear Corp. by Fruit of the Loom, Inc.; the acquisition of Nutmeg Industries, Inc. by V.F. Corporation; the acquisition of the hosiery units of Hartstone Group Plc by Courtaulds Textiles Plc; and the acquisition of Magellan Industries by Claremont Garments (Holdings) Plc. Ladenburg applied a 20% discount to the median acquisition multiples to account for the qualitative and quantitative difference between CAT and the Division and the comparable companies, as noted above. The range of equity values for CAT was reduced by $2.0 million, representing the estimated cost of satisfying the contractual obligation to the President of CAT. Ladenburg multiplied the resulting range by 60%, representing Cygne's ownership of CAT, and added it to the range of values for the Division.

     The median multiples for the selected transactions were as follows: (i) 6.3x as a multiple of EBITDA, (ii) 11.2x as a multiple of EBIT, (iii) 22.5x as a multiple of net income, and (iv) 2.9x as a multiple of book value. This analysis indicated a range of combined equity values for 60% of CAT and 100% of the Division from $33.9 million to $64.6 million, the median of which was $49.3 million.

          (d) Debt Capacity Analysis. Ladenburg conducted a debt capacity analysis using similar methodology as the debt capacity analysis performed for ATSC. For CAT and the Division, senior debt to finance an acquisition was limited by the seasonal working capital needs of the entities. Because these entities must have sufficient cash or availability under a revolving line of credit to finance their peak working capital needs, no senior debt was available to CAT or the Division to finance a financial buyer's purchase of the entities. Furthermore, based on management's projections, CAT and the Division would be required to raise working capital from subordinated debt to finance seasonal working capital needs in excess of availability under the revolving line of credit. The equity value for CAT was reduced by $2.0 million, representing the estimated cost of satisfying the contractual obligation to the President of CAT. Ladenburg multiplied the resulting value by 60%, representing Cygne's ownership of CAT, and added it to the value for the Division. This analysis indicated a combined equity value for 60% of CAT and 100% of the Division of $38.4 million.

          (e) Discounted Cash Flow Analysis. Ladenburg conducted a discounted cash flow analysis using similar methodology as the discounted cash flow analysis performed for ATSC. The cash flows were discounted using a range of discount rates based on the median of the weighted average cost of capital for the Ann Taylor Operations Peer Group. These discount rates were increased over the median weighted average cost of capital for the Ann Taylor Operations Peer Group by dividing the median by 80%, representing the excess of 100% over 20%. This approach was taken to account for the qualitative and quantitative difference between CAT and the Division and the Ann Taylor Operations Peer Group, as noted above. The terminal value was determined by applying an exit multiple based on the median EBITDA multiple of the Ann Taylor Operations Peer Group discounted by 20% for the reasons noted above. Ladenburg applied discount rates of 8.51% to 9.51% and exit multiples of 5.6x to 6.6x. The range of equity values for CAT was reduced by $2.0 million, representing the estimated cost of satisfying the contractual obligation to the President of CAT. Ladenburg multiplied the resulting range by 60%, representing Cygne's ownership of CAT, and added it to the range of values for the Division. This analysis indicated a range of combined equity values for 60% of CAT and 100% of the Division from $71.0 million to $80.5 million, the median of which was $75.8 million.

          (f) Net Book Value Analysis. Ladenburg analyzed the net book value of the assets of CAT and the Division. For each of CAT and the Division, Ladenburg took the total assets and subtracted the total liabilities based on projected August 31, 1996 balance sheets. The equity value for CAT was reduced by $2.0 million, representing the estimated cost of satisfying the contractual obligation to the President of CAT. Ladenburg multiplied the resulting value by 60%, representing Cygne's ownership of CAT, and added it to the value for the Division. This analysis indicated a combined equity value for 60% of CAT and 100% of the Division of $21.0 million.


Valuation Weightings

     In reaching its Opinion, Ladenburg ascribed different weightings to the different valuation analyses for each entity based upon both the degree of relevance of the approach and the degree of reliability inherent to the underlying numbers upon which the valuation analysis relies.

     CAT and the Division. In valuing CAT and the Division, the Debt Capacity Analysis and the Net Book Value Analysis were given the lowest weightings of 15% and 5%, respectively. Ladenburg believes the Debt Capacity Analysis applies an inappropriate capital structure to companies with a heavy reliance upon letters of credit and seasonal working capital needs, which Ladenburg believes are most appropriately capitalized with a high percentage of equity and excess borrowing capacity of at least 20% of a company's borrowing base at the time of peak working capital requirements. In addition, the Debt Capacity Analysis also relies heavily upon the ability of a company to provide equity investors with returns of 35% to 40% based upon projected financial results of the company. Ladenburg believes the projections developed for the Division to be uncertain, because they are based on historical information which has been derived based on certain assumptions and allocations rather than on actual operating information, as noted in the qualitative considerations discussed above. More importantly, Ladenburg does not believe that a potential equity investor could be easily persuaded to base his or her return assumptions upon the projections for either CAT or the Division in light of their historical operating performance and certain other qualitative considerations noted earlier.

     Ladenburg found the Net Book Value Analysis to be less relevant than other approaches as it represents CAT's and the Division's financial condition at a point in time. Due to the seasonal nature of their businesses, this value varies during the course of the year. Furthermore, the Net Book Value Analysis may be affected by many factors other than a company's historical earnings and is not reflective of its future earnings potential. Ladenburg believes that ongoing businesses are more appropriately valued based upon their historical and potential earnings and cash flow characteristics.

     Ladenburg placed a 20% weighting upon the Discounted Cash Flow Analysis. This approach relies entirely upon a company's ability to generate earnings and cash flow in the future. In general, Ladenburg believes valuation analyses that rely upon projections to be less accurate and less dependable techniques than those that rely upon historical financial information, as there can be no assurance that a company will meet its projected level of performance.

     Ladenburg placed a 30% weighting upon the Market Multiples Analysis. Ladenburg believes this approach is more reliable because it is based primarily upon historical operating results and the median valuation by the public markets of a number of comparable publicly-traded companies. In addition, this analysis includes a broad cross-section of comparable companies and, therefore, is more indicative of the aggregate market value of such apparel companies. Additionally, a broader sampling population provides a lower statistical margin of error.

     As the Proposed Sale represents an acquisition, Ladenburg also placed a 30% weighting on the Acquisition Multiples Analysis because it is based primarily upon historical operating data and acquisitions. Ladenburg believes that although this analysis could be considered the most relevant analysis because it is based on actual acquisitions, it is not weighted more heavily than the Market Multiples Analysis because the universe of comparable transactions does not represent as broad a cross section of companies as available in that analysis and the information for these acquisitions is not readily available.


     These weightings generated a weighted average range of combined equity values for 60% of CAT and 100% of the Division from $35.4 million to $57.8 million, with a weighted average median of $50.6 million.

     ATSC. As noted above, Ladenburg believed analyses based on historical operating performance to be a more meaningful indicator of value than those based on projections. Thus, Ladenburg weighted the valuation analyses for ATSC based on historical financial data more heavily than those based on projections. Ladenburg applied weightings to the ATSC valuations as follows: the Market Multiples Analysis at 30%, the Acquisition Multiples Analysis at 30%, the Discounted Cash Flow Analysis at 20%, and the Debt Capacity Analysis at 20%. Ladenburg did not perform a Net Book Value Analysis because it was viewed as a poor indicator of ATSC's value due to the seasonal nature of ATSC's business and because it does not accurately reflect the market value of ATSC's brand name, real estate or lease holdings. These weightings generated a weighted average range of per share equity values for ATSC from $15.16 to $25.79, with a weighted average median of $18.07.


Determination of Consideration


     For purposes of Ladenburg's analysis the consideration to be paid to Cygne in the Proposed Sale consists of (i) the AT Shares, (ii) cash equal to (a) the Adjusted Net Book Value (as defined in the Purchase Agreement) of the inventory of the Division and (b) the lesser of (1) the Net Fixed Asset Value (as defined in the Purchase Agreement) of the Division and (2) $2,646,000, (iii) the payment of all accounts receivable for finished goods delivered to and accepted by Ann Taylor and (iv) the forgiveness by ATSC of the inventory advance it had previously made to the Division. Ladenburg calculated a value of $32.3 million for the 2,500,000 shares of Ann Taylor Common Stock assumed to be issued under the Purchase Agreement (based on the average of the high and low sale price in each of the ten trading days ending the day prior to the date of the Opinion) by multiplying such number of shares by $12.94, which was the closing price of the stock on August 26, 1996, the day preceding the delivery of the Opinion, discounted by 10%. Ladenburg used the market price because it was below the range of per share equity values it had calculated for ATSC. Ladenburg calculated a net book value of $2.2 million for the Division by taking its inventories and net fixed assets and subtracting its liabilities based on the projected August 31, 1996 balance sheet. The sum of the components of the consideration to be received by Cygne generated a total consideration of $55.5 million.


Comparison of the Consideration to the Values of CAT and the Division


     Ladenburg concluded that the consideration to be received by the Company in the Proposed Sale is fair, from a financial point of view, to the stockholders of Cygne, as of August 27, 1996, based on, among other things, the fact that the total consideration falls within the range of values for 60% of CAT and 100% of the Division.


Limitations of Analyses


     Although each analysis employed by Ladenburg in rendering its Opinion is summarized above, the above summary does not purport to be a complete description of Ladenburg's analyses and contains those aspects of the Ladenburg's analyses deemed most relevant. In its analyses, Ladenburg made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, based on, among other things, information provided to (and relied upon by) Ladenburg by Cygne and ATSC, many of which are beyond the control of Cygne and ATSC or Ladenburg. Any estimates contained in Ladenburg's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Additionally, estimates of the value of businesses do not purport to be appraisals or necessarily to reflect the prices at which businesses actually may be sold. Because such estimates are inherently subject to uncertainty since the assumptions upon which such estimates are based may not materialize, neither Cygne, Ladenburg nor any other person assumes responsibility for the accuracy of such estimates. Ladenburg's analysis does not reflect, among other things, changes since the date of the Opinion for CAT's, the Division's or ATSC's respective businesses or prospects, changes in general business and economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such materials were prepared.


     Ladenburg is an internationally recognized investment banking firm which, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, merchant banking, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Board selected Ladenburg on the basis of the firm's expertise and reputation.

     Ladenburg has been engaged to render this Opinion and the opinion regarding fair value in connection with the Proposed Sale and Ladenburg has received a fee in connection therewith of $300,000. In addition, Cygne agreed to reimburse Ladenburg for its related expenses. Cygne also agreed, in a separate letter agreement, to indemnify Ladenburg, its affiliates and each of their respective directors, officers, agents, consultants and employees and each person, if any, controlling Ladenburg or any of its affiliates against certain liabilities, including liabilities under Federal securities laws. In the ordinary course of its business Ladenburg may trade the securities of the Company or ATSC for its own account and for the account of its customers, and may at any time hold a long or short position in such securities. Ladenburg has rendered financial advisory services in the past to Cygne for which it received customary compensation.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED SALE IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED SALE AND RECOMMENDS TO THE COMPANY'S STOCKHOLDERS THAT THEY VOTE FOR THE APPROVAL OF THE PROPOSED SALE.

     In reaching its conclusion, the Board of Directors considered a number of factors, including the following:

          (i) information concerning the financial performance, business operations and prospects of the Ann Taylor Operations;

          (ii) Ann Taylor's stated intent to reduce its reliance upon outside design, merchandising and sourcing services and the likely effect of such reduction on the financial performance and prospects of the Ann Taylor Operations;


          (iii) the terms of the CAT Agreement, which permits either Ann Taylor or Cygne to purchase the other party's interest in CAT at any time upon six months' prior notice, Ann Taylor's indication that it was considering exercising its right to purchase Cygne's interest and Ann Taylor's ability thereafter to leverage the sourcing and contracting expertise of CAT and begin to bring in-house the sourcing of those products currently being supplied by the Division;


          (iv) the Company's future prospects, including the continued liquidity pressures which would be faced by the Company absent consummation of the Proposed Sale;

          (v) the proposed structure and terms of the Proposed Sale as reflected in the Purchase Agreement;


          (vi) the opinion of Ladenburg to the Board that, subject to the matters set forth therein, the consideration to be received by the Company pursuant to the Proposed Sale is fair, from a financial point of view, to the Company's stockholders;


          (vii) the opinion of Ladenburg to the Board, dated May 17, 1996, that the consideration to be received by Cygne in the Proposed Sale represents reasonable equivalent value and fair consideration for the Ann Taylor Operations; and

          (viii) the effect of the Proposed Sale on the stockholders of the Company and the possible negative impact on the market price of the Cygne Common Stock.

The Board of Directors did not assign relative weights to the factors discussed above.

Interests of Certain Persons in the Proposed Sale

     In considering the recommendation of the Cygne Board of Directors with respect to the Proposed Sale, stockholders should be aware that on the Closing Date the Company will enter into two 3-year consulting agreements with Ann Taylor for the services of Mr. Bernard Manuel, the Company's Chairman of the Board and Chief Executive Officer, and Mr. Irving Benson, the Company's President and a director, to facilitate the integration of CAT and the Division into Ann Taylor's operations. These agreements, which provide for an annual fee of $225,000 for the services of each of Messrs. Benson and Manuel, will automatically be assigned to the consultant if his employment with the Company is terminated for any reason. See "The Purchase Agreement--Consulting Agreements."


     In addition, Messrs. Benson and Manuel and their respective spouses have pledged all their shares of Cygne Common Stock to the HS Bank the Company's senior lender, to secure the obligations of the Company to the HS Bank. On the Closing Date, the AT Shares will be pledged to the HS Bank, and the pledge of shares of Cygne Common Stock by Messrs. Benson and Manuel and their respective spouses will be released upon satisfaction of certain other conditions. See "Additional Information About the Company--Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


     The consummation of the Proposed Sale will constitute a "change in control of the Company" for purposes of employment agreements with the Company's executive officers and the Company's stock option plans. As a result, if the Company fails to renew the employment agreement of any executive officer for a period of two years following the Closing of the Proposed Sale, such executive will be entitled to certain specified severance payments. In addition, all options will become immediately exercisable upon consummation of the Proposed Sale. See "Additional Information About the Company--Executive Compensation."

Use of Proceeds; Effect on the Company's Stockholders

     The Proposed Sale will not result in any changes in the rights of the Company's stockholders. As described elsewhere in this Proxy Statement, the Company is required to pledge substantially all of its assets, including the AT Shares to be received at the closing of the Proposed Sale, to the HS Bank in connection with its credit facility. It is anticipated that a portion of the AT Shares will be liquidated by the Company within four months of the Closing Date in order to pay down amounts borrowed under the Company's credit facility with the HS Bank and the Company's trade credit facilities. Cygne will be subject to certain restrictions on the timing of sales and the number of AT Shares which can be sold at any one time. See "The Purchase Agreement--Stockholders Agreement." The market prices for securities of apparel retailers, including ATSC, have been volatile. Factors such as announcements by ATSC of variations in its monthly sales, quarterly financial results and changes in the apparel retail industry and general market and economic conditions, among other things, could cause the market price of the Ann Taylor Common Stock to fluctuate significantly. Because of the limitations on the Company's ability to sell the AT Shares, there can be no assurance that the Company will receive $36 million upon disposition of the AT Shares.

Regulatory Approvals

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission ("FTC"), the Proposed Sale may not be consummated until notification has been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and a waiting period has expired or been terminated. Pursuant to the HSR Act, notification and report forms were filed on behalf of the Company and Ann Taylor with the FTC and the Antitrust Division on June 26, 1996. On July 8, 1996, the Federal Trade Commission granted early termination of the waiting period required by the HSR Act.

     At any time before or after the consummation of the Proposed Sale, and notwithstanding the expiration of the waiting period under the HSR Act, federal and state antitrust and other governmental authorities may take such action under the antitrust laws as they deem necessary or desirable in the public interest. Such action might include seeking to enjoin the consummation of the Proposed Sale or requiring the divestiture by Ann Taylor of all or part of the assets acquired by Ann Taylor pursuant to the Proposed Sale. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

Accounting Treatment


     The Proposed Sale will be accounted for as a sale of certain assets and a transfer of certain liabilities. Upon the consummation of the Proposed Sale, the excess of the sum of the purchase price received by the Company and the liabilities assumed by Ann Taylor over the book value of the assets sold will be recognized as a gain on the Company's books. See "Pro Forma Financial Information."


Certain Federal Income Tax Consequences


     The Proposed Sale will not have any Federal income tax consequences to the Company's stockholders. The Company will recognize a gain on the sale of the Division equal to the excess of the purchase price received by the Company and the liabilities assumed by Ann Taylor over the book value of the assets sold. The Company will recognize a gain on the sale of CAT equal to the excess of the purchase price received over its basis in the CAT Stock.


                             THE PURCHASE AGREEMENT

     The following is a description of the material elements of the Purchase Agreement. This description is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached as Appendix
I. Terms which are not otherwise defined in this summary or elsewhere in this Proxy Statement shall have the meaning set forth in the Purchase Agreement. All stockholders are urged to read the Purchase Agreement in its entirety.

Purchase Price


     Upon the terms and subject to the conditions of the Purchase Agreement, ATSC and Ann Taylor will deliver to the Company, on the Closing Date, (i) the Stock Consideration, consisting of a number of validly issued, fully paid and nonassessable unregistered shares of Ann Taylor Common Stock equal to the quotient obtained by dividing (a) $36.0 million by (b) the average of the high and low sale prices of the Ann Taylor Common Stock for the ten trading day period ending on the trading day immediately prior to the Closing Date; provided, however, that the number of shares of Ann Taylor Common Stock to be issued to the Company shall not exceed 2.5 million shares, unless (x) the Cap is triggered and (y) the aggregate value, based on the Average Trading Price, of
2.5 million shares of Ann Taylor Common Stock is less than $32.5 million, in which event ATSC shall issue as the Stock Consideration the number of shares of Ann Taylor Common Stock, rounded to the nearest whole share, equal to the quotient obtained by dividing (A) $32.5 million by (B) the Average Trading Price of the Ann Taylor Common Stock, up to a maximum of 3 million shares, except that Ann Taylor may elect to pay in cash, based on the Average Trading Price, that portion of the Stock

Consideration, if any, in excess of 2.5 million shares of Ann Taylor Common Stock (the shares of Ann Taylor Common Stock received by Cygne being referred to as the "AT Shares"), (ii) a dollar amount in cash equal to the Adjusted Net Book Value of the Inventory of the Division (the "Inventory Consideration"), (iii) a dollar amount in cash equal to the lesser of (a) the net book value of the leasehold improvements, furniture, fixtures and equipment that are used by the Division and are located at the NY Facility and the Florence Facility and (b) $2,646,000 (the "Fixed Asset Consideration"). The "Adjusted Net Book Value" is equal to the tangible net book value of the Inventory of the Division, less (i) the $7,895,000 of advances made by Ann Taylor to the Company which are being forgiven, (ii) the obligations under the capital and certain other leases relating to the assets of the Division being acquired and (iii) the accounts payable associated with the Inventory of the Division.

     At the Closing, Ann Taylor will deliver to Cygne, among other things, (i) one or more stock certificates representing the AT Shares, and (ii) cash, by wire transfer of immediately available funds in an amount equal to the sum of
(a) 80% of the estimated Inventory Consideration (the "Initial Payment Amount"),
(b) the Fixed Asset Consideration, (c) all undisputed accounts receivable from Ann Taylor and CAT for finished goods that have been received, quality checked and accepted, (d) the deposits on the portion of the NY Facility which Ann Taylor will sublease and (e) the portion of the Stock Consideration, if any, that Ann Taylor elects to pay in cash. In addition, Ann Taylor will deliver to a bank account in Ann Taylor's name the remaining 20% of the estimated Inventory Consideration, which amount will be pledged to Cygne to secure Ann Taylor's obligation to make a post-closing payment under certain circumstances.


     Beginning two (2) days prior to the Closing Date, Cygne and Ann Taylor will jointly conduct a physical count of all Inventory as of the Closing Date. As promptly as practicable thereafter, but in no event more than thirty (30) days following the Closing Date, Cygne will prepare and deliver to Ann Taylor a reasonably detailed statement setting forth the Adjusted Net Book Value of the Inventory (the "Seller Statement"). Ann Taylor will have thirty (30) days after its receipt of the Seller Statement to object to the Seller Statement, including an objection to items included by Cygne in the Inventory that, in Ann Taylor's good faith determination, were not properly included as Inventory. If Ann Taylor does not timely object, the Seller Statement will become final and binding on Cygne and Ann Taylor (the "Closing Date Statement"). If Ann Taylor timely objects, Cygne and Ann Taylor and their respective independent accountants will negotiate in good faith and use reasonable best efforts to resolve any disputes. If a resolution is reached, such resolution will be final and binding on the parties, the Adjusted Net Book Value of the Inventory will be set forth in a mutually acceptable statement and such statement will be the Closing Date Statement. If a final resolution is not reached within fifteen (15) days after Ann Taylor has submitted its statement of objection, any remaining disputes will be resolved by a third firm of independent accountants (the "Reviewing Accountants") selected jointly by the parties' independent accounting firms. The Reviewing Accountants will be instructed to resolve any matters in dispute as promptly as practicable, but in no event more than thirty (30) days, and to set forth their resolution in a statement setting forth the Adjusted Net Book Value of the Inventory (the "Accountant Statement"). In such event, the determination of the Reviewing Accountants shall be final and binding on Cygne and Ann Taylor and the Accountant Statement shall be the Closing Date Statement. Cygne and Ann Taylor will each pay one-half of the fees and expenses of the Reviewing Accountants. The Closing Date Statement will be prepared in accordance with GAAP applied in a manner consistent with the combined financial statements of CAT and the Division included elsewhere herein, except that Inventory will be valued at cost, not the lower of cost or market, and the Inventory, regardless of condition, will be valued as follows: (i) raw materials will be valued at cost, including, without limitation, to the extent actually incurred: FOB or CF purchase price, as the case may be; inspection costs; re-dyeing and/or refinishing charges; duty; freight and brokerage charges; fabric commission; insurance; and storage charges; provided, however, that such valuation applies only to raw materials available to Ann Taylor (i.e., excludes shrinkage); and
(ii) work-in-progress will include (A) raw material costs as determined above; and (B) making charges to the extent such charges have been paid by Cygne. Notwithstanding the foregoing, finished goods rejected or canceled by Ann Taylor prior to the Closing Date will not be included in the Assets and such finished goods will remain in Cygne's possession. If the Adjusted Net Book Value set forth in the Closing Date Statement exceeds the Initial Payment Amount, Ann Taylor will pay the difference to Cygne, first through the distribution of the Pledged Amount (together with interest thereon), and thereafter from its general corporate funds, together with interest of 8% per annum thereon. If the Adjusted Net Book Value set forth in the Closing Date Statement is less than the Initial Payment Amount, Cygne will pay the difference to Ann Taylor in immediately available funds, plus interest on such amount from the Closing Date to the date of payment at the rate of 8% per annum. In such event, Ann Taylor will retain the Pledged Amount and all interest earned thereon.

Acquired Assets And Assumed Liabilities


     Upon the terms and subject to the conditions of the Purchase Agreement, at the Closing, the Company will sell, transfer, assign and deliver to Ann Taylor
(i) all of the Company's right, title and interest in and to the shares of CAT US owned by the Company (the "CAT US Shares"), free and clear of all liens, encumbrances, security interests, mortgages, pledges, claims, options or restrictions of any kind, other than restrictions on transfer imposed under federal and state securities laws (collectively, "Liens"); (ii) the following items of inventory (the "Inventory"): (a) fabric and trim owned by the Company for use by the Division in the production of merchandise for Ann Taylor ("Division Fabric and Trim") as of February 3, 1996 and identified on an annex to the Purchase Agreement; (b) Division Fabric and Trim purchased since February 3, 1996 pursuant to written commitments or purchase orders issued by Ann Taylor to the extent not used as of the Closing Date in the production of merchandise for Ann Taylor and (c) work-in-progress owned by the Company for use by the Division in the production of merchandise for Ann Taylor pursuant to purchase orders issued by Ann Taylor; (iii) the capital leases and other agreements relating to certain of the Company's equipment identified on an annex to the Purchase Agreement ("Capital Leases") and other contracts, personal property leases and other commitments to which the Company is a party to the extent they relate to the business of the Division and which are identified on an annex to the Purchase Agreement (collectively with the Capital Leases, the "Contracts");
(iv) the Company's or its affiliate's rights as tenant with respect to the fifth, sixth and nineteenth floors of the Company's facility located at 1372 Broadway, New York City, New York (the "NY Facility"); (v) all leasehold improvements, furniture, fixtures and equipment owned by the Company or subject to a Capital Lease relating to and used exclusively or primarily in the business of the Division at the Closing and which are located at the NY Facility or the Company's facility in Florence, Italy (the "Florence Facility"), including those listed on an annex to the Purchase Agreement; (vi) all licenses, permits, registrations, renewals thereof and applications therefor, variances, exemptions, orders, approvals and authorizations issued by any governmental, regulatory or administrative agency or authority (domestic or foreign), held by the Company or any affiliate of the Company of or relating to the business of the Division, including all quota allocations for the export of goods to the United States and elsewhere, necessary or desirable for the lawful conduct of the business of the Division, to the extent transferable under applicable law;
(vii) all purchase orders, bills of lading, trust receipts, warehouse receipts and other documents of title of whatever kind and description relating to the Inventory; (viii) all rights under insurance policies covering Inventory in transit and all rights and claims under insurance policies for damage to any Assets (as defined below) to the extent not repaired or replaced prior to the Closing; (ix) all goodwill, intellectual property rights, patents, trademarks, service marks, copyrights (including all copyrights in computer software and databases), licenses and applications therefor (if any), know-how, processes, methods, techniques, formulae, designs, drawings, patterns, trade secrets, proprietary information, sketches, technical information, computer software, databases and other proprietary or confidential information of or relating to the business of the Division and all rights in any licenses to or from any third party of or for the foregoing (collectively, the "Intellectual Property"), it being understood, however, that the rights to the Intellectual Property shall be non-exclusive unless such Intellectual Property relates solely to the business of the Division and the Company's rights therein are exclusive; (x) all intangible assets of or relating to the business of the Division, including claims against third parties; and (xi) all books and records (including all computerized records and storage media and associated software) relating solely to the business of the Division and, to the extent practicable, those portions of the Company's other books and records that relate to the business of the Division (collectively, "Books and Records"), including, without limitation, all Books and Records relating to the employees of, and the purchase of materials, supplies and services for, the business of the Division, but not including the tax returns, general ledger or corporate minute books and capital stock books of the Company (together with the items listed in clauses (ii)--(x) above, the "Assets").


     In addition, upon the terms and subject to the conditions of the Purchase Agreement, at the Closing, CGFE shall sell, convey, assign, transfer and deliver to Ann Taylor, and Ann Taylor shall purchase, acquire and accept from CGFE, all right, title and interest in and to the Shares of CAT Far East owned by CGFE (the "CAT Far East Shares" and, together with the CAT US Shares, the "CAT Shares"), free and clear of all Liens.

     At the Closing, Ann Taylor will (i), subject to the consent of the landlord thereunder, sublease, or enter into new leases with respect to, the fifth, sixth and nineteenth floors of the NY Facility; (ii) assume Cygne's obligations under the Contracts, and (iii) assume all outstanding accounts payable relating to the Inventory. In addition, at the Closing Ann Taylor will provide substitute letters of credit or provide an alternative form of financial support in respect of letters of credit posted by Cygne (i) for raw materials and making charges related to fabric and work-in-progress included in the Assets and (ii) to secure the Company's and its affiliates' obligations under the lease relating to the NY Facility.

The Closing

     It is anticipated that the closing (the "Closing") of the transactions contemplated by the Purchase Agreement will take place on the first business day following the Annual Meeting or if the conditions to closing set forth in the Purchase Agreement shall not have been satisfied or waived by such date, as soon as practicable after such conditions shall have been satisfied or waived.

Representations And Warranties


     In the Purchase Agreement, each of the parties has made various representations and warranties. In addition, a condition to closing under the Purchase Agreement is that each of Ann Taylor's and the Company's representations and warranties in the Purchase Agreement (i) that are qualified as to materiality shall be true and correct in all respects as of the Closing Date and (ii) that are not qualified as to materiality shall be true and correct in all material respects as of the Closing Date. See "--Conditions to Closing." The representations and warranties survive for a period following the Closing. See "--Survival and Indemnification."


Conduct of Business of CAT, the Division and Ann Taylor Prior to Closing


     The Purchase Agreement contains certain covenants and agreements of the parties including the Company's agreement, among other things, to conduct the business of the Division and to cause CAT to conduct the business of CAT in the ordinary course consistent with past practice and use its reasonable best efforts to preserve their respective current relationships with suppliers, contract manufacturers, factories and others having business dealings with them. The Company agreed that, without the prior written consent of Ann Taylor, with respect to the Division, it shall not, and shall cause CAT not to, (i) incur any liabilities, obligations or indebtedness of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business and consistent with past practice, none of which shall exceed, except in connection with the manufacture of women's apparel for Ann Taylor pursuant to purchase orders and/or written fabric commitments provided by Ann Taylor (as to which there shall not be any such dollar limitation), $50,000 (counting liabilities or obligations arising from one transaction or a series of related transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability); (ii) permit, allow or suffer any of the Assets or any assets of CAT, as the case may be, to be subjected to any Lien, restriction or charge of any kind, other than Permitted Liens and Liens in favor of the HS Bank, Mitsubishi Corporation and Mitsubishi International Corporation existing on the date of the Purchase Agreement; (iii) fail to maintain the properties, machinery and equipment of CAT or the Division, as the case may be, in good operating condition and repair (ordinary wear and tear excepted); (iv) fail to maintain all required policies of insurance listed on an annex to the Purchase Agreement and all policies of insurance relating to CAT, as the case may be, in full force and effect, at least at such levels as in effect on June 7, 1996, through and including the Closing Date, or take, or fail to take, any action that would enable the insurers under such policies to avoid liability for claims arising out of occurrences prior to the Closing; (v) revise, amend or enter into any employment agreement or arrangement or pay any bonus or increase the rate of compensation of, or pay or agree to pay any benefit to, including, without limitation, severance benefits, any CAT Employee or any employee of the Division whom Ann Taylor has indicated in writing it intends to offer employment, as the case may be, except as may be required by any employee benefit plan, arrangement or agreement that is maintained at any time during the five calendar years preceding June 7, 1996 (a "Plan") or by applicable law; provided, however, that the Company may implement planned annual increases in the rates of compensation in the ordinary course of business consistent with past practice, provided that such increases are disclosed to Ann Taylor prior to becoming effective; (vi) enter into, adopt or amend any Plan, except as may be required by applicable law; (vii) sell any inventory other than to Ann Taylor in the ordinary course of business or inventory rejected by Ann Taylor in the ordinary course of business, or sell, lease, transfer or otherwise dispose of any other Asset or any asset of CAT, as the case may be, other than in the ordinary course of business; (viii) acquire or agree to acquire on behalf of CAT or the Division, as the case may be, any assets which are material, individually or in the aggregate, to CAT or the Division, as the case may be, other than fabric and other apparel components necessary to manufacture women's apparel pursuant to purchase orders issued by Ann Taylor; (ix) modify, amend or terminate certain leases or contracts or enter into any other similar contract, agreement or commitment by which CAT or the Division, as the case may be, or any Asset or any asset of CAT, as the case may be, may be bound, other than purchase and sale orders entered into in connection with the manufacture of women's apparel for Ann Taylor pursuant to purchase orders issued by Ann Taylor;
(x) fail to maintain (a) the accounts and Books and Records of the Division and
(b) the accounts and books and records of CAT, as the case may be, in the usual, regular and ordinary manner on a basis consistently applied; (xi) terminate, discontinue, close or dispose of any facility or business operation of CAT or the Division, as the case may be; (xii) make any capital expenditure or any commitment for capital expenditures with respect to CAT or the Division, as the case may be, for additions to property, plant, equipment or intangible capital assets which individually exceeds $50,000 or, in the aggregate, exceeds $250,000; (xiii) cancel any debt or waive any claim or right of substantial value with respect to CAT or the Division, as the case may be; (xiv) pay, loan or advance any amount to, or sell, transfer or lease any property or asset (real, personal or mixed, tangible or intangible) to, any affiliate of the Company, or enter into any contract, agreement or commitment with any affiliate of the Company; or (xv) agree, whether in writing or otherwise, to do any of the foregoing.

     Ann Taylor has agreed that, prior to the Closing Date, it (a) will conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to preserve its current relationships with suppliers, contract manufacturers, factories and others having business dealings with it,
(b) will not effect a stock split or combination with respect to, declare a stock dividend on or engage in a recapitalization of, the Ann Taylor Common Stock and (c) will not, and will not permit any of its affiliates to, take any action which would reasonably be expected to have a Material Adverse Effect on CAT or the business of the Division.


Conditions to Closing


     The obligations of Ann Taylor and the Company to consummate the Closing are subject to the satisfaction of the following conditions: (i) the stockholders of the Company shall have approved the Proposed Sale; (ii) no statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Entity which prohibits the consummation of the transactions contemplated by the Purchase Agreement and shall be in effect; (iii) all required waiting periods under the HSR Act shall have expired or been terminated; (iv) each of the HS Bank, Mitsubishi International Corporation and Mitsubishi Corporation, the Company's lenders, shall have consented to the Proposed Sale and agreed to release Liens on the Assets and the CAT Shares at the closing; and (v) in the event Ann Taylor enters into the Subleases at the time of Closing, the Company shall have obtained from the landlords under the leases its consent to such Subleases. On July 8, 1996 the Federal Trade Commission granted early termination of the waiting period required by the HSR Act.


  Ann Taylor's Obligations

     In addition, the obligation of Ann Taylor to consummate the Closing is subject to the satisfaction, or waiver by Ann Taylor, of the following further conditions: (i) that each of the Company's representations and warranties in the Purchase Agreement (a) that are qualified as to materiality shall be true and correct in all respects as of the Closing Date and (b) that are not qualified as to materiality shall be true and correct in all material respects as of the Closing Date; (ii) that the Company shall have performed and complied with in all material respects all agreements, obligations, covenants and conditions required of it by the Purchase Agreement; (iii) that Ann Taylor shall have received at the Closing a certificate to the effect of items (i) and (ii) above, dated the Closing Date and duly executed on behalf of the Company; (iv) the Company shall deliver to Ann Taylor an opinion of legal counsel relating to the Proposed Sale; (v) the HS Bank shall have entered into an amended and restated credit agreement with CAT on substantially the terms set forth in a previously provided commitment letter; (vi) Ann Taylor shall have obtained consent to the Proposed Sale from lenders under Ann Taylor's credit agreement; (vii) there shall not have occurred a material change that would reasonably be expected to result in a material adverse effect to the business of the Division or CAT; and
(viii) CAT shall have entered into a new employment agreement reasonably satisfactory to Ann Taylor with Mr. Meyer, the President of CAT.

  The Company's Obligations

     In addition, the obligations of the Company to consummate the Closing is subject to the satisfaction, or waiver by the Company, of the following further conditions: (i) that each of Ann Taylor's representations and warranties in the Purchase Agreement (a) that are qualified as to materiality shall be true and correct in all respects as of the Closing Date and (b) that are not qualified as to materiality shall be true and correct in all material respects; (ii) that Ann Taylor in all material respects shall have performed and complied with all agreements, obligations, covenants and conditions required of it by the Purchase Agreement;
(iii) that the Company shall have received at the Closing a certificate to the effect of items (i) and (ii) above, dated the Closing Date and duly executed on behalf of Ann Taylor; (iv) Ann Taylor shall have delivered to the Company an opinion of legal counsel relating to the Proposed Sale; (v) the Company shall have been released with respect to its obligations under CAT's credit facility; and (vi) there shall not have occurred a material change that would reasonably be expected to result in a material adverse effect on Ann Taylor.

Termination


     The Purchase Agreement may be terminated (i) by mutual written consent of the Company and Ann Taylor; (ii) by either the Company or Ann Taylor if the Closing shall not have occurred on or before September 30, 1996 (unless the Closing has not occurred due to the failure of such party to perform or comply with any of the agreements or covenants in the Purchase Agreement to be complied with prior to Closing); (iii) by either Ann Taylor or the Company, if (a) the stockholders of the Company fail to approve the Proposed Sale at the Annual Meeting, or (b) any event, fact or condition shall occur or exist that makes it impossible to satisfy a condition to such party's obligation to consummate the transactions contemplated by the Purchase Agreement unless the occurrence or existence of such event, fact or condition shall be due to the failure of such party to perform or comply with any of the agreements or covenants of the Purchase Agreement to be performed or complied with by such party prior to the Closing; and (iv) by the Company if the Stock Consideration (including any cash paid in lieu of the issuance of shares of Ann Taylor Common Stock) to be received by Cygne at the Closing has a value of less than $32.5 million.


Survival and Indemnification

     All representations and warranties in the Purchase Agreement or in any other document delivered in connection with the Closing shall survive the Closing until April 30, 1997, except that all representations and warranties in the Purchase Agreement or any other documents delivered pursuant to the Purchase Agreement relating to (i) title to the CAT Shares, the Assets and the AT Shares shall survive the Closing indefinitely and (ii) CAT (other than representations relating to the valid title to the CAT shares) shall not survive the Closing.

     Pursuant to the Purchase Agreement, the parties agreed that they will indemnify, defend and hold harmless the other party and its affiliates, directors, officers, employees and agents, at any time after the Closing, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses which are asserted against, resulting to, imposed upon or incurred by the other resulting from certain occurrences (collectively "Damages"). Each party's indemnity obligation for breaches of representations and warranties is limited to a maximum of $3.6 million. In addition, except with respect to the representations and warranties of Cygne as to the CAT Shares and title to the Assets and the representations and warranties of Ann Taylor as to the AT Shares, each party is obligated to indemnify the other party only for Damages in excess of $500,000.

Proxies


     Pursuant to the Purchase Agreement, each of Bernard Manuel, Isabelle Manuel, Irving Benson, Dianne Benson, Roy Green, as trustee of the Bernard Manuel 1992 Irrevocable Trust for Children, GJM International Ltd., Fenn, Wright and Manson (Antilles) N.V. ("FWM N.V."), and Cleveland Investment Limited has granted to certain officers of Ann Taylor a proxy to vote the 1,147,215 shares, 161,339 shares, 885,061 shares, 116,339 shares, 322,678 shares, 493,181 shares,
601,148 shares and 622,285 shares, respectively, of Cygne Common Stock over which he, she or it has voting authority (i) for the approval of the Proposed Sale and (ii) against any other transaction or proposal that could (x) prevent or delay the consummation of the transactions contemplated by the Purchase Agreement or (y) frustrate the purposes of the Purchase Agreement. The shares owned by these individuals and entities represent approximately 35% of the outstanding Cygne Common Stock. See "Additional Information About the Company--Beneficial Ownership of Cygne Common Stock."


Consulting Agreements

     In order to facilitate the integration of CAT and the Division into Ann Taylor's operations, at the Closing the Company will enter into two 3-year consulting agreements (the "Consulting Agreements") with Ann Taylor for the services of Mr. Bernard Manuel, the Company's Chairman and Chief Executive Officer, and Mr. Irving Benson, the Company's President. Mr. Manuel will provide advice with regard to fabric and material sourcing, particularly with respect to suppliers and factories in Hong Kong and Asia, and Mr. Benson will provide advice with regard to design, merchandising and product development. Cygne will make available up to 30% of Messrs. Benson's and Manuel's time, for which the Company will receive an annual consulting fee of $225,000 for each of Messrs. Benson and Manuel. The Consulting Agreement for each of Messrs. Benson and Manuel provides that if his employment with the Company should cease for any reason, or if the Company is liquidated or dissolved, whether through Chapter 7 of the U.S. Bankruptcy Laws or otherwise, then the Consulting Agreement shall automatically be assigned to and assumed by him, and he shall be entitled to receive all compensation due thereunder and shall, to the extent applicable, assume and perform all of Cygne's obligations thereunder. The Consulting Agreement requires each of the Company and Messrs. Benson and Manuel to keep all non-public proprietary information of Ann Taylor confidential. The Consulting Agreement prohibits, during the term of the Agreement and for a period of one year thereafter (the "Non-Solicitation Period"), each of the Company and Messrs. Benson and Manuel from directly or indirectly inducing or soliciting any employee or consultant of Ann Taylor to leave his or her business association with Ann Taylor. The Consulting Agreement prohibits, during the Non-Solicitation Period, Ann Taylor from directly or indirectly inducing or soliciting any employee or consultant of the Company to leave his or her business association with the Company. Ann Taylor has the right to terminate each Consulting Agreement under certain circumstances, including the consultant's death or material breach of the Consulting Agreement by Cygne or the consultant.


Stockholders Agreement

     Upon the Closing of the Proposed Sale, the Company will enter into a stockholders agreement with ATSC (the "Stockholders Agreement") pursuant to which (i) Cygne will receive shelf registration rights with respect to the AT Shares, (ii) Cygne will be subject to a three-year standstill agreement, (iii) the AT Shares will not be transferable except under certain circumstances and
(iv) the AT Shares will be present or represented by proxy at all meetings of stockholders for purposes of determining the presence of a quorum at such meetings and will be voted in the same proportion as the votes cast by all other stockholders of ATSC.

     Shelf Registration. The Stockholders Agreement will provide that as soon as practicable, but no later than 15 business days after the Closing, ATSC will file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), to permit the resale of the AT Shares, and will use its reasonable best efforts to cause the registration statement to be declared effective by the SEC as promptly as practicable. ATSC will be obligated to use its reasonable best efforts to keep the registration statement effective under the Securities Act until the earliest to occur of (i) the date all the AT Shares have been sold, (ii) the third anniversary of the Closing or (iii) the date the AT Shares can be resold without registration under the Securities Act pursuant to Rule 144(k) under the Securities Act. Following the first anniversary of the effective date of the registration statement (the "Effective Date"), if requested by ATSC, Cygne will not effect any public sale or distribution of any AT Shares during the 10-day period prior to the date on which ATSC has notified Cygne that it intends to commence the sale of equity securities (or securities convertible into equity securities) pursuant to an underwritten public offering, whether primary or secondary, through the 120-day period following the closing of such offering. In addition, ATSC is permitted to not maintain the effectiveness of the registration statement if to do so would require ATSC to disclose a material financing, acquisition or other corporate development the disclosure of which ATSC determines would not be in the best interests of ATSC and its stockholders. ATSC will pay all expenses relating to the registration of the AT Shares under the Securities Act other than the fees of counsel for Cygne and any commissions. The Stockholders Agreement contains standard indemnity provisions with respect to each of the parties, and prohibits the transfer of the shelf registration rights except in connection with a pledge of the AT Shares in a bona fide transaction to secure indebtedness of Cygne for borrowed money to a lender that agrees in a writing reasonably satisfactory to ATSC to be subject to the terms of the Stockholders Agreement. Cygne is obligated to pledge the AT shares, and to transfer the related shelf registration rights, to the HS Bank to secure its indebtedness to the HS Bank.

     Standstill Provisions. The Stockholders Agreement will provide that during the three-year term of the agreement, neither Cygne nor CGFE shall, and each shall cause each of its Affiliates (as defined in the Stockholders Agreement) not to, singly or as part of a "group", directly or indirectly, through one or more intermediaries or otherwise, (i) make, or in any way participate, directly or indirectly, in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act), with respect to the AT Shares or any securities of ATSC subsidiaries (including by the execution of actions by written consent), become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to ATSC or seek to advise or influence any person or entity with respect to the voting of any shares of ATSC Common Stock or any securities of ATSC subsidiaries; (ii) initiate, propose or participate in the solicitation of stockholders for the approval of one or more stockholder proposals with respect to ATSC, as described in Rule 14a-8 under the Exchange Act, or induce or encourage any other individual or entity to initiate any stockholder proposal relating to ATSC; (iii) form, join, influence or participate in a "group", or act in concert with any other person or entity, for the purpose of acquiring, holding, voting or disposing of any securities of ATSC or ATSC subsidiaries or taking any other actions prohibited under the standstill provisions of the Stockholders Agreement; (iv) hold any discussions with another person regarding, make any proposal to or any public announcement relating to a tender or exchange offer for any securities of ATSC or ATSC subsidiaries, or a merger, business combination, sale of assets, liquidation, restructuring, recapitalization or other extraordinary corporate transaction relating to ATSC or any ATSC subsidiary or its material assets or take any action which might require ATSC to make a public announcement regarding any of the foregoing; (v) cause the merger of Cygne or CGFE with or into, the consolidation of Cygne or CGFE with, or the sale of the business or assets of Cygne or CGFE substantially as an entirety to, any other person unless (A) Cygne or CGFE, as the case may be, is the surviving person or the surviving person agrees in writing to be bound by the Stockholders Agreement and (B) within 120 days after consummation of the transaction, the surviving person disposes of all shares of ATSC Common Stock owned by it (in excess of those owned by Cygne or CGFE, as the case may be, prior to consummation of the transaction); (vi) act, alone or in concert with others (including by providing financing for another party), to seek or offer to control ATSC; (vii) deposit any AT Shares in a voting trust or subject any AT Shares to any arrangement or agreement with respect to the voting thereof; (viii) execute any written consents; (ix) enter into any discussions, negotiations, arrangements or understandings with or provide any information to any third party with respect to any of the foregoing; (x) disclose any intention, plan or arrangement inconsistent with the foregoing prohibitions or advise or assist any other person in connection with any activity included in the foregoing prohibitions; or (xi) seek, request or propose any waiver, modification, amendment or termination of any provision of the standstill provisions of the Stockholders Agreement (other than any request or proposal made or solicited by ATSC).


     Transfer Restrictions. Prior to the Effective Date, the Company cannot transfer the AT Shares except pursuant to a pledge to secure indebtedness of Cygne for borrowed money. After the Effective Date, Cygne is permitted to transfer the AT Shares unless the registration statement covering the resale of such shares is not effective or up-to-date. However, except for transfers (i) in connection with a tender offer with respect to which ATSC does not recommend rejection, (ii) pursuant to a settlement of the class action lawsuit pending against Cygne (see "Additional Information about the Company--Business--Legal Proceedings"), (iii) pursuant to a pro rata dividend or other pro rata distribution to all Cygne stockholders or (iv) pursuRant to an underwritten public offering, Cygne is prohibited from transferring more than two percent of the then outstanding shares of Ann Taylor Common Stock in any two-week period. In addition, Cygne will be obligated to instruct any underwriter of a public offering or any placement agent, broker or other agent that (x) no transfers of any AT Shares may knowingly be made to any person who beneficially owns in excess of five percent (5%) of the then outstanding shares of Ann Taylor Common Stock, and (y) no transfer of more than two percent (2%) of the then outstanding Ann Taylor Common Stock may knowingly be made to a single purchaser (or group of related purchasers). According to its Quarterly Report on Form 10-Q for the fiscal quarter ended May 4, 1996, at May 31, 1996 ATSC had 23,087,334 shares of common stock outstanding.


Transition Arrangements

     Cygne will lease to Ann Taylor the second floor of its Florence Facility for a period of five years, although either party can terminate the lease upon six months' notice. In the event Cygne terminates the lease, it will be obligated to repurchase the leasehold improvements from Ann Taylor at their then-net book value. The rent will be $6,666.67 per month. In addition, Cygne will make available to Ann Taylor trim and consolidation services at its Miami, Florida facility for a period of two years from the Closing Date, or such shorter period that Cygne maintains a Miami facility. Ann Taylor will pay Cygne $40,000 per year (representing 50% of the amount of rent paid by Cygne under the lease for the Miami facility applicable to the portion of the Miami facility relating to the trim and consolidation warehouse).

     Ann Taylor will allow up to two of Cygne's employees access to the CAD-CAM marking and grading work stations in the NY Facility free of charge from the Closing Date through the end of fiscal 1996. At the end of fiscal 1996 Cygne shall have the option to purchase the CAD-CAM equipment at its net book value. In addition, Ann Taylor will allow up to three pattern makers and up to six sewers to use the sample room at the NY Facility and related equipment free of charge for a period of 60 days following the Closing Date.

                         PRO FORMA FINANCIAL INFORMATION

     The following Unaudited Pro Forma Condensed Consolidated Financial Statements are based upon the consolidated historical statements of the Company adjusted to give effect to (i) the February 9, 1996 sale of substantially all of the assets of the Company's GJM intimate apparel and sleepwear business to Warnaco, Inc. for approximately $12.5 million in cash and the assumption of certain liabilities of the GJM Business (the "GJM Disposition") and (ii) the Proposed Sale. The aggregate purchase price to be paid to the Company in the Proposed Sale consists of unregistered shares of Ann Taylor Common Stock having a market value of approximately $33.2 million (based on the average trading price for the ten consecutive trading days ending August 21, 1996) and a cash payment in an amount equal to the tangible net book value of the Division's fixed assets and inventory, less the amount of certain liabilities to be assumed by Ann Taylor. See "The Purchase Agreement."

     The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of May 4, 1996 gives effect to the Proposed Sale assuming it had occurred on May 4, 1996 and the purchase price had been received at that time. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended February 3, 1996 give effect to both the GJM Disposition and the Proposed Sale as if such transactions had occurred at the beginning of the periods. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the fiscal quarter ended May 4, 1996 gives effect to the Proposed Sale as if such transaction had occurred at beginning of the period.

     The Company did not declare any cash dividends during the periods for which financial data is presented. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The unaudited pro forma financial information set forth below is not necessarily indicative of the Company's financial position or the results of operations that actually would have occurred if the transactions had been consummated on the dates shown. In addition, they are not intended to be a projection of results of operations that may be obtained in the Company's future. The unaudited pro forma financial information should be read in conjunction with the financial statements and related notes thereto included elsewhere in this Proxy Statement.

     Based on preliminary second quarter and first half results, if the Proposed Sale had been consummated on February 4, 1996, and after giving effect to the GJM Disposition, the Company's pro forma net sales, gross profit, loss from operations, net loss and net loss per share for the six months ended August 3, 1996 would have been $42.6 million, $4.7 million, $3.9 million, $3.7 million and $0.29, respectively. See "Additional Information About the Company -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Preliminary Second Quarter and First Half Results."

                                              CYGNE DESIGNS, INC.

                          PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                                  May 4, 1996

                                                (In Thousands)

                                                                      Ann Taylor
                                                      As Reported     Operations    Adjustments     Pro Forma
                                                      -----------     ----------    -----------     ---------
Assets

Current Assets:
  Cash ...........................................      $ 8,473        $    59        $     0        $ 8,414
  Trade accounts receivable ......................       40,511         27,063              0         13,448
  Inventory ......................................       13,441         10,223              0          3,218
  Other receivables and prepaid expenses .........        9,372            130              0          9,242
  Investment in ATSC .............................            0              0         33,200(a)      33,200
  Deferred income taxes ..........................        4,066            198         (3,868)(b)          0
                                                        -------        -------        -------        -------
    Total current assets .........................       75,863         37,673         29,332         67,522
 Fixed assets ....................................       13,211          4,179              0          9,032
 Other assets ....................................          761            151              0            610
 Deferred income taxes ...........................        2,000              0         (2,000)(b)          0
 Goodwill ........................................        2,699              0              0          2,699
                                                        -------        -------        -------        -------
    Total Assets .................................      $94,534        $42,003        $27,332        $79,863
                                                        =======        =======        =======        =======

Liabilities and Stockholders' Equity

Liabilities
 Current Liabilities:
  Accounts payable ...............................      $18,846        $12,267        $     0        $ 6,579
  Short-term borrowings ..........................       29,178          6,082         (8,869)(c)     14,227
  Trade/bank facilities ..........................        9,110              0              0          9,110
  Accrued expenses ...............................       13,136            628              0         12,508
  Income taxes payable ...........................        5,878          1,390              0          4,488
  Current portion of long-term debt ..............        2,003              0              0          2,003
                                                        -------        -------        -------        -------
    Total current liabilities ....................       78,151         20,367         (8,869)        48,915
 Long-term debt ..................................        1,409            546              0            863
 Deferred rent credits ...........................        1,463              0              0          1,463
                                                        -------        -------        -------        -------
    Total Liabilities ............................       81,023         20,913         (8,869)        51,241
Minority Interest in Subsidiaries ................        4,466          4,466              0              0
Stockholders' Equity .............................        9,045         16,624         36,201         28,622
                                                        -------        -------        -------        -------
    Total Liabilities and Stockholders' Equity....      $94,534        $42,003        $27,332        $79,863
                                                        =======        =======        =======        =======

                             See accompanying notes.


                                                      CYGNE DESIGNS, INC.

                             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                                                  YEAR ENDED FEBRUARY 3, 1996

                                           (In thousands, except per share amounts)

                                                                       GJM          Ann Taylor       Pro Forma
                                                    As reported      Business       Operations      Adjustments      Pro Forma
                                                     ---------       --------        --------        -------         ---------
Net sales ......................................     $ 540,063       $105,123        $231,385        $     0         $ 203,555
Cost of goods sold .............................       510,761         91,222         204,236              0           215,303
                                                     ---------       --------        --------        -------         ---------
Gross profit (loss) ............................        29,302         13,901          27,149              0           (11,748)
Selling, general and administrative expenses....        72,182         12,037          17,387            274(a)         43,032
Gain on sale of subsidiary .....................        (4,742)             0               0          4,742(b)              0
Loss on sale of GJM Business ...................        31,239         31,239               0              0                 0
Write-off of goodwill ..........................        48,949              0               0              0            48,949
Amortization of intangibles ....................         3,425          1,357               0              0             2,068
                                                     ---------       --------        --------        -------         ---------
(Loss) income from operations ..................      (121,751)       (30,732)          9,762          5,016          (105,797)
Other income ...................................             0              0               0              0                 0
Interest expense ...............................         8,813          2,710           1,088         (2,926)(c)         2,089
                                                     ---------       --------        --------        -------         ---------
(Loss) income before income taxes and
  minority interests ...........................      (130,564)       (33,442)          8,674          2,090          (107,886)
(Benefit) provision for income taxes ...........        (6,216)          (553)          2,637         (8,300)(d)             0
                                                     ---------       --------        --------        -------         ---------
(Loss) income before minority interests ........      (124,348)       (32,889)          6,037         10,390          (107,886)
Income attributable to minority interests ......         1,710              0           1,710              0                 0
                                                     ---------       --------        --------        -------         ---------
Net (loss) income ..............................     $(126,058)      $(32,889)       $  4,327        $10,390         $(107,886)
                                                     =========       ========        ========        =======         =========
Net (loss) per share ...........................     $  (10.04)                                                      $   (8.60)
                                                     =========                                                       =========
Weighted average number of common
  shares outstanding ...........................        12,550                                                          12,550
                                                     =========                                                       =========

                            See accompanying notes.

                                                CYGNE DESIGNS, INC.

                       PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                                             QUARTER ENDED MAY 4, 1996
                                     (In thousands, except per share amounts)
                                                     UNAUDITED

                                                                            Ann Taylor       Pro Forma
                                                          As Reported       Operations      Adjustments      Pro Forma
                                                          ----------        ----------      -----------      ---------
Net sales .............................................     $83,756          $60,527          $   0           $23,229
Cost of goods sold ....................................      73,044           52,544              0            20,500
                                                            -------          -------          -----           -------
Gross profit ..........................................      10,712            7,983              0             2,729
Selling, general and administrative expenses ..........       9,159            4,427             68(a)          4,800
Amortization of intangibles ...........................          91                0              0                91
                                                            -------          -------          -----           -------
Income (loss) from operations .........................       1,462            3,556            (68)           (2,162)
Other income (expense) ................................        (388)               0              0              (388)
Interest expense ......................................         935              183            670(b)             82
                                                            -------          -------          -----           -------
Income (loss) before taxes and minority interests .....         915            3,373            602            (1,856)
Provision (benefit) for income taxes ..................         436            1,216            780                 0
                                                            -------          -------          -----           -------
Income (loss) before minority interests ...............         479            2,157           (178)           (1,856)
Income attributable to minority interests .............         448              448              0                 0
                                                            -------          -------          -----           -------
Net income (loss) .....................................     $    31          $ 1,709          $(178)          $(1,856)
                                                            =======          =======          =====           =======
Net income (loss) per share ...........................     $  0.00                                           $ (0.15)
                                                            =======                                           =======
Weighted average number of common and
  common equivalent shares outstanding ................      12,438                                            12,438
                                                            =======                                           =======


                             See accompanying notes.

             NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
           FINANCIAL STATEMENTS AT MAY 4, 1996 AND FOR THE YEAR ENDED
               FEBRUARY 3, 1996 AND THE QUARTER ENDED MAY 4, 1996

Note 1. Balance Sheet Footnotes

(a) Estimated market value of Ann Taylor Common Stock (based on the Average Trading Price for the ten consecutive trading days ending August 21, 1996).

(b) Elimination of deferred taxes realized upon consummation of the transaction.

(c) Cash proceeds from sale of the Division's assets, less liabilities assumed, used to pay a portion of amounts outstanding amounts under the Company's bank facility.

Note 2. Income Statement Footnotes

(a) Excess of allocated overhead to be borne by the Company in the future, less expenses assumed by Ann Taylor in excess of Company allocations to the Ann Taylor Operations financial data.


                                                                                  Year Ended         Quarter Ended
                                                                               February 3, 1996       May 4, 1996
                                                                               ----------------       ------------
     Allocated overhead amounts to be borne by the Company ..................      $938,000             $304,000
     Excess of rent, utilities, real estate depreciation and amortization,
       taxes for floor space to be assumed in excess of allocation ..........      (214,000)            (123,000)
     Excess of administrative salaries to be assumed in excess of allocation, less $450,000 consulting fees to be paid by
       Ann Taylor ...........................................................      (450,000)            (113,000)
                                                                                   --------             --------
     Net adjustment .........................................................      $274,000             $ 68,000
                                                                                   ========             ========

- ------------

(b)  Elimination of gain on sale of subsidiary.

(c) Interest reduction upon paydown of outstanding balances under credit facilities as of the beginning of the respective periods using proceeds from the sale of the Division's assets less liabilities assumed.

(d) Elimination of deferred taxes assumed realized upon consummation of the Proposed Sale as of the beginning of the respective periods.

                     PROPOSAL NO. 2 -- ELECTION OF DIRECTORS

     Five directors (constituting the entire Board) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

     The nominees, their ages, the year in which each first became a director and their principal occupations or employment during the past five years are:

                                       Year First
                                         Became    Principal Occupation During
Nominee                         Age     Director       the Past Five Years
- -------                         ---    ---------   ---------------------------
Irving Benson ..............     57       1984     President of the Company
                                                   since the Company's
                                                   incorporation in October 1984
                                                   and Vice Chairman since April
                                                   1994; founder of the
                                                   Company's predecessor in
                                                   1975.

James G. Groninger .........     52       1993     President of The Bay South
                                                   Company since January 1995;
                                                   Managing Director of
                                                   PaineWebber Incorporated from
                                                   April 1988 through December
                                                   1994.

Stuart B. Katz .............     41       1993     Senior Managing Director of
                                                   Furman Selz LLC since January
                                                   1994; various other positions
                                                   with Furman Selz LLC,
                                                   including Managing Director
                                                   and Senior Vice President,
                                                   since 1985.

Bernard M. Manuel ..........     49       1988     Chief Executive Officer of
                                                   the Company since October
                                                   1988 and Chairman of the
                                                   Board since December 1989.

Trevor J. Wright ...........     51       1994     Executive Vice
                                                   President--Design of the
                                                   Company since June 1995;
                                                   Group Executive Design
                                                   Director of the Company from
                                                   April 1995 through June 1995;
                                                   Design Director of Fenn,
                                                   Wright and Manson,
                                                   Incorporated, which was
                                                   acquired by the Company in
                                                   April 1994, and its
                                                   predecessors since 1973.

     Mr. Wright was appointed a director of the Company upon the consummation of the FWM Acquisition pursuant to the terms of the Purchase Agreement, dated as of December 7, 1993, as amended, by and among the Company, FWM and FWM N.V. Pursuant to the terms of such agreement, so long as Mr. Wright remains a director of the Company, he will be consulted regarding future additions to the Company's Board of Directors, but will have no veto rights over any such appointment. See "Additional Information About the Company--Business--Company History" and "--Executive Compensation--Employment Agreements."

     Mr. Groninger is a director of Designs, Inc. and NPS Pharmaceuticals. Mr. Manuel is a director of Designs, Inc.

     In September 1993 the Company established an Audit Committee and a Compensation Committee, each consisting of Messrs. Groninger and Katz. The Audit Committee is charged with reviewing the Company's annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices, and the Compensation Committee reviews compensation practices, recommends compensation for the Company's executives and key employees and functions as the Committee under the Company's 1993 Stock Option Plan. The Compensation Committee met once and acted five times by unanimous written consent during the year ended February 3, 1996. The Audit Committee met three times during the year ended February 3, 1996.

     During the fiscal year ended February 3, 1996, the Board of Directors held eight meetings and acted twice by unanimous written consent in lieu of a meeting. Each director attended at least 75% of the meetings of the Board of Directors and of all committees of the Board of Directors on which he served during the fiscal year ended February 3, 1996.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Cygne Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the fiscal year ended February 3, 1996 all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

Compensation of Directors

     Each non-employee director of the Company receives $3,500 for each Board of Directors meeting attended, and $1,500 for each meeting of any committee of the Board of Directors attended. In addition, directors who are not employees of the Company are compensated through stock options.

     The Company has adopted a Stock Option Plan for Non-Employee Directors (the "Directors' Plan"), pursuant to which options to acquire a maximum of an aggregate of 100,000 shares of Cygne Common Stock may be granted to non-employee directors. Options granted under the Directors' Plan do not qualify as incentive stock options within the meaning of Section 422 of the Code. The Directors' Plan provides for the automatic grant to each of the Company's non-employee directors of (1) an option to purchase 10,000 shares of Cygne Common Stock on the date of such director's initial election or appointment to the Board of Directors, and
(2) an option to purchase 2,000 shares of Cygne Common Stock on each annual anniversary of such election or appointment, provided that such individual is on such anniversary date a non-employee director. The options will have an exercise price of 100% of the fair market value of the Cygne Common Stock on the date of grant, have a ten-year term and become exercisable in four equal annual installments commencing on the first anniversary of the grant thereof, subject to acceleration in the event of a change of control (as defined in the Directors' Plan). The options may be exercised by payment in cash, check or shares of Cygne Common Stock. On April 15, 1993 Mr. Groninger was elected as a director of the Company and was granted an option to purchase 10,000 shares of Cygne Common Stock at a purchase price of $4.00 per share, the fair market value of the Cygne Common Stock on the date of grant. On September 28, 1993 Mr. Katz was elected as a director of the Company and was granted an option to purchase 10,000 shares of Cygne Common Stock at a purchase price of $16.875 per share, the fair market value of the Cygne Common Stock on the date of grant. On each of April 15, 1994, April 15, 1995 and April 15, 1996, the anniversary dates of his initial election to the Board of Directors, Mr. Groninger was granted options to purchase 2,000 shares of Cygne Common Stock at a purchase price of $23.50, $11.75 and $1.75 per share, respectively, the fair market values of the Cygne Common Stock on the dates of grant. On each of September 28, 1994 and September 28, 1995, the anniversary dates of his initial election to the Board of Directors, Mr. Katz was granted options to purchase 2,000 shares of Cygne Common Stock at a purchase price of $22.50 and $3.25 per share, respectively, the fair market values of the Cygne Common Stock on the dates of grant.

Vote Required

     The five nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes.

             THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 2--ELECTION
                  OF DIRECTORS" TO BE IN THE BEST INTERESTS OF
                      THE COMPANY AND ITS STOCKHOLDERS AND
                    RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                    ADDITIONAL INFORMATION ABOUT THE COMPANY

     Unless otherwise noted, all references to (i) a year refer to the fiscal year of the Company commencing in that calendar year and ending on the Saturday nearest January 31 of the following year and (ii) pro forma combined numbers refer to the pro forma results of operations of the Company after giving effect to (a) the acquisition (the "FWM Acquisition") of Fenn, Wright and Manson, Incorporated ("FWM"), which was consummated on April 6, 1994, and (b) the acquisition (the "GJM Acquisition") from G.J.M. International Limited ("GJM International") of the business operations of GJM International ("GJM"), which was consummated on October 7, 1994, as if such acquisitions had been consummated on the first day of such periods. On April 7, 1995 Cygne sold the United Kingdom subsidiary of FWM ("FWM U.K.") and certain brand name rights that had been acquired in the FWM Acquisition (the "FWM UK Disposition"). On February 9, 1996, the Company sold substantially all of the assets relating to its GJM operations (the "GJM Disposition"). Unless the context indicates otherwise, the terms "Company" or "Cygne" includes the operations of the Company and its subsidiaries as then in existence. This Report contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below.

Business

  General

     The Company is a private label designer, merchandiser and manufacturer of women's apparel, serving principally The Limited, Inc. and Ann Taylor. The Company's products include a broad range of woven and knit career and casual women's apparel. As a private label manufacturer, the Company produces apparel upon orders from its customers for sale under the customers' own labels, rather than producing its own inventory of apparel for sale under the Cygne name.

     The manufacture of private label apparel is characterized by high volume sales to a small number of customers at competitive prices. Although private label gross margins are lower than in the brand name apparel industry, marketing expenses and collection and markdown costs are typically commensurably lower, and inventory turns are generally higher. Inventory risks are also reduced because the purchasing of fabric and other supplies begins only after purchasing commitments have been obtained from customers.

     The weak retailing environment, particularly in women's apparel, customers diminishing reliance upon outside design, merchandising and sourcing services, and liquidity pressures, all adversely affected the Company's operating results. In response to these factors, the Company is restructuring its operations. The Company sold the United Kingdom subsidiary of FWM and certain brand name rights, and discontinued the remaining operations of FWM. In February 1996, the Company sold substantially all of its assets relating to its GJM intimate apparel and sleepwear operations. In addition, upon the approval of the stockholders and the consummation of the Proposed Sale, the Company will sell its Ann Taylor Operations to Ann Taylor and, as a result, the Company anticipates that it will no longer have sales to Ann Taylor. In the fiscal year ended February 3, 1996 and the first half of fiscal 1996, sales to Ann Taylor were $231.9 million and $117.1 million, respectively, representing approximately 53% and 73%, respectively, of the Company's net sales (excluding net sales of the recently sold GJM Business). The Company believes that its operating results will continue to be adversely affected as long as the weak retail environment, particularly in women's apparel, continues and customers continue to decrease their reliance upon outside design, merchandising and sourcing services. The Company believes that its current financing arrangement with the HS Bank and the proceeds from the Proposed Sale will alleviate the liquidity pressures faced by the Company during 1995 and the first half of 1996, although there can be no assurance of this. See "Pro Forma Financial Information" and "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     The Company has been dependent on its key customers (The Limited, Inc. and Ann Taylor) and, with the loss of Ann Taylor as a customer, a significant portion of the Company's sales will be to various divisions of The Limited, Inc. In 1995 and the first half of 1996, sales to The Limited, Inc. and its various divisions, excluding the GJM Business, were $113.9 million and $28.6 million, respectively, or 26.2% and 17.9%, respectively, of total Company sales. There can be no assurance that The Limited, Inc. will continue to purchase merchandise from the Company at the same rate, or at all, in the future, or that the Company will be able to attract new customers.

     The Company is currently exploring opportunities to utilize its manufacturing and sourcing expertise in the production and sale of licensed brand name apparel. The Company has recently entered into two agreements with Kenzo, a French company ("Kenzo"), for an exclusive license for the manufacture and distribution of certain men's and women's ready to wear garments lines in North America under the Kenzo label. See "--Kenzo License Agreements."


  Company History

     Cygne Designs, Ltd. ("CDL"), the Company's predecessor, was founded in 1975 by Irving Benson, the current Vice Chairman and President of the Company. Over the following nine years, Mr. Benson increased his interest in CDL to 50%. In October 1984, Mast Holdings, Inc. ("Mast Holdings"), a wholly owned subsidiary of The Limited, Inc., acquired the assets of CDL through Cygne, a newly formed 80% subsidiary, and Mr. Benson acquired a 15% ownership interest in Cygne. In March 1988, Mast Holdings sold its Cygne shares to Cygne Acquisition Corp. ("Cygne Acquisition"), a company formed by Mr. Benson and Cygne Acquisition Partners L.P. ("Cygne Partners"), a European investment group formed by Amvent Inc. ("Amvent"), its general partner (the "1988 Acquisition"). In the 1988 Acquisition, Mr. Benson exchanged his shares of Cygne for 29% of the common stock of Cygne Acquisition. Following the 1988 Acquisition, Cygne Acquisition was merged into Cygne, and Cygne Partners owned approximately 71% of the Cygne Common Stock and 100% of its outstanding preferred stock. Mr. Benson owned the remaining 29% of the Cygne Common Stock. At the time of the 1988 Acquisition, Amvent, a company then 50% owned by Bernard M. Manuel, the current Chairman and Chief Executive Officer of the Company, entered into a management agreement with the Company pursuant to which Amvent was engaged to advise the Company with respect to, among other things, corporate strategy, acquisition and divestiture strategies and debt and equity financings, although it had no involvement with the day-to-day operations of the Company.

     In 1988 and 1989, the Company suffered severe liquidity problems. See "--Management's Discussion and Analysis of Financial Condition and Results of Operations--General." Consequently, during 1989 a number of corporate transactions took place in an effort to restructure the capital of the Company. These transactions culminated in a reorganization of Cygne in December 1989, which resulted in the replacement of the European investment group as indirect common stockholders of Cygne. At that time, Amvent's Chairman, Mr. Manuel, became Chairman and Chief Executive Officer of Cygne on a full-time basis, the Company was recapitalized and Messrs. Manuel and Benson and Cleveland Investment Limited ("CIL"), a principal stockholder, became the direct holders of all the outstanding shares of Cygne Common Stock.

     In June 1992, Messrs. Benson and Manuel, CIL and Ann Taylor purchased 2,667 shares, 2,667 shares, 2,666 shares and 2,000 shares, respectively, of common stock of CAT US and 40,000 shares, 40,000 shares, 40,000 shares and 30,000 shares, respectively, of CAT Far East, companies newly-formed to source products for Ann Taylor in certain product categories which the Company was not supplying and for which Ann Taylor believed its sourcing could be improved. Effective April 30, 1993, each of Messrs. Benson and Manuel and CIL exchanged 2,667 shares, 2,667 shares, and 666 shares, respectively, of their shares of common stock of CAT US and 40,000 shares, 40,000 shares and 10,000 shares, respectively, of their shares of common stock of CAT Far East for an aggregate of 717,473 shares, 717,473 shares and 179,167 shares, respectively, of Cygne Common Stock. Effective May 1, 1993, CIL sold 2,000 shares of CAT US common stock and 30,000 shares of CAT Far East common stock to Ann Taylor for $1,639,734. As a result of these transactions, Cygne owned 60% of CAT and Ann Taylor owned the remaining 40%. See "--Joint Venture Arrangements." The acquisition of CAT represented the reorganization of entities under common control and has been accounted for similar to a pooling of interests.

     In December 1992, Messrs. Benson and Manuel each purchased 200 shares of common stock of Cygne Knits Limited and one share of common stock of Cygne Far East Limited (collectively "Knits"), companies formed to provide cut-and-sewn knitwear and sweaters to its customers other than Ann Taylor. Effective April 30, 1993, each of Messrs. Benson and Manuel contributed their shares of Cygne Far East Limited to Cygne Knits Limited and exchanged their respective shares of Cygne Knits Limited for 230,390 shares of Cygne Common Stock. The acquisition of Knits represents the reorganization of entities under common control and has been accounted for similar to a pooling of interests.

     In June 1993, Messrs. Benson and Manuel and CIL entered into an agreement to sell 765,000 shares of Cygne Common Stock, aggregating approximately 9.7% of the then outstanding Cygne Common Stock (after giving effect to the Company's initial public offering), to Limited Direct Associates L.P., a limited partnership consisting of a wholly-owned subsidiary and certain operating divisions of The Limited, Inc. (the "Limited Partnership"). Such sale was effected on July 29, 1993, at a price per share of $8.00.

     In 1993, in two transactions, the Company acquired T.Wear Company S.r.l. and M.T.G.I. Textile Manufacturers Group (Israel) Limited in exchange for an aggregate of $500,000 and 150,000 shares of Cygne Common Stock. These acquired companies, along with Knits, represent the Company's T-Wear Group, which is responsible for the design, merchandising and manufacturing of the Company's knit apparel, with the exception of sweaters.

     In April 1994, the Company acquired FWM, a designer, merchandiser and manufacturer of women's and men's apparel primarily serving prominent specialty retail store chains and department stores in the U.S. and the United Kingdom. FWM's products included a range of women's and men's sportswear, which were marketed primarily under its retail customers' private labels and, to a limited degree, under FWM's own brand names. The purchase price for FWM was $44 million, consisting of 2,000,000 unregistered shares of Cygne Common Stock and $10,000 in cash. Additional costs related to this acquisition approximated $1.4 million. Immediately following the FWM Acquisition, the Limited Partnership exercised its option to acquire 10% of FWM from FWM N.V., the sole shareholder of FWM prior to the FWM Acquisition, and, as a result, received 200,000 shares of Cygne Common Stock, which it subsequently sold in June 1994. In April 1995, the Company sold to FWM N.V. its branded business in the United Kingdom in exchange for 600,000 shares of Cygne Common Stock. During 1995 management took various actions to reverse a decline in FWM's business. However, during October 1995, management determined that such actions were not having the desired results and, by October 28, 1995, eliminated all of the operations of FWM except its menswear business, which it subsequently discontinued. See "--Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

     In October 1994, Cygne acquired GJM, a Hong Kong based designer, merchandiser and manufacturer of women's intimate apparel, from GJM International, a company wholly-owned by Mr. W. Glynn Manson. The purchase price for GJM was $15.2 million, consisting of 650,000 unregistered shares of Cygne Common Stock, $10,000 in cash and the assumption of approximately $1.9 million of indebtedness owed by GJM International to The Limited, Inc. In addition, Cygne paid $3.0 million to Mr. Manson, Chairman and Chief Executive Officer of GJM, and $200,000 to another executive officer of GJM, in consideration for non-compete agreements of 15 years and four years, respectively. Additional costs related to this acquisition approximated $1.7 million. Cygne also issued options to purchase an aggregate of 165,000 shares of Cygne Common Stock to certain key personnel of GJM. In February 1996, the Company sold the GJM Business to Warnaco Inc. ("Warnaco"). In the transaction, Warnaco paid Cygne $12.5 million in cash and assumed certain liabilities of the GJM Business. The Company is obligated to indemnify Warnaco for any claims for taxes arising out of the operation of the GJM Business prior to the sale of the GJM Business to Warnaco.

     In February 1995, Cygne acquired Tralee S.A. ("TSA"), a Uruguayan corporation that sources products in Brazil for export, primarily to the United States. The purchase price for TSA was approximately $3.8 million, consisting of 53,038 unregistered shares of Cygne Common Stock and $3.1 million in cash. Additional costs related to this acquisition approximated $730,000. Cygne also issued options to purchase an aggregate of 55,000 shares of Cygne Common Stock to the two former shareholders of TSA in connection with their entering into consulting agreements with TSA. In January 1996, the Company determined to close TSA and the Company anticipates that TSA's operations will terminate by the end of the third quarter of 1996.

     In June 1996, the Company entered into the Purchase Agreement with Ann Taylor, pursuant to which Ann Taylor will acquire Cygne's 60% interest in CAT and the assets of the Division that are used in sourcing merchandise for Ann Taylor. See "The Proposed Sale" and "The Purchase Agreement." The Company does not expect Ann Taylor to continue as a customer following this transaction.

  Industry Outlook: The "Private Brand" Concept

     Private label sourcing affords retailers an opportunity to offer products compatible with the fashion attitudes and lifestyles of the market segments they choose to serve that are less expensive than brand name products of comparable quality and fashion outlook, yet carry significantly higher margins. These retailers rely, in part, upon distinctive private label programs which allow these retailers to create fashion viewpoints that are readily identifiable. These retailers have less need for the imprimatur of other brand names because the retailers' names or their proprietary store brands have achieved consumer recognition. Moreover, to substantially reduce the risk of purchasing goods which are out of step with prevailing fashion trends, most successful retailers have developed systems to continually test consumer tastes and therefore have greater assurance of consumer acceptance before placing large orders for goods. In order to benefit from this testing, retailers must develop short lead time sourcing, so as to capitalize on successful products and reduce inventory exposure. Cygne has positioned itself as a "private brand" developer and manufacturer. The Company believes that its development skills in design and merchandising are essential because few retailers can maintain freshness and creativity without external input. The Company's sourcing skills are equally necessary to meet the challenge of short lead times and high volume production of quality products at attractive prices required by its customers.

     The apparel industry in general, and the women's apparel industry in particular, have been subject to substantial cyclical variation. In the recent past, the purchase of apparel and related goods has declined as a result of numerous factors. As a result of this decline, various retailers, including certain of the Company's customers have experienced financial difficulty. The effect of these factors has been increased competition and reduced operating margins for both the retailers and their suppliers. Retailers, including customers of the Company, are increasingly designing and sourcing private label products themselves rather than utilizing outside vendors like the Company.

  Products

     The Company currently participates in three principal segments of the women's apparel market: career sportswear, casual sportswear and dresses. Career and casual woven sportswear are generally conceived and merchandised as groups including jackets, skirts, pants, shorts, shirts or blouses, tops and sweaters. Although the constituent items are sold by the Company's customers as separates, these groups are carefully coordinated as to fabrics, colors and styles so they can be merchandised and worn together. In addition, the Company also sources shoes and accessories for Ann Taylor, which activities will cease upon the consummation of the Proposed Sale.

     The Company believes that the breadth of its product line enables it to maximize account penetration by offering each of its customers a broad range of products with a coherent fashion outlook and the convenience of a one-stop vendor dedicated to that retailer's market segment.

  Design, Merchandising and Sales

     Cygne's design, merchandising and sales activities are integrated into a single development process which includes design, merchandising, technical, manufacturing and quality assurance personnel. This process begins with a broad-based research in color and fabric fashion trends. Combining the results of this research with an in-depth understanding of a customer's market positioning, the Company works closely with its customer to develop products coordinated as to fabrics, colors and styles. Prices are negotiated throughout the development process rather than by salespersons at the end of the development process. This process leads first to customer fabric commitments and ultimately to purchase orders for specific products.

     In addition, the Company has formed a design studio utilizing many of the Company's designers which, in addition to serving U.S. customers, designs and develops apparel collections for certain Japanese retailers.

  Sourcing and Manufacturing

     Cygne believes that controlling the manufacturing of its products is critical to the Company's business. The Company has focused on controlling the sourcing and contract manufacturing of its products by nurturing direct and stable relationships with a small number of dependable suppliers and factories, and by developing a strong internal manufacturing organization complemented by overseas subsidiaries and agents. Although historically substantially all of its manufacturing was conducted by third parties, the Company in 1993 began to expand its manufacturing capabilities by operating its own cutting factories and sewing factories in order to reduce the percentage of its products manufactured by third parties. The Company believes that operating its own cutting factories and sewing factories enhances its ability to provide, within its customers' time requirements, creative product lines which meet current fashion trends and are of good quality and attractively priced. Approximately 11% of the Company's net sales resulted from sales of products manufactured by its sewing factories (including those owned and leased by GJM) in 1995. Excluding the net sales resulting from products manufactured by its sewing factories owned or leased by GJM, approximately 1% of the Company's 1995 net sales resulted from sales of products manufactured by its sewing factories. The percentage of products manufactured at such facilities will vary depending on the mix of the Company's products. See "--Manufacturing." The Company is currently exploring opportunities to utilize its manufacturing and sourcing expertise in the production and sale of licensed brand name apparel. See "--Kenzo License Agreements."

  Supplies

     Cygne generally supplies the raw materials to its domestic manufacturers and frequently supplies the raw materials to foreign manufacturers. Otherwise, the raw materials are purchased directly by the manufacturer in accordance with the Company's specifications. Raw materials, which are in most instances made and/or colored specifically to the Company's order, consist principally of piece goods and trims, and are purchased from over 200 domestic and foreign textile mills, converters and trim suppliers. In 1995, three fabric suppliers accounted for an aggregate of approximately 32% of the Company's fabric purchases, including one supplier which accounted for approximately 22% of the Company's fabric purchases and approximately 18% of the Company's fabric and trim purchases. Two trim suppliers accounted for an aggregate of approximately 49% of the Company's trim purchases in 1995, including one supplier which accounted for 39% of the Company's trim purchases. Although the Company expects that during 1996 it will purchase its supplies from fewer suppliers, it does not believe that its concentration of suppliers will materially fluctuate. The Company believes that these raw materials, including fabric, are readily available from numerous domestic and foreign sources.

     Cygne's foreign finished goods purchases are frequently made on a letter of credit basis, while its domestic purchases are generally made on an open order basis. The Company does not have formal long-term arrangements with any of its suppliers. The Company has experienced little difficulty in satisfying its raw material requirements and considers its sources of supply adequate.

  Overseas Network

     Cygne's ability to source fabrics and monitor the manufacture of its products is reinforced by foreign affiliates and agents. The Company believes that this broad geographical network affords it both flexibility and control. Cygne's presence overseas includes:

         China and Hong Kong: The Company sources products and controls their manufacture in Hong Kong, the People's Republic of China and Southeast Asia through wholly-owned subsidiaries. In 1995 and 1994 (on a combined pro forma basis), the People's Republic of China and Hong Kong provided Cygne with products representing approximately 38% and 44%, respectively, of its net sales, of which approximately 15% and 12%, respectively, was for GJM. All countries sourced through the Hong Kong offices provided Cygne with products representing approximately 40% and 51%, respectively, of its 1995 and 1994 (on a pro forma combined basis) net sales.

         South Korea: The Company sourced products and controlled the manufacture of its products in South Korea through a majority owned subsidiary, which it closed in 1995. In each of 1995 and 1994 (on a pro forma basis), South Korea provided Cygne with products representing approximately 12% of Cygne's net sales.

         Guatemala: The Company controls the manufacture of its products in Guatemala through a wholly-owned subsidiary. In 1995 and 1994 (on a pro forma basis), Guatemala provided Cygne with products representing approximately 5% and 8%, respectively, of Cygne's net sales.

         Brazil: The Company sourced products in Brazil in 1995 and 1994 through two agents. In 1995 and 1994 (on a pro forma basis), Brazil provided Cygne with products representing approximately 6% and 5%, respectively, of Cygne's net sales. In February 1995, Cygne acquired TSA to source products in Brazil through these agents. In January, 1996, the Company determined to close TSA and the Company anticipates that operations will terminate by the end of the third quarter of 1996. See "--Company History."

         Italy and Israel: The Company conducts substantial fabric research and purchases a significant amount of woven fabrics from Italy through an agent which in February 1994 became a majority owned subsidiary. Woven fabrics used by the Company which were purchased in Italy represented approximately $18.4 million or 45% of the Company's woven fabric usage in 1995. In addition, in 1994 the Company acquired an Italian manufacturer which produces, in Italy and Israel, primarily knits. These countries provided Cygne with products representing approximately 9% of Cygne's sales for each of 1995 and 1994 (on a pro forma basis).

   Manufacturing

     Cygne's manufacturing strategy is designed to allow the Company to deliver quality garments at attractive prices within the time constraints set by its customers. Private label manufacturing usually operates on a tighter schedule than brand name manufacturing because goods are not manufactured until purchase orders are received and the Company's customers strive for quick response time in order to react on a real-time basis to market changes and test results. Delivery cycles vary according to the type of products manufactured, but frequently occur within a period of six weeks from fabric delivery to garment delivery. Meeting customer delivery requirements is both essential and difficult given the global nature of the manufacturing process, which might involve, for example, yarn from Eastern Europe, weaving and fabric finishing in Italy, trims and accessories from the U.S. and manufacturing in Guatemala.

     In order to strengthen its control of contract manufacturers, Cygne focuses on forging informal partnerships with a small number of dependable factories chosen for their ability to meet the Company's production requirements. In many cases, the Company uses a majority of a factory's capacity, which enables the Company to demand the adaptation of production scheduling and methods required to meet its quality, productivity and timing needs. In addition, Cygne has built an internal organization and sourcing network to meet the demanding delivery schedules and pricing constraints of its customers. During 1995, approximately 42% of the Company's finished products (based on units produced) were produced in the People's Republic of China and Hong Kong (of which 16% was for GJM) approximately 14% in the Caribbean and Central and South America, approximately 12% in South Korea, approximately 4% in the Philippines, approximately 11% in Italy and Israel, approximately 9% in other countries, and approximately 8% in the U.S. The Company believes that this allocation will allow it to meet its current quality, delivery and cost control requirements. However, the Company closely reviews its product sourcing on an ongoing basis and may alter this allocation to meet changing conditions and demands.

     In addition to strengthening its control of contract manufacturers, the Company began a process of vertical integration of its manufacturing capability with the acquisition in October 1991 of a cutting room in Florida which now serves as the consolidation center for all shipments of U.S. fabric, cutwork and trim to Caribbean and Central American factories. In 1994 and 1995, the Company acquired cutting facilities in Italy and Israel, acquired, through the GJM Acquisition, manufacturing facilities in the People's Republic of China, the Philippines and Sri Lanka, and began to manufacture products in Guatemala. In connection with the GJM Disposition, the manufacturing facilities in the People's Republic of China, the Philippines and Sri Lanka were sold or closed.

     Approximately 92% of Cygne's net sales in 1995 resulted from sales of its products which were manufactured outside the United States, of which approximately 12% was manufactured by Cygne and approximately 88% by non-affiliated contract manufacturers. If the GJM Disposition and the Proposed Sale had occurred prior to 1995, 87% of the Company's net sales in 1995 would have resulted from sales of its products which were manufactured outside the United States, of which 3% would have been manufactured by Cygne and approximately 97% by non-affiliated contract manufacturers. Cygne intends to continue to utilize foreign contract manufacturers for a significant percentage of its manufacturing requirements. The Company's manufacturers are located in several countries in the Far East (including the People's Republic of China), the Caribbean and South and Central America. In addition, the Company owns and operates manufacturing facilities in Guatemala and leases and operates manufacturing facilities in Israel. Foreign manufacturing is subject to a number of risks, including work stoppages, transportation delays and interruptions, political instability, foreign currency fluctuations, economic disruptions, expropriation, nationalization, the imposition of tariffs and import and export controls, changes in governmental policies (including U.S. policy toward these countries) and other factors which could have an adverse effect on the Company's business. Further, revocation of "most favored nation" status for the People's Republic of China, where a significant portion of its products are manufactured, could have a material adverse effect on the Company. In addition, the Company may be subject to risks associated with the availability of and time required for the transportation of products from foreign countries. The occurrence of certain of these factors may delay or prevent the delivery of goods ordered by customers, and such delay or inability to meet delivery requirements would have a severe adverse impact on the Company's results of operations and could have an adverse effect on the Company's relationships with its customers. Furthermore, the occurrence of certain of these factors in countries in which Cygne owns or leases and operates manufacturing facilities could result in the impairment or loss of the Company's investment in such countries. The loss of any one or more of its foreign manufacturers could have an adverse effect on the Company's business until alternative supply arrangements were secured.

     During 1988 and 1989, and to a lesser extent in 1990 and 1991, the Company experienced difficulties in obtaining timely delivery of products (primarily woven products) of acceptable quality which resulted, in many cases, in rejections or chargebacks by customers. During 1994, the Company experienced difficulties in obtaining timely delivery of products (primarily knit products) of acceptable quality which resulted, in many cases, in rejections or chargebacks by customers. In addition, during 1995, the Company experienced increased rejections or cancellations by customers with respect to certain of its products. Cygne believes that in some cases these difficulties resulted from not having sufficient access to and control over the manufacturing process for such products as well as shortened manufacturing times attributable to delays in obtaining required raw materials due to the liquidity pressures faced by the Company. There can be no assurance that the Company will not continue to experience such difficulties in the future. See "--Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

     Cygne relied solely on contract manufacturers for the production of its products through the first quarter of 1993. Cygne only began operating its own sewing factories, all of which are located outside the United States, during the second quarter of 1993. Operating manufacturing facilities rather than contracting with independent manufacturers requires the Company to maintain a higher level of working capital. In addition, reduced sales would have an even greater adverse impact on the Company's results in light of the fixed costs needed to own and operate its own factories. A substantial portion of the Company's manufacturing operations are located outside the U.S. and, accordingly, the Company is subject to many of the same risks as relying on foreign contract manufacturers. The Company currently operates manufacturing facilities in Guatemala and Israel. See "--Properties."

  Kenzo License Agreements


     In August 1996 the Company entered into two license agreements with Kenzo (the "Kenzo License Agreements") pursuant to which Kenzo granted to the Company an exclusive license to manufacture and distribute in the area governed by the North American Free Trade Agreement (i.e., Canada, Mexico and the United States of America) (i) the men's and women's ready to wear garments line bearing the KENZO JEANS label and (ii) the women's ready to wear garments line bearing the KENZO STUDIO label. The Kenzo License Agreements have an initial term of five years commencing with the Autumn/Winter 1997 season and concluding with the Spring/Summer 2002 season. The Kenzo License Agreements will be automatically renewed for a successive five year period under certain circumstances and upon the agreement of the parties as to minimum royalty payments for the successive five year period. The Company has agreed to pay Kenzo royalties of eight percent of the invoiced sales (which is defined as the net consolidated wholesale turnover invoiced by the Company, its subsidiaries and its sublicensees to third parties, excluding any affiliates of the Company) in return for the right to use the Kenzo trademark and the KENZO JEANS label or KENZO STUDIO label, as applicable. Regardless of the sales actually generated by the Company under each Kenzo License, the Company is obligated to pay minimum royalties of $200,000, $300,000, $350,000, $400,000, and $450,000 for the years commencing with the
Autumn/Winter season during 1997, 1998, 1999, 2000 and 2001, respectively. The minimum royalty payment under each Kenzo License Agreement for 1997 has been paid, and must be paid in advance for each subsequent year on the anniversary date of the Kenzo License Agreement. In addition, the Company is obligated each year to make payments for advertising for the KENZO JEANS and KENZO STUDIO products in an amount equal to six percent of the annual turnover (as defined above) for the first two years covered by the Kenzo License Agreements and three percent for each subsequent year. The Kenzo License Agreements provide for the immediate termination by a party upon the occurrence of a serious default by the other party of a term of the applicable Kenzo License Agreement. In addition, Kenzo may terminate the License Agreements (i) if in any year after the first two years of the License Agreement net sales of the licensed products are less than the amount which would result in the payment of minimum royalties for such year, (ii) in the event that Bernard Manuel ceases to actually manage the Company, except in the event of an agreement between Kenzo and the successor Chief Executive Officer or Chairman of the Board of the Company, or (iii) in the event of a change in the majority of the actual control of the Company, unless prior to such a change in control the Company and Kenzo agree to continue the License Agreements. The Kenzo License Agreements represent an opportunity for the Company to utilize its manufacturing and sourcing expertise in the production and sale of licensed brand name apparel. The Kenzo License Agreements represent a new area of the apparel business for the Company, and there can be no assurance the Company will be successful in exploiting the Kenzo License Agreements.


  Technology

     Cygne currently uses advanced computer assisted engineering technology in its marking and grading department, linked by modem to plotters in its Guatemala factory. The Company used a portion of the proceeds from its public offerings to acquire additional CAD/CAM equipment and software, compatible with its current systems, to provide fully integrated capabilities, including design, patternmaking and computerized cutting. A portion of this equipment is being sold in the Proposed Sale.

  Quality Assurance

     The Company's comprehensive quality assurance program is designed to ensure that its products are consistently at the high end of the quality standards of its customers. The Company's program is carried out by approximately 29 people, including design technicians and quality assurance technicians. In addition, the Company employs inspectors in its overseas offices and requires its overseas agents to employ similarly qualified quality control personnel whose recruitment and retention are subject to the Company's approval.

     Foreign manufactured piece goods are usually inspected both prior to shipment by the Company's overseas offices or agents as well as upon arrival at their manufacturing destination. The Company's garment quality assurance program begins with a technical value analysis of the garment to be produced, followed by a critical analysis of factory-made prototypes. This "engineering" phase, conducted by design technicians working closely with patternmakers, is essential to lower production costs, to optimize fabric utilization and to ensure that quality is built into a garment before manufacturing begins. Once a factory prototype, or "countersample," is approved, the program involves extensive work-in-process review designed to ensure that manufactured garments will meet both the Company's and its customer's final inspection standards.

  Joint Venture Arrangements

     In May 1992, Cygne, Messrs. Benson and Manuel, CIL and Ann Taylor entered into a joint venture arrangement through CAT to provide Ann Taylor with a fully dedicated direct sourcing capability for the following product categories: denim, casual bottoms, shirts, blouses and soft dressing, knits, and sweaters. In late 1993, CAT began to source shoes for Ann Taylor, and subsequently began to source accessories for Ann Taylor. Although CAT is obligated to work exclusively for Ann Taylor, Ann Taylor is permitted to, and does, source these products from other sources. Prior to the Proposed Sale, Cygne owns 60% of CAT, and Ann Taylor owns the remaining 40%; until May 1, 1993 Ann Taylor owned 20% of CAT. The agreement between Cygne and Ann Taylor provides that after July 1, 1995, either the Company or Ann Taylor may offer to purchase the other party's interest in CAT. The party receiving the offer then has the option of accepting the offer and selling its interest in CAT on the terms offered or purchasing the offering party's interest in CAT on the terms offered. The closing of such purchase can occur at any time upon six months' prior notice. Subject to the approval of the stockholders, the Company will sell its interest in CAT to Ann Taylor upon the terms described herein. There can be no assurance the transaction with Ann Taylor will be consummated. The Company does not expect Ann Taylor to continue as a customer following this transaction. See "The Purchase Agreement" and "--Company History."

     During 1993, 1994 (pro forma), 1995 and the first half of 1996, 14.2%, 23.1%, 30.7% and 51.9%, respectively, of the Company's combined net sales, representing 55.3%, 71.3%, 42.9% and 70.8%, respectively, of its net sales to Ann Taylor, were made by CAT. CAT and the Division accounted for approximately 53% and 73.3% of the Company's net sales (excluding net sales of the recently sold GJM Business) for 1995 and the first half of 1996, respectively. See "--Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

     The President of CAT is entitled to an annual bonus equal to a specified percentage of the consolidated net income before taxes of CAT. In addition, upon the sale or transfer of all or a portion of the capital stock or all or substantially all of the assets of CAT, this individual has an option to receive, as consideration for the termination of this bonus, a one-time lump sum payment equal to a specified percentage of the value of such corporation determined on the basis of the sales price of such stock or assets.

  Competition

     The private label industry is highly fragmented, and the Company faces intense competition, including competition from its own customers (including their affiliates) who have, or may establish, their own internal product development and sourcing capabilities. Most independent competitors are small entrepreneurial firms that do not have comparable design and merchandising capabilities or the means to evolve into professionally managed organizations. Some of the Company's competitors, however, are larger in size and have greater resources than the Company.

     The Company competes primarily on the basis of price, quality and short lead time high volume manufacturing. The Company believes that its competitive advantages include an integrated approach to low cost manufacturing, design capability and superior flexibility in responding to changing consumer demand within the industry's product delivery constraints.

     The Company believes that certain of its own customers (including their affiliates), who possess, to varying degrees, the know-how and internal resources to develop and source directly a portion of their requirements, constitute its major competition. For example, The Limited, Inc., through its sourcing subsidiary, Mast Industries, Inc., which is an affiliate of a company which once owned Cygne (see "--Company History"), procures directly a substantial portion, but not a majority, of its product requirements. In addition, The Limited Stores, which is the Company's largest customer among the divisions of The Limited, Inc., has formed an internal design and product development group as well as added a direct sourcing department. Ann Taylor is also following the concept of sourcing directly a portion of its requirements as is reflected by the Proposed Sale.

     The Company believes that its business will depend upon its ability to provide product lines which meet current fashion trends and are of good quality and attractively priced within its customers' time requirements, as well as its ability to maintain relationships with key customers. There can be no assurance that the Company will be successful in this regard.

  Import Restrictions

     The Company imports more than 80% of its products from a number of foreign countries, including the People's Republic of China, El Salvador, Guatemala, Hungary, Israel, Romania and Thailand. The Company's ability to meet its customers' pricing requirements will depend, in large part, on its ability to manufacture its products in countries where manufacturing costs are low. However, because of quota limits, the Company's manufacturing flexibility is reduced, increasing the risk that the Company will need to manufacture more of its products in countries where manufacturing costs are higher.

  Textile Agreements

     Prior to January 1, 1995, apparel imports from most countries were subject to bilateral textile agreements under the Multifiber Arrangement ("MFA") of the General Agreement on Tariffs and Trade ("GATT") which allowed the imposition of visa and quota restrictions on certain apparel and textile articles including a significant portion of those currently sold by the Company. Under the Uruguay Round Agreements Act, the United States agreed to phase out these bilateral quotas in three stages over a ten year period. The agreement became effective on January 1, 1995 for the 124 member countries of the World Trade Organization ("WTO"), which include the countries listed above with the exception of the People's Republic of China. Those textile quotas in effect on December 31, 1994 will remain in effect until they are "phased-out" during the ten-year period. However, these quotas are subject to a growth formula which uses as a basis the growth rate set forth in the bilateral textile agreements in effect as of December 31, 1994 and provides for additional growth of 16%, 25% and 27% of the base growth rate in the respective phase-out periods. It is believed that the quotas affecting most of the products imported by the Company are not likely to be phased out until the end of the third and final stage, i.e., on January 1, 2005. Once "phased-out," quotas cannot be imposed except in accordance with GATT rules. These rules generally forbid bilateral quota agreements and other discriminatory, country-specific restraints. However, some form of global quota is still possible after completion of the ten year phase-out period. Under limited circumstances, a new quota (called a "transitional safeguard") may be imposed during the ten-year phase-out period if there is demonstrable evidence of serious damage, or actual threat of serious damage, to a domestic industry producing like or competitive products due to a sharp and substantial increase in imports of a particular product. The United States may also counteract illegal transshipping practices by imposing new quotas, issuing chargebacks against existing quotas or imposing embargoes. Such action can be taken against both the actual country of origin and countries through which such merchandise was transshipped. While it is not possible to forecast the likelihood of such occurrences, the imposition of new quotas and/or chargebacks could impact the Company's ability to source imported merchandise.

     Textile and apparel imports from the People's Republic of China and other non-members of the WTO will continue to be subject to bilateral textile agreements negotiated under the MFA. Under these agreements, the United States may impose quota restraints on importations of specific categories of merchandise not presently subject to such quota restraints. The bilateral textile agreement with The People's Republic of China expires on December 31, 1996. The People's Republic of China is seeking membership in the WTO. Should its application be approved, imports from The People's Republic of China may become subject to the quota phase-outs discussed above or modifications thereof.

  Origin Rules

     As part of the Uruguay Round Agreements Act, Congress adopted specific rules of origin for textile and apparel products which became effective on July 1, 1996. The origin of the product dictates the duty rate and quota rules applicable to the product. Under the prior rules of origin, the country where the last substantial transformation of the product occurs is generally considered the country of origin of that product. For most apparel products, this rule dictates that the country where the fabric is cut into garment components will be the country of origin for the finished product even though the assembly of the article occurred in another country. Only when a complex assembly process is required will the country of assembly become the origin of the product. Under the new rules, the country of assembly will generally dictate the origin of the apparel. This change could raise the cost of the merchandise produced by the Company.

  Duty Rates

     The products imported by the Company are subject to "Most Favored Nation
(MFN)" or column 1 rates of duty which range from zero to 38% ad valorem. As a result of the Uruguay Round Agreements Act, many of these rates will be reduced over five to fifteen years resulting on average in a 12% reduction from current rates of duty.

     On December 8, 1993, Congress adopted the North American Free Trade Agreement ("NAFTA") under which originating apparel and other products from Mexico and Canada are immediately exempt from quota restrictions and subject to duty rates which are being reduced to zero over the next ten years. Similar tariff rate preferences and quota exemptions are being phased in for certain non-originating apparel products cut and sewn in Mexico and Canada. Negotiations have begun to expand NAFTA to possibly include certain Central and South American countries. Additionally, "NAFTA Parity" legislation has been introduced to confer similar quota and duty benefits on countries subject to the Caribbean Basin Economic Recovery Act (CBERA) including Guatemala.

     Imports from the People's Republic of China receive MFN duty rates under a waiver of the Jackson-Vanik Amendment to the Trade Act of 1974. Under this statute, certain countries and non-market economies are prohibited from receiving MFN rates of duties and other trade benefits unless an annual waiver is issued by the President. The People's Republic of China has received a Jackson-Vanik Waiver annually since 1979. On May 18, 1996 President Clinton renewed the waiver. Congress may pass legislation disapproving the one-year extension of MFN to China, but an attempt to do so was defeated in the House. If MFN for China had been discontinued, goods from China would have been subject to "column 2" rates of duty, which range up to 90% ad valorem. However, current duty rates will remain in effect at least until July 2, 1997. The loss of MFN status for the People's Republic of China could adversely affect the Company's ability to supply products to its customers.

  Additional Restrictions

     In the ordinary course of its business the Company is, from time to time, subject to claims by the U.S. Customs Service for additional duties and other charges. Similarly, from time to time, the Company is entitled to refunds from the U.S. Customs Service due to the overpayment of duties.

     The U.S. and other countries in which the Company's products are manufactured or sold may, from time to time, impose new quotas, duties, tariffs, or other restrictions, including trade sanctions or revocation of "most favored nation" status, or adversely adjust presently prevailing quotas or duty rates, which could adversely affect the Company's operations and its ability to import products at current or increased levels. The Company cannot predict the likelihood or frequency of any such events occurring.

     The Company monitors duty, tariff and quota-related developments and continually seeks to minimize its potential exposure to quota-related risks through, among other measures, geographical diversification of its manufacturing sources, the maintenance of overseas offices, allocation of production to merchandise categories where more quota is available and shifts of production among countries and manufacturers. The Company also purchases quantities of temporary quota in certain countries.

     The Company's ability to import its products is subject to the cost and availability of transportation to the U.S., the demand for production capacity abroad by other manufacturers, economic or political instability resulting in the disruption of trade from exporting countries, any significant fluctuation in the value of the dollar against foreign currencies and restrictions on the transfer of funds. The Company's operations have not been materially affected by any of the foregoing factors to date, although there can be no assurance that these factors will not adversely affect the Company in the future.

  Customs Audits

     On November 25, 1991, the U.S. Customs Service commenced a consumption entry audit of FWM for the calendar year 1990. The review of FWM's records has been completed by the individual auditor assigned to the case, and he has informally reported to FWM and its customs attorney that he has made no negative findings. His statements are not binding and are still subject to further review by his superiors and others in the Regulatory Audit Division of the U.S. Customs Service. No assurance can be given that his statements will be reflected in the final report issued by the Regulatory Audit Division. To date, no final report has been issued.

     On October 17, 1995, the U.S. Customs Service commenced a Compliance Assessment Review of CAT for the 1994 calendar year. The purpose of this review was to determine CAT's level of compliance with its Customs reporting obligations and its valuation of merchandise. The review was completed in March 1996 by the individual auditor assigned to the case who informally advised CAT that he had made no negative findings. The auditor's statements are not binding and are still subject to further review by his superiors and others in the Regulatory Audit Division of the U.S. Customs Service. No assurances can be given that his statements will be reflected in the final report issued by the Regulatory Audit Division. To date, no final report has been issued.

  Backlog

     At May 4, 1996 the Company had unfilled confirmed customer orders of approximately $81.4 million. The amount of unfilled orders at a particular time is affected by a number of factors, including the scheduling of manufacture and shipping of the product which, in some instances, depends on the customer's demands. Accordingly, a comparison of unfilled orders from period to period is not necessarily meaningful and may not be indicative of eventual actual shipments during the quarter. The Company's experience has been that the cancellations, rejections or returns of orders do not materially reduce the amount of sales realized from its backlog.

  Employees

     At June 30, 1996, the Company had approximately 1,077 full-time employees, including approximately 626 employees at its factories in Guatemala and Israel. The Company considers its relations with its employees to be satisfactory.

  Properties

     The Company currently conducts its operations from a number of facilities in the U.S. and abroad. The Company's executive and general offices are located at 1372 Broadway, New York, New York. The Company occupies approximately 125,000 square feet at such premises in New York pursuant to leases which expire in 2010 and its average annual rental expense (exclusive of escalation amounts) is approximately $2.6 million. In connection with the Proposed Sale, it is anticipated that Ann Taylor will sublease approximately 60,000 square feet of this space. See "The Purchase Agreement--Acquired Assets and Assumed Liabilities."

     The Company also leases a trim consolidation center in Miami, Florida, two offices in Hong Kong and an office and cutting facility and sewing facility in Israel. The Company owns an office in Italy and a sewing facility in Guatemala. In connection with the Proposed Sale, Ann Taylor will lease a portion of the office in Italy. See "The Purchase Agreement--Transition Agreements." The Company believes that its existing facilities are well maintained and in good operating condition and are adequate for its present level of operations for the foreseeable future.

  Legal Proceedings

     On December 11, 1995, a class action complaint was filed against the Company, certain of the Company's officers and directors, Ernst & Young LLP, the underwriters of the Company's June 1994 secondary public offering of stock and certain financial analysts who followed the Company, in the United States District Court, Southern District of New York. The action was purportedly filed on behalf of a class of purchasers of the Company's stock during the period September 28, 1993 through April 28, 1995. The complaint seeks unspecified money damages and alleges that the Company and the other defendants violated federal securities laws in connection with various public statements made by the Company and certain of its officers and directors during the putative class period. On April 9, 1996, all of the defendants filed motions to dismiss the complaint. The plaintiffs have filed oppositions to the motions to dismiss and the defendants have filed their reply memoranda and the motions are under consideration by the court.

The Company believes that all of the allegations contained in the complaint are without merit and intends to continue to defend the action vigorously. An adverse decision in this action could have a material adverse effect on the Company's financial condition and results of operations.

     The Company is involved in various other legal proceedings that are incidental to the conduct of its business, none of which the Company believes could reasonably be expected to have a material adverse effect on the Company's financial condition and results of operations.

Selected Financial Information

     The following tables summarize certain selected financial information which should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto of the Company included elsewhere herein. The selected financial information as of and for the fiscal years ended January 30, 1993, January 29, 1994, January 28, 1995 and February 3, 1996 have been derived from the consolidated financial statements of the Company, which have been audited by Ernst & Young LLP, independent auditors. The selected financial information as of and for the fiscal year ended February 1, 1992 has been derived from the consolidated financial statements of the Company, which have been audited by Mahoney Cohen Rashba & Pokart, P.C. (predecessor firm of Rashba & Pokart P.C.), independent auditors. The selected financial information as of May 4, 1996 and for the fiscal quarters ended April 29, 1995 and May 4, 1996, which have been derived from unaudited financial statements, has been prepared on the same basis as the audited financial statements included elsewhere herein and, in the opinion of the Company, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position and results of operations for these periods. The results of operations for the fiscal quarter ended May 4, 1996 are not necessarily indicative of the results to be expected for the full fiscal year.




                                                      Year (1)                              First Quarter (2)
                                -----------------------------------------------------     -------------------
                                  1991       1992      1993 (3)   1994 (4)      1995       1995         1996
                                -------    --------    --------   --------   ---------    --------    -------
                                                  (In thousands, except per share amounts)
Statement of Operations
 Data (5)
Net sales ....................  $70,423    $124,693    $220,201   $516,105   $ 540,063    $128,367    $83,756
Cost of goods sold ...........   58,471     102,718     181,326    433,700     510,761     117,239     73,044
                                -------    --------    --------   --------   ---------    --------    -------
Gross profit .................   11,952      21,975      38,875     82,405      29,302      11,128     10,712
Selling, general and
 administrative ..............   10,342      15,430      23,794     54,261      72,182      19,208      9,159
(Gain) on sale of subsidiary,
 net .........................      --          --          --         --       (4,742)     (4,742)       --
Loss on sale of GJM
 Business, net ...............      --          --          --         --       31,239         --         --
Write off of goodwill ........      --          --          --         --       48,949         --         --
Amortization of goodwill .....      --          --          137      2,505       3,425         956         91
                                -------    --------    --------   --------   ---------    --------    -------
Income (loss) from
 operations ..................    1,610       6,545      14,944     25,639    (121,751)     (4,294)     1,462
Other income (expense) .......      --          --          --         --          --          --        (388)
Interest expense .............    1,525       2,585       4,272      7,620       8,813       2,111        935
                                -------    --------    --------   --------   ---------    --------    -------
Income (loss) before income
 taxes and minority
 interests ...................       85       3,960      10,672     18,019    (130,564)     (6,405)       915
Provision (benefit) for
 income taxes ................      --          703       3,897      5,568      (6,216)     (2,122)       436
                                -------    --------    --------   --------   ---------    --------    -------
Net income (loss) before
 minority interests ..........       85       3,257       6,775     12,451    (124,348)     (4,283)       479
Less minority interests ......      --          124         631      1,642       1,710         397        448
                                -------    --------    --------   --------   ---------    --------    -------
Net income (loss) ............  $    85    $  3,133    $  6,144   $ 10,809   $(126,058)   $ (4,680)  $     31
                                =======    ========    ========   ========   =========    ========   ========
Net income (loss) per share ..  $  0.02    $   0.59    $   0.92   $   0.93   $  (10.04)   $  (0.36)  $   0.00
                                =======    ========    ========   ========   =========    ========   ========
Number of shares used in
 computation of net income
 per share (6) ...............    5,305       5,305       6,705     11,658      12,550      12,886     12,438
                                =======    ========    ========   ========   =========    ========   ========

                                                                      Year (1)
                                                -------------------------------------------------   First Quarter
                                                 1991       1992     1993        1994       1995        1996
                                                ------     ------   ------      ------     ------      ------
                                                                       (In thousands)
Balance Sheet Data (as of end of period)
Cash and accounts receivable ...............  $ 4,458    $20,966   $35,687   $ 79,123   $ 40,604     $48,984
Assets held for sale .......................      --         --        --         --      15,200         --
Inventory ..................................    8,041     10,256    14,311     57,570     29,999      13,441
Goodwill, net ..............................      --         --      3,577     76,659      2,790       2,699
Total assets ...............................   13,622     33,807    66,973    253,528    117,145      94,534
Long-term debt (7) .........................    4,531      4,596     1,273      1,460      1,562       1,409
Subordinated debt due to affiliates ........    4,508      4,508       --         --         --          --
Series A Redeemable Preferred Stock ........    1,250      1,250       --         --         --          --
Stockholders' (deficiency) equity ..........   (2,259)       892    34,497    141,692      9,046       9,045

- ----------------------



(1) The Company's fiscal year ends on the Saturday closest to January 31. The fiscal year ended February 3, 1996 consisted of 53 weeks. All other years presented consist of 52 weeks. References to a year are to the fiscal year of the Company commencing in that calendar year and ending on the Saturday nearest January 31 of the following year. The Company has never declared or paid cash dividends on its Common Stock.

(2)  References are to the fiscal quarter ended April 29, 1995 and May 4, 1996.

(3) The income statement and balance sheet data include the results of operations and assets and liabilities, respectively, of CAT US and CAT Far East, which began operations in June 1992, although these entities did not become subsidiaries of the Company until April 30, 1993. See
     "--Business--Company History" and "--Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4) The income statement data include the results of operations of CAT US and CAT Far East, which began operations in June 1992, and Cygne Knits Limited and Cygne Far East Limited, which began operations in February 1993, although these entities did not become subsidiaries of the Company until April 30, 1993. See "--Business--Company History" and "--Management's Discussion and Analysis of Financial Condition and Results of Operations."

(5) The income statement data includes the results of operations of FWM, which was acquired on April 6, 1994 and includes the GJM Business from its purchase in October 1994 to its sale in February 1996. See
     "--Business--Company History" and "--Management's Discussion and Analysis of Financial Condition and Results of Operations."

(6) See Notes 1 and 2 of Notes to Consolidated Financial Statements of the Company.

(7)  Includes subordinated debt to affiliates.

Management's Discussion And Analysis of
Financial Condition and Results of Operations

     Unless otherwise noted, all references to a year are to the fiscal year of the Company commencing in that calendar year and ending on the Saturday nearest January 31 of the following year. Except as otherwise noted, the following discussion and analysis of financial condition and results of operations gives effect to (a) the FWM Acquisition, which was consummated on April 6, 1994, and
(b) the GJM Acquisition, which was consummated on October 7, 1994.

     On April 7, 1995, Cygne sold the United Kingdom subsidiary of FWM and certain brand name rights which were acquired in the FWM Acquisition (the "FWM UK Disposition"). On February 9, 1996, the Company sold substantially all of the assets relating to its GJM intimate apparel and sleepwear operations (the "GJM Disposition"). In June 1996 the Company signed a definitive agreement with respect to the Proposed Sale. See "Pro Forma Financial Information" and "--Business--Company History."

     Upon consummation of the Proposed Sale, the Company will continue in three principal segments of the women's apparel market: career sportswear, casual sportswear and dresses. In addition, upon the consummation of the Proposed Sale, the Company anticipates that it will no longer have sales to Ann Taylor. The Company has been dependent on its key customers (The Limited, Inc. and Ann Taylor) and, with the loss of Ann Taylor as a customer, its business is dependent upon maintaining its relationship with The Limited, Inc. and its ability to attract new customers. However, there can be no assurance that the Company will be able to do so. This Proxy Statement contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in this Proxy Statement.

General

     The Company was acquired from a wholly owned subsidiary of The Limited, Inc. by its current management and others in March 1988. See "--Business--Company History." In 1988 and 1989, the Company suffered severe liquidity problems which arose primarily from its inability to obtain timely delivery of products of acceptable quality and which resulted, in many cases, in rejections and chargebacks. In December 1989, the Company's capital was restructured, new management joined the Company and a new manufacturing strategy was formulated.

     The Company gradually implemented this manufacturing strategy, first by developing relationships with reliable manufacturers during 1990 and then, during 1991, by increasing significantly its own manufacturing and quality assurance staff. This investment in additional personnel was made in anticipation of increased sales, which began to materialize in the second half of 1991 as a result of the Company's improved manufacturing performance. With its manufacturing strategy implemented, the Company began to extend its existing product line in 1992 to include shirts, blouses, denim and knits, and in 1993 to include sweaters and shoes. In 1994 the Company expanded its product line to include soft dressing, dresses, intimate apparel and sleepwear. Certain of these new products, including knits, intimate apparel, sleepwear and products produced by CAT, inherently carry lower gross margins than woven products but also require less selling, general and administrative expenses. As a result, the Company's gross profit, income from operations and net income has varied as a percentage of net sales from quarter to quarter based upon the woven, knits, intimate apparel and sleepwear and CAT product mix.


     In June 1992, the Company and certain of its stockholders formed CAT, a joint venture arrangement with Ann Taylor to source products exclusively for Ann Taylor. During 1992 and the first quarter of 1993, Ann Taylor owned a 20% interest in CAT. Effective May 1, 1993, Ann Taylor's interest in CAT increased to 40%. As a result of such change in ownership, Ann Taylor has a 40% interest in the net income of CAT, which interest is reflected in Cygne's consolidated statements of income as "income attributable to minority interests." This decrease in Cygne's ownership decreased Cygne's share of CAT's net income commencing with the second quarter of 1993. Had Ann Taylor acquired a 40% interest in CAT at the date CAT commenced operations, the Company's net income for 1993 and 1992 would have been $6.0 million and $3.0 million, respectively, and net income per share would have been $0.90 and $0.57, respectively. See "--Business--Company History" and "--Joint Venture Arrangements."


     Effective April 30, 1993, the Company acquired Cygne Knits Limited and Cygne Far East Limited (collectively, "Knits") companies organized to provide cut-and-sewn knitwear and sweaters to Cygne's customers other than Ann Taylor, from Messrs. Benson and Manuel. The acquisition of Knits represents the reorganization of entities under common control, and has been accounted for similar to a pooling of interests. See "--Business--Company History."

     In August 1993, the Company completed an initial public offering of an aggregate of 2,760,000 shares of Cygne Common Stock at a purchase price of $10.00 per share in an underwritten public offering. The net proceeds of the offering were used to retire certain indebtedness and for general corporate purposes, including working capital. In June 1994, the Company sold 2,300,000 shares of Cygne Common Stock at a purchase price of $18.25 per share in an underwritten public offering. In addition, certain stockholders of the Company, including Mr. Benson, FWM N.V. and the Limited Partnership, sold an aggregate of 1,725,000 shares of Cygne Common Stock in such offering. See "--Beneficial Ownership of Cygne Common Stock." The net proceeds to the Company of the offering were used to retire certain indebtedness and for general corporate purposes, including working capital and fixed asset purchases.

     In 1993, in two transactions, the Company acquired T.Wear Company S.r.l. and M.T.G.I. Textile Manufacturers Group (Israel) Limited in exchange for an aggregate of $500,000 and 150,000 shares of Cygne Common Stock. These acquired companies, along with Knits, represent the Company's T-Wear Group, which is responsible for the design, merchandising and manufacturing of the Company's knit apparel, with the exception of sweaters.

     On April 6, 1994, Cygne acquired FWM for a purchase price of $44.0 million, consisting of 2,000,000 unregistered shares of Cygne Common Stock and $10,000 in cash. Additional costs related to this acquisition approximated $1.4 million. The excess of the purchase price over the fair value of the net assets acquired of $47.8 million was recorded as goodwill and was being amortized over a twenty-five year period. In April 1995, the Company sold FWM's United Kingdom subsidiary to FWM N.V. for 600,000 shares of Cygne Common Stock. During 1995, management took various actions to reverse a decline in FWM's business. However, management determined that such actions were not having the desired results and eliminated all of the operations of FWM. In connection with the elimination of the FWM operations, the Company wrote-off the remaining $44.5 million of goodwill in fiscal 1995. See Note 2 of Notes to Consolidated Financial Statements of the Company.

     On October 7, 1994, Cygne acquired GJM for a purchase price of $15.2 million, consisting of 650,000 unregistered shares of Cygne Common Stock, $10,000 in cash and the assumption of approximately $1.9 million of debt owed by GJM International to The Limited, Inc., as well as non-compete payments aggregating $3.2 million. Additional costs related to this acquisition approximated $1.7 million. The excess of the purchase price over the fair value of the net assets acquired of approximately $27.7 million was recorded as goodwill and was being amortized over a twenty-five year period. See Note 2 of Notes to Consolidated Financial Statements of the Company.

     In February 1996, the Company sold the GJM Business to Warnaco. In the transaction, Warnaco paid Cygne $12.5 million in cash and assumed certain liabilities of the GJM Business. The Company is obligated to indemnify Warnaco for any claims for taxes arising out of the operation of the GJM Business prior to the sale of the GJM Business to Warnaco. The Company used all the proceeds of the sale to repay outstanding senior bank indebtedness. See "--Liquidity and Capital Resources."


     In February 1995, Cygne acquired Tralee S.A. ("TSA"), a Uruguayan corporation that sources products in Brazil for export, primarily to the United States. The purchase price for TSA was approximately $3.8 million, consisting of 53,038 unregistered shares of Cygne Common Stock and $3.1 million in cash. Additional costs related to this acquisition approximated $730,000. The excess of the purchase price over the fair value of the net assets acquired of approximately $4.5 million was recorded as goodwill and was being amortized over a twenty-five year period. Cygne also issued options to purchase an aggregate of 55,000 shares of Cygne Common Stock to the two former shareholders of TSA in connection with their entering into consulting agreements with TSA. In January 1996, the Company determined to close TSA and the Company anticipates that operations would terminate by the end of the third quarter of 1996. As a result, the Company incurred a loss of approximately $6.4 million in fiscal 1995, primarily resulting from the write-off of goodwill associated with the acquisition.

     In June 1996, the Company entered into the Purchase Agreement pursuant to which Ann Taylor will, subject to, among other things, approval by the stockholders of the Company at the Annual Meeting, acquire Cygne's 60% interest in CAT and the assets of the Division that are used in sourcing merchandise for Ann Taylor. The purchase price to be paid by Ann Taylor to Cygne in the transaction consists of unregistered shares of Ann Taylor Common Stock having a market value of $36 million (based on the average high and low sale price of the Ann Taylor Common Stock in the ten trading days prior to closing), but in no event is ASTC obligated to issue more than 2.5 million shares (subject to increase to up to 3 million shares if 2.5 million shares has a value of less than $32.5 million), and a cash payment in an amount equal to the tangible net book value of the inventory and fixed assets of Cygne's Ann Taylor Woven Division, less certain assumed liabilities of the Division. In order to facilitate the integration of CAT and the

Division into Ann Taylor's operations, Cygne has agreed to make available up to 30% of Messrs. Benson's and Manuel's time and will receive an aggregate fee of $450,000 per year. ASTC has agreed to register the shares issued to Cygne for resale, although Cygne will be subject to certain restrictions on the timing of sales and the amount of shares which can be sold at any one time. See "The Proposed Sale" and "The Purchase Agreement."


     During 1993, 1994, 1995 and the first half of 1996, Ann Taylor accounted for 55.3%, 37.5%, 42.9% and 73.3% of Cygne's net sales, respectively, and The Limited, Inc. (consisting primarily of The Limited Stores, Lerner and, in 1993, Express) accounted for 38.6%, 36.8% and 34.1% and 17.9% of Cygne's net sales, respectively (38.6%, 36.0% and 26.2% during 1993, 1994 and 1995 excluding sales made by the GJM Business). Net sales in 1995 include sales to The Limited, Inc. by the Company's FWM division, which operations were discontinued in 1995, and by the GJM Business, which was sold in February 1996. The Limited, Inc. beneficially owns, through an affiliated partnership, 6.9% of the outstanding Cygne Common Stock. In addition, the Company is currently overdue on payment of an approximately $1,258,000 unsecured note payable to The Limited, Inc. See Note 8 of Notes to Consolidated Financial Statements of the Company.


     Although Cygne has long-established relationships with its key customers, Cygne does not have long-term contracts with any of its customers, including The Limited, Inc. See "--Business--Company History" and "--Joint Venture Arrangements." Upon the consummation of the Proposed Sale, the Company anticipates that it will no longer have sales to Ann Taylor. The Company has been dependent on its key customers and, with the loss of Ann Taylor as a customer, its future success will be dependent upon its ability to attract new customers. There can be no assurance that The Limited, Inc. will continue to purchase merchandise from the Company at the same rate in the future, or that the Company will be able to attract new customers. In addition, as a result of the Company's dependence on The Limited, Inc., particularly after the Proposed Sale, The Limited, Inc. has the ability to exert significant control over the Company's business decisions, including prices. Furthermore, The Limited, Inc. procures directly a substantial portion, but not a majority, of its product requirements through its sourcing subsidiary, and such subsidiary will continue to be a major competitor of the Company with respect to the Company's business with The Limited, Inc. In addition, The Limited Stores, which is the Company's largest customer among the divisions of The Limited, Inc., has formed an internal design and product development group as well as added a direct sourcing department. During 1995, sales to certain division of The Limited, Inc. decreased significantly and the Company anticipates that sales to The Limited, Inc. will continue to decrease in 1996.

     The apparel industry historically has been subject to substantial cyclical variation, with purchases of apparel and related goods tending to decline during recessionary periods when disposable income is low. This could have a material adverse effect on the Company's business. The Company believes that the weakness of retail sales of women's apparel in 1994 and 1995 adversely affected its operating results, and believes that its operating results will continue to be adversely affected as long as this weakness continues. In addition, various retailers, including some of Cygne's customers, have experienced financial difficulties during recent years which have increased the risk of extending credit to such retailers.

Results of Operations

     The following table is derived from the Company's consolidated statements of operations and expresses for the periods indicated certain income statement data as a percentage of net sales:



                                                                         Percentage of Net Sales
                                                         ----------------------------------------------------
                                                                     Year                     First Quarter
                                                         -----------------------------     ------------------
                                                          1995       1994        1993       1996        1995
                                                         ------     ------      ------     ------      ------
Net sales ...........................................    100.0%     100.0%      100.0%      100.0%     100.0%
Cost of goods sold ..................................     94.6       84.0        82.3        87.2       91.3
Gross profit ........................................      5.4       16.0        17.7        12.8        8.7
Selling, general and administrative .................     13.4       10.5        10.8        10.9       14.2
Amortization of intangibles .........................      0.6        0.5         0.1         0.1        0.7
(Loss) income from operations .......................    (22.5)       5.0         6.8         1.8       (3.3)
Net (loss) income ...................................    (23.3)       2.1         2.8         0.0       (3.6)

- ------------------

(1) Each of the years indicated includes 52 weeks except for 1995 which includes 53 weeks.

First Quarter 1996 Compared to First Quarter 1995

  Net Sales

     Net sales for the first quarter of 1996 decreased 34.8% to $83.8 million from $128.4 million for the comparable period in 1995. The $44.6 million decrease in net sales for the first quarter of 1996 was primarily attributable to the sale of the GJM Business on February 9, 1996 ($15.4 million) and to discontinued customers and product lines ($38.0 million), partially offset by an increase in sales to Ann Taylor.

     Net sales to Ann Taylor for the quarter ended May 4, 1996 amounted to $60.5 million, or 72% of the Company's net sales. Upon consummation of the Proposed Sale, the Company anticipates that it will no longer have sales to Ann Taylor.

  Gross Profit

     Gross profit for the first quarter of 1996 was $10.7 million, a decrease of $400,000 or 3.7% from the comparable period in 1995. However, gross margin (gross profit as a percentage of net sales) increased to 12.8% in the first quarter of 1996 from 8.7% in the first quarter of 1995. Gross margin in the first quarter of 1995 was adversely affected by low margins on sales to discontinued customers. Certain of the Company's products inherently carry lower gross margins than the woven products. The Company expects that gross profit as a percentage of net sales will vary from quarter to quarter depending on the mix of products sold.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses for the first quarter of 1996 were $9.2 million, representing a decrease of $9.0 million or 49.6% over the first quarter of 1995. As a percentage of net sales, selling, general and administrative expenses were 10.9% in the first quarter of 1996, compared to 14.2% in the comparable prior year period. The decrease in these expenses and as a percentage of net sales were primarily attributable to reductions in the Company's overhead as well as the disposition of the GJM Business.

  Bad Debt Expense

     Bad debt expense of $1.1 million in the first quarter of 1995 resulted from the bankruptcy filing of a customer.

  Amortization of Intangibles

     The amortization of intangibles for the first quarter of 1996 was $91,000, a decrease of $856,000 over the first quarter of 1995. The decrease was primarily attributable to the write-offs subsequent to the first quarter of 1995 of intangibles recorded in connection with the FWM Acquisition and the sale of the GJM Business.

  Interest Expense

     Interest expense for the first quarter of 1996 was $935,000, a decrease of $1.2 million or 55.7% over the comparable prior year period. The decrease in the interest expense is primarily attributable to the reduction in anticipation taken by customers and the sale of the GJM Business.

  Provision for Income Taxes

     The provision for income taxes in the first quarter of 1996 primarily represents tax on CAT's income. At February 3, 1996, the Company had net operating loss carryforwards of approximately $84 million, which can be used to offset future taxable income.

1995 Compared to 1994

  Net Sales

     Net sales were $540.1 million in 1995, an increase of $24.0 million or 4.6% from 1994. Net sales for 1995 decreased by $52.6 million or 8.9% compared to historical pro forma combined net sales of $592.7 million for 1994. If the sale of the GJM Business and the Proposed Sale had occurred on January 29, 1995, the Company's net sales for

1995 would have been approximately $203.6 million, which includes sales by FWM and sales to certain discontinued customers. If the Proposed Sale is consummated, the Company anticipates that its primary customer will be The Limited, Inc. During 1995, excluding sales of the GJM Business, but including sales of FWM, the Company had net sales to The Limited, Inc. of approximately $113.9 million. During 1995 sales to Ann Taylor increased significantly, including sales through CAT, the Company's joint venture arrangement with Ann Taylor, and sales to certain divisions of The Limited, Inc. decreased significantly and the Company anticipates that sales to The Limited, Inc. will continue to decrease in 1996.

  Gross Profit

         Gross profit for 1995 was $29.3 million, a decrease of $53.1 million or 64.4% from 1994 and a decrease of $62.6 million or 68.1% from the historical pro forma combined gross profit of $91.9 million for 1994. Gross margin, which is gross profit as a percentage of net sales, decreased to 5.4% for 1995 from 16.0% in 1994 and from 15.5% on a pro forma combined basis for 1994. The decreases in gross profit and in gross margin for 1995 resulted primarily from costs relating to chargebacks from customers, the reorganization of certain production operations, settlements with vendors, underutilization of Company owned manufacturing facilities, and changes in the mix of products sold. The Company's knit, intimate apparel, sleepwear and CAT products inherently carry lower gross margins than woven products. The Company expects that gross profit as a percentage of net sales will vary from quarter to quarter depending on the mix of products sold.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses for 1995 were $72.2 million, representing an increase of 33.0% over 1994 and an increase of 13.9% over 1994 on a historical pro forma combined basis. As a percentage of net sales, selling, general and administrative expenses were 13.4% for 1995, compared to 10.5% in the prior year and to 10.7% on a historical pro forma combined basis for the prior year. The increase in these expenses as a percentage of net sales was primarily attributable to an increase in the number of employees and other expenses to support an anticipated growth in sales; however, the growth in sales was lower than expected. In light of the lower than expected sales growth and in connection with the Company's restructuring, the Company reduced personnel and other selling, general and administrative expenses.

  Amortization of Intangibles

     The amortization of intangibles for 1995 was $3.4 million, a decrease of $0.1 million from 1994 on a historical pro forma basis. After the write-offs of goodwill in 1995 and the sale of the GJM Business the Company has $2.8 million of goodwill as of February 3, 1996 which will be amortized on a straight line basis over the next 7.5 years.

  Interest Expense

     Interest expense for 1995 was $8.8 million, an increase of $1.2 million or 15.7% over the prior year. For 1995, interest expense decreased by $0.3 million or 0.3% over 1994 on a historical pro forma combined basis. The increase in 1995 over 1994 was primarily attributable to significant additional borrowings under the Company's credit facilities needed to fund the Company's increased working capital requirements as well as an increase in the average interest rate paid.

  Provision (Benefit) for Income Taxes

     The Company's effective federal, state and foreign income tax rate (benefit) provision was (4.8%) in 1995, and 30.9% in 1994, and 33.1% in 1994 on a pro forma basis. The Company's income tax benefit for 1995 of $6.2 million is attributable to the Company's net loss offset by valuation allowances established.

  1994 Compared to 1993

  Net Sales

     Net sales were $516.1 million in 1994, an increase of $295.9 million or 134% over 1993. Net sales for 1994 include $119.5 million generated by FWM subsequent to its acquisition on April 6, 1994 and $42.4 million generated by GJM subsequent to its acquisition on October 7, 1994. The balance of the increase in sales of $134 million represents an increase of 61% over 1993. Approximately $70 million of this increase was generated by CAT, a 104% increase over 1993, approximately $45 million of the increase was the result of the addition of new customers, with the balance of the increase resulting from an increase in the number of programs and the size of such programs that the Company designed for its existing customers. The Company considers a program to be multiple styles from one fabric for one customer or a group of fabrics that present one look for a customer.

  Gross Profit

     Gross profit for 1994 was $82.4 million, an increase of $43.5 million or 112% over 1993. Gross profit as a percentage of net sales decreased to 16.0% for 1994 from 17.7% for 1993. The change in gross profit as a percentage of net sales resulted from changes in the mix of products sold and from losses associated with higher than normal returns of knitwear product.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses for 1994 were $54.3 million, an increase of $30.5 million or 128% over 1993. As a percentage of net sales, selling, general and administrative expenses were 10.5% for 1994, compared to 10.8% for 1993. The increase in expense in 1994 was primarily attributable to the increased number of employees and other expenses required to service the larger sales volume resulting in part from the FWM Acquisition and the GJM Acquisition.

  Amortization of Intangibles

     The amortization of intangibles for 1994 was $2.5 million, an increase of $2.4 million over 1993. The increase was primarily attributable to the amortization of intangibles in connection with the FWM Acquisition and the GJM Acquisition.

  Interest Expense

     Interest expense for 1994 was $7.6 million, an increase of approximately $3.3 million or 78% over 1993. The increase was primarily attributable to additional borrowings under the Company's credit facilities and an increase in customer discounts for early payments needed to fund the Company's increased working capital requirements resulting from its growth, as well as increases in interest rates. These increases in interest expense were offset somewhat by the elimination of interest paid in 1993 on debt which was repaid in August 1993 with proceeds of the Company's initial public offering.

  Provision for Income Taxes

     The Company's effective federal, state and foreign income tax rate was 30.9% for 1994 as compared to 36.5% in 1993. The decrease in the effective income tax rate in 1994 was primarily attributable to lower tax rates in foreign jurisdictions offset somewhat by the amortization of intangibles which is not deductible for tax purposes.



Preliminary Second Quarter and First Half Results

     Net sales for the second quarter ended August 3, 1996 were $75.9 million, a decrease of $56.2 million or 42.5% from the comparable prior period. Net sales for the six months ended August 3, 1996 were $159.6 million, a decrease of $100.8 million or 38.7% from the comparable prior period.

     The decreases in net sales for the second quarter and six months of $56.2 million and $100.8 million, respectively, were primarily attributable to the sale of the GJM Business on February 9, 1996, which generated sales of $20.6 million and $36.0 million, respectively, in the comparable 1995 periods, discontinued customers and product lines, which generated sales of $28.5 million and $66.5 million, respectively, in the comparable 1995 periods and decreases in sales to The Limited, Inc. of $10.5 million and $4.8 million, respectively. These decreases were partially offset by increases in sales to customers other than The Limited, Inc. and Ann Taylor of $4.0 million and $1.5 million, respectively, and, for the first six months of 1996, an increase in sales to Ann Taylor of $5.0 million.

     Gross profit for the second quarter of 1996 was $9.7 million, a decrease of $3.0 million or 23.7% from the comparable prior period. Gross profit for the first six months of 1996 was $20.4 million, a decrease of $3.4 million or 14.4% from the comparable prior period. Income from operations for the second quarter of 1996 was $1.4 million compared to a loss from operations of $4.4 million in the comparable prior period. Income from operations for the first six months of 1996 was $2.9 million compared to a loss from operations of $8.7 million in the comparable prior period. Net loss for the second quarter of 1996 was $88,000, or $0.01 on a per share basis, compared to a net loss of $5.1 million, or $0.41 on a per share basis, in the comparable prior period. Net loss for the first six months of 1996 was $57,000, or breakeven on a per share basis, compared to a net loss of $9.8 million, or $0.77 on a per share basis, in the comparable prior period.

     For the second quarter and first six months of 1996 CAT and the Division had combined net sales to Ann Taylor of $56.6 million and $117.1 million, or 74.5% and 73.3% of the Company's net sales, respectively, and combined net income of $1.5 million and $3.2 million, respectively. Upon consummation of the Proposed Sale, the Company anticipates that it will no longer have sales to Ann Taylor.

     If the Proposed Sale had been consummated on February 4, 1996 and after giving effect to the GJM Disposition, the Company would have had pro forma net sales of $19.3 million and $42.6 million for the second quarter and first six months of 1996, respectively. Pro forma gross profit for the second quarter and first six months of 1996 would have been $2.0 million and $4.7 million, respectively. Pro forma loss from operations for the second quarter and first six months of 1996 would have been $1.7 million and $3.9 million, respectively. Pro forma net loss for the second quarter and first six months of 1996 would have been $1.8 million and $3.7 million, respectively. The pro forma net loss per share for the second quarter and first six months would have been $0.15 and $0.29, respectively.

  Liquidity and Capital Resources


     The Company finances its operations primarily through financing from lending institutions, financing from customers and third party trade credit facilities, cash from operations and the issuance of debt and equity securities.

     During the quarter ended October 28, 1995, Cygne and CAT each entered into a Credit Agreement with the HS Bank, which modified and, in the case of Cygne, FWM and GJM, consolidated the previous credit arrangement with the HS Bank. The modifications included (i) the consolidation of the Cygne, FWM and GJM facilities, previously aggregating up to $76,400,000, into one facility of up to $70,000,000 (ii) an increase in the CAT facility from up to $28,000,000 to up to $40,000,000, (iii) a requirement under each agreement to comply with certain financial covenants as well as various other restrictions, (iv) an increase in the Cygne facility interest rate and (v) the elimination of the requirement to maintain a certain certificate of deposit as additional security for the prior separate GJM credit facility. Borrowings under these facilities, which may be terminated by the HS Bank or the Company at any time as to future borrowings upon proper notice, are subject to certain borrowing base limitations and the HS Bank's agreement as to amount, purpose, interest rate, maturity and collateral. Borrowings under these facilities are due on the earlier of demand or the maturity date specified by the HS Bank for each borrowing. Amounts outstanding under the Cygne agreement bear interest at 1.25% above the prime rate through January 31, 1996 and between 1% and 1.75% above the prime rate thereafter depending upon the working capital, as defined, of the Company, exclusive of CAT. Amounts outstanding under the CAT agreement bear interest at 0.5% above the prime rate. Each agreement provides for additional interest at 2% per annum on amounts not paid when due. The HS Bank facilities are cross guaranteed by Cygne and certain of its subsidiaries and are secured by a first lien on substantially all the assets of the Company including a pledge of 65% of the capital stock of certain of Cygne's foreign subsidiaries, except for CAT Far East as to which 60% of the capital stock is pledged.


     On May 15, 1996, the Company received a commitment letter from HS Bank providing the Company with a new credit facility to replace the prior facility. The commitment letter provides a committed facility of up to $30 million until the earlier of August 31, 1996 or the closing of the Proposed Sale; thereafter the facility reduces to $22.5 million and further reduces to $15 million at October 31, 1996; $10 million at November 30, 1996; $5 million at December 31, 1996 and matures on January 31, 1997. Borrowings under this facility are subject to borrowing base limitations. The Company pledged substantially all of its assets, including the AT Shares to be received at the closing of the Proposed Sale, as security for its obligations under the credit facility. The Company intends to use a portion of the purchase price to be received in the Proposed Sale, including proceeds from the disposition of the AT Shares, to repay amounts outstanding under thisfacility. The Company has requested the HS Bank to postpone the August 31, 1996 initial reduction date to September 30, 1996. There can be no assurance the HS Bank will agree to the Company's request. If the HS Bank does not postpone the August 31, 1996 date and requires repayment of amounts outstanding under the facility in excess of $22.5 million, the Company may have difficulty in making, and may be unable to make, such payment, in which event the HS Bank may declare all amounts outstanding under the facility to be immediately due and payable. In addition, the reduction in the amount available for borrowing under the facility prior to consummation of the Proposed Sale could have a material adverse effect on the Company's ability to conduct its business.

     The following table sets forth information with respect to the HS Bank facilities:

                                                         August 3, 1996
                                                    -------------------------
                                        Direct         Open         Direct
                         Total        Borrowing     Letters of    Borrowings
                     Facility (1)     Limit (2)       Credit      Outstanding
                     ------------     ---------     ---------     -----------
                                          (In thousands)

    Cygne ...........   $30,000        $30,000       $ 3,861        $15,975
    CAT  (3) ........    40,000          8,000        38,630            356
                        -------        -------       -------        -------
      Total .........   $70,000        $38,000       $42,491        $16,331
                        =======        =======       =======        =======
- --------------------

(1) The total facility, less any direct borrowings outstanding, is available for letters of credit.

(2) Consists principally of revolving loans and borrowings against imports/exports.

(3) Cygne has guaranteed 60% of the indebtedness outstanding under this facility and Ann Taylor, which owns 40% of CAT, has provided the HS Bank with a $4,000,000 standby letter of credit.

     Certain foreign subsidiaries have credit facilities which had an aggregate of approximately $1.6 million outstanding at February 3, 1993. Borrowings under these facilities, which are payable on demand, are secured by a lien on certain assets of these subsidiaries.

     Cygne has agreements with two third parties not affiliated with the Company, but affiliated with each other, whereby these parties made available to the Company a trade credit facility. The trade credit facility has been suspended. At May 4, 1996, $9.1 million of this facility was outstanding. The Company has reached an agreement in principle to restructure the amounts outstanding under this trade credit facility.

     In addition, from time to time customers finance the purchase of raw materials on behalf of the Company, and the Company anticipates that they will continue to do so, although there can be no assurance of this.


     Net cash used in operating activities in 1995 and for the first quarter of 1996 was $1.1 million and $1.0 million, respectively. The net use of cash in 1995 resulted primarily from the net loss adjusted for net noncash expenses. The cash used in the first quarter of 1996 resulted primarily from decreases in accounts payable and an increase in accounts receivable substantially offset by decreases in inventory.


     Net additions to fixed assets aggregated approximately $7.9 million for the year. These expenditures primarily consisted of construction at and the purchase of equipment for the Company's manufacturing facilities and improvements to the Company's design, office and showroom facilities. Net additions to fixed assets aggregated approximately $161,000 for the first quarter of 1996.

     As discussed above, the financing of the Company's operations currently depends primarily upon financing provided by the HS Bank and, to a lesser extent, third party vendors. As a result of the Company not being in compliance with the financial covenants in its HS Bank credit facility and the liquidity pressures faced by the Company, third party vendors have been less willing to extend credit to the Company than in prior years. Although the HS Bank has waived the defaults, there can be no assurance that such third party vendors will continue to extend credit to the Company.


     During 1995 and the first half of 1996, the Company experienced liquidity pressures primarily as a result of the negative cash flow caused by the Company's operating losses. The Company believes that its current financing arrangement with the HS Bank and the proceeds from the Proposed Sale will alleviate the liquidity pressures faced by the Company during 1995 and the first half of 1996. However, there can be no assurance that the Proposed Sale will occur. If the Proposed Sale is not approved by the stockholders or otherwise does not occur or if the Company's current financing arrangement with the HS Bank is terminated, the Company will face the liquidity pressures previously experienced which would adversely affect the Company's financial condition and results of operations.


Tax Audits

     The Company is subject to ongoing tax audits in several jurisdictions. Although there can be no assurances, the Company believes any adjustments that may arise as a result of these audits will not have a material adverse effect on the Company's financial position.

Inflation

     The Company does not believe that the relatively moderate rates of inflation which have been experienced in the U.S., where it competes, have had a significant effect on its net sales or profitability.

Foreign Currency Exchange

     The Company negotiates substantially all its purchase orders with its foreign manufacturers in U.S. dollars. Thus, notwithstanding any fluctuation in foreign currencies, the Company's cost for any purchase order is not subject to change after the time the order is placed. However, the weakening of the U.S. dollar against local currencies could lead certain manufacturers to increase their U.S. dollar prices for products. The Company believes it would be able to compensate for any such price increase.

Fluctuations in Quarterly Operating Results

     Historically, the Company achieved its highest sales in the third and fourth quarters. The acquisitions of FWM and GJM increased the percentage of the Company's sales recorded in the third and fourth quarters. This pattern resulted primarily from the timing of shipments of each season. Merchandise for the fall, the Company's largest season, is shipped principally in the third quarter. Merchandise for the spring, the next largest season, is shipped principally in the fourth quarter. In addition, due to the nature of GJM's business, GJM typically incurred a net loss in the first half of each year. In addition to these seasonal fluctuations, a large portion of the Company's sales volume is usually scheduled for the last few business days of that quarter or the first few business days of the following quarter. Therefore, small schedule changes, which may be made at the request of the Company's customers, can have a substantial effect on the sales volume and operating results of any given quarter. The Company anticipates that as a result of the GJM Disposition and the discontinuation of the FWM operations, the percentage of the Company's sales in the third and fourth quarters may decrease.

     The following table sets forth selected unaudited quarterly financial data for the most recent nine quarters. The quarterly financial data reflects, in the opinion of the Company, all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the results of operations for such periods. Results of any one or more quarters are not necessarily indicative of annual results or continuing trends.



                                         1994                                   1995 (1)                     1996
                         ------------------------------------    ---------------------------------------    ------
                         Qtr. 1    Qtr. 2    Qtr. 3    Qtr. 4    Qtr. 1    Qtr. 2   Qtr.3 (2)  Qtr. 4 (3)   Qtr. 1
                         ------    ------    ------    ------    ------    ------   ---------  ----------   ------
                                                (In thousands except per share amounts)


Net sales ............  $79,171  $119,640  $159,878   $157,416  $128,367  $132,067   $160,080   $119,549    $83,756
Gross profit .........   13,562    19,284   222,202     27,537    11,128    12,676     10,934     (5,436)    10,712
Operating income
 (loss) ..............    4,490     5,118     6,306      9,725    (4,294)   (4,444)   (43,416)   (69,595)     1,462
Net income (loss) ....    1,662     1,958     2,573      4,616    (4,680)   (5,055)   (43,266)   (73,057)        31
Net income (loss)
 per share ...........    $0.19     $0.17     $0.20      $0.35    $(0.36)   $(0.41)     $(3.48)   $(5.87)     $0.00
Number of shares used
 in computation of
 net income (loss)
 per share (4) .......    8,847    11,707    12,867     13,210    12,886    12,438      12,438    12,438     12,438


- ---------------------

(1) The fourth quarter of 1995 includes 14 weeks; all other quarters include 13 weeks.

(2)  Includes a $39 million write-off of goodwill.

(3) Includes loss on sale of the GJM Business of $31 million plus the write-off of goodwill of $12 million.

(4) See Notes 1 and 2 of Notes to Consolidated Financial Statements of the Company.

Executive Officers

     The executive officers of the Company are as follows:


Name                                  Age    Position with the Company
- ----                                  ---    -------------------------

Bernard M. Manuel .................   49     Director, Chairman of the Board and Chief Executive Officer
Irving Benson .....................   57     Director, Vice Chairman and President
Trevor J. Wright ..................   51     Director, Executive Vice President-Design
Roy E. Green ......................   63     Senior Vice President-Chief Financial Officer and Treasurer
Gary C. Smith .....................   46     Senior Vice President-Manufacturing
Paul D. Baiocchi ..................   49     Vice President, General Counsel and Secretary


     Bernard M. Manuel has served as Chief Executive Officer and a director of the Company, as well as in several additional executive positions, since he joined the Company in October 1988. He currently serves as the Chairman of the Board, Chief Executive Officer and a director. Mr. Manuel has been a director of Designs, Inc., a retailer selling exclusively apparel and accessories manufactured or licensed by Levi Strauss & Co., Inc., since 1990 and is a director of several private companies in the U.S. and Europe. From 1983 until he joined the Company, Mr. Manuel was involved, through Amvent, a company he founded, in the transfer of technology between Europe and the U.S. and related venture capital and merger and acquisition activities, as well as in the apparel industry. Mr. Manuel earned a Bachelor's of Science in Mathematics and several graduate degrees in Mathematics and in Economics from the University of Paris, an M.S. in Political Science from the "Institut d'Etudes Politiques" in Paris and an M.B.A. with high honors (Baker Scholar) from the Harvard Business School, where he was awarded both the Loeb Rhodes Fellowship for excellence in finance and the Melvin T. Copeland prize for top performance in marketing.

     Irving Benson has served as President and a director of the Company, as well as in various additional executive positions, since the Company was incorporated in October 1984. Mr. Benson oversees all aspects of design and merchandising for the Company. Mr. Benson currently serves as Vice Chairman, President and a director. Mr. Benson founded the Company's predecessor, CDL, in 1975 and has been with such predecessor and the Company ever since. Mr. Benson has spent over thirty years in the apparel industry. Mr. Benson attended New York University where he studied International Marketing.

     Trevor J. Wright has served as Executive Vice President-Design of the Company since June 1995, a director of the Company since April 1995 and Group Executive Design Director of the Company from April 1995 through June 1995. From 1973 until April 1995 Mr. Wright served as Design Director of FWM, which was acquired by the Company in April 1994. Mr. Wright received a B.Econ Honors degree in Economics from the University of Birmingham.

     Roy E. Green has served as Chief Financial Officer of the Company, as well as in various additional executive capacities, since October 1987. He currently serves as Senior Vice President-Chief Financial Officer and Treasurer of the Company. From 1974 until he joined the Company, Mr. Green was employed by Cluett Peabody & Co., first as the Chief Financial Officer of its Arrow Co. division until 1979, then as Vice President and Controller until 1985, and finally as Chief Financial Officer. He has also worked as a certified public accountant for
J. K. Lasser & Co. and Hurdman & Cranstown. Mr. Green received a Bachelor's degree in Business Administration from Rutgers University. Mr. Green is a certified public accountant.

     Gary C. Smith served as Vice President-Manufacturing of the Company from July 1991 until April 1993 when he was elected Senior Vice President-Manufacturing. Mr. Smith is responsible for all phases of manufacturing, shipment and quality control. From September 1990 until he joined Cygne in July 1991, Mr. Smith worked for Ellen Tracy, responsible for production and manufacturing. From September 1989 until August 1990 he was Vice President of Production of Bonjour International. From 1986 until 1989, he was Vice President-Manufacturing for Bernard Chaus. Mr. Smith received a Bachelor's degree in Engineering from the Georgia Institute of Technology.

     Paul D. Baiocchi has served as Vice President, General Counsel and Secretary of the Company since March 1994. Prior to joining the Company, Mr. Baiocchi was a partner of Fulbright & Jaworski L.L.P., counsel to the Company, from January 1989 to November 1993 and of counsel to that firm from November 1993 to March 1994. From January 1982 to January 1989, he was a partner of Reavis & McGrath, which merged with Fulbright & Jaworski effective January 1, 1989. Mr. Baiocchi received a Bachelor's degree from Dartmouth College and a J.D. from Harvard Law School.

     The Company is dependent to a significant degree on the efforts of Bernard
M. Manuel, Chairman of the Board and Chief Executive Officer, and Irving Benson, Vice Chairman and President. Manuel and Benson each have an employment agreement with the Company which includes restrictions on competition by them in certain circumstances after termination of employment, subject to certain conditions. See "--Executive Compensation--Employment Agreements." The loss of the services of any of Messrs. Manuel and Benson could have an adverse effect on the Company's business. In connection with the Proposed Sale, Cygne has agreed to make available for a three-year period the services of Messrs. Manuel and Benson. The Company will make available up to 30% of Messrs. Benson's and Manuel's time. The Company's business is dependent upon its ability to attract and retain qualified employees. See "The Purchase Agreement--Consulting Agreements."

Executive Compensation

     The following table shows all the cash compensation paid or to be paid by the Company or its subsidiaries as well as certain other compensation paid or accrued during the fiscal years indicated to the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers of the Company for such period in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                               Annual Compensation


                                                                                    Securities
                                                                 Other Annual       Underlying       All Other
                                           Year       Salary     Compensation      Options/SARs  Compensation (1)
                                           ----      --------    ------------      ------------  ----------------
  Bernard M. Manuel ....................   1995      $458,429           --               --          --
   Chairman of the Board                   1994      $452,115           --            55,000         $  355
    and Chief Executive Officer            1993      $385,011           --            55,000         $  348
  Irving Benson ........................   1995      $503,500       $11,705(2)           --          $  900
   Vice Chairman and                       1994      $452,115       $11,705(2)        55,000         $  917
    President                              1993      $381,101       $10,965           55,000         $  900
  W. Glynn Manson ......................   1995      $362,200       $12,000(2)           --          --
   Formerly Vice Chairman of               1994      $102,300       $26,231(4)        40,000         --
    the Company and Chief Operating
    Officer of the GJM Group(3)
  Trevor J. Wright .....................   1995      $292,207       $13,750(2)           --          $3,648(6)
   Executive Vice President--Design        1994      $247,920(5)    $ 5,013(2)        21,500         $6,555(6)
  Gary C. Smith ........................   1995      $273,995           --            78,750(7)      $  361
   Senior Vice President--                 1994      $253,846           --            30,000         $  208
    Manufacturing                          1993      $228,172           --            30,000         $  204

- ------------------

(1) Consists of certain insurance premiums on term life insurance paid by the Company for the benefit of the named individuals.

(2)  Represents a car allowance provided to the executive.

(3) Compensation amounts reflected for 1994 are for the period beginning October 7, 1994, the date Mr. Manson commenced his employment with the Company, through January 28, 1995, the last day of the Company's 1994 fiscal year. Mr. Manson resigned as an officer of the Company and its subsidiaries on February 9, 1996 and as a director of the Company on April 17, 1996.

(4)  Represents a housing allowance provided to Mr. Manson.

(5) Compensation amounts reflected for 1994 are for the period beginning April 7, 1994, the date Mr. Wright commenced his employment with the Company, through January 28, 1995, the last day of the Company's 1994 fiscal year.

(6) Includes $3,295 and $6,234 for 1995 and 1994, respectively, representing the Company's matching contribution pursuant to its 401(k) defined contribution plan.

(7) Consists of 58,750 shares issuable upon the exercise of options that were granted during 1994 and 1993 which were repriced during 1995 and 20,000 shares issuable upon the exercise of options that were both granted and repriced during 1995. See "--Ten Year Option Repricings."

     The following table sets forth information with respect to option grants during the fiscal year ended February 3, 1996 to the persons named in the Summary Compensation Table.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           Potential Realizable
                           Number of     % of Total                                              Value at
                          Securities       Options    Exercise     Market                   Assumed Annual Rate
                          Underlying     Granted to    or Base    Price on                    of Stock Price
                            Options     Employees in    Price       Date      Expiration  Appreciation for Option
                        Granted (#)(1) Fiscal Year (2) ($/sh)     of Grant       Date            Term (3)
                        -------------  --------------- ------     --------    ----------  ------------------------
                                                                                              5% ($)      10% ($)
                                                                                            ---------    --------

  Bernard M. Manuel ......     --            --          --          --          --             --           --
  Irving Benson ..........     --            --          --          --          --             --           --
  W. Glynn Manson ........     --            --          --          --          --             --           --
  Trevor J. Wright .......     --            --          --          --          --             --           --
  Gary C. Smith ..........  28,750(4)       2.1%       $2.00       $2.00       4/14/03       $23,431      $54,539
  Gary C. Smith ..........  30,000(5)       2.2%       $2.00       $2.00       5/30/04       $28,680      $68,610
  Gary C. Smith ..........  20,000(6)       1.5%       $2.00       $2.00       3/19/05       $22,080      $54,320

- ---------------
(1) Options granted under the Company's 1993 Stock Option Plan become immediately exercisable upon a change in control of the Company. The Proposed Sale will constitute a change in control for purposes of the option plan.

(2) Based upon options to purchase 1,341,500 shares granted to all employees in the fiscal year ended February 3, 1996 (including options to purchase shares that were granted in prior years and were repriced during the fiscal year ended February 3, 1996).

(3) These amounts represent assumed rates of appreciation in the price of Cygne Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the Cygne Common Stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.


(4) These options, which were originally granted in April 1993 and repriced on October 11, 1995, are presently exercisable as to 21,250 shares and these options will become exercisable as to an additional 7,500 shares on April 15, 1997.

(5) These options, which were originally granted in May 1994 and repriced on October 11, 1995, are presently exercisable as to 15,000 shares and these options will become exercisable as to an additional 7,500 shares on each of May 31, 1997 and May 31, 1998.

(6) These options, which were originally granted in March 1995 and repriced on October 11, 1995, are presently exercisable as to 5,000 shares and these options will become exercisable as to an additional 5,000 shares on each of March 21, 1997, March 21, 1998 and March 21, 1999.


         The following table sets forth information with respect to (i) stock options exercised in the fiscal year ended February 3, 1996 by the persons named in the Summary Compensation Table and (ii) unexercised stock options held by such individuals on February 3, 1996.


                           AGGREGATED OPTION EXERCISES
              IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                          Number of Unexercised          Value of Unexercised,
                                                             Options Held at            In-the-Money Options at
                                                           Fiscal Year End (#)            Fiscal Year End (1)
                                                       ----------------------------    --------------------------
                               Shares
                             Acquired on     Value
         Name               Exercise (#)   Realized    Exercisable    Unexercisable    Exercisable  Unexercisable
         ----              --------------  --------    -----------    -------------    -----------  -------------
  Bernard M. Manuel .......      --            --        41,250          68,750           $ 0            $ 0
  Irving Benson ...........      --            --        41,250          68,750           $ 0            $ 0
  W. Glynn Manson .........      --            --        10,000          30,000           $ 0            $ 0
  Trevor J. Wright ........      --            --         5,375          16,125           $ 0            $ 0
  Gary C. Smith ...........      --            --        21,250          57,500           $ 0            $ 0


- ----------------------------
(1) Based on a closing stock price of Cygne Common Stock on February 2, 1996 of $1.1875.

Ten-Year Option Repricings

     The following table sets forth information related to each option repricing during the last ten years of options to purchase Cygne Common Stock held by any executive officer of the Company. The vesting terms and expiration dates were not amended at the time of repricing.


                           TEN-YEAR OPTION REPRICINGS

                                                                                              Length of Original
                                         Number of   Market Price of Exercise Price               Option Term
                                          Options     Stock at Time    at Time of       New  Remaining at Date of
                                        Repriced or  or Repricing or  Repricing or   Exercise    Repricing or
         Name               Date          Amended       Amendment       Amendment     Price        Amendment
         ----               ----        -----------    -----------    -------------  --------   ------------

  Paul D. Baiocchi        10/11/95         10,000         $2.00           $20.50       $2.00     102 months
  Paul D. Baiocchi        10/11/95          5,000         $2.00           $18.50       $2.00     104 months
  Paul D. Baiocchi        10/11/95         10,000         $2.00           $10.00       $2.00     113 months
  Roy E. Green            10/11/95         30,000         $2.00           $ 4.00       $2.00      90 months
  Roy E. Green            10/11/95         30,000         $2.00           $18.50       $2.00     104 months
  Roy E. Green            10/11/95         20,000         $2.00           $10.00       $2.00     113 months
  Gary C. Smith           10/11/95         28,750         $2.00           $ 4.00       $2.00      90 months
  Gary C. Smith           10/11/95         30,000         $2.00           $18.50       $2.00     104 months
  Gary C. Smith           10/11/95         20,000         $2.00           $10.00       $2.00     113 months



Employment Agreements

     The Company entered into employment agreements, effective as of May 1, 1993, with Irving Benson, Roy Green and Gary Smith for initial three-year terms ending April 30, 1996 and entered into an amended and restated employment agreement with Bernard Manuel, effective as of January 1, 1995, for an initial term ending April 30, 1996. Each of such employment agreements has been automatically renewed for a one year term ending April 30, 1997. The Company has also entered into an employment agreement, effective as of April 4, 1994, with Paul Baiocchi, the Company's Vice President, General Counsel and Secretary, which has been automatically renewed until April 3, 1997. In connection with the FWM Acquisition, the Company entered into an employment agreement, effective as of April 7, 1994, with Trevor Wright for a three-year term ending April 6, 1997.

     Each of the foregoing agreements (collectively, the "Employment Agreements") provides for automatic renewal for successive one year terms unless either party notifies the other to the contrary at least 90 days prior to its expiration. The Employment Agreements require each employee to devote substantially all of his time and attention to the business of the Company as necessary to fulfill his duties. Pursuant to the Employment Agreements Messrs. Manuel, Benson, Wright, Green, Smith and Baiocchi are currently entitled to an annual salary at a rate of $494,000, $494,000, $306,000, $234,612, $271,656 and
$195,000, respectively, subject to annual cost of living increases. The Employment Agreements also provide for the payment of bonuses in such amounts as may be determined by the Board. Under the Employment Agreements, the employee may terminate his employment upon 30 days' notice. The Employment Agreements provide that in the event the employee's employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, or the Company shall fail to renew the agreement at any time within two years following a "Change of Control of the Company," the Company shall pay the employee the employee's base salary and permit participation in benefit programs for the greater of (i) the remaining term of the agreement or (ii) two years (in the case of Messrs. Manuel, Benson and Wright), one year (in the case of Messrs. Green and Smith) or six months (in the case of Mr. Baiocchi). In the event the Company elects not to renew the agreement (other than within two years following a "Change in Control of the Company"), the Company will, (a) in the case of Messrs. Manuel, Benson and Wright, pay the employee a severance payment equal to the lesser of (i) two months' salary plus one sixth of the employee's most recently declared bonus for each year the employee has been employed by the Company or (ii) one year's annual salary, (b) in the case of Messrs. Green and Smith, pay the employee a severance payment equal to the lesser of (i) one month's salary plus one-twelfth of the employee's most recently declared bonus for each year the employee has been employed by the Company or
(ii) six months' salary, and (c), in the case of Mr. Baiocchi, pay him a severance payment equal to the lesser of (i) one month's salary plus one-twelfth of his most recently declared bonus for each year he has been employed by the Company or (ii) three months' salary. Each agreement contains confidentiality provisions, whereby each executive agrees not to disclose any confidential information regarding the Company, as well as non-competition covenants. The non-competition covenants survive the termination of an employee's employment for the greater of (i) the remaining term of the agreement or (ii) two years (in the case of Messrs. Manuel, Benson and Wright), one year (in the case of Messrs. Green and Smith) and six months (in the case of Mr. Baiocchi), except in the event the Company elects not to renew the agreement, terminates the employee's employment within two years following a "Change in Control of the Company" or fails to make required severance payments.

     For purposes of the Employment Agreements, a "Change in Control of the Company" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Cygne Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Cygne Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or
(ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the outstanding Cygne Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. If the Proposed Sale is consummated a change in control of the Company shall be deemed to have occurred and if the Company shall fail to renew the employment agreement for any of Messrs. Manuel, Benson, Wright, Green, Smith or Baiocchi within two years of the Closing Date of the Proposed Sale then such employee shall become entitled to the previously discussed severance arrangement.

     The Employment Agreements also provide that if, in connection with a change of ownership or control of the Company or a change in ownership of a substantial portion of the assets of the Company (all within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), an excise tax is payable by the employee under Section 4999 of the Code, then the Company will pay to the employee additional compensation which will be sufficient to enable the employee to pay such excise tax as well as the income tax and excise tax on such additional compensation, such that, after the payment of income and excise taxes, the employee is in the same economic position in which he would have been if the provisions of Section 4999 of the Code had not been applicable.


     In connection with the GJM Acquisition, the Company and Mr. Manson entered into an employment agreement for a three year term commencing on October 7, 1994, having terms substantially similar to the terms of the employment agreement between the Company and Mr. Benson, except that Mr. Manson's salary was $395,000 per annum. During February 1996 the Company sold substantially all of the assets relating to its GJM operations. Mr. Manson resigned as an officer of the Company on February 9, 1996 and as a director of the Company on April 17, 1996.


     In connection with the FWM Acquisition, Mr. Wright was granted, pursuant to the Company's 1993 Stock Option Plan, options to purchase 21,500 shares of Cygne Common Stock at an exercise price of $22.75, the fair market value of the Cygne Common Stock on the date of grant (April 7, 1994), such options to become exercisable in four equal annual installments commencing on the first anniversary of the date of grant. In connection with the GJM Acquisition, Mr. Manson was granted options to purchase 40,000 shares of Cygne Common Stock at an exercise price of $20.50, the fair market value of the Cygne Common Stock on the date of grant (October 7, 1994), such options to become exercisable in four equal installments commencing on the first anniversary of the date of grant. In connection with the GJM Disposition, the term of such options were extended to October 7, 1999 and options to purchase an additional 40,000 shares of Cygne Common Stock at an exercise price of $1.00 per share (the fair market value on the date of grant) for a period of five years were granted on February 9, 1996; however, such options immediately terminate if the value of certain assets sold in the GJM Disposition as finally determined in the post-closing audit of the net assets is substantially less than the initial estimated value.

     In connection with the Proposed Sale, on the Closing Date the Company will enter into two 3-year consulting agreements with Ann Taylor for the services of Mr. Bernard Manuel, the Company's Chairman of the Board and Chief Executive Officer, and Mr. Irving Benson, the Company's President and a director, to facilitate the integration of CAT and the Division into Ann Taylor's operations. These agreements, which provide for an annual fee of $225,000 for the services of each of Messrs. Benson and Manuel, will automatically be assigned to the consultant if his employment with the Company is terminated for any reason. See "The Proposed Sale--Interests of Certain Persons in the Proposed Sale" and "The Purchase Agreement--Consulting Agreements."

Compensation Committee Report on Executive Compensation

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee is comprised of two directors. As members of the Compensation Committee, it is our responsibility to determine the most effective total executive compensation strategy based on the Company's business and consistent with stockholders' interests. Our specific duties entail reviewing the Company's compensation practices, recommending compensation for executives and key employees and administering the Company's 1993 Stock Option Plan and Incentive Bonus Plan.

     The Company is a private label designer, merchandiser and manufacturer of women's apparel. One of the Company's strengths is its strong management team, many of whom have been with the Company for a significant period of time. The central goal of the Compensation Committee is to ensure that the Company's remuneration policy is such that the Company is able to attract, retain and reward capable employees who can contribute both short- and longer-term to the continued success of the Company. Equity participation and a strong alignment to stockholders' interest are key elements of the Company's compensation philosophy. The Company's executive compensation program consists of three parts: base salary, annual bonus and stock options.

     Changes made in 1993 to the Code impose certain limitations on the deductibility of executive compensation paid by public companies for taxable years beginning in or after 1994. In general, under the new limitations, the Company will not be able to deduct annual compensation paid to certain executive officers in excess of $1,000,000 except to the extent that such compensation qualifies as "performance-based compensation" (or meets other exceptions not here relevant). Non-deductibility would result in additional tax cost to the Company. It is possible that at least some of the cash and equity based compensation paid or payable to the Company's executive officers will not qualify for the "performance-based compensation" exclusion under the new deduction limitation provisions of the Code. The Compensation Committee anticipates that in making compensation decisions it will give consideration to the net cost to the Company (including for this purpose, the potential limitation on deductibility of executive compensation).

     Base salary represents the fixed component of the executive compensation program. Determinations of base salary levels are established on an annual review of marketplace competitiveness with similar companies, and on internal relationships. Periodic increases in base salary relate to individual contributions to the Company's overall performance, relative marketplace competitiveness levels, length of service and the industry's annual competitive pay practice movement.

     Bonuses represent the variable component of the executive compensation program that is tied to the Company's performance and individual achievement. In June 1994, the Company adopted an incentive compensation plan (the "Incentive Plan") for those employees of the Company and its subsidiaries (other than CAT US and CAT Far East, which prior to the consummation of the Proposed Sale are 40% owned by Ann Taylor) whose contribution is important to the Company's performance. The Incentive Plan is administered by the Compensation Committee. Under the Incentive Plan, employees participating in the Incentive Plan are divided into three groups: a group consisting of specified senior executives of the Company and its subsidiaries ("Group I"); a group consisting of division merchandising managers and merchandising managers ("Group II"); and a group consisting of other employees whose contribution is important to the Company's performance, but not easily linked to divisional or the

Company's performance ("Group III"). Group I employees' incentive compensation is based on the performance of their respective business unit as measured by such unit's earnings before taxes, depreciation and amortization and on the Company's performance as measured by earnings per share, in each case as measured against the Company's budget. Group II employees' incentive compensation is based upon a combination of division performance (measured in terms of contribution to the Company's overhead and profits as compared to the division's budget), the Company's performance (as measured against the Company's budget) and individual performance. Group III employees' incentive compensation is based upon a combination of individual performance and the Company's performance (as measured against the Company's budget). No amounts were earned pursuant to the Incentive Bonus Plan for the year ended February 3, 1996.

     The Compensation Committee, which administers the Company's stock option plan, believes that one important goal of the executive compensation program should be to provide executives, key employees and consultants who have significant responsibility for the management, growth and future success of the Company with an opportunity to increase their ownership and potentially gain financially from the Company's stock price increases. This approach ensures that the best interests of the stockholders, executives and employees will be closely aligned. Therefore, executive officers and other key employees of the Company are granted stock options from time to time, giving them a right to purchase shares of Cygne Common Stock at a specified price in the future. The grant of options is based primarily on an employee's potential contribution to the Company's growth and financial results. In determining the size of option grants, the Compensation Committee considers the number of options owned by such officer, the number of options previously granted and currently outstanding, and the aggregate size of the current option grants. Options generally are granted at the prevailing market value of the Cygne Common Stock and will only have value if the Company's stock price increases. Generally, options become exercisable in equal amounts over four years and the individual must be employed by the Company for such options to become exercisable. In order to further the Compensation Committee's goal of providing a continued incentive to the Company's employees to achieve the highest level of performance, during the last fiscal year the Compensation Committee repriced certain options which carried exercise prices above the then fair market value of Cygne Common Stock.

1995 Compensation to Chief Executive Officer

     The base salary for Mr. Manuel during 1995 was $494,000, which was unchanged since June 1994. The Compensation Committee determined in June, 1995 that, in light of the Company's financial condition, it was not appropriate to increase Mr. Manuel's salary. In addition, in June, 1995, Mr. Manuel, along with several other executive officers, accepted a reduction in salary. During the fiscal year ended February 3, 1996, Mr. Manuel was not granted any stock options.

Performance Graph

     The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Set forth below is a line graph which compares the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S&P 500 Index and the S&P Textile-Apparel Index for the period from July 30, 1993, when the Company's Common Stock was first publicly traded, to February 2, 1996 (the last business day of the Company's fiscal year).


                  GRAPHICAL REPRESENTATION OF DATA TABLE BELOW

                   TOTAL STOCKHOLDER RETURN FROM JULY 30, 1993
                  VS. THE TOTAL RETURN S&P 500 STOCK INDEX AND
                   THE TOTAL RETURN S&P TEXTILE-APPAREL INDEX


                                                              7/30/93  1/28/94 1/27/95   2/2/96
                                                              -------  ------- -------  -------

  CYGNE DESIGNS ..........................................    $100.00  $156.10 $112.20  $ 11.59
  TOTAL RETURN S&P 500 STOCK INDEX .......................     100.00   108.30  109.50   151.92
  TOTAL RETURN S&P TEXTILE-APPAREL INDEX .................     100.00    99.34  100.43   114.61


Market Price Data and Related Matters

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "CYDS". Cygne Common Stock was initially offered to the public on July 30, 1993 at $10.00 per share. The following table sets forth for the periods indicated the high and low reported sale prices per share for the Cygne Common Stock as reported by the Nasdaq National Market.

                                                       High           Low
                                                      ------        ------
   Fiscal Year Ended January 28, 1995
   First Quarter .................................    $25.00        $15.75
   Second Quarter ................................    $23.50        $18.00
   Third Quarter .................................    $27.00        $10.25
   Fourth Quarter ................................    $16.00        $11.50

   Fiscal Year Ended February 3, 1996
   First Quarter .................................    $13.00        $ 5.50
   Second Quarter ................................    $ 7.00        $ 4.00
   Third Quarter .................................    $ 6.00        $ 1.88
   Fourth Quarter ................................    $ 4.13        $ 0.63


   Fiscal Year Ended February 1, 1997
   First Quarter .................................    $ 3.00        $ 1.00
   Second Quarter ................................    $ 1.625       $ 0.875
   Third Quarter (through August 27) .............    $ 1.0625      $ 0.75

     The number of stockholders of record of Cygne Common Stock on August 27, 1996 was approximately 93, and management estimates that there are over 800 beneficial owners of the Cygne Common Stock. On April 4, 1996, the business day preceding the Company's announcement that it had entered into a letter of intent with Ann Taylor wih respect to the Proposed Sale, the closing sale price of the Cygne Common Stock was $2.00 per share. On August 27, 1996, the last business day preceding the date of this Proxy Statement, the closing sale price of Cygne Common Stock was $0.875 per share.


     Cygne has never declared or paid a cash dividend on the Cygne Common Stock. The Company anticipates that all future earnings will be retained by the Company for the development of its business. Accordingly, Cygne does not anticipate paying cash dividends on the Cygne Common Stock in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, the general financial condition of the Company and general business conditions.

Beneficial Ownership of Cygne Common Stock


     The following table sets forth information as of July 31, 1996 (except as otherwise noted in the footnotes) regarding the beneficial ownership (as defined by the SEC) of the Cygne Common Stock by (i) each person known by the Company to own beneficially more than five percent of the outstanding Cygne Common Stock;
(ii) each director and nominee for director of the Company; (iii) each executive officer named in the Summary Compensation Table (see "--Executive Compensation"); and (iv) all directors and executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. In connection with the Purchase Agreement, certain officers and directors of the Company, their spouses and certain principal stockholders of the Company owning an aggregate of 4,349,246 shares of the Cygne Common Stock, representing 35% of the Cygne Common Stock outstanding on the Record Date, have granted to Ann Taylor irrevocable proxies to vote such shares (i) in favor of the Proposed Sale and (ii) against any other transaction or proposal that could prevent or delay the Proposed Sale or frustrate the purposes of the Purchase Agreement. See "The Purchase Agreement--Proxies."



                                                    Amount and Nature of       Percentage of
                                                    Beneficial Ownership           Cygne
 Name and Address                                 of Cygne Common Stock (1)    Common Stock
 ----------------                                 -------------------------    ------------
 Limited Direct Associates, L.P.
  c/o The Limited, Inc.
  Three Limited Parkway
  Post Office Box 16000
  Columbus, Ohio 43230 (2) .........................       854,319                  6.9%
 Cleveland Investment Limited
  5/F Ho Lee Commercial Building
  38-44 D'Aguilar Street Central
  Hong Kong (3) ....................................       622,285                  5.0%
 Irving Benson and Dianne Benson (4) ...............     1,070,150                  8.6%
 James G. Groninger (5) ............................        14,000                  *
 Stuart B. Katz (6) ................................         8,500                  *
 Bernard M. Manuel and Isabelle Manuel (7) .........     1,441,304                 11.5%
 Trevor J. Wright (8) ..............................       151,479                  1.2%
 Roy E. Green (9) ..................................       365,178                  2.9%
 Gary C. Smith (10) ................................        41,250                  *
 Directors and executive officers as a group
    (9 persons) (4)(5)(6)(7)(8)(9)(10)(11) .........     3,076,861                 24.2%



- -----------------
  *  Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities.

(2) This figure is based upon information set forth in an amended Schedule 13D dated October 13, 1994, filed by Limited Direct Associates, L.P. (the "Limited Partnership") with the SEC. The Limited Partnership, a limited partnership consisting of a wholly-owned subsidiary and certain operating divisions of The Limited, Inc., had granted each of Messrs. Benson and Manuel the right to vote 382,500 shares for a period of three years ending July 29, 1996.


(3) Cleveland Investment Limited has granted certain officers of Ann Taylor a proxy to vote these shares (i) for the approval of the Proposed Sale and
     (ii) against any other transaction or proposal that could (x) prevent or delay the consummation of the transactions contemplated by the Purchase Agreement or (y) frustrate the purposes of the Purchase Agreement. See "The Purchase Agreement--Proxies."


(4) Consists of 885,061 shares owned by Irving Benson, 116,339 shares owned by Mr. Benson's wife, Dianne Benson, and 68,750 shares issuable pursuant to options which are exercisable within 60 days of July 31, 1996. Mr. and Mrs. Benson, however, each disclaim any beneficial ownership of the other's shares. Does not include an aggregate of 123,839 shares owned by Mr. and Mrs. Benson's two children nor an aggregate of 41,250 shares which are the subject of options granted to Mr. Benson which are not exercisable within 60 days of July 31, 1996. Mr. and Mrs. Benson have granted certain officers of Ann Taylor a proxy to vote their shares (i) for the approval of the Proposed Sale and (ii) against any other transaction or proposal that could
     (x) prevent or delay the consummation of the transactions contemplated by the Purchase Agreement or (y) frustrate the purposes of the Purchase Agreement. See "The Purchase Agreement--Proxies." Mr. Benson's address is c/o the Company, 1372 Broadway, New York, New York 10018.

(5) Includes 9,000 shares issuable pursuant to options which are exercisable within 60 days of July 31, 1996. Does not include 7,000 shares which are the subject of options which are not exercisable within 60 days of July 31, 1996.

(6) Consists of shares issuable pursuant to options which are exercisable within 60 days from July 31, 1996. Does not include 5,500 shares which are the subject of options which are not exercisable within 60 days of July 31, 1996.

(7) Includes 1,147,215 shares owned by Bernard M. Manuel, 161,339 shares owned by Mr. Manuel's wife, Isabelle Manuel, 64,000 shares owned by The Bernard
     M. Manuel Foundation (the "Foundation"), of which Mr. Manuel is the sole trustee, and 68,750 shares issuable pursuant to options which are exercisable within 60 days of July 31, 1996. Mr. and Mrs. Manuel, however, each disclaim any beneficial ownership of the other's shares. Mr. Manuel disclaims beneficial ownership of the shares owned by the Foundation which he has the right to vote. Does not include 322,678 shares owned by The Bernard M. Manuel 1992 Irrevocable Trust for Children established by Mr. Manuel for the benefit of his children nor an aggregate of 41,250 shares which are the subject of options granted to Mr. Manuel which are not exercisable within 60 days of July 31, 1996. Mr. and Mrs. Manuel have granted certain officers of Ann Taylor a proxy to vote their shares (i) for the approval of the Proposed Sale and (ii) against any other transaction or proposal that could (x) prevent or delay the consummation of the transactions contemplated by the Purchase Agreement or (y) frustrate the purposes of the Purchase Agreement. See "The Purchase Agreement--Proxies." Mr. Manuel's address is c/o the Company, 1372 Broadway, New York, New York 10018.

(8) Consists of 140,729 shares owned by FWM N.V. which Mr. Wright may be deemed to beneficially own by reason of his ownership of 23.41% of the outstanding shares of the indirect sole stockholder of FWM N.V. and 10,750 shares issuable pursuant to options which are exercisable within 60 days of July 31, 1996. Does not include 10,750 shares which are the subject of options which are not exercisable within 60 days of July 31, 1996. FWM N.V. has granted certain officers of Ann Taylor a proxy to vote the 601,148 shares owned by it (i) for the approval of the Proposed Sale and (ii) against any other transaction or proposal that could (x) prevent or delay the consummation of the transactions contemplated by the Purchase Agreement or
     (y) frustrate the purposes of the Purchase Agreement. See "The Purchase Agreement--Proxies."

(9) Consists of 322,678 shares owned by The Bernard M. Manuel 1992 Irrevocable Trust for Children, of which Mr. Green is Trustee, and 42,500 shares issuable pursuant to options which are exercisable within 60 days of July 31, 1996. Mr. Green disclaims beneficial ownership of the shares owned by the trust. Does not include 37,500 shares which are the subject of options granted to Mr. Green which are not exercisable within 60 days of July 31, 1996. Mr. Green in his capacity as trustee of the Bernard M. Manuel 1992 Irrevocable Trust for Children has granted certain officers of Ann Taylor a proxy to vote the trust's shares (i) for the approval of the Proposed Sale and (ii) against any other transaction or proposal that could (x) prevent or delay the consummation of the transactions contemplated by the Purchase Agreement or (y) frustrate the purposes of the Purchase Agreement. See "The Purchase Agreement--Proxies."

(10) Consists of shares issuable pursuant to options which are exercisable within 60 days of July 31, 1996. Does not include 37,500 shares which are the subject of options which are not exercisable within 60 days of July 31, 1996.

(11) Includes 10,000 shares issuable pursuant to options granted to an executive officer not listed above which are exercisable within 60 days of July 31, 1996, but does not include 15,000 shares which are subject to options granted to such executive officer which are not exercisable within 60 days of July 31, 1996.

                   INFORMATION RELATING TO ATSC AND ANN TAYLOR

Business

     ATSC, through Ann Taylor, is a leading national specialty retailer of better quality women's apparel, shoes and accessories sold primarily under the Ann Taylor brand name. Ann Taylor merchandise represents classic styles, updated to reflect current fashion trends. Ann Taylor's stores offer a full range of career and casual separates, weekend wear, dresses, tops, accessories and shoes, coordinated as part of a total wardrobing strategy.


     As of August 3, 1996, Ann Taylor operated 306 stores in 40 states and the District of Columbia, under the names Ann Taylor, Ann Taylor Factory Store, Ann Taylor Loft and Ann Taylor Studio. Of the 257 stores operated under the Ann Taylor name, approximately three-quarters are located in regional malls and upscale specialty retail centers, with the balance located in downtown and village locations. These stores represent the Company's core merchandise line. In 1993, Ann Taylor converted its four existing clearance centers to Ann Taylor Factory Stores, and as of August 3, 1996, operated 23 Ann Taylor Factory Stores located in factory outlet centers. The success of the Ann Taylor Factory Stores and consumers' continuing emphasis on value led Ann Taylor to begin testing, in 1995, Ann Taylor Loft, a separate moderate-priced store concept for customers who appreciate the Ann Taylor style but have a smaller budget for apparel, shoes and accessories. As of August 3, 1996 Ann Taylor operated 17 Ann Taylor Loft stores, also located in factory outlet centers. In Fall 1994, Ann Taylor began testing Ann Taylor Studio stores, a free-standing shoe and accessory store concept offering the broadest assortment of Ann Taylor shoes, as well as Ann Taylor hosiery, small leather accessories such as belts and handbags, and Ann Taylor's "destination" fragrance and personal care line. As of August 3, 1996 Ann Taylor had nine Ann Taylor Studio stores.

     On August 23, 1996, ATSC announced that Sally Frame Kasaks resigned as Chairman and Chief Executive Officer and a Director of ATSC and Ann Taylor, and
J. Patrick Spainhour, ATSC's President and Chief Operating Officer, was promoted to Chairman and Chief Executive Officer. Since joining ATSC in February 1996, Mr. Spainhour has been responsible for overseeing business operations including finance, information systems, logistics, human resources, store planning and real estate. He has also been responsible for worldwide sourcing for Ann Taylor, which includes the integration of CAT and the Division into a new sourcing division of Ann Taylor. ATSC intends to commence immediately a search for a new President having extensive merchandising experience.


Selected Historical Consolidated Financial Data for ATSC


     The following selected historical financial information for the fiscal years indicated has been derived from the audited consolidated financial statements of ATSC. ATSC's consolidated statements of operations, stockholders' equity and cash flows for each of the three fiscal years ended February 3, 1996, January 28, 1995 and January 29, 1994, and consolidated balance sheets as of February 3, 1996 and January 28, 1995, as audited by Deloitte & Touche LLP, independent auditors, are included in ATSC's Annual Report on Form 10-K for the fiscal year ended February 3, 1996 (the "Form 10-K"), which is incorporated by reference in this Proxy Statement. The following selected financial statements for the fiscal quarters ended May 4, 1996 and April 29, 1995 have been derived from the unaudited consolidated financial statements of ATSC. The information set forth below should be read in conjunction with "Management's Discussion and Analysis" and the consolidated financial statements and notes thereto of ATSC incorporated by reference herein through the Form 10-K. See "Available Information" and "Incorporation of Certain Documents by Reference." All references to years are to the fiscal year of ATSC, which ends on the Saturday nearest January 31 in the following calendar year. All fiscal years for which financial information is set forth below had 52 weeks, with the exception of 1995, which had 53 weeks.

                                    SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR ATSC

                                                  Fiscal Years Ended                                First Quarter Ended
                                    -------------------------------------------------     -----------------------------------------
                                     Feb. 1,     Jan. 30,     Jan. 29,      Jan. 28,       Feb. 3,        Apr. 29,        May 4,
                                      1992         1993         1994          1995           1996           1995           1996
                                    --------     --------     --------     ----------     ----------     -----------    -----------
                                                                                                         (unaudited)    (unaudited)

                                               (dollars in thousands, except per square foot data and per share data)

Operating Statement Information:

Net sales, including leased shoe
 departments(a) .................   $437,711     $468,381     $501,649     $  658,804     $  731,142     $  168,306     $  184,467
Cost of sales ...................    234,136      264,301      271,749        357,783        425,225         91,355        101,313
                                    --------     --------     --------     ----------     ----------     ----------     ----------
  Gross profit ..................    203,575      204,080      229,900        301,021        305,917         76,951         83,154
Selling, general and
 administrative expenses ........    150,842      152,072      169,371        214,224        271,136         62,451         70,254
Distribution center restructuring
 charge (b) .....................       --           --          2,000           --             --             --             --
Amortization of goodwill (c) ....      9,506        9,504        9,508          9,506          9,506          2,377          2,377
                                    --------     --------     --------     ----------     ----------     ----------     ----------
  Operating income ..............     43,227       42,504       49,021         77,291         25,275         12,123         10,523
Interest expense (d) ............     33,958       21,273       17,696         14,229         20,956          4,498          6,121
Stockholder litigation
 settlement (e) .................       --          3,905         --             --             --             --             --
Other (income) expense, net .....        542          259         (194)           168             38             57           (131)
                                    --------     --------     --------     ----------     ----------     ----------     ----------
Income before income taxes
 and extraordinary loss .........      8,727       17,067       31,519         62,894          4,281          7,568          4,533
Income tax provision ............      7,703       11,150       17,189         30,274          5,157          4,077          2,721
                                    --------     --------     --------     ----------     ----------     ----------     ----------
Income (loss) before
 extraordinary loss .............      1,024        5,917       14,330         32,620           (876)         3,491          1,812
Extraordinary loss (f) ..........     16,835         --         11,121            868           --             --             --
                                    --------     --------     --------     ----------     ----------     ----------     ----------
  Net income (loss) .............   $(15,811)    $  5,917     $  3,209     $   31,752     $     (876)    $    3,491     $    1,812
                                    ========     ========     ========     ==========     ==========     ==========     ==========
Income (loss) per share before
 extraordinary loss .............   $    .05     $    .28     $    .66     $     1.40     $     (.04)    $      .15     $      .08
Extraordinary loss per share (f).       (.87)        --           (.51)          (.04)          --             --             --
                                    --------     --------     --------     ----------     ----------     ----------     ----------
  Net income (loss) per share ...   $   (.82)    $    .28     $    .15     $     1.36     $     (.04)    $      .15     $      .08
                                    ========     ========     ========     ==========     ==========     ==========     ==========
Weighted average shares
 outstanding (in thousands) .....     19,326       21,196       21,929         23,286         23,209         23,499         23,220

Operating Information:
Percentage increase (decrease)
 in total comparable store
 sales (g) ......................       (5.6)%       (1.0)%        2.3%          13.7%          (8.9)%         (0.7)%         (6.0)%
Percentage increase (decrease)
 in owned comparable store
 sales (g)(h) ...................       (0.9)%        0.8%         4.0%          13.7%          (8.9)%         (0.7)%         (6.0)%
Net sales per square foot (i) ...   $    642     $    600     $    576     $      627     $      518            N/A            N/A
Number of stores:
 Open at beginning of the period.        170          200          219            231            262            262            306
 Opened during the period .......         33           20           13             35             48             15              4
 Expanded during the period .....          3            5           12             25             30             12           --
 Closed during the period .......          3            1            1              4              4              2              3
 Open at the end of the period ..        200          219          231            262            306            275            307
Total store square footage at
 end of period ..................    746,000      814,000      929,000      1,173,000      1,651,000      1,323,000      1,666,000
Capital expenditures ............   $ 10,004     $  4,303     $ 25,062     $   61,341     $   78,378     $   16,412     $    2,391
Depreciation and amortization,
 including goodwill (c) .........   $ 15,709     $ 16,990     $ 18,013     $   21,293     $   28,294     $    5,943     $    8,379
Working capital turnover (j) ....      12.8x        16.8x        12.1x           8.5x           7.8x            N/A            N/A
Inventory turnover (k) ..........       4.6x         5.3x         4.9x           4.6x           4.3x            N/A            N/A

Balance Sheet information
 (at end of Period):
Working capital (1) .............   $ 26,224     $ 29,539     $ 53,283     $  102,181     $   86,477     $  121,455     $   87,998
Goodwill, net (c) ...............    351,549      342,045      332,537        323,031        313,525        320,654        311,148
Total assets ....................    491,747      487,592      513,399        598,254        678,709        632,730        669,819
Total debt ......................    211,917      195,474      189,000        200,000        272,458        225,300        178,393
Stockholders' equity ............    229,464      245,298      259,271        326,112        325,688        329,709        327,552


- ------------

(a) Prior to 1990, all shoes sold in Ann Taylor Stores were "Joan & David" shoes, sold in leased shoe departments by Joan & David Helpern, Inc. ("Joan & David") pursuant to a license agreement. In 1990, ATSC introduced a line of Ann Taylor brand shoes. Beginning in August 1990, Joan & David began a scheduled withdrawal of its leased shoe departments, vacating departments in groups of stores every six months through the end of fiscal 1992. As of February 1, 1993, Joan & David no longer operated leased shoe departments in any Ann Taylor stores. Sales from leased shoe departments were $8,207,000 in fiscal 1992 and $16,056,000 in fiscal 1991.

(b) Relates to the relocation of Ann Taylor's distribution center, completed in late Spring 1995, and represents a charge of $1,100,000 principally for severance and job training benefits and $900,000 for the write-off of the net book value of certain assets not used in the new facility. This charge reduced fiscal 1993 net earnings by $0.05 per share.

(c) As a result of ATSC's leveraged buyout of Ann Taylor which was effective as of January 29, 1989, $380,250,000, representing the excess of the allocated purchase price over the fair value of Ann Taylor's net assets, was recorded as goodwill and is being amortized on a straight-line basis over 40 years.

(d)  Includes non-cash interest expense of $1,004,000, $978,000, $4,199,000,
     $8,581,000, and $12,243,000 in fiscal 1995, 1994, 1993, 1992 and 1991, and
     $389,000 and $193,000 in the first quarter 1996 and 1995, respectively, from amortization of deferred financing costs, and in 1993, 1992 and 1991, from accretion of original issue discount and, in 1992 and 1991, from the issuance of additional 10% junior subordinated exchange notes due 2004.

(e) Relates to the settlement in January 1993 of a stockholder class action lawsuit that was filed against ATSC and certain other defendants in October 1991.

(f) In fiscal 1994, Ann Taylor incurred an extraordinary loss of $1,522,000 ($868,000, or $0.04 per share, net of income tax benefit), in connection with the prepayment of long-term debt with the proceeds of a public sale of common stock of ATSC. In fiscal 1993, Ann Taylor incurred an extraordinary loss of $17,244,000 ($11,121,000, or $.51 per share, net of income tax benefit) due to debt refinancing activities. In fiscal 1991, Ann Taylor incurred an extraordinary loss of $25,900,000 ($16,835,000, or $.87 per share, net of income tax benefit), in connection with the repurchase of a portion of its then outstanding debt securities with proceeds from ATSC's initial public stock offering.

(g) Comparable store sales are calculated by excluding the net sales of a store for any month of one period if the store was not open during the same month of the prior period. A store opened within the first two weeks of a month is deemed to have been opened on the first day of that month and a store opened later in a month is deemed to have been opened on the first day of the next month. For example, if a store were opened on June 8, 1994, its sales from June 8, 1994 through year-end 1994 and its sales from June 1, 1995 through year-end 1995 would be included in determining comparable store sales for 1995, compared to 1994. In addition, in a year with 53 weeks, the extra week is not included in determining comparable store sales. For periods prior to 1993, when a store's square footage was increased as a result of expansion or relation in the same mall or specialty center, the store continued to be treated as a comparable store after the expansion. Commencing with stores expanded in fiscal 1993, any store the square footage of which is expanded by more than 15% is treated as a new store for the first year following the opening of the expanded store. Comparable store sales for 1995 reflect a 52-week period.

(h)  Excludes sales from leased shoe departments for periods prior to fiscal
     1993.

(i) Net sales per square foot is determined by dividing net sales for the period by the average of the gross square feet at the beginning and end of each period. Unless otherwise indicated, references herein to square feet are to gross square feet, rather than net selling space.

(j) Working capital turnover is determined by dividing net sales by the average of the amount of working capital at the beginning and end of the period.

(k) Inventory turnover is determined by dividing cost of sales (excluding costs of leased shoe departments) by the average of the cost of inventory at the beginning and end of the period.

(l) Includes current portion of a long-term debt of $40,266,000, $0, $8,757,000, $37,000,000 and $26,000,000 in fiscal 1995, 1994, 1993, 1992 and 1991 and $36,269,000 and $0 in the first quarter of 1996 and 1995, respectively.


ATSC Preliminary Second Quarter and First Half 1996 Results

     ATSC reported net income for the second quarter ended August 3, 1996 of $627,000, or $.03 per share (on an average of 23.2 million shares outstanding), compared to a net loss of $3,809,000, or $.16 per share (on an average of 23.2 million shares outstanding), in the second quarter of 1995.

     ATSC net sales for the 1996 second quarter totaled $187,862,000, compared to net sales of $183,695,000 in the 1995 second quarter. Second quarter 1996 ATSC net sales increased 2.3% and comparable store sales decreased 8.7% compared to the second quarter of 1995.

     ATSC total debt (including current portion) at August 3, 1996, was $161,327,000, including $4,000,000 outstanding under the Company's revolving credit facility. In addition, there was outstanding $100,625,000 (gross of discount and transaction fees) of 8-1/2% convertible trust originated preferred securities due 2016, issued by ATSC's special purpose finance trust.

                                             ANN TAYLOR STORES CORPORATION

                               UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                        For the Quarters and Six Months Ended August 3, 1996 and July 29, 1995

                                                                   Quarters Ended                Six Months Ended
                                                             -------------------------        ------------------------
                                                             August 3,        July 29,        August 3,       July 29,
                                                               1996             1995            1996            1995
                                                             --------         --------        --------        --------
                                                                  (Dollars in thousands, except per share amounts)

Net sales ..............................................     $187,862         $183,695        $372,329        $352,001
Cost of sales ..........................................      107,115          114,869         208,428         206,224
                                                             --------         --------        --------        --------
Gross profit ...........................................       80,747           68,826         163,901         145,777
Selling, general and administrative expenses ...........       70,029           67,233         140,283         129,684
Amortization of goodwill ...............................        2,376            2,376           4,753           4,753
                                                             --------         --------        --------        --------
Operating income (loss) ................................        8,342             (783)         18,865          11,340
Interest expense .......................................        6,210            4,468          12,331           8,966
Other income, net ......................................         (293)            (231)           (424)           (174)
                                                             --------         --------        --------        --------
Income (loss) before income taxes ......................        2,425           (5,020)          6,958           2,548
Income tax provision (benefit) .........................        1,798           (1,211)          4,519           2,866
                                                             --------         --------        --------        --------
  Net income (loss) ....................................     $    627         $ (3,809)       $  2,439        $   (318)
                                                             ========         ========        ========        ========
    Net income (loss) per share ........................     $    .03         $   (.16)       $    .11        $   (.01)
                                                             ========         ========        ========        ========
Weighted average shares and share
  equivalents outstanding ..............................       23,237           23,225          23,226          23,337
                                                             ========         ========        ========        ========
Number of stores open at beginning of period ...........          307              275             306             262
Number of stores opened during period ..................            1               14               5              29
Number of stores expanded during period* ...............            1                5               1              17
Number of stores closed during period ..................            2                0               5               2
Number of stores open at end of period .................          306              289             306             289
Total store square footage at end of period ............    1,666,600        1,442,100


- ------------

* Expanded stores are excluded from comparable store sales for the first year following expansion.

                                ANNTAYLOR STORES CORPORATION
                            CONDENSED CONSOLIDATED BALANCE SHEETS
                             August 3, 1996 and February 3, 1996

                                                                 August 3, 1996  February 3, 1996
                                                                 --------------  ----------------
                                                                  (unaudited)

                                                                     (Dollars in thousands)
                                     ASSETS
Current assets
  Cash ........................................................     $  1,287        $  1,283
  Accounts receivable, net ....................................       64,112          70,395
  Merchandise inventories .....................................       99,231         102,685
  Prepaid expenses and other current assets ...................       12,473          12,808
  Prepaid tenancy .............................................        9,075           8,099
  Deferred income taxes .......................................        3,400           3,400
                                                                    --------        --------
   Total current assets .......................................      189,578         198,670

Property and equipment
  Land and building ...........................................        8,983           8,923
  Leasehold improvements ......................................       78,055          73,677
  Furniture and fixtures ......................................      109,513          99,548
  Construction in progress ....................................        3,807          14,190
                                                                    --------        --------
                                                                     200,358         196,338
   Less accumulated depreciation and amortization .............       53,981          42,443
                                                                    --------        --------
   Net property and equipment .................................      146,377         153,895
Goodwill, net of accumulated amortization of $71,478 and
  $66,725, respectively .......................................      308,772         313,525
Investment in CAT .............................................        6,198           5,438
Deferred financing costs, net of accumulated amortization of
  $2,740 and $1,960, respectively .............................        3,216           3,933
Other assets ..................................................        3,172           3,248
                                                                    --------        --------
   Total assets ...............................................     $657,313        $678,709
                                                                    ========        ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable ............................................     $ 36,112        $ 42,909
  Accrued expenses ............................................       26,323          29,018
  Current portion of long-term debt ...........................       26,276          40,266
                                                                    --------        --------
   Total current liabilities ..................................       88,711         112,193
Long-term debt ................................................      135,051         232,192
Deferred income taxes .........................................        1,300           1,300
Other liabilities .............................................        7,968           7,336
Commitments and contingencies
Company-Obligated Mandatorily Redeemable Convertible
  Preferred Securities of AnnTaylor Finance Trust
  Holding Solely Convertible Debentures .......................       96,042            --
Stockholders' equity
  Common stock, $.0068 par value; 40,000,000 shares authorized;
    23,139,977 and 23,127,743 shares issued, respectively .....          157             157
  Additional paid-in capital ..................................      311,563         311,284
  Warrants to acquire 23,182 and 36,605 shares of
    common stock, respectively ................................          378             596
  Retained earnings ...........................................       16,502          14,120
  Deferred compensation on restricted stock ...................          (17)            (33)
                                                                    --------        --------
                                                                     328,583         326,124
  Less treasury stock, 31,560 and 44,983 shares, respectively,
    at cost ...................................................         (342)           (436)
                                                                    --------        --------
    Total stockholders' equity ................................      328,241         325,688
                                                                    --------        --------
    Total liabilities and stockholders' equity ................     $657,313        $678,709
                                                                    ========        ========

ATSC Preliminary Pro Forma First Half 1996 Results

     Based on preliminary six month results, if the Proposed Sale had been consummated on February 4, 1996, ATSC's pro forma net sales, gross profit, operating income, net income and net income per share for the six months ended August 3, 1996, determined on a basis consistent with the ATSC pro forma financial information for the fiscal year ended February 3, 1996 and the fiscal quarter ended May 4, 1996, would have been $372.3 million, $170.9 million, $25.1 million, $4.7 million and $.18, respectively.

ATSC Pro Forma Financial Information


                          ANN TAYLOR STORES CORPORATION

                       UNAUDITED HISTORICAL AND PRO FORMA
                          COMBINED FINANCIAL STATEMENTS

     The following Unaudited Historical and Pro Forma Combined Financial Statements give effect to the acquisition of the Ann Taylor Operations by Ann Taylor under the "purchase" method of accounting. These Unaudited Historical and Pro Forma Combined Financial Statements are presented for illustrative purposes only, and therefore are not necessarily indicative of the operating results and financial position that might have been achieved had the Proposed Sale occurred as of an earlier date, nor are they necessarily indicative of operating results and financial position that may occur in the future.

     An Unaudited Historical and Pro Forma Combined Balance Sheet is provided as of May 4, 1996, giving effect to the Proposed Sale as though it had been consummated on that date. Unaudited Historical and Pro Forma Combined Statements of Operations are provided for the fiscal year ended February 3, 1996 and the fiscal quarter ending May 4, 1996, giving effect to the Proposed Sale as though it had occurred at the beginning of the respective period.

     The historical fiscal year ended February 3, 1996 information has been derived from the audited financial statements of ATSC. The data for the fiscal year ended February 3, 1996 for the Ann Taylor Operations have been derived from the unaudited financial statements which, in the opinion of the management of the Ann Taylor Operations, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited year.


     The historical quarter ended May 4, 1996 information has been derived from the unaudited financial statements of ATSC. These financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited quarter. The data at and for the quarter ended May 4, 1996 for the Ann Taylor Operations have been derived from the unaudited financial statements which, in the opinion of the management of the Ann Taylor Operations, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited quarter.

                      ANN TAYLOR STORES CORPORATION AND ACQUIRED ANN TAYLOR OPERATIONS

                      UNAUDITED HISTORICAL AND PRO FORMA COMBINED FINANCIAL INFORMATION

                                                BALANCE SHEET

                                                 May 4, 1996
                                               (In Thousands)

                                                   ASSETS

                                                             Historical                    Pro Forma
                                                      -----------------------      -------------------------
                                                                    Acquired
                                                                   Ann Taylor
                                                        ATSC       Operations      Adjustments      Combined
                                                      --------     ----------      -----------      --------
Current Assets
  Cash and cash equivalents ...................       $  1,296       $    59       $   --           $  1,355
  Accounts receivable, net ....................         72,615        27,063        (26,555)(a)       73,123
  Inventories .................................         98,185        10,223          3,985 (b)      112,393
  Prepaid and other current assets ............         23,831           328         (3,438)(a)       20,721
                                                      --------       -------       ---------        --------
    Total current assets ......................        195,927        37,673         (26,008)        207,592
Property and equipment, net ...................        150,203         4,179           --            154,382
Other assets ..................................         12,541           151          (5,750)(c)       6,942
Goodwill, net .................................        311,148          --            36,960 (d)     348,108
                                                      --------       -------       ---------        --------
Total assets ..................................       $669,819       $42,003       $   5,202        $717,024
                                                      ========       =======       =========        ========


                                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Current portion of long-term debt ...........       $ 36,269       $ 6,082       $   --           $ 42,351
  Accounts payable ............................         40,208        12,267        (22,008)(a)       30,467
  Accrued expenses ............................         31,452         2,018          1,000 (e)       34,470
                                                      --------       -------       ---------        --------
    Total current liabilities .................        107,929        20,367        (21,008)         107,288
Long-term debt ................................        142,124           546         11,300 (f)      153,970
Other liabilities .............................          8,864          --                             8,864
Preferred Securities ..........................         83,350          --             --             83,350
Stockholders' equity
  Common stock ................................            157          --               12 (g)          169
  Additional paid in capital ..................        311,336          --           35,988 (g)      347,324
  Retained earnings and other items ...........         16,059        21,090        (21,090)(g)       16,059
                                                      --------       -------       ---------        --------
    Total stockholders' equity ................        327,552        21,090         14,910          363,552
                                                      --------       -------       ---------        --------
Total liabilities and stockholders' equity.....       $669,819       $42,003       $  5,202         $717,024
                                                      ========       =======       ========         ========


See notes to unaudited historical and pro forma combined financial information.

                        ANN TAYLOR STORES CORPORATION AND ACQUIRED ANN TAYLOR OPERATIONS

                           UNAUDITED HISTORICAL AND PRO FORMA STATEMENTS OF OPERATIONS

                                       Fiscal Year Ended February 3, 1996
                                    (In Thousands, Except Per Share Amounts)

                                                           Historical                      Pro Forma
                                                     -----------------------    --------------------------------
                                                                   Acquired
                                                                  Ann Taylor
                                                       ATSC       Operations     Adjustments            Combined
                                                     --------     ----------    -------------           --------
Net sales ......................................     $731,142      $231,385     $(231,385)(h)           $731,142
Cost of sales ..................................      425,225       204,236      (214,749)(h)(i)(j)      414,712
                                                     --------      --------     ---------               --------
Gross profit ...................................      305,917        27,149       (16,636)               316,430
Selling, general and administrative expenses ...      271,136        17,387       (17,387)(j)            271,136
Amortization of goodwill .......................        9,506          --           1,512 (k)             11,018
                                                     --------      --------     ---------               --------
Operating income ...............................       25,275         9,762          (761)                34,276
Interest expense ...............................       20,956         1,088           750 (i)             22,794
Other (income) expense, net ....................           38          --           1,646 (l)              1,684
                                                     --------      --------     ---------               --------
Income before income taxes .....................        4,281         8,674        (3,157)                 9,798

Income tax provision ...........................        5,157         2,637          (329)(l)(m)           7,465
                                                     --------      --------     ---------               --------
Net income (loss) ..............................     $   (876)     $  6,037     $  (2,828)              $  2,333
                                                     ========      ========     =========               ========
Net income (loss) per share ....................     $  (0.04)                                          $   0.09
                                                     ========                                           ========


                        ANN TAYLOR STORES CORPORATION AND ACQUIRED ANN TAYLOR OPERATIONS

                           UNAUDITED HISTORICAL AND PRO FORMA STATEMENTS OF OPERATIONS

                                            Quarter Ended May 4, 1996
                                    (In Thousands, Except Per Share Amounts)


                                                           Historical                      Pro Forma
                                                     -----------------------    --------------------------------
                                                                   Acquired
                                                                  Ann Taylor
                                                       ATSC       Operations     Adjustments            Combined
                                                     --------     ----------    -------------           --------
Net sales ......................................     $184,467      $ 60,527     $ (60,527)(h)           $184,467
Cost of sales ..................................      101,313        52,544       (56,287)(h)(i)(j)       97,570
                                                     --------      --------     ---------               --------
Gross profit ...................................       83,154         7,983        (4,240)                86,897
Selling, general and administrative expenses....       70,254         4,427        (4,427)(j)             70,254
Amortization of goodwill .......................        2,377          --             370 (k)              2,747
                                                     --------      --------     ---------               --------
Operating income ...............................       10,523         3,556          (183)                13,896
Interest expense ...............................        6,121           183           387 (i)              6,691
Other (income) expense, net ....................         (131)         --             312 (l)                181
                                                     --------      --------     ---------               --------
Income before income taxes .....................        4,533         3,373          (882)                 7,024

Income tax provision ...........................        2,721         1,216           (62)(l)(m)           3,875
                                                     --------      --------     ---------               --------
Net income (loss) ..............................     $  1,812      $  2,157     $    (820)              $  3,149
                                                     ========      ========     =========               ========
Net income per share ...........................     $   0.08                                           $   0.13
                                                     ========                                           ========


See notes to unaudited historical and pro forma combined financial information.

                        NOTES TO UNAUDITED HISTORICAL AND
                         PRO FORMA FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

     The Unaudited Historical and Pro Forma Combined Financial Statements and notes thereto are presented for illustrative purposes only, giving effect to the acquisition of the Ann Taylor Operations by Ann Taylor accounted for as a "Purchase", as such term is used under generally accepted accounting principles. The Ann Taylor Operations' information includes the acquisition by Ann Taylor of CAT and the Division.

     Certain amounts reported in the Ann Taylor Operations' historical financial information have been reclassified to conform with Ann Taylor presentations in the Unaudited Historical and Pro Forma Combined Financial Statements.

     The Unaudited Historical and Pro Forma Financial Statements giving effect to the acquisition of the Ann Taylor Operations by Ann Taylor have been prepared assuming ATSC elected to treat the transaction as a stock acquisition, which will provide no step up in basis for income tax purposes.

NOTE 2 -- ACCOUNTING PERIOD

     The pro forma periods for the fiscal year ended February 3, 1996 are the historical financial reporting periods of both ATSC and the Ann Taylor Operations. ATSC and the Ann Taylor Operations have historically reported a 52- or 53-week reporting period.

     The pro forma periods for the quarter ended May 4, 1996 are the historical financial reporting periods of both ATSC and the Ann Taylor Operations. ATSC and the Ann Taylor Operations have historically reported a 13- or 14-week reporting period.

NOTE 3 -- PURCHASE PRICE DETERMINATION

     For the year ended February 3, 1996, the purchase price of $50.9 million was computed assuming (i) the issuance of 2,117,647 shares of common stock of ATSC at a price of $17.00 per share, (ii) cash consideration of $12.9 million, and (iii) the assumption of the obligation to make payment to the president of CAT of approximately $2.0 million becoming due under his existing employment agreement with CAT as a result of the Proposed Sale. The cash portion of the purchase price (including the obligation to the president of CAT) will be provided by additional bank borrowings, assumed to be approximately $14.9 million at 8% per annum.

     At and for the fiscal quarter ended May 4, 1996, the purchase price of $47.3 million was computed assuming(i) the issuance of 1,800,000 shares of common stock of the Company at a price of $20.00 per share, (ii) cash consideration of $9.3 million, and (iii) the assumption of the obligation to make payment to the president of CAT of approximately $2.0 million becoming due under his existing employment agreement with CAT as a result of the Proposed Sale. The cash portion of the purchase price (including the obligation to the president of CAT) will be provided by additional bank borrowings, assumed to be approximately $11.3 million at 8% per annum.

NOTE 4 -- PRO FORMA ADJUSTMENTS

     The following items were recorded as adjustments to effect the combination of ATSC and the Ann Taylor Operations.

     (a) Adjustments recorded to reflect (i) the elimination of amounts due to/from ATSC and the Ann Taylor Operations, and (ii) the elimination of advances made to the Division.

     (b) Adjustments to reduce the inventories of CAT and the Division to the current fair value, and the elimination of advances made to the Division.

     (c) The elimination of the investment account on ATSC's books for the 40% interest in CAT.

                        NOTES TO UNAUDITED HISTORICAL AND
                   PRO FORMA FINANCIAL STATEMENTS--(Continued)

     (d) Adjustment recorded to reflect the creation of goodwill representing the excess of purchase price over net assets acquired which results in an adjustment of $37.7 million for the fiscal year ended February 3, 1996 and $36.9 million for the fiscal quarter ended May 4, 1996, based on management's estimate and without the performance of any due diligence procedures. Accordingly, such estimate of goodwill is preliminary and subject to change. At this time, ATSC has not attributed any value to intangible assets other than goodwill.

     (e) Adjustment to record a liability for an estimate of fees related to the Proposed Sale.

     (f) Adjustments to reflect a portion of the purchase price expected to be financed through additional bank borrowings.

     (g) Common stock, additional paid-in capital and retained earnings have been adjusted to eliminate the equity balances of the Ann Taylor Operations and reflect the common stock and additional paid-in capital for the issuance of (i) with respect to the fiscal year ended February 3, 1996, 2,117,647 shares of Ann Taylor Common Stock at an assumed price of $17.00 per share and (ii) with respect to the fiscal quarter endedMay 4, 1996, 1,800,000 shares of Ann Taylor Common Stock at an assumed price of $20.00 per share.

     (h) To eliminate sales previously recorded by the Ann Taylor Operations against the cost of sales previously recorded by ATSC. Cost of sales is reduced by the reclassification of certain expenses discussed in Notes 4(i) and 4(j).

     (i) To reclassify interest expense from cost of sales as reported in the Ann Taylor Operations' historical financial information to interest expense, to conform with ATSC's presentations.

     (j) Historically, the Ann Taylor Operations have classified certain expenses as selling, general and administrative expenses. An adjustment has been recorded to reclassify certain expenses, such as costs of design and procurement, to cost of sales.

     (k) Adjusted to reflect the charge relating to the amortization of goodwill, which represents the excess of purchase price over net assets acquired. Such goodwill will be amortized over a 25 year life.

     (l) The elimination of the equity in earnings of 40% of the net income of CAT by ATSC and the related income tax expense.

     (m) The income tax provision represents the assumed effective tax rate for the Ann Taylor Operations assuming (i) approximately 50% of the Ann Taylor Operations' income is foreign source and not subject to U.S. taxation until repatriation and (ii) amortized goodwill is not deductible.

Market for Ann Taylor Common Stock

     The Ann Taylor Common Stock is listed and traded on the New York Stock Exchange under the symbol ANN. The number of holders of record of Ann Taylor Common Stock at July 1, 1996 was 796. The following table sets forth the high and low closing sale prices for the Ann Taylor Common Stock on the New York Stock Exchange.

                                                        Market Price
                                                    --------------------
                                                     High          Low
                                                    -------      -------
    Fiscal Year Ended January 28, 1995

      Fourth quarter ..........................     $44 1/4      $31 7/8
      Third quarter ...........................      44           35
      Second quarter ..........................      41 1/8       31 1/2
      First quarter ...........................      36           20 7/8

    Fiscal Year Ended February 3, 1996

      Fourth quarter ..........................     $15 5/8      $ 9 1/2
      Third quarter ...........................      21 7/8       10 1/4
      Second quarter ..........................      25 5/8       19 1/2
      First quarter ...........................      37 3/4       25 1/8

    Fiscal Year Ended February 1, 1997

      Third quarter (through August 27) .......     $15 5/8      $12
      Second quarter ..........................     $23 1/4      $12
      First quarter ...........................     $19 1/8      $11 1/8

     On April 4, 1996, the business day prior to the announcement by Cygne and ATSC that they had entered into a letter of intent with respect to the Proposed Sale, the high and low sale prices of the Ann Taylor Common Stock on the New York Stock Exchange composite tape were $17 5/8 and $16 7/8, respectively. On August 27, 1996, the last full trading day prior to the date of this Proxy Statement, the high and low sales prices of Ann Taylor Common Stock on the New York Stock Exchange composite tape were $14 5/8 and $14 1/4, respectively.


     ATSC has never paid dividends on the Ann Taylor Common Stock and does not intend to pay dividends in the foreseeable future. As a holding company, the ability of ATSC to pay dividends is dependent upon the receipt of dividends or other payments from Ann Taylor. The payment of dividends by Ann Taylor to ATSC is subject to certain restrictions under Ann Taylor's bank credit agreement (the "Bank Credit Agreement"), the indenture relating to Ann Taylor's 83-3/4% Subordinated Notes due 2000, and a Receivables Facility. In addition, under the indenture governing notes issued by ATSC to the AT Trust in connection with the TOPrS financing, in the event of a default by ATSC of its obligations thereunder, ATSC would be restricted in its ability to pay dividends on the Ann Taylor Common Stock. The payment of cash dividends on the Ann Taylor Common Stock by ATSC is also subject to certain restrictions contained in ATSC's guarantee of Ann Taylor's obligations under the Bank Credit Agreement. Any determination to pay cash dividends in the future will be at the discretion of ATSC's Board of Directors and will be dependent upon ATSC's results of operations, financial condition, contractual restrictions and other factors deemed relevant at that time by ATSC's Board of Directors.

Incorporation of Certain Documents by Reference

     The following documents filed by ATSC (File No. 1-10738) with the SEC are incorporated by reference in this Proxy Statement:

     1. Annual Report on Form 10-K for the fiscal year ended February 3, 1996.

     2. Quarterly Report on Form 10-Q for the quarter ended May 4, 1996.

     3. Proxy Statement relating to the 1996 Annual Meeting of Stockholders.

     4. Proxy Statement relating to the Special Meeting of Stockholders held on August 15, 1996.

     5. Current Reports on Form 8-K, dated April 8, 1996, May 2, 1996, June 10, 1996 and June 21, 1996.

     All documents filed by ATSC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date on which the Annual Meeting is held, shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequent filed document which is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement.


     The Company will provide without charge to each person, including any beneficial owner, to whom this Proxy Statement is delivered, upon written or oral request of such person, and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the information incorporated by reference herein including subsequently filed documents, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests for information should be mailed to Corporate Secretary, Cygne Designs, Inc., 1372 Broadway, New York, New York 10018. Telephone requests may be directed to the Company's Corporate Secretary at (212) 354-6474.

                           COMPARATIVE PER SHARE DATA


     The following tables set forth historical per share data for Cygne and ATSC, pro forma per share data for ATSC giving effect to the Proposed Sale as a purchase of the Ann Taylor Operations under generally accepted accounting principles and equivalent pro forma per share date for Cygne. Neither Cygne nor ATSC declared or paid any cash dividends to their respective stockholders during the periods indicated. The information presented should be read in conjunction with the historical financial statements and related notes thereto of Cygne and ATSC and the selected historical financial data including the notes thereto, each incorporated in or included elsewhere in this Proxy Statement. Comparative pro forma data have been included for comparative purposes only and do not purport to be indicative of (i) the results of operations or financial position which actually would have been obtained if the Proposed Sale had been completed at the beginning of the period or as of the date indicated or (ii) the results of operations or financial position which may be obtained in the future.


                                                            Fiscal Year     Fiscal Quarter   Fiscal Quarter
                                                               Ended             Ended            Ended
                                                         February 3, 1996     May 4, 1996    August 3, 1996*
                                                         ----------------   --------------   ---------------
Income (loss) per common share:

Cygne:
   Historical ......................................          $(10.04)           $ 0.00          $ 0.00
   Pro forma equivalent ............................          $ (8.60)           $(0.15)         $(0.29)

ATSC:
   Historical ......................................          $ (0.04)           $ 0.08          $ 0.11
   Pro forma combined ..............................          $  0.09            $ 0.13          $ 0.18


                                                               As of             As of           As of
                                                         February 3, 1996     May 4, 1996    August 3, 1996*
                                                         ----------------   --------------   ---------------
Book value per common share:

Cygne:
   Historical ......................................          $  0.73            $ 0.73          $ 0.73
   Pro forma equivalent ............................          $  2.57            $ 2.53          $ 2.50

ATSC:
   Historical ......................................          $ 14.03            $14.11          $14.13
   Pro forma combined ..............................          $ 14.28            $14.53          $13.97

- ------------

* Based on preliminary results.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS


     Ernst & Young LLP have been the independent auditors of the Company since March 1993 and will serve in that capacity for the fiscal year ending February 1, 1997. A representative of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so, and will respond to appropriate questions from stockholders.

                              STOCKHOLDER PROPOSALS

     All stockholder proposals which are intended to be presented at the 1997 Annual Meeting of Stockholders of the Company must be received by the Company no later than April 30, 1997 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

     The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.


                                           By Order of the Board of Directors


                                           PAUL D. BAIOCCHI
                                           Secretary


Dated: August 28, 1996



               A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K
                 WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER
                         REQUESTING IT IN WRITING FROM:
          CYGNE DESIGNS, INC., 1372 BROADWAY, NEW YORK, NEW YORK 10018
                     ATTENTION: PAUL D. BAIOCCHI, SECRETARY

                          INDEX TO FINANCIAL STATEMENTS

Cygne Designs, Inc. and Subsidiaries

Consolidated Financial Statements


                                                                                               Page
                                                                                               ----
Report of Independent Auditors ...........................................................     F-2
Consolidated Balance Sheets as of February 3, 1996 and January 28, 1995 ..................     F-3
Consolidated Statements of Operations for Each of the Three
 Years in the Period Ended February 3, 1996 ..............................................     F-4
Consolidated Statements of Stockholders' Equity
 for Each of the Three Years in the Period Ended February 3, 1996 ........................     F-5
Consolidated Statements of Cash Flows for Each of the Three Years
 in the Period Ended February 3, 1996 ....................................................     F-6
Notes to Consolidated Financial Statements ...............................................     F-8
Consolidated Balance Sheets at May 4, 1996 (unaudited)
 and February 3, 1996 ....................................................................     F-21
Condensed Consolidated Statements of Operations for the
 three months ended May 4, 1996 and April 29, 1995 (unaudited) ...........................     F-22
Condensed Consolidated Statements of Stockholders' Equity
 for the three months ended May 4, 1996 (unaudited) ......................................     F-23
Condensed Consolidated Statements of Cash Flows for the
 three months ended May 4, 1996 and April 29, 1995 (unaudited) ...........................     F-24
Notes to Condensed Consolidated Financial Statements (unaudited) .........................     F-25

CAT US Inc. and C.A.T. (Far East) Limited and Subsidiary and the AnnTaylor Woven
Division of Cygne Designs, Inc.

Report of Independent Auditors ...........................................................     F-30
Combined Balance Sheets as of February 3, 1996 and January 28, 1995.......................     F-31
Combined Statements of Income for the Years ended February 3, 1996 and
 January 28, 1995 ........................................................................     F-32
Combined Statements of Cash Flows for the Years ended February 3, 1996
 and January 28, 1995 ....................................................................     F-33
Notes to Consolidated Financial Statements ...............................................     F-34

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Cygne Designs, Inc.

     We have audited the accompanying consolidated balance sheets of Cygne Designs, Inc. and Subsidiaries as of February 3, 1996 and January 28, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended February 3, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cygne Designs, Inc. and Subsidiaries at February 3, 1996 and January 28, 1995 and the consolidated results of their operations, changes in their stockholders' equity and their cash flows for each of the three years in the period ended February 3, 1996, in conformity with generally accepted accounting principles.

                                                        ERNST & YOUNG LLP

New York, New York
April 15, 1996, except for Note 7,
 as to which the date is May 15, 1996

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                                     February 3,    January 28,
                                                                                        1996           1995
                                                                                     -----------    -----------
                                                                                       ($ In thousands, except
                                                                                         per share amounts)
ASSETS
Current assets:
 Cash (includes restricted cash of $6,644 at January 28, 1995) ...................     $  5,487      $ 14,202
 Trade accounts receivable, net ..................................................       35,117        64,921
 Inventory .......................................................................       29,999        57,570
 Other receivables and prepaid expenses ..........................................        8,150        15,966
 Assets held for sale ............................................................       15,200           --
 Deferred income taxes ...........................................................        4,066         2,602
                                                                                       --------      --------
Total current assets .............................................................       98,019       155,261
Fixed assets, net ................................................................       13,533        14,652
Other assets including intangibles ...............................................          803         6,075
Deferred income taxes ............................................................        2,000           881
Goodwill, net ....................................................................        2,790        76,659
                                                                                       --------      --------
Total assets .....................................................................     $117,145      $253,528
                                                                                       ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term borrowings ...........................................................     $  1,593      $  1,045
 Bank facility ...................................................................       35,860        37,844
 Trade facility ..................................................................        8,945         3,562
 Accounts payable ................................................................       32,928        42,429
 Accrued expenses ................................................................       14,083        13,440
 Income taxes payable ............................................................        5,677         7,081
 Current portion of long-term debt ...............................................        2,047         1,829
                                                                                       --------      --------
Total current liabilities ........................................................      101,133       107,230
Long-term debt ...................................................................        1,562         1,460
Deferred rent credits ............................................................        1,386           635
                                                                                       --------      --------
Total liabilities ................................................................      104,081       109,325

Minority interests in subsidiaries ...............................................        4,018         2,511
Stockholders' equity:
 Preferred Stock, $0.01 par value; 4,000,000 shares authorized,
  none issued and outstanding ....................................................          --            --
Common Stock, $0.01 par value; 75,000,000 shares authorized;
  12,438,038 (February 3, 1996) and 12,979,750 (January 28, 1995)
  shares issued and outstanding ..................................................          124           130
 Paid-in capital .................................................................      120,918       127,716
 (Accumulated deficit) retained earnings .........................................     (111,999)       14,059
 Foreign currency translation adjustment .........................................            3          (213)
                                                                                       --------      --------
Total stockholders' equity .......................................................        9,046       141,692
                                                                                       --------      --------
Total liabilities and stockholders' equity .......................................     $117,145      $253,528
                                                                                       ========      ========

                             See accompanying notes.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                       Year ended
                                                                         --------------------------------------
                                                                         February        January       January
                                                                          3, 1996       28, 1995      29, 1994
                                                                         ---------      --------       --------
                                                                        (in thousands, except per share amounts)

Net sales ..........................................................     $ 540,063      $516,105       $220,201
Cost of goods sold .................................................       510,761       433,700        181,326
                                                                         ---------      --------       --------
Gross profit .......................................................        29,302        82,405         38,875
Selling, general and administrative expenses .......................        72,182        54,261         23,794
Gain on sale of subsidiary .........................................        (4,742)          --             --
Loss on sale of GJM business, net ..................................        31,239           --             --
Write-off of goodwill ..............................................        48,949           --             --
Amortization of intangibles ........................................         3,425         2,505            137
                                                                         ---------      --------       --------
(Loss) income from operations ......................................      (121,751)       25,639         14,944
Interest expense ...................................................         8,813         7,620          4,272
                                                                         ---------      --------       --------
(Loss) income before income taxes and minority interests ...........      (130,564)       18,019         10,672
(Benefit) provision for income taxes ...............................        (6,216)        5,568          3,897
                                                                         ---------      --------       --------
(Loss) income before minority interests ............................      (124,348)       12,451          6,775
Income attributable to minority interests ..........................         1,710         1,642            631
                                                                         ---------      --------       --------
Net (loss) income ..................................................     $(126,058)     $ 10,809        $ 6,144
                                                                         =========      ========        =======
Net (loss) income per share ........................................     $  (10.04)     $   0.93        $  0.92
                                                                         =========      ========        =======
Weighted average number of common and common equivalent
 shares outstanding ................................................        12,550        11,658          6,705


                             See accompanying notes.

                                                    CYGNE DESIGNS, INC. AND SUBSIDIARIES
                                              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                   Common
                                                      Common Stock                Stock and      Foreign      Retained
                                                   ------------------              Paid-in      Currency      Earnings
                                                     Number             Paid-in   Capital of  Translation   (Accumulated
                                                   of Shares   Amount   Capital   Affiliates   Adjustment      Deficit)      Total
                                                   ---------   ------   -------   ----------  -----------   ------------   ---------
                                                                                             (In thousands)
Balance at January 30, 1993 ......................   3,025     $ 30    $  3,738     $ 18        $  --         $  (2,894)   $    892
 Exchange of Company Common Stock for common
  stock of affiliates ............................   2,075       21          (3)     (18)          --                --          --
 Issuance of Common Stock in initial
  public offering ................................   2,760       27      24,515       --           --                --      24,542
 Issuance of Common Stock to purchase companies ..     150        2       2,923       --           --                --       2,925
 Foreign currency translation adjustment .........      --       --          --       --           (6)               --          (6)
 Net income for year ended January 29, 1994 ......      --       --          --       --           --             6,144       6,144
                                                    ------      ---    --------     -----       -----         ---------    --------
Balance at January 29, 1994 ......................   8,010       80      31,173       --           (6)            3,250      34,497
 Issuance of Common Stock for purchases
  of companies ...................................   2,650       26      57,298       --           --                --      57,324
 Issuance of Common Stock in public offering .....   2,300       23      39,113       --           --                --      39,136
 Issuance of Common Stock upon exercise
  of stock options ...............................      16        1          62       --           --                --          63
 Issuance of Common Stock for services rendered ..       4       --          70       --           --                --          70
 Foreign currency translation adjustment .........      --       --          --       --         (207)               --        (207)
 Net income for year ended January 28, 1995 ......      --       --          --       --           --            10,809      10,809
                                                    ------      ---    --------     -----       -----         ---------    --------
Balance at January 28, 1995 ......................  12,980      130     127,716       --         (213)           14,059     141,692
 Receipt and retirement of common stock
  from sale of subsidiary ........................    (600)      (6)     (7,494)      --           --                --      (7,500)
 Issuance of Common Stock for purchases
  of companies ...................................      53       --         675       --           --                --         675
 Issuance of Common Stock upon exercise
  of stock options ...............................       5       --          21       --           --                --          21
 Foreign currency translation adjustment .........      --       --          --       --          216                --         216
 Net loss for year ended February 3, 1996 ........      --       --          --       --           --          (126,058)   (126,058)
Balance at February 3, 1996 ......................  12,438     $124    $120,918     $           $   3         $(111,999)   $  9,046
                                                    ======     ====    ========     =====       =====         =========    ========

                                       CYGNE DESIGNS, INC. AND SUBSIDIARIES

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                               Year ended
                                                             --------------------------------------------
                                                               February          January          January
                                                               3, 1996          28, 1995         29, 1994
                                                             -----------       -----------      ----------
                                                                             (In thousands)
Operating activities
Net (loss) income ........................................   $(126,058)         $10,809          $  6,144
Adjustments to reconcile net (loss) income to net cash
 used in operating activities:

  Net gain from sale of subsidiary, net ..................      (4,742)              --                --
  Net loss from GJM business, net ........................      31,239               --                --
  Write-off of goodwill ..................................      48,949               --                --
  Depreciation, amortization and write-off of
   fixed assets ..........................................       7,922            5,109               745
  Rent expense not currently payable .....................         751              185               180
  Bad debt expense .......................................       2,147               --                --
  Deferred income taxes ..................................      (2,583)            (144)              158
  Income attributable to minority interests ..............       1,710            1,642               631
  Changes in operating assets and liabilities:
   Trade accounts receivable and due from
    factor, net ..........................................      14,883          (17,802)          (11,825)
   Inventory .............................................       9,589          (24,172)           (3,212)
   Other receivables and prepaid expenses ................       9,580           (8,419)           (2,786)
   Accounts payable ......................................       2,474            3,710             3,792
   Accrued expenses ......................................       4,579           (1,827)              905
   Customer advances payable .............................          --               --            (4,007)
   Due to affiliates and shareholders ....................          --               --            (3,306)
   Income taxes payable ..................................      (1,508)           1,703               (38)
                                                             ---------          -------          --------
Net cash used in operating activities ....................      (1,068)         (29,206)          (12,619)
Investing activities
Purchase of fixed assets, net ............................      (7,915)          (6,797)           (3,488)
Other assets .............................................          28            1,330              (597)
Payment for noncompete agreements ........................          --           (3,200)               --
Sale of subsidiary, net ..................................        (464)              --                --
Purchase of businesses, net of cash acquired .............      (3,830)           5,299               (60)
                                                             ---------          -------          --------
Net cash used in investing activities ....................     (12,181)          (3,368)           (4,145)
Financing activities
Short-term borrowings, net ...............................      (1,436)           5,292                --
Credit facility outstanding, net .........................       5,383            1,619               774
Increase in long-term debt, net ..........................         315           (6,414)           (5,453)
Redemption of preferred stock ............................          --               --            (1,250)
Net proceeds from issuance of common stock ...............          24           39,199            24,542
Investment by shareholder in subsidiary ..................          32              212                --
                                                             ---------          -------          --------
Net cash provided by financing activities ................       4,318           39,908            18,613
Effect of exchange rate changes on cash ..................         216             (324)               (6)
                                                             ---------          -------          --------
Net (decrease) increase in cash ..........................      (8,715)           7,010             1,843
Cash at beginning of period ..............................      14,202            7,192             5,349
                                                             ---------          -------          --------
Cash at end of period ....................................   $   5,487          $14,202          $  7,192
                                                             =========          =======          ========


                                       CYGNE DESIGNS, INC. AND SUBSIDIARIES

                                 CONSOLIDATED STATEMENTS OF CASH FLOWS--(Continued)

                                                                              Year ended
                                                             --------------------------------------------
                                                              February          January          January
                                                              3, 1996           28, 1995         29, 1994
                                                             ----------       ----------        ----------
                                                                             (In thousands)

Supplemental disclosures

Income taxes paid ........................................   $   2,335          $ 3,005          $  3,777
Interest paid ............................................       4,220            7,500             5,005
Equipment acquired through capital leases ................          --               --               534
Mortgage assumed on purchase of building .................          --               --             1,332
Issuance of Company common stock to purchase
 minority interest of subsidiary companies ...............          --               --             2,925
Issuance of Company common stock for common stock
 of affiliates ...........................................          --               --                21
Exchange of Company common stock for acquisitions ........         675           57,325                --
Debt assumed on acquisition of business ..................          --            1,858                --
Issuance of Company common stock for services rendered ...          --               70                --
Unpaid deferred acquisition costs ........................          --              259               810
Receipt of Company common stock from sale
 of subsidiary ...........................................       7,500               --                --


                                              See accompanying notes.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                February 3, 1996

1. Significant Accounting Policies

Principal Business Activity

     Cygne Designs, Inc. ("Cygne") and its subsidiaries (collectively, the "Company") are engaged in private label designing, merchandising and manufacturing of woven and knit career and casual clothing for women.

Fiscal Year

     The Company's fiscal year ends on the Saturday nearest to January 31. A year refers to the fiscal year of the Company commencing in that calendar year and ending on the Saturday nearest January 31 of the following year.

Organization and Principles of Combination and Consolidation

     The consolidated financial statements include the accounts of Cygne and its subsidiaries. All material intercompany balances and transactions were eliminated in consolidation and combination. Certain prior year accounts were reclassified to conform to current year presentation.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventory

     Inventory is stated at the lower of cost (determined on a first-in, first-out basis) or market.

Depreciation and Amortization

     Depreciation of property and equipment is provided for by the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the term of the related lease.

Revenue Recognition

     Revenues are recorded at the time of shipment of merchandise. The Company establishes reserves for sales returns and allowances. Such reserves amounted to $2,138,000 and $6,553,000 at February 3, 1996 and January 28, 1995,
respectively.

Foreign Currency Translation

     The functional currency for the Company's foreign operations is the applicable foreign currency of the country in which it operates except for Hong Kong for which the functional currency is the U.S. dollar. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The gains or losses, net of applicable deferred income taxes, resulting from such translation are included in stockholders' equity.

Fair Market Value of Financial Instruments

     The carrying amounts of short-term debt and long-term variable rate debt approximate fair value.

Earnings Per Share and Supplemental Earnings Per Share

     Earnings per share are based on the weighted average number of shares of common stock outstanding during each year and, for 1994 and 1993, the common stock equivalents outstanding during the period. For 1995, common stock equivalents are excluded as the effect of their inclusion would be antidilutive.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

1. Significant Accounting Policies (continued)

     Supplemental earnings per share for the year ended January 29, 1994 also include approximately 1,392,000 shares deemed to be sold by the Company in connection with its initial public offering to repay certain debts and to redeem outstanding redeemable preferred stock as if such debts and redeemable preferred stock had been repaid at the beginning of the year. Earnings per share for the year ended January 29, 1994 would have been $0.86 if such shares had been issued at the beginning of that year.

     Supplemental earnings per share for the year ended January 28, 1995 also include approximately 353,000 shares deemed to be sold by the Company in connection with its June 1994 public offering to repay certain debt assumed in connection with an acquisition as if such debt had been repaid at the date of the acquisition. Earnings per share for the year ended January 28, 1995 would have been $0.93 if such shares had been issued at the date of the acquisition.

Goodwill and Other Intangibles

     Goodwill includes the excess of cost over fair value of net assets acquired. The remaining goodwill is being amortized on a straight-line basis over 10 years. Accumulated amortization at February 3, 1996, excluding the write-off of $48,949,000 during 1995, and January 28, 1995 was approximately $5,738,000 and $2,563,000, respectively.

     The Company assesses the recoverability of its intangible assets by determining whether amortization over the remaining lives can be recovered through undiscounted future operating cash flows of the acquired operation and other considerations. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds.

     Other intangibles were being amortized over 4 and 15 years.

2. Purchases and Dispositions of Companies

     CAT US, Inc. and C.A.T. (Far East) Limited, collectively "CAT," which began operations in June 1992, was originally owned by the stockholders of Cygne (80%) and AnnTaylor, Inc. (20%). Effective April 30, 1993, CAT became a 60% owned subsidiary of Cygne with AnnTaylor, Inc. owning the remaining 40% interest. Had such minority interests been increased at the date CAT commenced operations, combined net income for the year ended January 29, 1994 would have been $6,006,000, and the earnings per share would have been $0.90.

     Cygne Knits Ltd. ("Knits"), which began operations in February 1993, was originally owned by certain stockholders of Cygne. Effective April 30, 1993, it became a wholly-owned subsidiary of Cygne. The consolidated financial statements for the year ended January 29, 1994 include Knits from its inception.

     On May 2, 1993, the Company purchased 66% of the capital stock of JMB Internacionale S.A. ("JMB"), a company formed to supervise manufacturing of products in Guatemala, from an affiliate of a Director of the Company. At May 2, 1993, JMB owned 50% of Modas Cisne, S.A., a manufacturing company located in Guatemala. On October 29, 1993, JMB purchased the remaining 50% of the outstanding stock of Modas Cisne, S.A. for future contingent payments based on future earnings of this subsidiary. On October 18, 1995, the Company purchased the remaining 34% of the capital stock of JMB.

     During 1993, in two transactions, the Company acquired T. Wear Company S.r.l. and M.T.G.I. Textile Manufacturers Group (Israel) Limited in exchange for an aggregate of $500,000 and 150,000 shares of the Company's common stock. These companies design, merchandise, manufacture and sell women's apparel to customers principally in the United States. The common stock issued has been valued at the market price of the Company's common stock on the transactions' closing date ($19.50 per share). The fair market value of the assets acquired (principally accounts receivable and current liabilities) approximated their book value and the excess of the purchase price over the fair value of the net assets acquired of $3,600,000 was recorded as goodwill and is being amortized over a ten year period.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

2. Purchases and Dispositions of Companies (continued)

     In April 1994, the Company acquired Fenn, Wright and Manson, Incorporated ("FWM"), a designer, merchandiser and manufacturer principally of private label women's and men's apparel primarily serving prominent specialty retail store chains and department stores in the U.S. and the United Kingdom (the "FWM Acquisition"). The purchase price for FWM was $44,000,000, consisting of 2,000,000 unregistered shares of the Company's common stock and $10,000 in cash. Additional costs related to this acquisition approximated $1,400,000. The excess of the purchase price over the fair value of the net assets acquired of approximately $47,848,000 was recorded as goodwill, and was being amortized over a 25 year period.

     On April 7, 1995, the Company sold the United Kingdom subsidiary of FWM and certain brand name rights to Fenn Wright and Manson (Antilles) N.V. (a group led by Colin Fenn) in exchange for 600,000 shares of Cygne common stock previously issued. In connection with this transaction, Mr. Fenn resigned his positions as Director and Vice Chairman of the Company, and as President of FWM. In the quarter ended April 29, 1995, Cygne recorded a gain of $4,742,000 on the sale, which is net of certain restructuring expenses of $2,800,000 (consisting primarily of severance to former FWM employees and costs associated with closing certain of FWM's facilities) pertaining to the related integration of FWM's operations with the Company's.

     During 1995, management also took various actions to reverse a decline in FWM's remaining business. However, management determined that such actions were not having the desired results and eliminated all of the operations of FWM. The unamortized goodwill recorded in connection with the acquisition of FWM ($44,530,000) exceeded the undiscounted anticipated future operating cash flows over the remaining goodwill amortization period. Therefore, the FWM goodwill was written off.

     In October 1994, Cygne acquired the business operations of G.J.M. International Limited ("GJM"), a Hong Kong-based designer, merchandiser and manufacturer of women's intimate apparel, from G.J.M. International Limited, a company wholly-owned by Mr. W. Glynn Manson (the "GJM Acquisition"). The purchase price for GJM was $15,200,000, consisting of 650,000 unregistered shares of the Company's common stock, $10,000 in cash and the assumption of approximately $1,900,000 of indebtedness owed by GJM International to The Limited, Inc. Additional costs related to this acquisition approximated $1,700,000. The excess of the purchase price over the fair value of the net assets acquired of approximately $27,659,000 was recorded as goodwill and was being amortized over a 25 year period.

     In connection with the GJM Acquisition the Company also paid $3,200,000 to two key executives of GJM for non-compete agreements of fifteen years and four years, respectively, and issued options vesting over four years to certain key personnel of GJM to purchase an aggregate of 165,000 shares of the Company's common stock at a purchase price of $20.50 per share, which option purchase price as to 125,000 of such shares was subsequently reduced to $2.00 per share along with other employees of this class.

     In February 1996, the Company sold substantially all of the assets of its GJM intimate apparel and sleepwear business to Warnaco Inc. In the transaction, Warnaco paid Cygne $12.5 million in cash and assumed certain liabilities of the GJM business. Warnaco is also holding an additional $1.5 million in a treasury security to secure its obligations to make post-closing payments based upon a formula that provides, to the extent that net assets (as defined in the purchase agreement) acquired by Warnaco exceed $8.1 million, Warnaco will pay Cygne the $1.5 million held in a treasury security and the amount by which the net assets exceed $8.1 million. To the extent such net assets are less than $8.1 million, Cygne will pay Warnaco the difference first by applying up to $1.5 million being held in a treasury security by Warnaco against the amount the net assets fall below $8.1 million and thereafter will pay Warnaco any further difference below $6.6 million in net assets. Warnaco has informed the Company that it believes the net assets acquired aggregated only $1,589,000 and that the Company owes Warnaco $6,511,000, of which $1.5 million would be satisfied through the treasury security. The Company disagrees with Warnaco's calculations and is in the process of reviewing them with Warnaco. The Company cannot predict the outcome of this dispute. At the time the dispute is resolved, and depending on the determination of the value of net assets acquired by Warnaco, the Company may recognize an increase or a decrease in the loss of approximately $31 million on the sale. The Company used all the proceeds from the sale to repay outstanding senior bank indebtedness. GJM accounted for approximately 19.4% of the Company's net sales of $540.1 million for the year ended February 3, 1996.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

2. Purchases and Dispositions of Companies (continued)

     In February 1995, Cygne acquired Tralee S.A. ("TSA"), a Uruguayan corporation that sources products in Brazil for export, primarily to the U.S. The purchase price for TSA was approximately $3,800,000, consisting of 53,038 unregistered shares of the Company's common stock and $3,100,000 in cash (the "TSA Acquisition"). Additional costs related to this acquisition approximated $730,000. The excess of the purchase price over the fair value of the net assets acquired of approximately $4,500,000 was recorded as goodwill and was amortized over a 25 year period. Cygne also issued options to purchase an aggregate of 55,000 shares of the Company's common stock to the two former shareholders of TSA in connection with their entering into consulting agreements with TSA. In January 1996, the Company decided to cease operations at the end of the second quarter of 1996 of TSA and wrote-off the balance of the goodwill.

     The FWM Acquisition, the GJM Acquisition and the TSA Acquisition were accounted for under the purchase method and, accordingly, the operating results of FWM, GJM and TSA have been included in the consolidated operating results since their respective dates of acquisition.

     In April 1996, the Company entered into an agreement in principle with AnnTaylor Stores Corporation ("AnnTaylor") pursuant to which AnnTaylor will acquire the Company's 60% interest in CAT and the assets of the Company's AnnTaylor Woven Division that are used in sourcing merchandise for AnnTaylor (the "AnnTaylor Disposition").

     The aggregate consideration to be paid to the Company in the transaction consists of unregistered shares of AnnTaylor common stock having a market value of $36 million (based on the average of the high and low price of AnnTaylor common stock in the ten days prior to closing), but in no event is AnnTaylor obligated to issue more than 2.5 million shares, and cash in an amount equal to the tangible net book value of the inventory and fixed assets of the Company's AnnTaylor Woven Division, less certain assumed liabilities of the division. The closing of the transaction is subject to various conditions, including the negotiation and execution of definitive documentation, approval by the Company's stockholders, the Company's receipt of a fairness opinion from its financial advisor, the consent of the Company's and AnnTaylor's lenders and the continuation of CAT's $40 million credit facility. It is currently anticipated that the transaction will close in July 1996, although there can be no assurance that the transaction will be consummated in this time frame or at all. In order to facilitate the integration of CAT and Cygne's AnnTaylor Woven Division into AnnTaylor's operations, Cygne has agreed to make available for a three year period the services of Mr. Bernard Manuel, the Company's Chief Executive Officer, and Mr. Irving Benson, the Company's President. Cygne will make available up to 30% of Messrs. Benson's and Manuel's time and will receive an aggregate fee of $450,000 per year. AnnTaylor has agreed to register the shares issued to Cygne for resale, although Cygne will be subject to certain restrictions on the timing of sales and the amount of shares which can be sold at any one time.

     CAT and the AnnTaylor Woven Division accounted for approximately 53% of the Company's estimated net sales of $435 million (excluding net sales of the recently sold GJM Group) for the year ended February 3, 1996.

3. Pro Forma Results of Operations

     The pro forma unaudited results of operations for the years ended January 28, 1995 and January 29, 1994 include the results of the operations of FWM and GJM as if such acquisitions occurred at the beginning of the respective periods. The shares of the Company's common stock issued in the FWM Acquisition have been valued at $22.00 per share, based on the closing price of the Company's common stock on April 6, 1994, the date the FWM Acquisition was consummated. The shares of the Company's common stock issued in the GJM Acquisition have been valued at $20.50 per share based on the closing price of the Company's common stock on October 7, 1994, the date the GJM Acquisition was consummated. The pro forma information does not purport to be indicative of the results that actually would have occurred had the FWM and GJM Acquisitions been effected on the dates indicated, nor do they project the Company's results of operations for any future dates or periods.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

3. Pro Forma Results of Operations (continued)

     The following selected unaudited pro forma information combines Cygne, FWM and GJM assuming the purchases were consummated as of the beginning of the respective periods.

                                                          1994          1993
                                                         ------        -----
                                                       ($ In thousands, except
                                                          per share amounts)

Net sales ..........................................     $592,676      $475,299
Net income .........................................        9,403        10,068
Income per common and common equivalent share ......     $   0.75      $   1.08

     For the period from February 1, 1994 through the date of acquisition, FWM had net sales of $25,457,000 and net income of $886,000.

     For the period from February 1, 1994 through the date of acquisition, GJM had net sales of $51,114,000 and a net loss of $1,243,000.

     The allocation of the purchase price of FWM and GJM is summarized as follows ($ in thousands):

     Current assets ....................................     $47,067
     Current liabilities ...............................     (56,392)
                                                             -------
     Working capital ...................................      (9,325)
     Other assets ......................................       1,827
     Property, plant and equipment .....................       3,558
     Goodwill ..........................................      75,507
     Long-term debt ....................................      (7,858)
     Other noncurrent liabilities ......................      (1,380)
                                                             -------
     Total purchase price ..............................     $62,329
                                                             =======


4. Public Offerings of the Company's Common Stock

     In August 1993, the Company sold 2,760,000 shares of its common stock through an initial public offering and realized net proceeds of approximately $24,500,000. The net proceeds received by the Company from the offering were used to (i) repay $6,800,000 due WHK Holdings Company Limited, an affiliate of a Director of the Company, representing amounts due for the purchase of raw materials and finished products (including related agency and financing fees) on behalf of the Company; (ii) repay a $3,600,000 advance from AnnTaylor, Inc.;
(iii) repay $2,400,000 in notes and accrued interest due to stockholders (the notes bore interest at 10% per annum); and (iv) redeem $1,250,000 of the Company's Series A Redeemable Preferred Stock owned by an affiliate of a Director of the Company. The balance of the proceeds was used for working capital purposes.

     In June 1994, the Company sold 2,300,000 shares of common stock to the public and realized net proceeds of approximately $39,100,000. The net proceeds received by the Company from the offering were used to repay a $6,000,000 note due to Plymouth Holdings Limited, the former indirect sole stockholder of FWM. The balance of the proceeds was used for working capital and for fixed asset purchases.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

5. Inventory

     Inventory consists of the following:

                                              February       January
                                               3, 1996      28, 1995
                                              --------      --------
                                                  ($ In thousands)

    Raw materials .........................    $21,748       $39,447
    Finished goods ........................      2,972         8,411
    Finished goods-in-transit .............      5,279         9,712
                                               -------       -------
                                               $29,999       $57,570
                                               =======       =======
6. Fixed Assets

     Fixed assets are stated at cost, less accumulated depreciation and amortization and are summarized below together with estimated useful lives used in computing depreciation and amortization:


                                                                   February        January       Estimated
                                                                    3, 1996       28, 1995     Useful Lives
                                                                   --------       --------     ------------
                                                                       ($ In thousands)
  Land and building ..........................................      $ 2,826        $ 2,905     20-30 years
  Equipment, furniture, and fixtures .........................        9,614         17,048     3-10 years
  Leasehold improvements .....................................        4,138          6,106     Term of lease
  Trucks and automobile ......................................          654          1,323     3-5 years
                                                                    -------        -------
                                                                     17,232         27,382
  Less accumulated depreciation and amortization .............        3,699         12,730
                                                                    -------        -------
                                                                    $13,533        $14,652
                                                                    =======        =======


7. Credit Facilities

     During the quarter ended October 28, 1995, Cygne and CAT each entered into a Credit Agreement with the HS Bank, expiring May 31, 1996, which modified and, in the case of Cygne, FWM and GJM, consolidated the previous credit arrangement with the HS Bank. The modifications included (i) the consolidation of the Cygne, FWM and GJM facilities, previously aggregating up to $76,400,000, into one facility of up to $70,000,000, (ii) an increase in the CAT facility from up to $28,000,000 to up to $40,000,000, (iii) a requirement under each agreement to comply with certain financial covenants as well as various other restrictions,
(iv) an increase in the Cygne facility interest rate and (v) the elimination of the requirement to maintain a certain certificate of deposit as additional security for the prior separate GJM credit facility, which appeared as restricted cash on the January 28, 1995 balance sheet. Borrowings under these facilities, which may be terminated by the HS Bank or the Company at any time as to future borrowings upon proper notice, are subject to certain borrowing base limitations and the HS Bank's agreement as to amount, purpose, interest rate, maturity and collateral. Borrowings under these facilities are due on the earlier of demand or the maturity date specified by the HS Bank for each borrowing. Amounts outstanding under the Cygne agreement bear interest at 1.25% above the prime rate through January 31, 1996 and between 1% and 1.75% above the prime rate thereafter depending upon the working capital, as defined, of the Company, exclusive of CAT. Amounts outstanding under the CAT agreement bear interest at 0.5% above the prime rate. Each agreement provides for additional interest at 2% per annum on amounts not paid when due. The HS Bank facilities are cross guaranteed by Cygne and certain of its subsidiaries and are secured by a first lien on substantially all the assets of the Company including a pledge of 65% of the capital stock of certain of Cygne's foreign subsidiaries, except for C.A.T. (Far East) Limited as to which 60% of the capital stock is pledged.

     At February 3, 1996, the Company is not in compliance with its credit agreement's working capital requirements, current ratio, leverage ratio and tangible net worth financial covenants. The HS Bank has permanently waived all defaults under the credit agreement.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

7. Credit Facilities (continued)

     The following table sets forth information with respect to the HS Bank facilities ($ in thousands):


                                                                              At February 3, 1996
                                                                  ---------------------------------------
                                                      Direct         Open          Direct
                                        Total       Borrowings    Letters of     Borrowings      Interest
                                     Facility(1)     Limit(2)       Credit       Outstanding       Rate
                                     -----------    ----------    ----------  --------------     --------
  Cygne ........................      $ 70,000       $50,000        $10,896        $34,773       9.25%-10.0%
  CAT (3) ......................        40,000         8,000         27,925          1,087       8.75%
                                      --------       -------        -------        -------
  Total ........................      $110,000       $58,000        $38,821        $35,860
                                      ========       =======        =======        =======


- ---------------
(1) Under the CAT facility, the total facility, less any direct borrowings outstanding, is available for letters of credit.

(2) Consists principally of revolving loans and borrowings against import/exports.

(3) Cygne has guaranteed 60% of the indebtedness outstanding under this facility, and AnnTaylor has provided the HS Bank with a $4,000,000 standby letter of credit.

(4) The Limited, Inc. has guaranteed $10,000,000 of the HS Bank facilities through May 31, 1996.

     On May 15, 1996, the Company received a commitment letter from the HS Bank to provide the Company with a new credit facility to replace the existing facility which expires on May 31, 1996. The commitment letter provides a committed facility of up to $30 million until the earlier of August 31, 1996 or the closing of the AnnTaylor Disposition; thereafter the facility reduces to $22.5 million and further reduces to $15 million at October 31, 1996, $10 million at November 30, 1996, $5 million at December 31, 1996 and matures on January 31, 1997. Borrowings under this facility are subject to borrowing base limitations. The Company is obligated to pledge substantially all of its assets, including the AnnTaylor stock to be received at the closing of the AnnTaylor Disposition. The credit facility is subject to the completion of definitive documentation.

     Certain foreign subsidiaries have credit facilities aggregating $1,595,000 at February 3, 1996. Borrowings under these facilities, which are payable on demand, are secured by a lien on certain assets of these subsidiaries.

     Cygne has agreements with two third parties not affiliated with the Company, but affiliated with each other, whereby these parties made available to the Company a trade credit facility. The trade credit facility has been suspended. At February 3, 1996, $8,945,000 of this facility was outstanding. Outstanding amounts in 1995 bore interest at 1.5% above the prime rate. The Company has reached an agreement in principle to restructure the amounts outstanding under this trade credit facility.

     During the year ended February 3, 1996, the Company's weighted average interest rate for the HS Bank was approximately 9.6%.

8. Debt

     The Company has existing mortgages, of $1,052,000 at February 3, 1996 relating to a foreign office and manufacturing facility which bears interest at LIBOR plus 2% and is payable quarterly in equal payments of $52,600.

     At February 3, 1996, the Company also has a $1,258,000 unsecured note payable to The Limited, Inc., a major customer of the Company. The principal amount outstanding, which is currently payable, bears interest at prime plus 2% and was originally due on December 31, 1995.

     At February 3, 1996, the balance outstanding on other debt was $1,299,000 of which $720,000 is long-term.

9. Stock Options

     Pursuant to an employee Stock Option Plan, as amended, the Company may grant to eligible individuals incentive stock options as defined in the Internal Revenue Code ("IRC") and non-qualified stock options. An

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

9. Stock Options (continued)

aggregate of 1,700,000 shares of common stock have been reserved for issuance under the Plan. The exercise price for incentive options may not be less than 100% (110% for holders of 10% or more of the Company's outstanding shares) of the fair market value of the shares on the date of grant, and at least par value of the common stock with respect to the non-qualified stock options, have a ten-year term (five years for holders of 10% or more of the Company's outstanding shares in the case of incentive stock options) and vest at the discretion of the Board of Directors.

     Pursuant to a Stock Option Plan for Non-Employee Directors adopted on April 15, 1993, the Company will automatically grant to eligible non-employee directors options to purchase 10,000 shares of Common Stock upon the directors' initial appointment to the Board of Directors and options to purchase 2,000 shares of Common Stock on each individual director's anniversary date from initial appointment. Options granted under the Directors' Plan do not qualify as incentive stock options under the IRC. The options have an exercise price of 100% of fair market value on the date of grant, have a ten-year term and vest, pro-rata, over four years.

     The following summarizes stock option transactions:


                                Employee Stock             Non-Employee                Other Stock Option
                                  Option Plan             Directors Plan                  Arrangements
                            ----------------------    -------------------------      -------------------------      Total
                              Number     Exercise       Number        Exercise         Number        Exercise       Number
                            of Shares  Price Range    of Shares     Price Range      of Shares     Price Range    of Shares
                            ---------  -----------    ---------     -----------      ---------     -----------    ---------
  Options outstanding at
   January 30, 1994 .......  369,000   $ 4.00-$16.88   40,000    $ 4.00-$16.88          --                         409,000
  Options granted in
   fiscal 1994 ............  598,000   $13.38-$22.75    8,000    $22.50-$23.50      165,000       $13.38-$22.50    771,000
  Options canceled in
   fiscal 1994 ............  (13,500)  $ 4.00-$13.38      --                            --                         (13,500)
  Options exercised in
   fiscal 1994 ............  (15,750)  $ 4.00             --                            --                         (15,750)
                           ---------                  -------                       -------                      ---------
  Options outstanding at
   January 28, 1995 .......  937,750   $ 4.00-$22.75   48,000    $ 4.00-$23.50      165,000       $13.38-$22.50  1,150,750
  Options granted in
   fiscal 1995 ............  589,500   $ 2.00           6,000    $ 3.25-$10.00       67,500       $ 2.00           663,000
  Options canceled in
   fiscal 1995 ............ (329,500)  $ 2.00-$22.75  (20,500)   $ 4.00-$23.50       (2,250)      $ 2.00-$23.50   (352,250)
  Options exercised in
   fiscal 1995                (5,250)  $ 4.00             --               --           --           --             (5,250)
                           ---------                  -------                       -------                      ---------
  Options outstanding at
   February 3, 1996        1,192,500   $ 2.00-$22.75   33,500    $ 3.25-$22.50      230,250       $ 2.00-$22.50  1,456,250
                           =========                  =======                       =======                      =========
  At February 3, 1996
   options exercisable       273,750                   16,500                        39,375                        329,625
                           =========                  =======                       =======                      =========


     On November 11, 1994, the Company repriced employee stock options to purchase 430,000 shares of Common Stock at $13.375 (the fair market value on that date), of which options to purchase 305,000 shares had been granted on May 31, 1994 at $18.50 a share and options to purchase 125,000 shares had been granted on October 7, 1994 at $22.50 a share.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

9. Stock Options (continued)

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which provides an alternative to APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for stock-based compensation issued to employees. The Statement allows for a fair value based method of accounting for employee stock options and similar equity instruments. However, for companies that continue to account for stock-based compensation arrangements under Opinion No. 25, Statement No. 123 requires disclosure of the pro forma effect on net income and earnings per share of its fair value based accounting for those arrangements. These disclosure requirements are effective for fiscal years beginning after December 15, 1995, or upon initial adoption of the Statement, if earlier. The Company determined that it would continue to account for stock-based compensation arrangements under opinion No. 25. Accordingly, Statement No. 123 will not have an effect on future operating results.

10. Concentrations of Risk

     For the year ended February 3, 1996, two customers (AnnTaylor and The Limited, Inc.) accounted for 43% and 34% of the Company's net sales. These customers accounted for approximately 63% and 17% of trade accounts receivable at February 3, 1996.

     For the year ended January 28, 1995, the two customers above accounted for 37% and 38% of the Company's net sales. The customers accounted for approximately 30% and 20%, and a third customer accounted for approximately 12% of trade accounts receivable at January 28, 1995.

     For the year ended January 29, 1994, the two customers above accounted for 55% and 39% of the Company's net sales. These customers accounted for approximately 54% and 26% of trade accounts receivable at January 29, 1994.

     In April 1996, the Company entered into an agreement in principle to sell its 60% interest in CAT and the assets of Cygne's AnnTaylor Woven Division to AnnTaylor. Upon the consummation of the AnnTaylor Disposition, the Company anticipates that it will no longer have sales to AnnTaylor. The Company has been dependent on its key customers and, with the loss of AnnTaylor as a customer, its future success is dependent upon its ability to attract new customers. There can be no assurance that the Company will be able to attract new customers in 1996 or that The Limited, Inc., the Company's other significant customer, will continue to purchase merchandise from the Company at the same rate in the future.

11. Leases, Commitments and Litigation Leases

     The Company leases manufacturing and office facilities and equipment under operating lease agreements which expire through 2010. Future minimum lease payments under noncancellable operating leases are as follows ($ in thousands):

  Year ended:
     1996 ............................................   $ 2,921
     1997 ............................................     2,791
     1998 ............................................     2,791
     1999 ............................................     2,493
     2000 ............................................     2,555
     Thereafter ......................................    22,818
                                                         -------
  Total future minimum lease payments ................   $36,369
                                                         =======

     Certain of the leases contain provisions for additional rent based upon increases in the operating costs of the premises, as defined. Pursuant to an Agreement in Principle (see Note 2) certain of the aforementioned leases are to be assumed by AnnTaylor.

     Total rent expense under the operating leases for the years ended February 3, 1996, January 28, 1995 and January 29, 1994 amounted to approximately $2,752,000, $4,988,000 and $1,651,000, respectively.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

11. Leases, Commitments and Litigation (continued)

     For leases which contain free-rent periods and predetermined fixed escalations of the minimum rentals, the Company recognizes the related rental expense on a straight-line basis and includes the difference between the expense charged to income and amounts payable under the leases on the balance sheets in deferred rent credits.

Commitments

     The Company has employment agreements with certain officers and key employees through 2000. Future minimum aggregate annual payments under these agreements amount to approximately $2,799,000 in 1996, $871,000 in 1997, and $220,000 in 1998. In addition, certain of the officers and employees may receive additional compensation based upon the income, as defined, of the Company or one or more of its subsidiaries.

Litigation

     On December 11, 1995, a class action complaint was filed against the Company, certain of the Company's officers and directors, Ernst & Young LLP, the underwriters of the Company's June 1994 secondary public offering of stock and certain financial analysts who followed the Company, in the United States District Court, Southern District of New York. The action was purportedly filed on behalf of a class of purchasers of the Company's stock during the period September 28, 1993 through April 28, 1995. The complaint seeks unspecified money damages and alleges that the Company and the other defendants violated federal securities laws in connection with various public statements made by the Company and certain of its officers and directors during the putative class period. A scheduling order was entered by the Court on February 9, 1996 and provides for the filing of an amended complaint by plaintiff on March 6, 1996 and the filing of motions to dismiss the amended complaint by all of the defendants, including the Company and certain of its officers and directors, on April 9, 1996. The Company believes that all of the allegations contained in the complaint are without merit and intends to continue to defend the action vigorously. An adverse decision in this action could have a material adverse effect on the Company's financial condition and results of operations.

     Richard Kramer, a former employee of the Company, brought an action against the Company, Bernard Manuel and Irving Benson alleging three causes of action
(1) fraudulent inducement of Kramer to accept employment as a Vice President;
(2) breech of contract by refusing to pay Kramer approximately $168,500 upon his termination, under a provision which states that if he were terminated without cause he would receive consideration equal to that sum; and (3) breach of contract for failure to deliver certain stock options to Kramer. In October 1995, the defendants moved to dismiss the action on the grounds that the complaint failed to state a cause of action, that Kramer refused to give the Company a release in return for payment of the $168,500, and that Kramer, who had been employed for only two months at the time of his termination, was not entitled to stock options under the employment letter between the parties. The motion was denied to the extent that it sought dismissal of the fraudulent inducement claim and the claim for $168,500, but granted insofar as the stock options were concerned. An agreement in principle was reached with respect to this matter for an amount that the Company does not deem material during mandatory nonbinding mediation.

     The Company is subject to various other claims and assessments which arise in the ordinary course of its business. In the opinion of management, the disposition of all such items will not have a material effect on the Company's results of operations or financial position.

12. Related Party Transactions

     The Company had the following related party transactions in addition to those discussed elsewhere in these financial statements:

     (i) During the year ended January 28, 1995, a company controlled by a director began acting as the Company's agent for the collection of claims against vendors.

     (ii) During the year ended January 29, 1994, the Company was charged consulting fees of approximately $66,000 by a stockholder.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

12. Related Party Transactions (continued)

     (iv) The Company paid to an affiliate fees to cover, among other matters, a buying agent commission and bank letter of credit fees. The total fees incurred for the year ended January 29, 1994 amounted to approximately $123,000.

          The Company paid to this affiliate interest at the rate of 11% per annum on outstanding indebtedness. Related interest expense for the year ended January 29, 1994 amounted to approximately $199,000. Purchases arranged by this affiliate for the year ended January 29, 1994 were approximately $3,500,000.

     (v) Amounts receivable from companies affiliated with an officer of a foreign subsidiary amounted to approximately $400,000 at January 29, 1994.

13. Income Taxes

     Income taxes are provided using the liability method prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes reflect tax carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under enacted tax laws and rates. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

     Significant components of the Company's deferred tax assets are as follows:

                                                      February           January
                                                       3, 1996          28, 1995
                                                      --------          --------
                                                            (In thousands)
 Deferred tax assets:
  Capitalization of expenses ......................   $    731           $  669
  Inventory reserve ...............................         80            1,026
  Accounts receivable reserve .....................        243              639
  Reserves for losses on shuttered operations .....      2,870               --
  Other ...........................................       (170)           1,155
  Net operating loss carryforwards ................     18,790              556
                                                       -------           ------
 Subtotal .........................................     22,544            4,045
  Valuation allowance .............................    (16,478)            (562)
                                                       -------           ------
 Total deferred tax assets ........................    $ 6,066           $3,483
                                                       =======           ======


     For financial reporting purposes, income before income taxes includes the following components:

                                            Year ended
                           ---------------------------------------------
                            February          January           January
                             3, 1996         28, 1995          29, 1994
                           ----------     --------------       ---------
                                          (In thousands)

Pretax income:
 United States ..........   $(126,384)        $ 2,456          $ 6,878
 Foreign ................      (4,180)         15,563            3,794
                            ---------         -------          -------
                            $(130,564)        $18,019          $10,672
                            =========         =======          =======

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

13. Income Taxes (continued)

     Significant components of the (benefit) provision for income taxes attributable to operations are as follows:

                                                   Year ended
                                   --------------------------------------------
                                   February          January           January
                                    3, 1996         28, 1995          29, 1994
                                   --------         --------          --------
                                                 (In thousands)

  Current:
   Federal ....................     $ (3,875)         $1,910           $2,592
   Foreign ....................          345           3,119              940
   State ......................         (103)            674              639
                                    --------          ------           ------
  Total current ...............       (3,633)          5,703            4,171
  Deferred:
   Federal ....................       (2,315)           (112)             (55)
   Foreign ....................            4              57             (205)
   State ......................         (272)            (80)             (14)
                                    --------          ------           ------
  Total deferred ..............       (2,583)           (135)            (274)
                                    --------          ------           ------
                                    $ (6,216)         $5,568           $3,897
                                    ========          ======           ======

     The reconciliation of income tax at the U.S. federal statutory tax rates to income tax expense is as follows:


                                                                             Year ended
                                                  -----------------------------------------------------------------------
                                                        February                 January                    January
                                                         3, 1996                 28, 1995                   29, 1994
                                                  ---------------------     ---------------------       -------------------
                                                                             (In thousands)

  Tax at U.S. statutory rates .................   $(44,392)      (34.0)%     $6,126         34.0%        $3,628      34.0%
  Loss, no benefit provided ...................     15,916        12.2           --           --             --        --
  State income taxes, net of federal tax
   benefit ....................................       (248)       (0.2)         392          2.2            412       3.8
  Lower effective income tax rates of
   foreign jurisdictions ......................      1,770         1.4       (2,115)       (11.7)          (556)     (5.2)
  Amortization of intangibles .................      1,080         0.8          825          4.6             --        --
  Goodwill written-off ........................     21,032        16.1           --           --             --        --
  Other .......................................     (1,374)       (1.1)         340          1.8            413       3.9
                                                  --------        ----       ------        -----         ------      -----
                                                  $ (6,216)       (4.8)%     $5,568         30.9%        $3,897       36.5%
                                                  ========        ====       ======         ====         ======       ====


     At February 3, 1996, the Company has U.S. net operating loss carryforwards of approximately $49,000,000 for income tax purposes that expire in years 1996 through 2005. The Company has additional net operating loss carryforwards of $1,100,000 that are subject to Internal Revenue Code Section 382 which limits the maximum loss carryforward utilization each year to approximately $115,000.

     The Company is subject to ongoing tax audits in several jurisdictions. The Company believes any adjustments that may arise as a result of these audits will not be material to the Company's financial position.

14. Geographic Segment Information

     The Company operates primarily in one industry segment which includes the development, manufacturing and sales of women's apparel.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

14. Geographic Segment Information (continued)

     Net sales to unaffiliated customers and identifiable assets classified by geographic area, which was determined by where sales originated from and where identifiable assets were held, were as follows ($ in thousands):


                                                                  Total         Total    Intersegment
                                                                Domestic       Foreign   Eliminations    Total
                                                                --------      --------   ------------- ---------
  Year ended February 3, 1996
  Net sales .............................................       $492,497      $55,349      $(7,783)    $540,063
  Operating loss ........................................       (120,668)      (1,083)         --      (121,751)
  Identifiable assets ...................................        107,465       24,221      (14,541)     117,145

  Year ended January 28, 1995
  Net sales .............................................        460,377       74,079      (18,351)     516,105
  Operating profit ......................................          4,662       20,977          --        25,639
  Identifiable assets ...................................        202,162       51,964         (598)     253,528


- ------------

(a)  Sales in the U.S. are primarily from imported goods.

(b) The intangible assets recognized in connection with acquisitions are included in identifiable assets in the U.S.

(c)  Total foreign amounts principally represent the Company's Asian operations.

15. Employee Benefit Plans

     The Company does not provide any post employment or post retirement benefits to its current or former employees. The Company also terminated all of its 401(k) plans and its foreign defined benefit plans. Costs of these plans charged to operations for 1995 were not material.

                    CYGNE DESIGNS, INC. AND SUBSIDIARIES

                    CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                           May 4,       February 3,
                                                                            1996          1996
                                                                          --------     -----------
                                                                         (Unaudited)    (Note 1)
                                                                              (In thousands)

                                   ASSETS
Current assets:
 Cash ...............................................................     $  8,473       $  5,487
 Trade accounts receivable ..........................................       40,511         35,117
 Inventory ..........................................................       13,441         29,999
 Other receivables and prepaid expenses .............................        9,372          8,150
 Assets held for sale ...............................................           --         15,200
 Deferred income taxes ..............................................        4,066          4,066
                                                                          --------       --------
Total current assets ................................................       75,863         98,019
Fixed assets, net ...................................................       13,211         13,533
Other assets ........................................................          761            803
Deferred income taxes ...............................................        2,000          2,000
Goodwill, net .......................................................        2,699          2,790
                                                                          --------       --------
Total assets ........................................................     $ 94,534       $117,145
                                                                          ========       ========

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

 Short-term borrowings ..............................................     $ 29,178       $ 37,453
 Accounts payable ...................................................       18,846         32,928
 Trade credit facilities outstanding ................................        9,110          8,945
 Accrued expenses ...................................................       13,136         14,083
 Income taxes payable ...............................................        5,878          5,677
 Current portion of long-term debt ..................................        2,003          2,047
                                                                          --------       --------
Total current liabilities ...........................................       78,151        101,133
Long-term debt ......................................................        1,409          1,562
Deferred rent credits ...............................................        1,463          1,386
                                                                          --------       --------
Total liabilities ...................................................       81,023        104,081
Minority interests in subsidiaries ..................................        4,466          4,018
Stockholders' equity:
 Preferred stock, $0.01 par value; 4,000,000 shares authorized, none issued and outstanding
 Common stock, $0.01 par value;
  75,000,000 shares authorized; 12,438,038 (May 4, 1996) and
  (February 3, 1996) shares issued and outstanding ..................          124            124
 Paid-in capital ....................................................      120,918        120,918
 Accumulated deficit ................................................     (111,968)      (111,999)
 Foreign currency translation adjustment ............................          (29)             3
                                                                          --------       --------
Total stockholders' equity ..........................................        9,045          9,046
                                                                          --------       --------
Total liabilities and stockholders' equity ..........................     $ 94,534       $117,145
                                                                          ========       ========


                           See accompanying notes.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)


                                                        Three Months Ended
                                                      ------------------------
                                                       May 4,         April 29,
                                                        1996            1995
                                                      -------         --------
                                                     (In thousands, except per
                                                          share amounts)

Net sales ........................................    $83,756         $128,367
Cost of goods sold ...............................     73,044          117,239
                                                      -------         --------
Gross profit .....................................     10,712           11,128
Selling, general and administrative expenses .....      9,159           18,178
Gain from sale of subsidiary, net ................         --           (4,742)
Bad debt expense .................................         --            1,030
Amortization of intangibles ......................         91              956
                                                      -------         --------
Income (loss) from operations ....................      1,462           (4,294)
Other income (expense) ...........................       (388)              --
Interest expense .................................        935            2,111
                                                      -------         --------
Income (loss) before provision for income taxes
 and minority interests ..........................        915           (6,405)
Provision (benefit) for income taxes .............        436           (2,122)
                                                      -------         --------
Income (loss) before minority interests ..........        479           (4,283)
Income attributable to minority interests ........        448              397
                                                      -------         --------
Net income (loss) ................................    $    31         $ (4,680)
                                                      =======         ========
Net income (loss) per share ......................    $  0.00         $  (0.36)
                                                      =======         ========
Weighted average number of common and common
 equivalent shares outstanding ...................     12,438           12,886
                                                      =======         ========

                             See accompanying notes.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

      CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (Unaudited)



                                           Common Stock                       Foreign
                                       --------------------                   Currency
                                        Number                   Paid-in     Translation    Accumulated
                                       of Shares     Amount      Capital     Adjustment       Deficit       Total
                                       ---------     ------      --------    -----------    -----------     ------
                                                                    (In thousands)

Balance at February 3, 1996 .........    12,438        $124      $120,918       $  3         $(111,999)     $9,046
Foreign currency translation
 adjustment .........................        --          --            --        (32)               --         (32)
Net income for the three months
 ended May 4, 1996 ..................        --          --            --         --                31          31
                                         ------        ----      --------       ----         ---------      ------
Balance at May 4, 1996 ..............    12,438        $124      $120,918       $(29)        $(111,968)     $9,045
                                         ======        ====      ========       ====         =========      ======

                             See accompanying notes.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)


                                                                              Three Months Ended
                                                                           ------------------------
                                                                            May 4,         April 29,
                                                                             1996            1995
                                                                           -------         --------
                                                                                (In thousands)
OPERATING ACTIVITIES
Net income (loss) ...................................................      $    31         $ (4,680)
Adjustments to reconcile net (loss) income to net cash
 provided by operating activities:
  Depreciation and amortization .....................................          489            1,017
  Gain from sale of subsidiary, net .................................           --           (4,742)
  Bad debt expense ..................................................           --            1,030
  Rent expense not currently payable ................................           77              270
  Amortization of intangibles .......................................           91              893
  Deferred income taxes .............................................            3               35
  Income attributable to minority interests .........................          448              397
  Changes in operating assets and liabilities:
   Trade accounts receivable ........................................       (5,392)          11,352
   Inventory ........................................................       16,559           12,253
   Other receivables and prepaid expenses ...........................        1,457            2,697
   Accounts payable .................................................      (14,038)          (4,221)
   Accrued expenses .................................................         (967)          (5,161)
   Income taxes payable .............................................          201           (2,126)
                                                                           -------         --------
Net cash (used in) provided by operating activities .................       (1,041)           9,014
                                                                           -------         --------
INVESTING ACTIVITIES
Purchase of fixed assets ............................................         (161)          (3,081)
Other assets ........................................................           36              201
Sale of business ....................................................       12,500               --
Sale of subsidiary ..................................................           --             (464)
Purchase of businesses ..............................................           --           (3,107)
                                                                           -------         --------
Net cash provided by (used in) investing activities .................       12,375           (6,451)
                                                                           -------         --------
FINANCING ACTIVITIES
Short-term borrowings, net ..........................................       (8,275)          (3,935)
Credit facility outstanding, net ....................................          165            2,429
Repayments of long-term debt, net ...................................         (206)             (58)
Net proceeds from issuance of common stock ..........................           --               20
                                                                           -------         --------
Net cash provided by (used in) financing activities .................       (8,316)          (1,544)
Effect of exchange rate changes on cash .............................          (32)             (69)
                                                                           -------         --------
Net increase in cash ................................................        2,986              950
Cash at beginning of period .........................................        5,487           14,202
                                                                           -------         --------
Cash at end of period ...............................................      $ 8,473          $15,152
                                                                           =======          =======
SUPPLEMENTAL DISCLOSURES
Income taxes paid ...................................................      $   232          $   517
Interest paid .......................................................          672            2,055
Exchange of Company common stock for acquisitions ...................           --              675
Retirement of Company common stock from sale of subsidiary ..........           --            7,500

                           See accompanying notes.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)

1. Summary of Significant Accounting Policies

   Basis of Presentation

     The accompanying unaudited condensed consolidated financial statements of Cygne Designs, Inc. ("Cygne") and its subsidiaries (collectively the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended May 4, 1996 are not necessarily indicative of the results that may be expected for the fiscal year ended February 1, 1997. For further information, refer to the financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended February 3, 1996. The balance sheet at February 3, 1996 has been derived from the audited financial statements at that date.

     The Company's fiscal year ends on the Saturday nearest to January 31.

     Earnings per share are based on the weighted average number of shares of common stock outstanding. For the three months ended May 4, 1996 and April 29, 1995, common stock equivalents are excluded as the effect of their inclusion would be antidilutive.

2. Purchases and Sales of Companies

     CAT US, Inc. and C.A.T. (Far East) Limited, collectively "CAT," which began operations in June 1992, was originally owned by the stockholders of Cygne (80%) and AnnTaylor, Inc. (20%). Effective April 30, 1993, CAT became a 60% owned subsidiary of Cygne with AnnTaylor, Inc. owning the remaining 40% interest.

     On May 2, 1993, the Company purchased 66% of the capital stock of JMB Internacionale S.A. ("JMB"), a company formed to supervise manufacturing of products in Guatemala, from an affiliate of a Director of the Company. At May 2, 1993, JMB owned 50% of Modas Cisne, S.A., a manufacturing company located in Guatemala. On October 29, 1993, JMB purchased the remaining 50% of the outstanding stock of Modas Cisne, S.A. for future contingent payments based on future earnings of this subsidiary. On October 18, 1995, the Company purchased the remaining 34% of the capital stock of JMB.

     During 1993, in two transactions, the Company acquired T. Wear Company S.r.l. and M.T.G.I. Textile Manufacturers Group (Israel) Limited in exchange for an aggregate of $500,000 and 150,000 shares of the Company's common stock. These companies design, merchandise, manufacture and sell women's apparel to customers principally in the United States. The fair market value of the assets acquired approximated their book value and the excess of the purchase price over the fair value of the net assets acquired was recorded as goodwill and is being amortized over a ten year period.

     In April 1994, the Company acquired Fenn, Wright and Manson, Incorporated ("FWM"), a designer, merchandiser and manufacturer principally of private label women's and men's apparel primarily serving prominent specialty retail store chains and department stores in the U.S. and the United Kingdom (the "FWM Acquisition"). The purchase price for FWM was $44,000,000, consisting of 2,000,000 unregistered shares of the Company's common stock and $10,000 in cash. Additional costs related to this acquisition approximated $1,400,000. The excess of the purchase price over the fair value of the net assets acquired of approximately $47,848,000 was recorded as goodwill, and was being amortized over a twenty-five year period.

     On April 7, 1995, the Company sold the United Kingdom subsidiary of FWM and certain brand name rights to Fenn Wright and Manson (Antilles) N.V. (a group led by Colin Fenn) in exchange for 600,000 shares of Cygne common stock previously issued. In connection with this transaction, Mr. Fenn resigned his positions as Director and Vice Chairman of the Company, and as President of FWM. In the quarter ended April 29, 1995, Cygne recorded a gain of $4,742,000 on the sale, which is net of certain restructuring expenses of $2,800,000 (consisting primarily of severance to former FWM employees and costs associated with closing certain of FWM's facilities) pertaining to the related integration of FWM's operations with the Company's operations.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

                                   (Unaudited)

2. Purchases and Sales of Companies--(Continued)

     During 1995, management also took various actions to reverse a decline in FWM's remaining business. However, management determined that such actions were not having the desired results and eliminated all of the operations of FWM. The unamortized goodwill recorded in connection with the acquisition of FWM ($44,530,000) exceeded the undiscounted anticipated future operating cash flows over the remaining goodwill amortization of period. Therefore, the FWM goodwill was written off.

     In October 1994, Cygne acquired the business operations of G.J.M. International Limited ("GJM"), a Hong Kong-based designer, merchandiser and manufacturer of women's intimate apparel, from G.J.M. International Limited, a company wholly-owned by Mr. W. Glynn Manson (the "GJM Acquisition"). The purchase price for GJM was $15,200,000, consisting of 650,000 unregistered shares of the Company's common stock, $10,000 in cash and the assumption of approximately $1,900,000 of indebtedness owned by GJM International to The Limited, Inc. Additional costs related to this acquisition approximated $1,700,000. The excess of the purchase price over the fair value of the net assets acquired of approximately $27,659,000 was recorded as goodwill and was being amortized over a twenty-five year period.

     In connection with the GJM Acquisition the Company also paid $3,200,000 to two key executives of GJM for non-compete agreements of fifteen years and four years, respectively, and issued options vesting over four years to certain key personnel of GJM to purchase an aggregate of 165,000 shares of the Company's common stock at a purchase price of $20.50 per share, which option purchase price as to 125,000 of such shares was subsequently reduced to $2.00 per share along with the reduction of the option purchase price for other employees.

     In February 1996, the Company sold substantially all of the assets of its GJM intimate apparel and sleepwear business to Warnaco Inc. In the transaction, Warnaco paid Cygne $12,500,000 in cash and assumed certain liabilities of the GJM business. Warnaco is also holding an additional $1,500,000 in a treasury security to secure its obligations to make post-closing payments based upon a formula that provides, to the extent that net assets (as defined in the purchase agreement) acquired by Warnaco exceed $8,100,000, Warnaco will pay Cygne the $1,500,000 held in a treasury security and the amount by which the net assets exceeds $8,100,000. To the extent such net assets are less than $8,100,000, Cygne will pay Warnaco the difference first by applying up to $1,500,000 being held in a treasury security by Warnaco against the amount the net assets fall below $8,100,000 and thereafter will pay Warnaco any further difference below $6,600,000 in net assets. Warnaco has informed the Company that it believes the net assets acquired aggregated only $1,589,000 and that the Company owes Warnaco $6,511,000, of which $1,500,000 would be satisfied through the treasury security. The Company disagrees with Warnaco's calculations and is in the process of reviewing them with Warnaco. The Company cannot predict the outcome of this dispute. At the time the dispute is resolved, and depending on the determination of the value of net assets acquired by Warnaco, the Company may recognize an increase or a decrease in the loss of approximately $31,200,000 on the sale. The Company used all the proceeds from the sale to repay outstanding senior bank indebtedness. GJM accounted for approximately 12.0% of the Company's net sales of $128,367,000 for the quarter ended April 29, 1995.

     In February 1995, Cygne acquired Tralee S.A. ("TSA"), a Uruguayan corporation that sources products in Brazil for export, primarily to the U.S. The purchase price for TSA was approximately $3,800,000, consisting of 53,038 unregistered shares of the Company's common stock and $3,100,000 in cash (the "TSA Acquisition"). Additional costs related to this acquisition approximated $730,000. The excess of the purchase price over the fair value of the net assets acquired of approximately $4,500,000 was recorded as goodwill and was amortized over a twenty-five year period. Cygne also issued options to purchase an aggregate of 55,000 shares of the Company's common stock to the two former shareholders of TSA in connection with their entering into consulting agreements with TSA. In January 1996, the Company decided to cease operations of TSA by the end of the second quarter of 1996 and wrote-off the remaining goodwill.

     The FWM Acquisition, the GJM Acquisition and the TSA Acquisition were accounted for under the purchase method and, accordingly, the operating results of FWM, GJM and TSA have been included in the consolidated operating results since their respective dates of acquisition.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

                                   (Unaudited)

2. Purchases and Sales of Companies--(Continued)

     On June 7, 1996 Cygne signed a definitive agreement with AnnTaylor Stores Corporation regarding the previously announced sale to AnnTaylor of Cygne's 60% interest in CAT, Cygne's sourcing joint venture arrangement with AnnTaylor, and the assets of Cygne's AnnTaylor Woven Division that are used in sourcing merchandise for AnnTaylor (the "AnnTaylor Disposition").

     The aggregate consideration to be paid to Cygne in the transaction consists of unregistered shares of AnnTaylor common stock having a market value of $36 million (based upon the market price of the common stock for the ten trading days prior to closing, but in no event greater than 2.5 million shares), and a cash payment in an amount equal to the tangible net book value of the fixed assets of Cygne's AnnTaylor Woven Division (but not to exceed $2,646,000) plus the tangible net book value of the inventory of Cygne's AnnTaylor Woven Division, less the amount of certain liabilities of the Division to be assumed by AnnTaylor.

     The closing of the transaction is subject to various conditions, including approval by the Company's stockholders, the consent and release of liens by certain of the Company lenders, and the continuation of CAT's $40 million credit facility. It is currently anticipated that the transaction will close in August 1996, following approval by Cygne's stockholders. There can be no assurance, however, that the conditions to the closing will be satisfied, that the transaction will be consummated or, if consummated, that it will be consummated within the currently anticipated time frame. In order to facilitate the integration of CAT and Cygne's AnnTaylor Woven Division into AnnTaylor's operations, Cygne has agreed to make available for a three year period the services of Mr. Bernard Manuel, the Company's Chief Executive Officer, and Mr. Irving Benson, the Company's President. Cygne will make available up to 30% of Messrs. Benson's and Manuel's time and will receive an aggregate fee of $450,000 per year. AnnTaylor has agreed to register the shares issued to Cygne for resale, although Cygne will be subject to certain restrictions on the timing of sales and the amount of shares which can be sold at any one time.

     CAT and the AnnTaylor Woven Division accounted for approximately 72% of the Company's net sales of $83,756,000 for the quarter ended May 4, 1996.

3. Inventory

     Inventory is stated at the lower of cost (determined on a first-in, first-out basis) or market.

     Inventory consists of the following:

                                                   May 4,      February 3,
                                                    1996          1996
                                                  -------      ----------
                                                     (In thousands)

        Raw materials ........................    $ 9,451       $21,748
        Finished goods .......................      1,228         2,972
        Finished goods-in-transit ............      2,762         5,279
                                                  -------       -------
                                                  $13,441       $29,999
                                                  =======       =======

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

                                   (Unaudited)

4. Credit Facilities

     During the quarter ended October 28, 1995, Cygne and CAT each entered into a Credit Agreement with the HS Bank which modified the previous credit arrangement with the HS Bank. The modifications included (i) the consolidation of the Cygne, FWM and GJM facilities, previously aggregating up to $76,400,000, into one facility of up to $70,000,000, (ii) an increase in the CAT facility from up to $28,000,000 to up to $40,000,000, (iii) a requirement under each agreement to comply with certain financial covenants as well as various other restrictions, and (iv) an increase in the Cygne facility interest rate. Borrowings under these facilities, which may be terminated by the HS Bank or the Company at any time as to future borrowings upon proper notice, are subject to certain borrowing base limitations and the HS Bank's agreement as to amount, purpose, interest rate, maturity and collateral. Borrowings under these facilities are due on the earlier of demand or the maturity date specified by the HS Bank for each borrowing. Amounts outstanding under the Cygne agreement bear interest at 1.25% above the prime rate through January 31, 1996 and between 1% and 1.75% above the prime rate thereafter depending upon the working capital, as defined, of the Company, exclusive of CAT. Amounts outstanding under the CAT agreement bear interest at 0.5% above the prime rate. Each agreement provides for additional interest at 2% per annum on amounts not paid when due. The HS Bank facilities are cross guaranteed by Cygne and certain of its subsidiaries and are secured by a first lien on substantially all the assets of the Company including a pledge of 65% of the capital stock of certain of Cygne's foreign subsidiaries, except for C.A.T. (Far East) Limited as to which 60% of the capital stock is pledged.

     The following table sets forth information with respect to the HS Bank facilities:

                                                              May 4, 1996
                                                       ------------------------
                                          Direct          Open         Direct
                            Total       Borrowing       Letters     Borrowings
                        Facility (1)    Limit (2)      Of Credit    Outstanding
                        ------------    ---------      ---------    -----------
                                             (In thousands)

Cygne (3) .............  $ 70,000       $50,000        $ 8,501        $21,149
CAT (4) ...............    40,000         8,000         22,193          5,600
                         --------       -------        -------        -------
  Total ...............  $110,000       $58,000        $30,694        $26,749
                         ========       =======        =======        =======
- ------------------------

(1) The total facility, less any direct borrowings outstanding is available for letters of credit.

(2) Consists principally of revolving loans and borrowings against import/exports.

(3) The Limited, Inc. had guaranteed $10,000,000 of HS Bank facilities through May 31, 1996.

(4) Cygne has guaranteed 60% of the indebtedness outstanding under this facility and AnnTaylor, Inc., which owns 40% of CAT, has provided the HS Bank with a $4,000,000 standby letter of credit.

     On May 15, 1996, the Company received a commitment letter from HS Bank to provide the Company with a new credit facility to replace the existing facility. The commitment letter provides a committed facility of up to $30 million until the earlier of August 31, 1996 or the closing of the AnnTaylor Disposition; thereafter the facility reduces to $22.5 million and further reduces to $15 million at October 31, 1996; $10 million at November 30, 1996; $5 million at December 31, 1996; and matures on January 31, 1997. Borrowings under this facility are subject to borrowing base limitations. The Company is obligated to pledge substantially all of its assets, including the AnnTaylor stock to be received at the closing of the AnnTaylor Disposition. The credit facility is subject to the completion of definitive documentation.

     Certain foreign subsidiaries have credit facilities aggregating $2,429,000 at May 4, 1996. Borrowings under these facilities, which are payable on demand, are secured by a lien on certain assets of these subsidiaries.

     Cygne has agreements with two-third parties not affiliated with the Company, but affiliated with each other, whereby these parties made available to the Company a trade credit facility. The trade credit facility has been suspended. At May 4, 1996, $9,110,000 of this facility was outstanding. The Company has reached an agreement in principle to restructure the amounts outstanding under this trade credit facility.

                      CYGNE DESIGNS, INC. AND SUBSIDIARIES

                                   (Unaudited)

5. Debt

     The Company has existing mortgages, of $999,000 at May 4, 1996 relating to a foreign office and manufacturing facility which bears interest at LIBOR plus 2% and is payable quarterly in equal payments of $52,600.

     At May 4, 1996, the Company also has a $1,258,000 unsecured note payable to The Limited, Inc., a major customer of the Company. The principal amount outstanding, which is currently payable, bears interest at prime plus 2% and was originally due on December 31, 1995.

     At May 4, 1996, the balance outstanding on other debt was $1,155,000 of which $616,000 is long-term.

6. Litigation

     On December 11, 1995, a class action complaint was filed against the Company, certain of the Company's officers and directors, Ernst & Young LLP, the underwriters of the Company's June 1994 secondary public offering of stock and certain financial analysts who followed the Company, in the United States District Court, Southern District of New York. The action was purportedly filed on behalf of a class of purchasers of the Company's stock during the period September 28, 1993 through April 28, 1995. The complaint seeks unspecified money damages and alleges that the Company and the other defendants violated federal securities laws in connection with various public statements made by the Company and certain of its officers and directors during the putative class period. On April 9, 1996, all of the defendants filed motions to dismiss the complaint. Pursuant to a scheduling order entered by the court, the plaintiff filed oppositions to the motions to dismiss in May 1996. Defendants are scheduled to file their reply memoranda on June 18, 1996. The Company believes that all of the allegations contained in the complaint are without merit and intends to continue to defend the action vigorously. An adverse decision in this action could have a material adverse effect on the Company's financial condition or results of operations.

     Richard Kramer, a former employee of the Company, brought an action against the Company, Bernard Manuel and Irving Benson alleging three causes of action:
(1) fraudulent inducement of Kramer to accept employment as a Group Vice President; (2) breach of contract by refusing to pay Kramer approximately $168,500 upon his termination, under a provision which states that if he were terminated without cause he would receive consideration equal to that sum; and
(3) breach of contract for failure to deliver certain stock options to Kramer. In October 1995, the defendants moved to dismiss the action on the grounds that the complaint failed to state a cause of action, that Kramer refused to give the Company a release in return for payment of the $168,500, and that Kramer, who had been employed for only two months at the time of his termination, was not entitled to stock options under the employment letter between the parties. The motion was denied to the extent that it sought dismissal of the fraudulent inducement claim and the claim for $168,500, but granted insofar as to the claim for stock options. An agreement in principle was reached with respect to this matter for an amount that the Company does not deem material during mandatory nonbinding mediation but a definitive settlement agreement has not yet been entered into.


     The Company is involved in various other legal proceedings that are incidental to the conduct of its business, none of which the Company believes could reasonably be expected to have a material adverse effect on the Company's financial condition or results of operations.

                         REPORT OF INDEPENDENT AUDITORS

Cygne Designs, Inc.

     We have audited the accompanying combined balance sheets of CAT US Inc. and C.A.T. (Far East) Limited and Subsidiary (subsidiaries of Cygne Designs, Inc. ("Cygne")), referred to hereafter as "CAT", and the Ann Taylor Woven Division of Cygne, collectively the "Companies" at February 3, 1996 and January 28, 1995 and the related combined statements of income and cash flows for the years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Companies at February 3, 1996 and January 28, 1995, and the combined results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                           ERNST & YOUNG LLP

New York, New York
April 15, 996, except for Note 5,
  as to which the date is May 15, 1996

                    CAT US INC. AND C.A.T. (FAR EAST) LIMITED
                     AND SUBSIDIARY AND THE ANNTAYLOR WOVEN
                         DIVISION OF CYGNE DESIGNS, INC.

                             COMBINED BALANCE SHEETS



                                                                                       February           January
                                                                                        3, 1996          28, 1995
                                                                                       ---------         --------
                                                                                              (In Thousands)
  Assets
  Current assets:
   Cash .............................................................................   $   200           $ 1,735
   Accounts receivable--AnnTaylor, Inc. (less allowance of $379 in 1995
    and $1,427 in 1994) .............................................................    22,284            13,002
   Inventory ........................................................................    21,728            18,486
   Other current assets, including deferred income taxes of $198 and $395 ...........       291               522
                                                                                        -------           -------
  Total current assets ..............................................................    44,503            33,745
  Fixed assets, net .................................................................     4,315             2,873
  Other long-term assets ............................................................       187               289
                                                                                        -------           -------
  Total assets ......................................................................   $49,005           $36,907

 Liabilities and stockholders' equity
 Current liabilities:
   Accounts payable .................................................................   $21,090           $10,391
   Credit facility and current portion of long-term debt ............................     1,576             1,667
   Accrued expenses .................................................................     1,124             2,966
   Income taxes payable .............................................................       981             1,384
                                                                                        -------           -------
  Total current liabilities .........................................................    24,771            16,408
  Long-term debt, less current portion ..............................................       684               182
                                                                                        -------           -------
  Total liabilities .................................................................    25,455            16,590
  Stockholders' equity ..............................................................    23,550            20,317
                                                                                        -------           -------
  Total liabilities and stockholders' equity ........................................   $49,005           $36,907
                                                                                        =======           =======


                             See accompanying notes.

                    CAT US INC. AND C.A.T. (FAR EAST) LIMITED
                     AND SUBSIDIARY AND THE ANNTAYLOR WOVEN
                         DIVISION OF CYGNE DESIGNS, INC.

                          COMBINED STATEMENTS OF INCOME

                                                              Year Ended
                                                      -------------------------
                                                      February          January
                                                       3, 1996         28, 1995
                                                      --------         --------
                                                            (In Thousands)

Net sales ..........................................  $231,385        $193,038
Cost of goods sold .................................   204,236         167,428
                                                      --------        --------
Gross profit .......................................    27,149           25,61
Selling, general and administrative expenses .......    17,387          15,019
                                                      --------        --------
Income from operations .............................     9,762          10,591
Interest expense ...................................     1,088             707
                                                      --------        --------
Income before provision for income taxes ...........     8,674           9,884
Provision for income taxes .........................     2,637           3,232
                                                      --------        --------
Net income .........................................  $  6,037        $  6,652
                                                      ========        ========

                             See accompanying notes.

                    CAT US INC. AND C.A.T. (FAR EAST) LIMITED
                     AND SUBSIDIARY AND THE ANNTAYLOR WOVEN
                         DIVISION OF CYGNE DESIGNS, INC.

                        COMBINED STATEMENTS OF CASH FLOWS


                                                                                              Year Ended
                                                                                      ------------------------
                                                                                      February         January
                                                                                       3, 1996        28, 1995
                                                                                      --------        --------
                                                                                           (In Thousands)

Cash flows from operating activities
Net income ........................................................................   $ 6,037        $  6,652
Adjustments to reconcile net income to net cash used in operating activities:
 Depreciation and amortization ....................................................       346             279
 Deferred taxes ...................................................................       197            (395)

Changes in operating assets and liabilities:
  Accounts receivable--AnnTaylor, Inc. ............................................    (9,500)         (1,611)
  Inventory .......................................................................    (3,242)        (12,954)
  Other current assets ............................................................        34            (127)
  Due to/from Cygne Designs, Inc. and affiliates ..................................    (1,371)          2,470
  Accounts payable ................................................................     9,484           1,491
  Accrued expenses ................................................................       801            (347)
  Amounts due to AnnTaylor, Inc.--sales adjustment ................................    (2,643)          2,014
  Income taxes payable ............................................................      (403)            704
                                                                                      -------        --------
Net cash used in operating activities .............................................      (260)         (1,824)
                                                                                      -------        --------
Cash flows from investing activities
Purchase of fixed assets ..........................................................      (981)         (1,948)
Other .............................................................................       102            (251)
                                                                                      -------        --------
Net cash used in investing activities .............................................      (879)         (2,199)
                                                                                      -------        --------
Cash flows from financing activities
Net (repayments) borrowings .......................................................      (396)          1,483
                                                                                      -------        --------
Net cash (used in) provided by financing activities ...............................      (396)          1,483
                                                                                      -------        --------
Net decrease in cash ..............................................................    (1,535)         (2,540)
Cash at the beginning of the period ...............................................     1,735           4,275
                                                                                      -------        --------
Cash at the end of the period .....................................................   $   200        $  1,735
                                                                                      =======        ========
Supplemental disclosures
Income taxes paid .................................................................   $ 1,615        $  1,150
Interest paid .....................................................................     1,088             707
Equipment acquired through capital leases .........................................       807             --


                             See accompanying notes.

            CAT US INC. AND C.A.T. (FAR EAST) LIMITED AND SUBSIDIARY
                            AND THE ANN TAYLOR WOVEN
                         DIVISION OF CYGNE DESIGNS, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                February 3, 1996


1. Significant Accounting Policies

Basis of Presentation

     The combined financial statements include the accounts of CAT US Inc. and C.A.T. (Far East) Limited and Subsidiary referred to hereafter as "CAT", and Cygne Designs, Inc.'s ("Cygne") wholly-owned AnnTaylor Woven Division (the "Division"), collectively the "Companies." The Companies are affiliated by commonality of operations and ownership. CAT US Inc. was incorporated in Delaware on May 11, 1992. C.A.T. (Far East) Limited was incorporated in Hong Kong on March 10, 1992. CAT US Inc. and C.A.T. (Far East) Limited commenced operations in June 1992. C.A.T. Italy S.r.l. was incorporated on July 26, 1994 and is a wholly-owned subsidiary of C.A.T. (Far East) Limited. Cygne is a 60% stockholder and AnnTaylor, Inc. ("AnnTaylor") is a 40% stockholder of CAT. All material intercompany balances and transactions have been eliminated.

     On April 8, 1996, AnnTaylor agreed in principle to acquire Cygne's 60% interest in CAT and the net assets, as defined, of the Division. The accompanying combined balance sheets at February 3, 1996 and January 28, 1995, and the combined statements of operations and cash flows for the years then ended reflect the Companies historical cost basis prior to the AnnTaylor acquisition.

     Certain corporate expenses incurred by Cygne were allocated to the Division including officers' and administrative salaries, occupancy costs, depreciation and amortization, professional fees and other selling, general and administrative expenses amounting to $449,000 and $2,316,000, $1,167,000 and $730,000, $212,000 and $200,000, $343,000 and $117,000, and $5,806,000 and
$4,722,000, in fiscal 1995 and fiscal 1994, respectively. Costs charged to the Division for these services are allocated based on specific identification of direct expenses, where applicable, or the Division's proportionate share of such expenses. Interest expense, amounting to $1,088,000 and $707,000 for fiscal 1995 and fiscal 1994, respectively, was allocated at market rates to the Division for intercompany indebtedness to Cygne. Management believes such expense allocations are reasonable and proper.

     Amounts transferred to/from Cygne in fiscal 1995 and fiscal 1994 represent Cygne's investment in and advances to the Division on a historical basis adjusted for equity in operations and intercompany transactions. Expenses allocated to the Division not settled become a permanent component of the Cygne's investment.

Fiscal Year

     The Companies' fiscal year ends on the Saturday nearest to January 31.

Principal Business Activity

     Pursuant to an agreement, CAT is engaged in the design, manufacturing and sale of women's apparel exclusively to AnnTaylor. This agreement further provides that AnnTaylor will pay to CAT the delivered cost for the apparel, plus a commission and reimbursement of certain expenses, as defined. Either party may terminate this agreement upon six months notice.

     The Division's principal operation is to source woven merchandise for AnnTaylor.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue

     Revenue is recognized upon shipment of merchandise.

            CAT US INC. AND C.A.T. (FAR EAST) LIMITED AND SUBSIDIARY
                            AND THE ANN TAYLOR WOVEN
                         DIVISION OF CYGNE DESIGNS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


1. Significant Accounting Policies (continued)

Inventory

     Inventory is stated at the lower of cost (determined on a first-in, rst-out basis) or market.

Depreciation and Amortization

     Depreciation and amortization of equipment, furniture and fixtures is provided for by the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the term of the related lease.

Foreign Currency Translation

     The Companies consider the United States dollar to be the functional currency for its operations in Hong Kong and Italy.

Income Taxes

     Deferred income taxes are calculated on the liability method.

2. Inventory

   Inventory consists of the following:
                                                  February        January
                                                   3, 1996        28, 1995
                                                 -----------    -----------
   Fabric ....................................   $17,212,000    $12,093,000
   Finished goods, including in-transit
     inventory ...............................     4,516,000      6,393,000
                                                 -----------    -----------
                                                 $21,728,000    $18,486,000
                                                 ===========    ===========

3. Fixed Assets

     Fixed assets are stated at cost, less accumulated depreciation and amortization, and are summarized below together with estimated useful lives used in computing depreciation and amortization:

                                        February         January      Estimated
                                         3,1996         28, 1995    Useful Lives
                                       ----------      ----------   ------------
Equipment, furniture and fixtures ...  $3,990,000      $2,535,000       3-10
Leasehold improvements ..............   1,792,000       1,458,000       3-15
                                       ----------      ----------
                                        5,782,000       3,993,000
Less accumulated depreciation and
  amortization ......................   1,467,000       1,120,000
                                       ----------      ----------
                                       $4,315,000      $2,873,000
                                       ==========      ==========
4. Leases

     The future minimum lease payments due (on a fiscal year basis) under a noncancellable operating lease for office space in Hong Kong is $360,000 in 1996. The lease stipulates that fair market rent shall be paid from January 1997 through January 1999.

     Total rent expense for fiscal 1995 and fiscal 1994 was approximately $628,000 and $225,000, respectively. In addition, CAT was charged rent of approximately $89,000 and $98,000, respectively, by Cygne under an office sharing arrangement for these respective periods.

            CAT US INC. AND C.A.T. (FAR EAST) LIMITED AND SUBSIDIARY
                            AND THE ANN TAYLOR WOVEN
                         DIVISION OF CYGNE DESIGNS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

5. Credit Facilities

     CAT has an agreement with a bank whereby the bank provides CAT with letters of credit in an amount not to exceed $40,000,000, including loans against imports up to $8,000,000 at an interest rate of 0.5% above the prime rate of 8.25% at February 3, 1996. The facility is subject to periodic review by the bank. Open letters of credit at February 3, 1996 amounted to approximately $27,925,000.

     The bank has a first lien over all of CAT's accounts receivable and inventory. AnnTaylor has provided the bank with a $4,000,000 standby letter of credit. Cygne has guaranteed 60% of the credit facility. In addition, 60% of CAT US Inc.'s stock owned by Cygne has been pledged to the bank as collateral for CAT US Inc.'s credit facility. The C.A.T. (Far East) Limited stock owned by Cygne has been pledged for the Cygne line of credit facility from the same bank.

     CAT's facility is provided by the same bank that provides Cygne with its primary working capital facility. At February 3, 1996, Cygne was not in compliance with its credit agreement's working capital requirements, current ratio, leverage ratio and tangible net worth financial covenants. The bank has permanently waived all defaults under Cygne's credit agreement. In addition, on May 15, 1996, Cygne received a commitment letter from the bank to provide them with a new credit facility to replace the existing facility.

     Based on the agreement between AnnTaylor and CAT, AnnTaylor shall reimburse CAT for any finance charges incurred by CAT in financing AnnTaylor merchandise purchases. Finance charges reimbursable by AnnTaylor for fiscal 1995 and 1994 amounted to approximately $627,000 and $541,000, respectively. Such amounts were netted against amounts due to AnnTaylor.

     The Companies also have equipment financing outstanding at February 3, 1996 and January 28, 1995 of $1,173,000 and $366,000, respectively.

6. Income Taxes

     For financial reporting purposes, income before income taxes includes the following:

                                                          Year ended
                                                 --------------------------
                                                   February        January
                                                   3, 1996        28, 1995
                                                 -----------    -----------
     Pretax income:
       United States..........................   $ 4,944,000    $ 6,681,000
       Foreign ................................     3,730,000      3,203,000
                                                 -----------    -----------
                                                 $ 8,674,000    $ 9,884,000
                                                 ===========    ===========

     CAT files its own Federal income tax return. The Division is included in Cygne's Federal income tax return. The Division is charged by Cygne for taxes as if it filed a separate return.

            CAT US INC. AND C.A.T. (FAR EAST) LIMITED AND SUBSIDIARY
                            AND THE ANN TAYLOR WOVEN
                         DIVISION OF CYGNE DESIGNS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


6. Income Taxes (continued)

     Significant components of the provision for income taxes are as follows:

                                                         Year ended
                                                 -------------------------
                                                  February        January
                                                   3, 1996       28, 1995
                                                 ----------     ----------
      Current:
       Federal ..............................    $1,719,000     $2,570,000
       Foreign ..............................       353,000        542,000
       State ................................       368,000        515,000
                                                 ----------     ----------
      Total current .........................     2,440,000      3,627,000
      Deferred:
       United States ........................       215,000       (391,000)
       Foreign ..............................       (18,000)        (4,000)
                                                 ----------     ----------
                                                 $2,637,000     $3,232,000
                                                 ==========     ==========

     Significant components of the Companies' deferred tax assets (liabilities) are as follows:

                                                          Year ended
                                                   -----------------------
                                                   February       January
                                                    3, 1996       28, 1995
                                                   --------       --------
      Deferred tax (liabilities) assets:
       United States:
        Employee benefit accruals                  $   --         $242,000
        Depreciation                                 (7,000)         8,000
        Inventory cost capitalization               121,000         79,000
        Cost basis of fixed assets                   62,000         62,000
                                                   --------       --------
                                                    176,000        391,000
      Foreign:
       Depreciation                                  22,000          4,000
                                                   --------       --------
     Total U.S. and foreign deferred tax assets    $198,000       $395,000
                                                   ========       ========

     Undistributed earnings of C.A.T. (Far East) Limited and Subsidiary amounted to approximately $7,700,000 at February 3, 1996. Those earnings are considered to be indefinitely reinvested in Hong Kong and if repatriated would be taxable to the stockholders. Accordingly, no provision for U.S. federal and state income taxes has been provided thereon.

            CAT US INC. AND C.A.T. (FAR EAST) LIMITED AND SUBSIDIARY
                            AND THE ANN TAYLOR WOVEN
                         DIVISION OF CYGNE DESIGNS, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)


7. Stockholders' Equity

     Stockholders' equity consists of the following (in thousands):

                                                                          CAT                     Investment of
                                                         ------------------------------------     Cygne Designs,
                                                                     Additional                      Inc. in
                                                         Common        Paid-in       Retained       AnnTaylor
                                          Total           Stock        Capital       Earnings    Woven Division
                                         -------         ------      ----------      --------    --------------
Balance at January 29, 1994 ..........   $ 9,487           $20            $2         $ 2,402        $ 7,063
Transfers to/from Cygne
 Designs, Inc. .......................     4,178            --            --              --          4,178
Net income for the year ended
 January 28, 1995 ....................     6,652            --            --           3,998          2,654
                                         -------           ---            --         -------        -------
Balance at January 28, 1995 ..........    20,317            20             2           6,400         13,895
Transfers to/from Cygne
 Designs, Inc. .......................    (2,804)           --            --              --         (2,804)
Net income for the year ended
 February 3, 1996 ....................     6,037            --            --           4,275          1,762
                                         -------           ---            --         -------        -------
Balance at February 3, 1996 ..........   $23,550           $20            $2         $10,675        $12,853
                                         =======           ===            ==         =======        =======


     CAT US Inc. had 10,000 shares of $.01 par value common stock authorized, issued and outstanding at February 3, 1996. C.A.T. (Far East) Limited had 150,000 of HK$1 ordinary shares authorized, issued and outstanding at February 3, 1996.

8. Commitments and Other Matters

     The CAT Businesses has employment agreements with two officers which provide for minimum aggregate annual payments of approximately $200,000 in fiscal 1995, $175,000 in fiscal 1996 and $44,000 in fiscal 1997. In addition, these officers may receive additional compensation based on pretax income of CAT, as defined.

     The employment agreement entered into with one of the officers provides that, in the event of a transfer of CAT's common stock or in the event of a transfer of all or substantially all of CAT's assets during the officer's employment, the officer shall have the option to receive a lump-sum bonus equal to 10% of CAT's valuation (as defined) at the time of such transfer.

     Substantially, all cash is held on deposit at one financial institution.

9. Related Party Transactions

     CAT paid approximately $225,071 and $190,000 to Cygne for administrative and other services (including rent) during fiscal 1995 and fiscal 1994, respectively.

10. Subsequent Event

     On April 8, 1996, AnnTaylor agreed in principle to acquire Cygne's 60% interest in CAT and the net assets, as defined, of the Division.

                                                                     APPENDIX I

                       STOCK AND ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                              CYGNE DESIGNS, INC.,

                           CYGNE GROUP (F.E.) LIMITED,

                          ANNTAYLOR STORES CORPORATION

                                       AND

                                 ANNTAYLOR, INC.

                            DATED AS OF JUNE 7, 1996

                                   AS AMENDED

                                       BY

                                    AMENDMENT

                                 BY AND BETWEEN

                              CYGNE DESIGNS, INC.,

                           CYGNE GROUP (F.E.) LIMITED,

                          ANNTAYLOR STORES CORPORATION

                                       AND

                                 ANNTAYLOR, INC.

                           DATED AS OF AUGUST 27, 1996


                                TABLE OF CONTENTS
                                                                                                        Page
                                                                                                        ----
I.     Transfer of Assets and Liabilities ......................................................         I-1
             1.1    Assets to be Sold ..........................................................         I-1
             1.2    Consideration ..............................................................         I-3
             1.3    Closing ....................................................................         I-3
             1.4    Deliveries by Seller .......................................................         I-3
             1.5    Deliveries by Buyer ........................................................         I-4
             1.6    Post-Closing Adjustments ...................................................         I-4
             1.7    Allocation of Purchase Price ...............................................         I-6
             1.8    Assumed Liabilities ........................................................         I-6

II.    Related Matters .........................................................................         I-6
             2.1    Ancillary Agreements .......................................................         I-7
             2.2    Receivables Settlement .....................................................         I-7
             2.3    Finished Goods .............................................................         I-7
             2.4    Joint Venture Agreement ....................................................         I-7
             2.5    Leases .....................................................................         I-7
             2.6    Meyer Employment Agreement .................................................         I-7
             2.7    Mail Received After Closing ................................................         I-7
             2.8    Employees, Benefit Plans ...................................................         I-7

III.   Representations and Warranties of Seller ................................................         I-9
             3.1    Organization of Seller and CAT; Authority ..................................         I-9
             3.2    No Violation; Consents and Approvals .......................................         I-9
             3.3    Seller Financial Statements ................................................        I-10
             3.4    CAT Financial Statements ...................................................        I-11
             3.5    Combined Entity Financial Statements .......................................        I-11
             3.6    Absence of Seller Undisclosed Liabilities ..................................        I-12
             3.7    Absence of CAT Undisclosed Liabilities .....................................        I-12
             3.8    Absence of Division Undisclosed Liabilities ................................        I-12
             3.9    Absence of Certain Changes or Events .......................................        I-12
             3.10   Title to CAT Shares ........................................................        I-12
             3.11   Title to Assets; Leased Property ...........................................        I-13
             3.12   Litigation/Claims ..........................................................        I-14
             3.13   Employee Benefit Plans .....................................................        I-14
             3.14   Certain Contracts and Arrangements .........................................        I-15
             3.15   Compliance with Laws; Licenses .............................................        I-15
             3.16   Insurance ..................................................................        I-16
             3.17   Labor Matters ..............................................................        I-16
             3.18   Assets of the Division Business ............................................        I-16
             3.19   Disclosure .................................................................        I-16
             3.20   Environmental Matters ......................................................        I-17
             3.21   Opinion of Financial Advisor ...............................................        I-17
             3.22   Brokers ....................................................................        I-17
             3.23   Intellectual Property ......................................................        I-17
             3.24   Absence of Violations of Quotas and Visas ..................................        I-17
             3.25   No Tariffs or Duties .......................................................        I-18
             3.26   Compliance with U.S. Customs and Trade Laws ................................        I-18
             3.27   SEC Documents ..............................................................        I-18
             3.28   Compliance with Laws by CAT; Licenses ......................................        I-18
             3.29   CAT Taxes ..................................................................        I-18
             3.30   Acquisition of the ATSC Common Stock for Investment; Securities Act ........        I-19
             3.31   Suppliers ..................................................................        I-19
             3.32   Disclaimer of Other Representations and Warranties .........................        I-19


                                                                                                        Page
                                                                                                        ----
IV.    Representations and Warranties of ATSC and Buyer ........................................        I-19
             4.1    Organization of ATSC and Buyer; Authority ..................................        I-19
             4.2    No Violation; Consents and Approvals .......................................        I-20
             4.3    Litigation/Claims ..........................................................        I-21
             4.4    SEC Documents and Other Reports ............................................        I-21
             4.5    Capital Stock ..............................................................        I-21
             4.6    Absence of Certain Changes or Events .......................................        I-21
             4.7    Information Supplied .......................................................        I-21
             4.8    Brokers ....................................................................        I-21
             4.9    Disclaimer of Other Representations and Warranties .........................        I-21

V.     Covenants of the Parties ................................................................        I-22
             5.1    Conduct of the Division Business ...........................................        I-22
             5.2    Access to Information; Confidentiality .....................................        I-23
             5.3    Financial Statements .......................................................        I-23
             5.4    Reasonable Best Efforts ....................................................        I-24
             5.5    Consents ...................................................................        I-24
             5.6    Antitrust Notification .....................................................        I-24
             5.7    Public Announcements .......................................................        I-24
             5.8    Access to Books and Records Following the Closing ..........................        I-24
             5.9    Other Transactions .........................................................        I-24
             5.10   Discharge of Liens .........................................................        I-24
             5.11   Resignations ...............................................................        I-24
             5.12   Insurance ..................................................................        I-25
             5.13   Supplementary Disclosure ...................................................        I-25
             5.14   Brazil Sourcing ............................................................        I-25
             5.15   Letters of Credit ..........................................................        I-25
             5.16   Amendment ..................................................................        I-25
             5.17   Proxy Statement; Stockholder Approval ......................................        I-25
             5.18   Occupancy ..................................................................        I-26
             5.19   Transfer Taxes .............................................................        I-26
             5.20   Conduct of ATSC Business ...................................................        I-26

VI.    Conditions to Obligations of Both Parties ...............................................        I-26
             6.1    Conditions .................................................................        I-26

VII.   Conditions to Obligations of Seller .....................................................        I-27
             7.1    Conditions .................................................................        I-27

VIII.  Conditions to Obligations of Buyer ......................................................        I-27
             8.1    Conditions .................................................................        I-27

IX.    Termination, Amendment and Waiver .......................................................        I-28
             9.1    Termination ................................................................        I-28
             9.2    Procedure and Effect of Termination ........................................        I-28
             9.3    Other Remedies .............................................................        I-28

X.     Survival of Representations; Indemnification ............................................        I-28
             10.1   Survival of Representations ................................................        I-28
             10.2   Seller's Agreement to Indemnify ............................................        I-29
             10.3   Seller's Limitation of Liability ...........................................        I-29
             10.4   Buyer's Agreement to Indemnify .............................................        I-30
             10.5   Buyer's Limitation of Liability ............................................        I-30
             10.6   Conditions of Indemnification ..............................................        I-30
             10.7   Exclusive Remedies .........................................................        I-31
             10.8   Transfer Pricing ...........................................................        I-31
             10.9   Claims Against CAT Directors and Officers ..................................        I-31


                                                                                                        Page
                                                                                                        ----
XI.    Miscellaneous ...........................................................................        I-31
             11.1   Fees and Expenses ..........................................................        I-31
             11.2   Further Assurances .........................................................        I-31
             11.3   Notices ....................................................................        I-31
             11.4   Entire Agreement ...........................................................        I-32
             11.5   Severability ...............................................................        I-32
             11.6   Binding Effect; Assignment .................................................        I-32
             11.7   Amendment, Modification and Waiver .........................................        I-32
             11.8   Third-Party Beneficiaries ..................................................        I-32
             11.9   Counterparts ...............................................................        I-32
             11.10  Bulk Sales .................................................................        I-32
             11.11  Interpretation .............................................................        I-32
             11.12  Governing Law ..............................................................        I-33

                              ANNEXES AND EXHIBITS

ANNEX I .............................................................................  Division Fabric and Trim

ANNEX II ...................................................................................  Assumed Contracts

ANNEX III ...................................................................................  Net Fixed Assets

ANNEX IV ......................................................................................  Lease Deposits

EXHIBIT A .......................................................................................  Bill of Sale

EXHIBIT B ................................................................  Assignment and Assumption Agreement

EXHIBIT C ........................................................................................  Undertaking

EXHIBIT D .................................................................................  Advance Instrument

EXHIBIT E ...................................................................................  Pledge Agreement

EXHIBIT F ...................................................................  NY Transition Services Agreement

EXHIBIT G ................................................................  Miami Transition Services Agreement

EXHIBIT H ........................................................................  Manuel Consulting Agreement

EXHIBIT I ........................................................................  Benson Consulting Agreement

EXHIBIT J .............................................................................  Stockholders Agreement

EXHIBIT K .....................................................................................  Florence Lease

EXHIBIT L ...................................................................  Legal Opinion of Buyer's Counsel

EXHIBIT M ..................................................................  Legal Opinion of Seller's Counsel

                                    GLOSSARY

                                                                           Page
                                                                           ----
Agreement ...........................................................      I-1
Seller ..............................................................      I-1
CGFE ................................................................      I-1
ATSC ................................................................      I-1
Buyer ...............................................................      I-1
Joint Venture Agreement .............................................      I-1
CAT-US ..............................................................      I-1
CAT-Far East ........................................................      I-1
CAT .................................................................      I-1
Division ............................................................      I-1
Division Business ...................................................      I-1
CAT US Shares .......................................................      I-1
CAT Far East Shares .................................................      I-1
CAT Shares ..........................................................      I-1
Closing .............................................................      I-1
Liens ...............................................................      I-1
Inventory ...........................................................      I-1
Division Fabric and Trim ............................................      I-1
Capital Leases ......................................................      I-1
Contracts ...........................................................      I-1
NY Facility .........................................................      I-2
NY Lease ............................................................      I-2
FWM Lease ...........................................................      I-2
CAT Sublease ........................................................      I-2
Net Fixed Assets ....................................................      I-2
Intellectual Property ...............................................      I-2
Books and Records ...................................................      I-2
Assets ..............................................................      I-2
Bill of Sale ........................................................      I-2
Subleases ...........................................................      I-2
Assignment and Assumption Agreements ................................      I-2
Other Instruments ...................................................      I-2
ATSC Common Stock ...................................................      I-3
Stock Consideration .................................................      I-3
Average Trading Price ...............................................      I-3
Inventory Consideration .............................................      I-3
Fixed Asset Consideration ...........................................      I-3
Purchase Price ......................................................      I-3
Undertaking .........................................................      I-3
Accounts Payable ....................................................      I-3
Advance Instrument ..................................................      I-3
Advances ............................................................      I-3
Liabilities .........................................................      I-3
Closing Date ........................................................      I-4
Bank Account ........................................................      I-4
GAAP ................................................................      I-4
Estimated Amount ....................................................      I-4
Net Fixed Asset Value ...............................................      I-5
Initial Payment Amount ..............................................      I-5
Pledged Amount ......................................................      I-5
Seller Statement ....................................................      I-5

Statement of Objection ..............................................      I-5
Closing Date Statement ..............................................      I-5
Reviewing Accountants ...............................................      I-5
Accountant Statement ................................................      I-5
Adjusted Net Book Value .............................................      I-5
Pledge Agreement ....................................................      I-5
Code ................................................................      I-6
IRS .................................................................      I-6
Stockholders Agreement ..............................................      I-6
Florence Facility ...................................................      I-6
Florence Lease ......................................................      I-6
Ancillary Agreements ................................................      I-6
Accounts Receivable Estimate ........................................      I-7
Receivables Payment Amount ..........................................      I-7
Employment Agreements ...............................................      I-7
Affected Employees ..................................................      I-7
CAT Employees .......................................................      I-7
Hired Employees .....................................................      I-7
Continued Employees .................................................      I-8
Prior Welfare Plans .................................................      I-8
Replacement Welfare Plans ...........................................      I-8
COBRA ...............................................................      I-8
Material Adverse Effect .............................................      I-9
Seller Disclosure Schedule ..........................................      I-9
Seller Related Instruments ..........................................      I-9
Governmental Entities ...............................................     I-10
HSR Act .............................................................     I-10
Exchange Act ........................................................     I-10
1996 Balance Sheet ..................................................     I-10
Audited Financial Statements ........................................     I-10
Financial Statements ................................................     I-10
CAT 1996 Balance Sheet ..............................................     I-11
CAT Audited Financial Statements ....................................     I-11
CAT Financial Statements ............................................     I-11
Combined Entity .....................................................     I-11
Combined Entity 1996 Balance Sheet ..................................     I-11
Combined Entity Audited Financial Statements ........................     I-11
Combined Entity Unaudited Financial Statements ......................     I-11
Combined Entity Financial Statements ................................     I-11
Permitted Liens .....................................................     I-13
Miami Lease .........................................................     I-13
Leases ..............................................................     I-13
Miami Facility ......................................................     I-13
Leased Properties ...................................................     I-13
Plans ...............................................................     I-14
ERISA Affiliate .....................................................     I-14
ERISA ...............................................................     I-14
Division Contracts ..................................................     I-15
Permits .............................................................     I-16
Environmental Laws ..................................................     I-17
Environmental Claim .................................................     I-17
Hazardous Materials .................................................     I-17
PCBs ................................................................     I-17
SEC .................................................................     I-18

Seller SEC Documents ................................................     I-18
Securities Act ......................................................     I-18
Tax .................................................................     I-19
Taxes ...............................................................     I-19
Tax Return ..........................................................     I-19
Buyer Related Instruments ...........................................     I-19
Buyer Disclosure Schedule ...........................................     I-21
ATSC SEC Documents ..................................................     I-21
Confidentiality Agreements ..........................................     I-23
Combined Entity 1994 Audited Financial Statements ...................     I-23
Subsequent Monthly Financial Statements .............................     I-23
CAT Subsequent Monthly Financial Statements .........................     I-23
Combined Entity Subsequent Monthly Financial Statements .............     I-23
Subsequent Quarterly Financial Statements ...........................     I-23
CAT Subsequent Quarterly Financial Statements .......................     I-23
Combined Entity Subsequent Quarterly Financial Statements ...........     I-23
Subsequent Financial Statements .....................................     I-24
CAT Subsequent Financial Statements .................................     I-24
Combined Entity Subsequent Financial Statements .....................     I-24
Exclusivity Period ..................................................     I-24
Existing Gordon Agreement ...........................................     I-25
Commission ..........................................................     I-25
Preliminary Proxy Materials .........................................     I-25
Annual Meeting ......................................................     I-25
Proposal ............................................................     I-25
Proxy Statement .....................................................     I-25
Transfer Taxes ......................................................     I-26
Buyer Group .........................................................     I-29
Damages .............................................................     I-29
Seller Claims .......................................................     I-29
Buyer's Deductible ..................................................     I-29
Seller Group ........................................................     I-30
Buyer Claims ........................................................     I-30
Claims ..............................................................     I-30
Seller's Deductible .................................................     I-30
Failure of Condition ................................................     I-30
Waiving Party .......................................................     I-31
person ..............................................................     I-32
affiliate ...........................................................     I-32

                       STOCK AND ASSET PURCHASE AGREEMENT,
                                   AS AMENDED

     STOCK AND ASSET PURCHASE AGREEMENT, dated as of June 7, 1996, as amended as of August 27, 1996 (the "Agreement"), by and between CYGNE DESIGNS, INC., a Delaware corporation ("Seller"), CYGNE GROUP (F.E.) LIMITED, a Hong Kong corporation and a wholly owned subsidiary of Seller ("CGFE"), ANNTAYLOR STORES CORPORATION, a Delaware corporation ("ATSC"), and ANNTAYLOR, INC., a Delaware corporation and a wholly owned subsidiary of ATSC ("Buyer").


                               W I T N E S S E T H


     WHEREAS, pursuant to that certain Agreement, dated July 13, 1993 (the "Joint Venture Agreement"), by and among Seller, CGFE, CAT US, Inc., a Delaware corporation ("CAT US"), C.A.T. (Far East) Limited, a Hong Kong corporation ("CAT-Far East" and, together with CAT US, "CAT"), and Buyer, Seller and Buyer own 60% and 40%, respectively, of the outstanding capital stock of CAT, which serves as a fully dedicated direct sourcing capability for Buyer;


     WHEREAS, Seller, through its AnnTaylor Woven Division (the "Division"), serves as a private label designer, merchandiser and manufacturer of women's apparel for AnnTaylor (the "Division Business");


     WHEREAS, Seller desires to sell to Buyer and Buyer desires to acquire from Seller (i) all of the shares of common stock, par value $.01 per share, of CAT US owned by Seller (the "CAT US Shares"); and (ii) certain of the assets of the Division as more fully described herein; and

     WHEREAS, CGFE desires to sell to Buyer and Buyer desires to acquire from CGFE all the shares of common stock, par value $1 HK per share, of CAT-Far East owned by CGFE (the "CAT-Far East Shares" and, together with the CAT US Shares, the "CAT Shares").


     NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions contained herein, and intending to be legally bound hereby, the parties agree as follows:

I. TRANSFER OF ASSETS AND LIABILITIES.

  1.1 Assets to be Sold.

     (a) Upon the terms and subject to the conditions of this Agreement, at the closing provided for in Section 1.3 hereof (the "Closing"), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, the following:


          (i) all right, title and interest in and to the CAT US Shares, free and clear of all liens, encumbrances, security interests, mortgages, pledges, claims, options or restrictions of any kind, other than restrictions on transfer imposed under federal and state securities laws (collectively, "Liens");


          (ii) the following items of inventory (the "Inventory"): (x) fabric and trim owned by Seller for use by the Division in the production of merchandise for Buyer ("Division Fabric and Trim") as of February 3, 1996 and identified on ANNEX I hereto to the extent not used as of the Closing Date in the production of merchandise for Buyer; (y) Division Fabric and Trim purchased since February 3, 1996 pursuant to written commitments or purchase orders issued by Buyer to the extent not used as of the Closing Date in the production of merchandise for Buyer and (z) work-in-progress owned by Seller for use by the Division in the production of merchandise for Buyer pursuant to purchase orders issued by Buyer;

          (iii) the capital leases and other agreements relating to equipment located on the fifth, sixth and nineteenth floors of Seller's facility located at 1372 Broadway, New York City, New York (the "NY Facility") and at the Florence Facility (as hereinafter defined), to the extent they relate to the Division Business and are listed on and marked with an asterisk on Annex II hereto (collectively, the "Capital Leases") and other contracts, personal property leases and other commitments to which Seller is a party to the extent they relate to the Division Business and are listed on ANNEX II hereto (collectively with the Capital Leases, the "Contracts");

          (iv) Seller's or its affiliate's rights as tenant in accordance with
     Section 1.1(b) hereof (A) with respect to the sixth floor of the NY Facility under the Agreement of Lease, dated August 7, 1991, between Seller, as tenant, and Nineteen New York Properties Limited Partnership, as landlord, as amended (as it relates to the sixth floor only, the "NY Lease"), and (B) with respect to the fifth and nineteenth floors of the NY Facility under the Agreement of Lease, dated June 24, 1994, between Fenn, Wright and Manson, Incorporated, as tenant, and Nineteen New York Properties Limited Partnership, as landlord (as it relates to the fifth and nineteenth floors only, the "FWM Lease"), as amended by that certain sublease, dated February 28, 1995, between Fenn, Wright and Manson Incorporated, as sublessor, and CAT US, Inc., as sublessee (the "CAT Sublease");


          (v) all leasehold improvements, furniture, fixtures and equipment that meet all of the following conditions: (x) are owned by Seller or subject to a Capital Lease, (y) relate to and are used exclusively or primarily in the Division Business and (z) are located on the fifth, sixth or nineteenth floor of the NY Facility or at the Florence Facility on the Closing Date (the "Net Fixed Assets"), including those listed on ANNEX III hereto;

          (vi) all licenses, permits, registrations, renewals thereof and applications therefor, variances, exemptions, orders, approvals and authorizations issued by any governmental, regulatory or administrative agency or authority (domestic or foreign), held by Seller or any affiliate of Seller of or relating to the Division Business, including all quota allocations for the export of goods to the United States and elsewhere, necessary or desirable for the lawful conduct of the Division Business, to the extent transferable under applicable law;

          (vii) all purchase orders, bills of lading, trust receipts, warehouse receipts and other documents of title of whatever kind and description relating to the Inventory;

          (viii) all rights under insurance policies covering Inventory in transit and all rights and claims under insurance policies for damage to any Assets to the extent not repaired or replaced prior to the Closing;

          (ix) all goodwill, intellectual property rights, patents, trademarks, service marks, copyrights (including all copyrights in computer software and databases), licenses and applications therefor (if any), know-how, processes, methods, techniques, formulae, designs, drawings, patterns, trade secrets, proprietary information, sketches, technical information, computer software, databases and other proprietary or confidential information of or relating to the Division Business and all rights in any licenses to or from any third party of or for the foregoing (collectively, the "Intellectual Property"), it being understood, however, that the rights to the Intellectual Property shall be non-exclusive unless such Intellectual Property relates solely to the Division Business and Seller's rights therein are exclusive;

          (x) all intangible assets of or relating to the Division Business, including claims against third parties; and


          (xi) all books and records (including all computerized records and storage media and associated software) of CAT, and those relating solely to the Division Business and, to the extent practicable, those portions of Seller's other books and records that relate to the Division Business (collectively, "Books and Records"), including, without limitation, (a) all Books and Records relating to the employees of, and the purchase of materials, supplies and services for, the Division Business or CAT, but not including the tax returns, general ledger or corporate minute books and capital stock books of Seller, and (b) the tax returns, general ledger and corporate minute books and capital stock books of CAT US and CAT-Far East (together with the items listed in clauses (ii)-(x) above, the "Assets").

     (b) Such sale, conveyance, assignment, transfer and delivery shall be effected by delivery by Seller to Buyer or its designees of (i) stock certificates representing the CAT US Shares, duly endorsed or accompanied by stock powers duly executed in blank with appropriate transfer stamps, if any, affixed, and any other documents that are necessary to transfer title to the CAT US Shares to Buyer, (ii) a duly executed bill of sale in substantially the form of EXHIBIT A hereto (the "Bill of Sale"), (iii) a mutually satisfactory sublease agreement with respect to each of the NY Lease and the FWM Lease (the "Subleases") or, alternatively, newly negotiated leases between Buyer and the landlord of the NY Facility relating to the premises subject to the NY Lease and the FWM Lease, respectively, (iv) duly executed assignment and assumption agreements in substantially the form of EXHIBIT B hereto (the "Assignment and Assumption Agreements") with respect to each of the Contracts, and (v) such other good and sufficient instruments of conveyance and transfer (collectively, the "Other Instruments") as shall be reasonably necessary to vest in Buyer good and valid title to the CAT US Shares and the Assets, free and clear of all Liens, other than the Permitted Liens (as hereinafter defined).


     (c) Upon the terms and subject to the conditions of this Agreement, at the Closing, CGFE shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from CGFE, all right, title and interest in and to the CAT Far East Shares, free and clear of all Liens. Such sale, conveyance, assignment, transfer and delivery shall be effected by delivery by CGFE to Buyer or its designees of stock certificates representing the CAT Far

East Shares, duly endorsed or accompanied by stock powers duly executed in blank with appropriate transfer stamps, if any, affixed, and any other documents that are necessary to transfer title to the CAT Far East Shares to Buyer.

  1.2 Consideration.

     (a) Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the CAT Shares and the Assets, Buyer shall, in accordance with the terms of this Agreement, deliver or cause to be delivered to Seller, on its own behalf and on behalf of CGFE, as their respective interests may appear, in full payment for the aforesaid sale, conveyance, assignment, transfer and delivery of the CAT Shares and the Assets:


          (i) the number of validly issued, fully paid and nonassessable shares of common stock, par value $.0068 per share, of ATSC ("ATSC Common Stock"), rounded to the nearest whole share, equal to the quotient obtained by dividing (a) $36.0 million by (b) the Average Trading Price of the ATSC Common Stock (the "Stock Consideration"); provided, however, that, except as provided in the next sentence of this Section 1.2(a)(i), the number of shares of ATSC Common Stock to be issued shall in no event exceed 2.5 million shares (the "2.5 Million Cap"). In the event that on the Closing Date (x) the 2.5 Million Cap is triggered and (y) the aggregate value, based on the Average Trading Price, of 2.5 million shares of ATSC Common Stock is less than $32.5 million, then ATSC shall issue as the Stock Consideration the number of shares of ATSC Common Stock, rounded to the nearest whole share, equal to the quotient obtained by dividing (A) $32.5 million by (B) the Average Trading Price of the ATSC Common Stock provided, however, that the number of shares of ATSC Common Stock to be issued shall in no event exceed 3 million shares. The number of shares of ATSC Common Stock, if any, issued in excess of the 2.5 Million Cap shall be hereinafter referred to as the "Additional Shares". Notwithstanding the foregoing, in lieu of the issuance by ATSC of all or a portion of the Additional Shares, if applicable, Buyer may, in its sole discretion, deliver the dollar amount in cash (the "Additional Cash") equal to the product obtained by multiplying (aa) the number of Additional Shares not to be issued by ATSC by (bb) the Average Trading Price. As used in this Agreement, the term "Stock Consideration" shall include the amount of the Additional Cash, if any, delivered in lieu of Additional Shares. As used in this Agreement, the "Average Trading Price" shall mean the average of the high and low sale prices of the ATSC Common Stock on the New York Stock Exchange Composite Tape (or as reported on any other exchange on which the ATSC Common Stock is then listed) on each of the 10 consecutive trading days ending on the trading day immediately prior to the Closing Date;


          (ii) a dollar amount in cash equal to the Adjusted Net Book Value (as hereinafter defined) of the Inventory determined in accordance with Section
     1.6 hereof (the "Inventory Consideration");

          (iii) a dollar amount in cash equal to the lesser of (x) the Net Fixed Asset Value (as hereinafter defined) and (y) $2,646,000 (the "Fixed Asset Consideration" and, together with the Inventory Consideration and the Stock Consideration, the "Purchase Price");

          (iv) the Subleases, if applicable;

          (v) the Assignment and Assumption Agreements;

          (vi) an undertaking substantially in the form of EXHIBIT C hereto (the "Undertaking") evidencing the assumption by Buyer of accounts payable associated with the Inventory (the "Accounts Payable"); and

          (vii) an instrument, substantially in the form of EXHIBIT D hereto (the "Advance Instrument"), evidencing the forgiveness by Buyer of $7,985,000 of outstanding advances (the "Advances" and, collectively with the Capital Leases and the Accounts Payable, the "Liabilities") made to Seller by Buyer.

     1.3 Closing. The Closing of the transactions contemplated by this Agreement shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York, at 10:00 a.m., Eastern time, on the first business day following the Annual Meeting (as hereinafter defined) or, if the conditions to Closing set forth in Articles VI, VII and VIII hereof shall not have been satisfied or waived by such date, as soon as practicable after such conditions shall have been satisfied or waived, or such other place, date and time as shall be agreed upon in writing by the parties hereto. The date on which the Closing actually occurs is referred to herein as the "Closing Date".

     1.4 Deliveries by Seller. At the Closing, Seller and CGFE, as applicable, shall deliver or cause to be delivered to Buyer (unless delivered previously) the following:

          (a) the stock certificates representing the CAT Shares, duly endorsed or accompanied by stock powers duly executed in blank with appropriate transfer stamps, if any, affixed, and any other documents that are reasonably necessary to transfer title to the CAT Shares to Buyer;

          (b) the Bill of Sale;

          (c) the Subleases, if applicable;

          (d) the Assignment and Assumption Agreements;

          (e) the Pledge Agreement (as hereinafter defined);

          (f) the resignations of certain officers and directors of CAT referred to in Section 5.11 hereof;

          (g) the compliance certificate referred to in Subsection 8.1(c) hereof;

          (h) the opinion of counsel to Seller referred to in Subsection 8.1(d) hereof;

          (i) duly executed counterparts of any consent or approval referred to in Subsection 8.1(g) hereof;

          (j) the Ancillary Agreements (as hereinafter defined); and

          (k) all other documents, certificates, instruments or writings required to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise reasonably required in connection herewith.

     1.5 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller (unless delivered previously) the following:

          (a) a stock certificate or stock certificates representing the shares of ATSC Common Stock to be delivered to Seller in payment of the Stock Consideration, free and clear of all Liens other than as set forth in, and bearing the legend set forth in, the Stockholder's Agreement (as hereinafter defined);

          (b) a wire transfer of Federal or other immediately available funds in an amount equal to the Initial Payment Amount (as hereinafter defined);

          (c) a wire transfer of Federal or other immediately available funds in amount equal to the Fixed Asset Consideration;

          (d) a wire transfer of Federal or other immediately available funds in an amount equal to the Receivables Payment Amount (as hereinafter defined);

          (e) a wire transfer of Federal or other immediately available funds in an amount equal to the deposits under the Leases (as hereinafter defined) listed on ANNEX IV hereto;

          (f) a wire transfer of Federal or other immediately available funds in an amount equal to the Pledged Amount (as hereinafter defined) to a bank account in the name of Buyer (the "Bank Account");

          (g) the Pledge Agreement;

          (h) the Subleases, if applicable;

          (i) the Assignment and Assumption Agreements;

          (j) the Undertaking;

          (k) the Advance Instrument;

          (l) the officer's certificate referred to in Subsection 7.1(c) hereof;

          (m) the opinion of counsel to Buyer referred to in Subsection 7.1(d) hereof;

          (n) the Ancillary Agreements;


          (o) evidence that Buyer has substituted letters of credit or provided an alternative form of financial support for the letters of credit listed on the schedule delivered pursuant to Section 5.15 hereof;

          (p) all other documents, certificates, instruments or writings reasonably required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith; and

          (q) a wire transfer of Federal or other immediately available funds in an amount equal to the Additional Cash, if applicable.

         The wire transfers pursuant to subparagraphs (b) (c) (d) (e) and (q) above shall be made by a single wire transfer to an account designated in writing at least two (2) business days prior to the Closing Date by Seller.

  1.6 Post-Closing Adjustments.


     (a) At least five (5) business days prior to the Closing Date, Seller shall prepare and deliver to Buyer (i) a good faith estimate, prepared in accordance with United States generally accepted accounting principles ("GAAP"), applied in a manner consistent with the preparation of the financial statements referred to in Section 3.5 hereof, except as otherwise expressly provided below, and accompanied by a certificate of the chief financial officer of Seller to that effect, of the aggregate amount of the Adjusted Net Book Value of the Inventory determined in accordance with clause (f) below (the "Estimated Amount") as of the Closing Date, (ii) a statement, prepared in good faith in a manner consistent with the preparation of the Company's books and records during the periods reflected in the financial statements referred to in Section 3.5 hereof and accompanied by a certificate of the chief financial officer of Seller to that effect, of the aggregate amount of the net book value of the Net Fixed Assets as of the Closing Date (the "Net Fixed Asset Value"), and (iii) a schedule of all open purchase orders of Seller relating to the Division.

     (b) At Closing, Buyer shall (i) deliver to Seller an amount equal to 80% of the Estimated Amount (the "Initial Payment Amount") and (ii) cause the Bank Account to be credited with an amount equal to 20% of the Estimated Amount (the "Pledged Amount").

     (c) Beginning two (2) days prior to the Closing Date, Seller and Buyer shall jointly conduct, or shall cause to be jointly conducted by their respective independent public accountants, a physical count of all Inventory as of the Closing Date. The physical count of the Inventory shall be conducted in accordance with procedures to be mutually agreed upon by the parties' respective independent public accountants. As promptly as practicable thereafter, but in no event more than thirty (30) days following the Closing Date, Seller shall prepare or cause to be prepared and shall deliver to Buyer a reasonably detailed statement setting forth the Adjusted Net Book Value of the Inventory, determined in accordance with clause (f) below (the "Seller Statement"). Unless within thirty (30) days after its receipt of the Seller Statement Buyer shall deliver to Seller a reasonably detailed statement describing its objections to the Seller Statement (a "Statement of Objection"), the amount of the Adjusted Net Book Value of the Inventory determined in accordance with this clause (c) shall be final and binding on the parties hereto and the Seller Statement shall be the final statement hereunder (the "Closing Date Statement"). Buyer may include in its Statement of Objection one or more objections to items included by Seller in the Inventory that, in Buyer's good faith determination, were not properly included as Inventory pursuant to Section 1.1(a)(ii) hereof;


     (d) If Buyer shall deliver to Seller a timely Statement of Objection, Buyer and Seller and their respective independent accountants shall negotiate in good faith and use reasonable best efforts to resolve any disputes. If a resolution is reached, such resolution shall be final and binding on the parties and Buyer and Seller shall set forth the Adjusted Net Book Value of the Inventory on a mutually acceptable statement and such statement shall be the Closing Date Statement. If a final resolution is not reached within fifteen (15) days after Buyer has submitted its Statement of Objection, any remaining disputes shall be resolved by a third firm of independent accountants (the "Reviewing Accountants") selected jointly by the parties' independent accounting firms. The Reviewing Accountants shall be instructed to resolve any matters in dispute as promptly as practicable, but in no event more than thirty (30) days, and set forth their resolution in a statement setting forth the Net Book Value of the Inventory (the "Accountant Statement"). In such event, the determination of the Reviewing Accountants shall be final and binding on the parties hereto and the Accountant Statement shall be the Closing Date Statement.


     (e) Seller and Buyer each shall pay one-half of the fees and expenses of the Reviewing Accountants. Seller and the Buyer shall cooperate with each other and the Reviewing Accountants in connection with the matters contemplated by this Section 1.6, including Seller's preparation of and Buyer's review of the Closing Date Statement, including by furnishing such information and access to books, records (including accountants' work papers), personnel and properties as may be reasonably requested.


     (f) The "Adjusted Net Book Value" shall be equal to the tangible net book value of the Inventory, less the amount of the Liabilities, as set forth on the Closing Date Statement. The Closing Date Statement shall be prepared in accordance with GAAP applied in a manner consistent with the financial statements referred to in Section 3.5 hereof, except as otherwise expressly set forth in this Section 1.6, and except that Inventory shall be valued at cost, not the lower of cost or market. For purposes of this Section 1.6, the Inventory, regardless of condition, shall be valued as follows: (i) raw materials shall be valued at cost, including, without limitation, to the extent actually incurred: FOB or CF purchase price, as the case may be; inspection costs; re-dyeing and/or refinishing charges; duty; freight and brokerage charges; fabric commission; insurance; and storage charges; provided, however, that such valuation applies only to raw materials available to Buyer (i.e., excludes shrinkage); and (ii) work-in-progress shall include (A) raw material costs as determined above; and (B) making charges to the extent such charges have been paid by Seller. Notwithstanding the foregoing, finished goods rejected or canceled by Buyer prior to the Closing Date shall not be included in the Assets and such finished goods shall remain in Seller's possession.

     (g) At the Closing, Buyer shall pledge the Bank Account to Seller as security for its interest under this Section 1.6 pursuant to a Pledge Agreement in substantially the form of EXHIBIT E hereto (the "Pledge Agreement"). Upon delivery of the Closing Date Statement, Seller hereby releases its right and security interest in the Bank Account (but not in the proceeds thereof, to the extent such proceeds are due to Seller pursuant to this Section 1.6) automatically and without any further action required on the part of Seller.

     (h) If the Adjusted Net Book Value set forth in the Closing Date Statement exceeds the Initial Payment Amount, Buyer shall distribute to Seller in cash out of the Pledged Amount the amount of such excess. Buyer shall retain the remainder, if any, of the Pledged Amount. Buyer shall distribute interest earned on the Pledged Amount in the Bank Account to Seller, or shall retain such interest, in proportion to the amount of the Pledged Amount distributed or retained, as the case may be, by each.

     (i) If the Adjusted Net Book Value set forth in the Closing Date Statement is less than the Initial Payment Amount, Seller shall pay the difference to Buyer in immediately available funds, plus interest on such amount from the Closing Date to the date of payment at the rate of 8% per annum. In such event, Buyer shall retain the Pledged Amount and all interest earned thereon.

     (j) If the Adjusted Net Book Value set forth in the Closing Date Statement exceeds the Estimated Amount, then, in addition to distribution of the Pledged Amount pursuant to clause (h) above, Buyer shall pay the difference to Seller in immediately available funds, plus interest on such amount from the Closing Date to the date of payment at the rate of 8% per annum.

     1.7 Allocation of Purchase Price. Prior to the Closing, the parties shall agree to the appropriate allocation of the Purchase Price and the Liabilities among the CAT Shares and Assets, which allocation shall comply with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). The parties hereby agree that such allocation shall be conclusive and binding on each of them for purposes of federal and, where applicable, state and local tax returns and that they will not voluntarily take any position inconsistent therewith. The parties hereby agree to prepare and timely file all applicable Internal Revenue Service ("IRS") and other governmental authority forms, to cooperate with each other in the preparation of such forms, and to furnish each other with a copy of such forms prepared in draft, within a reasonable period prior to the filing due date thereof.

     1.8 Assumed Liabilities. Except for liabilities and obligations expressly assumed in this Agreement, Buyer has not agreed to pay, shall not be required to assume and shall have no liability or obligation with respect to, and Seller shall indemnify and hold Buyer harmless from and against, any liability or obligation, direct or indirect, absolute or contingent, of Seller, the Division or any of their affiliates.

II. RELATED MATTERS.

  2.1 Ancillary Agreements.

     (a) At the Closing, Seller and Buyer shall enter into (i) a mutually satisfactory transition services agreement relating to the CAD-CAM work stations located at the NY Facility with substantially the terms set forth on EXHIBIT F hereto and (ii) a mutually acceptable transition services agreement relating to the Miami Facility (as hereinafter defined) with substantially the terms set forth on EXHIBIT G hereto.

     (b) At the Closing, Seller and Buyer shall enter into a consulting agreement in substantially the form of EXHIBIT H hereto, relating to the services of Mr. Bernard M. Manuel.

     (c) At the Closing, Seller and Buyer shall enter into a consulting agreement in substantially the form of EXHIBIT I hereto, relating to the services of Mr. Irving Benson.

     (d) At the Closing, Seller and Buyer shall enter into a stockholders agreement (the "Stockholders Agreement") relating to the shares of ATSC Common Stock issued to Seller pursuant to Subsection 1.2(a)(i) hereof in substantially the form of EXHIBIT J hereto.

     (e) At the Closing, Seller or an affiliate of Seller and Buyer shall enter into a mutually satisfactory lease whereby Buyer shall lease certain real property in Florence, Italy (the "Florence Facility") from Seller or such affiliate with substantially the terms set forth on EXHIBIT K hereto (the "Florence Lease" and, collectively with the agreements listed in paragraphs
(a)-(d) above, the "Ancillary Agreements").

     2.2 Receivables Settlement. At least five (5) business days prior to the Closing Date, Seller shall deliver to Buyer a detailed schedule setting forth Seller's good faith estimate (the "Accounts Receivable Estimate"), accompanied by a certificate of the chief financial officer of Seller to that effect, of the dollar amount of the accounts receivable of Seller from Buyer and CAT for finished goods that have been received, quality checked and accepted. At the Closing, Buyer shall deliver to Seller (a) a detailed statement describing its disputes, if any, to the Accounts Receivable Estimate, and (b) a wire transfer of immediately available funds in an amount equal to the Accounts Receivable Estimate not so disputed (the "Receivables Payment Amount"). Buyer and Seller agree to negotiate in good faith to resolve any dispute of the Accounts Receivable Estimate. If any such dispute is not resolved by the parties and their respective independent accountants within ten (10) business days after the Closing, such dispute shall be resolved by the Reviewing Accountants as promptly as practicable, and such resolution shall be final and binding on the parties. The expenses of the Reviewing Accountants shall be paid one half by each of Seller and Buyer.

     2.3 Finished Goods. All finished goods other than those referred to in
Section 2.2 hereof shall be shipped and paid for in the ordinary course of business in accordance with the relevant purchase orders; provided, however, that Seller shall pay all costs incurred or to be incurred in delivering finished goods to Buyer.

     2.4 Joint Venture Agreement. The execution and delivery of this Agreement by each of Seller, CGFE, ATSC and Buyer shall not be construed to defeat, impair or limit in any way the rights, obligations, claims or remedies of Seller, CGFE or Buyer under the Joint Venture Agreement, including, without limitation, under
Section 5 thereof. Upon consummation of the Closing, the Joint Venture Agreement shall terminate automatically and be of no further force or effect.

     2.5 Leases. In the event Buyer enters into the Subleases at the time of Closing, (i) at Seller's election at any time within two (2) years after the Closing Date, Buyer shall assume those obligations of Seller under the NY Lease or the FWM Lease, as the case may be, that relate to the subleased premises, and
(ii) the Subleases shall contain the consents of the respective landlords to the assignment described in clause (i) above.

     2.6 Meyer Employment Agreement. Buyer shall (i) pay to Mr. Dwight Meyer any amount payable to him as a result of the consummation of transactions contemplated by this Agreement under his existing employment agreement with CAT-US and (ii) use reasonable best efforts to cause Mr. Meyer to execute and deliver a full release of all of Seller's, Buyer's and CAT's obligations to Mr. Meyer in respect of his employment by CAT prior to the Closing Date.

     2.7 Mail Received after Closing. On and after the Closing, Buyer may receive and open all mail addressed to former employees of Seller who are Continuing Employees and deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the Division, the Division Business, CAT, the Assets or any of the Liabilities. Buyer agrees to deliver, or to cause to be delivered, promptly to Seller all other mail received.

  2.8 Employees, Benefit Plans.

     (a) Hiring of Employees. Buyer shall not have any obligation to assume or honor any employment agreement ("Employment Agreements") between Seller and any current or former employee of Seller. As of the Closing Date, Seller shall terminate the employment of, and Buyer shall offer employment to, employees of Seller or its affiliates who are actively employed immediately prior to the Closing Date, whose primary employment is with the Division and who have been identified to Seller in writing by Buyer as employees to whom Buyer shall offer employment ("Affected Employees"). CAT employees who are employed by CAT immediately prior to the Closing Date shall remain employees of CAT following the Closing Date ("CAT Employees"). All Affected Employees who accept employment with Buyer ("Hired Employees") and CAT Employees who continue employment by CAT immediately following the Closing Date, shall be referred to, collectively, as "Continued Employees".

     (b) Wages. Buyer shall pay or cause to be paid when due to the Hired Employees the amount of all wages, salary, bonuses, commissions, incentive payments and other compensation (including, without limitation, any vacation and sick pay) or any other benefit, perquisite, cost, expense, liability or obligation attributable to services provided on and after the Closing Date. Seller shall pay or cause to be paid all amounts due to employees of Seller engaged in the Division Business, including Hired Employees, for wages, salary, bonuses, commissions, incentive payments and other compensation (including, without limitation, any vacation and sick pay) or any other benefit, perquisite, cost, expense, liability or obligation attributable to services provided prior to the Closing Date. Prior to the

Closing Date, Seller shall allow (and Seller represents and warrants to Buyer that it has allowed) the Hired Employees the opportunity to use all accrued or earned vacation; provided, however, that if any vacation time remains owed to the Hired Employees as of the Closing Date, Seller shall pay any and all such amounts to the Hired Employees.

     (c) Welfare Plans. As of the Closing Date, Continued Employees shall cease to participate in the employee welfare benefit plans (as such term is defined in ERISA) maintained or sponsored by Seller or its affiliates (the "Prior Welfare Plans") and shall commence to participate in welfare benefit plans of Buyer or its affiliates (the "Replacement Welfare Plans"), in accordance with the terms of such plans. Seller shall be responsible for any claims by Continued Employees for benefits relating to claims incurred prior to the Closing Date (regardless of when reported) and Buyer or CAT shall be responsible for any claims incurred by Continued Employees on or after the Closing Date.

     (d) Workmen's Compensation Liability. Any payments to be made on or after the Closing Date relating to workmen's compensation claims of Continued Employees pending at the time of Closing or arising from services provided prior to Closing shall be made by Seller or its insurance carrier.


     (e) COBRA Coverage. To the extent required by law, Seller shall give the Affected Employees and their spouses notice of their rights to continuation coverage under Section 4980B of the Code ("COBRA") in accordance with applicable law. Seller shall continue to be responsible at all times after the Closing Date for continuation coverage under COBRA with respect to all Affected Employees, former CAT Employees and their present or former dependents. Seller hereby agrees to indemnify and hold harmless Buyer against any and all losses which the Buyer may incur in respect of any of the foregoing.


  (f) Employment Law Liabilities.

          (i) Seller hereby agrees to indemnify Buyer and its affiliates against, and agrees to hold them harmless from, any and all claims, losses, damages and expenses (including, without limitation, reasonable attorneys' fees) and other liabilities and obligations incurred or suffered as a result of any claim by any employee of Seller, including any Hired Employee, that arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974 and all other statutes regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Seller and the employee, arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) on or prior to the Closing Date; and

          (ii) Buyer hereby agrees to indemnify Seller and its affiliates against, and agrees to hold them harmless from, any and all claims, losses, damages and expenses (including, without limitation, reasonable attorneys' fees) and other liabilities and obligations incurred or suffered as a result of any claim by any Hired Employee that arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974 and all other statutes regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Buyer and such Hired Employee, arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) subsequent to the Closing Date.


     (g) WARN Act Liabilities. Seller shall bear, and indemnifies and holds harmless Buyer and its affiliates from and against, all direct and indirect costs, claims, losses, damages, expenses and other liabilities and obligations arising from or relating to claims made by or on behalf of the Affected Employees relating to the termination of any such person's employment by Seller or its affiliates prior to or on the Closing Date, including, but not limited to, claims in respect of the Worker Adjustment and Retraining Notification Act of 1988, severance pay, salary continuation and similar obligations. Buyer agrees to bear, and indemnify and hold harmless Seller from and against, all direct and indirect costs, claims, losses, damages, expenses and other liabilities and obligations arising from or relating to claims made by or on behalf of the Continued Employees relating to the termination of any such person's employment by

Buyer or CAT after the Closing Date, except for claims in respect of the Worker Adjustment and Retraining Notification Act of 1988 which would not have arisen but for aggregation with terminations by Seller prior to the Closing Date.

     (h) No Third-Party Beneficiaries. Nothing in this Section 2.8 is intended, or shall be construed, to confer upon any person, other than the parties hereto and their successors and permitted assigns, any rights or remedies by reason of this Section 2.8.

III. REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller represents and warrants to Buyer as follows:

  3.1 Organization of Seller and CAT; Authority.

          (a) Each of Seller, CAT-US and CAT-Far East is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted, including, without limitation, in the case of Seller, the Division. Each of Seller, CAT-US and CAT-Far East is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property or assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in those jurisdictions where the failure to have such power and authority or to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, properties, assets, results of operations or financial condition (a "Material Adverse Effect") of the Division, CAT-US or CAT-Far East. Except as set forth in Section 3.1 of the Disclosure Schedule being delivered by Seller to Buyer concurrently herewith (the "SELLER DISCLOSURE SCHEDULE"), Seller does not have any subsidiaries or equity interests in any business entity engaged in the Division Business.

          (b) Each of Seller and CGFE has all requisite corporate power and authority to enter into this Agreement and any instruments and agreements contemplated herein required to be executed and delivered by it pursuant to this Agreement (including, without limitation, as applicable, the Ancillary Agreements, the Bill of Sale, the Assignment and Assumption Agreements, and any Other Instruments, which are referred to collectively herein as the "Seller Related Instruments") and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Seller Related Instruments and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Seller and CGFE, other than approval of Seller's stockholders. This Agreement has been, and each of the Seller Related Instruments when executed and delivered will be, duly executed and delivered by Seller and CGFE, as applicable, and this Agreement constitutes, and each of the Seller Related Instruments to which it is a party will, when executed and delivered, constitute a valid and binding obligation of Seller or CGFE, as applicable, enforceable against Seller or CGFE, as applicable, in accordance with its terms, except that
     (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Each of Seller and CGFE shall deliver to Buyer true, correct and complete copies of resolutions duly and validly adopted by its board of directors, evidencing the authorization of the execution and delivery of this Agreement and the Seller Related Instruments, as applicable, and the consummation of the transactions contemplated hereby and thereby.

  3.2 No Violation; Consents and Approvals.

          (a) Except as set forth in Section 3.2(a) of the SELLER DISCLOSURE SCHEDULE, the execution and delivery of this Agreement and the Seller Related Instruments do not, and the consummation of the transactions contemplated hereby or thereby and compliance with the terms hereof or thereof will not, (i) conflict with, or result in any violation of or default under, (A) any provision of the charter or by-laws of Seller or CGFE, or (B) any judgment, order or decree, or statute, law, ordinance, rule or regulation of any Governmental Entity (as hereinafter defined) applicable to Seller, CGFE, CAT, the Division or the Assets; or (ii) conflict with, or result in any breach or violation of or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of any maturity of any liability or obligation pursuant to, or result in the creation or imposition of any Lien under, any note, bond, mortgage, indenture, license, contract, agreement, lease or other instrument or obligation to which Seller, CGFE or CAT is a party or by which Seller, CGFE or CAT may be bound or affected or to which any of the Assets may be subject, except where the conflict, violation, default, breach, termination, acceleration, creation or imposition would not reasonably be expected to have a Material Adverse Effect on the Division or CAT, would not prevent or delay Seller's ability, or, to the best knowledge of Seller, Buyer's ability, to consummate the transactions contemplated hereby, would not impair in any material respect Buyer's ability to operate CAT or the Division Business as currently operated or would not result in any liability, cost or expense of Seller (other than the Liabilities or other liabilities and obligations not in excess of $50,000 in the aggregate) being incurred by Buyer.

          (b) Except as set forth in Section 3.2(b) of the SELLER DISCLOSURE SCHEDULE, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental entity, authority or instrumentality, domestic or foreign (collectively, "Governmental Entities"), is required to be obtained or made by or with respect to Seller, CGFE or CAT in connection with the execution and delivery by Seller or CGFE of this Agreement or any Seller Related Instrument or the consummation by Seller or CGFE of the transactions contemplated hereby or thereby, or compliance by Seller or CGFE with the terms hereof or thereof, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) compliance with and filings under Sections 13(a) and (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (iii) those the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect on the Division or CAT, would not prevent or delay Seller's ability, or, to the best knowledge of Seller, Buyer's ability, to consummate the transactions contemplated hereby, would not impair in any material respect Buyer's ability to operate CAT or the Division Business as currently operated or would not result in any liability, cost or expense of Seller (other than the Liabilities or other liabilities and obligations not in excess of $50,000 in the aggregate) being incurred by Buyer.

          (c) Except for the approval of Seller's stockholders, and as set forth in Section 3.2(c) of the SELLER DISCLOSURE SCHEDULE, no consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any third party is required to be obtained or made by Seller, CGFE or CAT in connection with the execution and delivery by Seller or CGFE of this Agreement or any Seller Related Instrument, or the consummation by Seller or CGFE of the transactions contemplated hereby or thereby or compliance by Seller or CGFE with the terms hereof or thereof, except where the failure to obtain any consent, approval, order or authorization, or to give notice, or to make any registration, declaration or filing would not reasonably be expected to have a Material Adverse Effect on the Division or CAT, would not prevent or delay Seller's ability, or, to the best knowledge of Seller, Buyer's ability, to consummate the transactions contemplated hereby, would not impair in any material respect Buyer's ability to operate CAT or the Division Business as currently operated or would not result in any liability, cost or expense of Seller (other than the Liabilities or other liabilities and obligations not in excess of $50,000 in the aggregate) being incurred by Buyer.

  3.3 Seller Financial Statements.

          (a) Seller has delivered to Buyer true, correct and complete copies of the audited, consolidated balance sheets of Seller as of January 29, 1994, January 28, 1995, and February 3, 1996 (the "1996 Balance Sheet") and the audited, consolidated income statements and statements of cash flows of Seller for the fiscal years ended January 29, 1994, January 28, 1995 and February 3, 1996, accompanied, in each case, by an unqualified report of Seller's independent public accountants, Ernst & Young, LLP (collectively, the "Audited Financial Statements").

          (b) As used in this Agreement, the term "Financial Statements" means, collectively, the Audited Financial Statements and the Subsequent Financial Statements (as hereinafter defined).

          (c) The balance sheets included in the Audited Financial Statements present, and the balance sheets included in the Subsequent Financial Statements will present, fairly the financial position of Seller as of the respective dates thereof; provided, however, that the Subsequent Financial Statements will be subject to normal year-end adjustments and will lack footnotes. The statements of income and statements of cash flows included in the Audited Financial Statements present, and the statements of income and statements of cash flows included in the Subsequent Financial Statements will present, fairly the results of operations and cash flows of Seller for the respective periods indicated; provided, however, that the Subsequent Financial Statements will be subject to normal year-end adjustments and will lack footnotes.

          (d) The Audited Financial Statements were and the Subsequent Financial Statements will have been, based on the accounting books and records of Seller and have been prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods presented in the Financial Statements; provided, however, that the Subsequent Financial Statements will be subject to normal year-end adjustments and will lack footnotes.

  3.4 CAT Financial Statements.

          (a) Seller has delivered to Buyer true, correct and complete copies of the audited, combined balance sheets of CAT as of January 29, 1994, January 28, 1995 and February 3, 1996 (the "CAT 1996 Balance Sheet") and the audited, combined income statements and statements of cash flows of CAT for the fiscal years ended January 29, 1994, January 28, 1995 and February 3, 1996, accompanied, in each case, by an unqualified report of CAT's independent public accountants, Ernst & Young, LLP (collectively, the "CAT Audited Financial Statements").

          (b) As used in this Agreement, the term "CAT Financial Statements" means, collectively, the CAT Audited Financial Statements and the CAT Subsequent Financial Statements (as hereinafter defined).

          (c) The balance sheets included in the CAT Audited Financial Statements present, and the balance sheets included in the CAT Subsequent Financial Statements will present, fairly the financial position of CAT as of the respective dates thereof; provided, however, that the CAT Subsequent Financial Statements will be subject to normal year-end adjustments and will lack footnotes. The statements of income and statements of cash flows included in the CAT Audited Financial Statements present, and the statements of income and statements of cash flows included in the CAT Subsequent Financial Statements will present, fairly the results of operations and cash flows of CAT for the respective periods indicated; provided, however, that the CAT Subsequent Financial Statements will be subject to normal year-end adjustments and will lack footnotes.

          (d) The CAT Audited Financial Statements were, and the CAT Subsequent Financial Statements will have been, based on the accounting books and records of CAT and have been prepared or will have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented in the CAT Financial Statements; provided, however, that the CAT Subsequent Financial Statements will be subject to normal year-end adjustments and will lack footnotes.

  3.5 Combined Entity Financial Statements.

     (a) Seller has delivered to Buyer true, correct and complete copies of the following:

          (i) the audited combined balance sheets of CAT and the Division (the "Combined Entity") as of February 3, 1996 (the "Combined Entity 1996 Balance Sheet") and the audited combined income statements and statements of cash flows of the Combined Entity for the fiscal year ended February 3, 1996, accompanied, in each case, by an unqualified report of Seller's independent public accountants, Ernst & Young, LLP (collectively, the "Combined Entity Audited Financial Statements"); and

          (ii) the unaudited combined balance sheets of the Combined Entity as of January 28, 1995 and the unaudited combined income statements and statements of cash flows of the Combined Entity for the fiscal year ended January 28, 1995 (collectively, the "Combined Entity Unaudited Financial Statements").

     (b) As used in this Agreement, the term "Combined Entity Financial Statements" means, collectively, the Combined Entity Audited Financial Statements, the Combined Entity Unaudited Financial Statements and the Combined Entity Subsequent Financial Statements (as hereinafter defined).

          (c) The balance sheets included in the Combined Entity Audited Financial Statements and the Combined Entity Unaudited Financial Statements present, and the balance sheets included in the Combined Entity Subsequent Financial Statements will present, fairly the pro forma financial position of the Combined Entity as of the respective dates thereof, based upon the assumption set forth therein and the notes thereto; provided, however, that the Combined Entity Unaudited Financial Statements are, and the Combined Entity Subsequent Financial Statements (other than the Combined Entity 1994 Audited Financial Statements) will be, subject to normal year-end adjustments and will lack footnotes. The statements of income and statements of cash flows included in the Combined Entity Audited Financial Statements and the Combined Entity Unaudited Financial Statements present, and the statements of income and statements of cash flows included in the Combined Entity Subsequent Financial Statements will present, fairly the pro forma results of operations and cash flows of the Combined Entity for the respective periods indicated, based on the assumptions set forth therein and the notes thereto; provided, however, that the Combined Entity Unaudited Financial Statements are, and the Combined Entity Subsequent Financial Statements (other than the Combined Entity 1994 Audited Financial Statements) will be, subject to normal year-end adjustments and will lack footnotes.

          (d) The Combined Entity Audited Financial Statements and the Combined Entity Unaudited Financial Statements were, and the Combined Entity Subsequent Financial Statements will have been, based on the accounting books and records of the Combined Entity, subject to the assumptions set forth in such financial statements and the notes thereto, and have been prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods presented in the Combined Entity Financial Statements, subject to the assumptions set forth in such financial statements and the notes thereto; provided, however, that the Combined Entity Unaudited Financial Statements are, and the Combined Entity Subsequent Financial Statements (other than the Combined Entity 1994 Audited Financial Statements) will be, subject to normal year-end adjustments and will lack footnotes.

     3.6 Absence of Seller Undisclosed Liabilities. Except for (a) liabilities and obligations set forth in Section 3.6 of the SELLER DISCLOSURE SCHEDULE or reflected on the 1996 Balance Sheet or (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the 1996 Balance Sheet, Seller has incurred no liabilities or obligations relating to the Division in excess of $50,000 in the aggregate (whether absolute, accrued, contingent or otherwise, and whether due or to become due).

     3.7 Absence of CAT Undisclosed Liabilities. To the best knowledge of Seller, except for (a) liabilities and obligations set forth in Section 3.7 of the SELLER DISCLOSURE SCHEDULE or reflected on the CAT 1996 Balance Sheet or (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the CAT 1996 Balance Sheet, CAT has incurred no liabilities or obligations in excess of $50,000 in the aggregate (whether absolute, accrued, contingent or otherwise, and whether due or to become due).

     3.8 Absence of Division Undisclosed Liabilities. Except for (a) liabilities and obligations set forth in Section 3.8 of the SELLER DISCLOSURE SCHEDULE or reflected on the Division 1996 Balance Sheet or (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Division 1996 Balance Sheet, the Division has incurred no liabilities or obligations in excess of $50,000 in the aggregate (whether absolute, accrued, contingent or otherwise, and whether due or to become due).

     3.9 Absence Of Certain Changes Or Events. Except as set forth in Section
3.9 of the SELLER DISCLOSURE SCHEDULE, since February 3, 1996, (a) there has not been any Material Adverse Effect on the Division Business; and (b) neither Seller nor CAT has taken any action, no event has occurred and no condition exists that is identified in Section 5.1 hereof.

3.10 Title to CAT Shares.

     (a) Seller has good and valid title to the CAT US Shares, free and clear of all Liens, other than (i) Liens arising under the Joint Venture Agreement and
(ii) Liens in favor of The HongKong and Shanghai Banking Corporation. Upon delivery to Buyer at the Closing of certificates representing the CAT US Shares, duly endorsed by Seller for transfer to Buyer or accompanied by stock powers duly executed in blank, and upon delivery by Buyer in accordance with the terms hereof of the consideration provided for in Section 1.2 hereof, assuming Buyer has purchased the CAT US Shares in good faith without notice of an adverse claim (as such term is defined in Section 8-302 of the Uniform Commercial Code as currently in effect in the State of New York) and has not been a party to any fraud or illegality affecting such shares, good and valid title to the CAT US Shares will pass to Buyer, free and clear of any Liens. Other than under this Agreement, the Joint Venture Agreement and Seller's agreements with The HongKong and Shanghai Banking Corporation, the CAT US Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the CAT US Shares.

     (b) CGFE has good and valid title to the CAT Far East Shares, free and clear of all Liens, other than (i) Liens arising under the Joint Venture Agreement and (ii) Liens in favor of The HongKong and Shanghai Banking Corporation. Upon delivery to Buyer at the Closing of certificates representing the CAT Far East Shares, duly endorsed by CGFE for transfer to Buyer or accompanied by stock powers duly executed in blank, and upon delivery by Buyer in accordance with the terms hereof of the consideration provided for in Section
1.2 hereof, assuming Buyer has purchased the CAT Far East Shares in good faith without notice of an adverse claim (as such term is defined in Section 8-302 of the Uniform Commercial Code as currently in effect in the state of New York) and has not been a party to any fraud or illegality affecting such shares, good and valid title to the CAT Far East Shares will pass to Buyer, free and clear of any Liens. Other than under this Agreement, the Joint Venture Agreement and Seller's agreements with The HongKong and Shanghai Banking Corporation, the CAT Far East Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the CAT Far East Shares.

3.11 Title to Assets; Leased Property.

     (a) Except as set forth in Section 3.11(a) of the SELLER DISCLOSURE SCHEDULE, Seller has (i) good and valid title to all of the Assets which are owned by Seller as of the date hereof and valid leasehold interests in, or other rights to use, all of the Assets which are not owned by Seller, free and clear of all Liens other than Permitted Liens and (ii) Seller will have good and valid title to all of the Assets which will be owned by Seller as of the Closing Date and will have valid leasehold interests in, or other rights to use, all of the Assets which will not be owned by Seller as of the Closing Date, excluding Assets sold or otherwise disposed of in the ordinary course of business and including Assets purchased, leased or licensed, as the case may be, between the date hereof and the Closing Date. As used in this Agreement, the term "Permitted Liens" means (i) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, (ii) liens for taxes, assessments and other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings (for which adequate reserves have been made in the Combined Entity Financial Statements in accordance with GAAP) and
(iii) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Division Business, would not prevent or delay Seller's ability, or, to the best knowledge of Seller, Buyer's ability, to consummate the transactions contemplated hereby, would not impair in any material respect Buyer's ability to operate the Division Business as currently operated or would not result in any liability, cost or expense (other than liabilities and obligations not in excess of $50,000 in the aggregate) to Buyer or any of its affiliates, CAT or the Division.

     (b) Set forth on ANNEX IV hereto is a true and correct listing of the portions of the deposits under the NY Lease and the FWM Lease relating to premises to be occupied by Buyer after the Closing Date. Seller has delivered to Buyer true, correct and complete copies of the NY Lease and all amendments thereto, the FWM Lease and all amendments thereto, including the CAT Sublease, and the Business Lease, dated January 21, 1992, among Seller, as tenant, and David Schaecter and Marvis Schaecter, as landlord (the "Miami Lease" and, collectively with the NY Lease and the FWM Lease, the "Leases"), relating to Seller's facility located at 4915 NW 159th Street, Miami Lakes, Florida (the "Miami Facility") and all amendments thereto. For purposes of this Section 3.11, the term Seller shall include Seller's wholly owned subsidiary Fenn, Wright and Manson, Incorporated, as applicable. Seller or CAT, as the case may be, has a valid and subsisting leasehold estate with respect to each of the properties subject to a Lease (the "Leased Properties"). Except as set forth in Section 3.11(b) of the SELLER DISCLOSURE SCHEDULE, to the best knowledge of Seller, (i) each of the Leases is in full force and effect and (ii) none of the Leases has been modified or amended. Neither Seller nor CAT, as the case may be, has given or received a written notice of default under any of the Leases which remains uncured, and, to the best knowledge of Seller, there exists no event of default, event, occurrence or act which, with the giving of notice, the lapse of time, or both, or the happening of a further event or condition, would result in a default under any of the Leases by Seller or CAT, as the case may be, or, to the best knowledge of Seller, the applicable landlord under any such Leases. There are no pending unresolved material disputes with any landlord under any of the Leases. All security deposits required under the Leases have been paid to the applicable landlord under the Leases in compliance with the applicable Lease. Except as set forth in Section 3.11(b) of the SELLER DISCLOSURE SCHEDULE, there are no subtenants occupying any portion of the Leased Properties other than CAT and, except for Seller, to the best knowledge of Seller, no other person or entity has any right to occupy or possess any portion of the Leased Properties other than affiliates of Seller claiming by, through or under Seller who shall (except for CAT) vacate their respective premises on or prior to the Closing Date. Except as set forth in Section 3.11(b) of the SELLER DISCLOSURE SCHEDULE, as to the Leases, (i) none of Seller's or CAT's interests in any of the Leases has been assigned, pledged, hypothecated or otherwise encumbered in any manner; (ii) no written waiver, indulgence or postponement of the applicable landlord's obligations under any of the Leases has been granted by Seller or CAT; (iii) neither Seller nor CAT has any right or option to purchase or otherwise acquire any of the Leased Properties or any portion thereof; and (iv) neither Seller nor CAT has given any notices to any landlord indicating that Seller or CAT either will or will not (A) be exercising any extension or renewal options, or any right or option to purchase any of the Leased Properties or any portion thereof, (B) abandon any of the Leased Properties or any portion thereof, or (C) terminate any of the Leases.

     (c) Except as set forth in Section 3.11(c) of the SELLER DISCLOSURE SCHEDULE, (i) to the best knowledge of Seller, the building and structure at the Florence Facility are structurally sound and are free from defects (ordinary wear and tear excepted) and are adequate for the uses to which they are being put, and (ii) all machinery and equipment owned, leased or used by Seller in the conduct of the Division Business are free from defects (ordinary wear and tear excepted) and are in good and normal operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put, in each case, except for defects which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Division Business, would not impair in any material respect Buyer's ability to operate the Division Business as currently operated or would not result in any liability, cost or expense to Buyer or any of its affiliates (other than the Liabilities or other liabilities and obligations not in excess of $50,000 in the aggregate).

     (d) Except as set forth in Section 3.11(d) of the SELLER DISCLOSURE SCHEDULE, upon Closing in accordance with the terms of this Agreement, Buyer shall receive from Seller good and valid title to all of the Assets, free and clear of all Liens, other than Permitted Liens.

3.12 Litigation/Claims.

     (a) Section 3.12(a) of the SELLER DISCLOSURE SCHEDULE sets forth a true, complete and correct list of any and all claims, actions, suits and proceedings pending or, to the best knowledge of Seller, threatened, and, to the best knowledge of Seller, any investigations or inquiries pending or threatened, against Seller which relate to the Division or CAT.

     (b) Except as set forth in Section 3.12(b) of the SELLER DISCLOSURE SCHEDULE, there is (i) no claim, action, suit or proceeding pending or, to the best knowledge of Seller, threatened, and (ii) to the best knowledge of Seller, no investigation or inquiry pending or threatened, by or before any Governmental Entity, or by or on behalf of any third party, which challenges the validity of this Agreement or any Seller Related Instrument or which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Division Business, prevent or delay Seller's ability, or, to the best knowledge of Seller, Buyer's ability, to consummate the transactions contemplated hereby, impair in any material respect Buyer's ability to operate the Division Business as currently operated, or result in any liability, cost or expense to Buyer or any of its affiliates (other than the Liabilities or other liabilities and obligations not in excess of $50,000 in the aggregate).

     3.13 Employee Benefit Plans. (a) With respect to each employee benefit plan, arrangement or agreement that is maintained, or was maintained at any time during the five (5) calendar years preceding the date of this Agreement (the "Plans"), by either Seller or CAT or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with either Seller or CAT would be deemed a "single employer" within the meaning of Section 4001 of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"):

          (i) each of the Plans that is subject to ERISA has been maintained and administered in all material respects in compliance with ERISA and each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified;

          (ii) no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code;

          (iii) no Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) and no Plan is a multiple employer plan as defined in
     Section 413 of the Code; and

          (iv) no Plan that is or was maintained by CAT is subject to Article IV of ERISA.

     (b) Neither Seller nor CAT has any obligations with respect to medical benefits for retired employees of the Division or CAT.

     (c) Neither Seller nor CAT has any obligations to the Affected Employees with respect to any 401(k) plan or pension plan.

     3.14 Certain Contracts and Arrangements.

     (a) Except as set forth in Section 3.14(a) of the SELLER DISCLOSURE SCHEDULE, there are no binding oral agreements to which Seller is a party relating to the Division or the Assets or to which the Division or any of the Assets is subject. Section 3.14(b) of the SELLER DISCLOSURE SCHEDULE sets forth a true, correct and complete list of all written agreements, contracts and commitments to which Seller is a party and to which the Division or any of the Assets is subject (the "Division Contracts"), including, without limitation:

           (i) employment agreements or severance agreements;

          (ii) covenants not to compete;

         (iii) agreements or contracts with any affiliate of Seller;

          (iv) agreements or contracts under which Seller has borrowed or loaned money, or any note, bond, indenture or other evidence of indebtedness or any guarantee of indebtedness, agreements with factors or trade credit agreements;

           (v) "open purchase orders", "take-or-pay" agreements or any other agreements with suppliers, but excluding purchase orders which relate to specific goods made for Buyer in the ordinary course of business;

          (vi) agreements or contracts with any cutting room operator;

         (vii) agreements or contracts with contract manufacturers or factory operators; (viii) all real property leases to which Seller is a party and which relate to the Division Business; or

          (ix) other agreements, contracts, leases, licenses, commitments or instruments to which the Seller is a party, which relate, directly or indirectly, to the Division or any Asset; provided, however, that (x) purchase orders and written fabric commitments accepted from Buyer and the fabric commitments related to the fabric listed on ANNEX I hereto and (y) such agreements, contracts or commitments as may be terminated by Buyer at any time after the Closing without liability, penalty or premium upon notice of three months or less or which will not result in future annual expenditures or receipts by the Division at any time of $50,000 or more need not be and are not listed in Section 3.14 of the SELLER DISCLOSURE SCHEDULE. Seller and, to the best knowledge of Seller, no other party to any Division Contract is in breach thereof or in default thereunder, which breach or default would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Division Business, prevent or delay Seller's ability, or, to the best knowledge of Seller, Buyer's ability, to consummate the transactions contemplated hereby, impair in any material respect Buyer's ability to operate the Division Business as currently operated or result in any liability, cost or expense to Buyer or any of its affiliates (other than the Liabilities or other liabilities and obligations not in excess of $50,000 in the aggregate). Subject to obtaining any requisite consents of third parties, the enforceability of the Division Contracts will not be affected in any material respect by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. To the best knowledge of Seller, there have been no threatened cancellations of, or any dispute under, any Division Contract.

     (b) All amounts due and payable by Seller or an affiliate of Seller under the Contracts as of the date hereof have been paid in full by Seller or such affiliate, and all amounts due and payable by Seller or an affiliate of Seller under the Contracts as of the Closing Date shall have been paid in full by Seller or such affiliate.

     3.15 Compliance with Laws; Licenses. Except as set forth in Section 3.15(a) of the SELLER DISCLOSURE SCHEDULE, the Division has been, and is being, operated in compliance with all applicable laws, statutes, ordinances, rules, regulations and orders of all Governmental Entities, except for laws the violation of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Division Business, would not prevent or delay Seller's ability, or, to the best knowledge of Seller, Buyer's ability, to consummate the transactions contemplated hereby, would not impair in any material respect Buyer's ability to operate the Division Business as currently operated or would not result in any liability, cost or expense to Buyer or any of its affiliates (other than the Liabilities or other liabilities and obligations not in excess of $50,000 in the aggregate). Section 3.15(b) of the SELLER DISCLOSURE SCHEDULE sets forth a true, correct and complete list of all permits, certificates, licenses, approvals and other authorizations of Governmental Entities ("Permits") possessed by Seller or any affiliate of Seller in connection with the operation of the Division as currently operated and ownership of the Assets, which are all the Permits required in connection with the operation of the Division as currently operated and ownership of the Assets under applicable laws, statutes, ordinances, rules, regulations and orders, except where the failure to possess such Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Division Business, would not prevent or delay Seller's ability, or, to the best knowledge of Seller, Buyer's ability, to consummate the transactions contemplated hereby, would not impair in any material respect Buyer's ability to operate the Division Business as currently operated or would not result in any liability, cost or expense to Buyer or any of its affiliates (other than the Liabilities or other liabilities and obligations not in excess of $50,000 in the aggregate).

     3.16 Insurance. Section 3.16 of the SELLER DISCLOSURE SCHEDULE sets forth a true, correct and complete list of all policies of fire, medical, life, liability, product liability, workmen's compensation, libel, health and other forms of insurance presently in effect with respect to the Division or CAT. All such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are sufficient for compliance in all material respects with all requirements of law and the terms of the Leases and are valid, outstanding and enforceable and will remain in full force and effect through the Closing Date. Except as set forth in
Section 3.16 of the SELLER DISCLOSURE SCHEDULE, no risks with respect to the Division or CAT have been designated by Seller as being self-insured. Except as set forth in Section 3.16 of the SELLER DISCLOSURE SCHEDULE, Seller has not been refused any insurance in connection with the Division or CAT, nor has any coverage been limited by any insurance carrier to which Seller has applied for such insurance or with which Seller has carried such insurance in the last three years.

     3.17 Labor Matters. Except as set forth in Section 3.17 of the SELLER DISCLOSURE SCHEDULE, with respect to the Division, (a) Seller is in compliance in all material respects with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, (b) Seller is not a party to or bound by any collective bargaining agreement or similar agreement with any labor organization, and, to the best knowledge of Seller, no union claims to represent Division employees, (c) there is no unfair labor practice charge or complaint against Seller pending or, to the best knowledge of Seller, threatened before the National Labor Relations Board or any similar state or foreign agency, nor is there any grievance or any arbitration proceeding arising out of or under any collective bargaining agreement pending or, to the best knowledge of Seller, threatened against Seller, (d) there is no labor strike, slowdown, work stoppage or lockout pending or, to the best knowledge of Seller, threatened against Seller and (e) there is no charge or complaint pending or, to the best knowledge of Seller, threatened against Seller before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices. Except as set forth in Section 3.17 of the SELLER DISCLOSURE SCHEDULE, Seller has not received written notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of or relating to Seller with respect to the Division, and, to the best knowledge of Seller, no such investigation is in progress or threatened.

     3.18 Assets of the Division Business. All of the Assets are used exclusively or primarily in the conduct of the Division Business other than the CAT Shares and certain Intellectual Property.

     3.19 Disclosure. No representation or warranty by Seller contained in this Agreement, and no statement contained in any document (including, without limitation, the Seller Related Instruments, the Financial Statements, the CAT Financial Statements, the Division Financial Statements and the SELLER DISCLOSURE SCHEDULE), list, certificate or other writing furnished or to be furnished by or on behalf of Seller to Buyer or any of its representatives pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading, or necessary in order to fully and fairly provide the information required to be provided in any such document, list, certificate or other writing.

     3.20 Environmental Matters.

     (a) Except as set forth in Section 3.20(a) of the SELLER DISCLOSURE SCHEDULE, Seller is in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment ("Environmental Laws") with respect to the Division (which compliance includes, but is not limited to, the possession by Seller of all permits and other governmental authorizations required under applicable Environmental Laws with respect to the Division, and compliance with the terms and conditions thereof).

     (b) Except as set forth in Section 3.20(b) of the SELLER DISCLOSURE SCHEDULE, there is no Environmental Claim pending or, to the best knowledge of Seller, threatened against Seller relating to the Division or, to the best knowledge of Seller, against any person or entity whose liability for any Environmental Claim the Division has or may have retained or assumed either contractually or by operation of law which would reasonably be expected to result in a Material Adverse Effect on the Division Business or would result in any liability, cost or expense to Buyer or any of its affiliates (other than the Liabilities or other liabilities and obligations not in excess of $50,000 in the aggregate). As used herein, "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability arising out of, based on or resulting from (i) the presence, or release, spill, discharge, emission, leaching or migration into the indoor or outdoor environment, of any Hazardous Materials at any location, whether or not owned or operated by Seller, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     (c) Except as set forth in Section 3.20(c) of the SELLER DISCLOSURE SCHEDULE, the Seller has not and, to the best knowledge of Seller, no other person has placed, stored, deposited, discharged, buried, dumped or disposed of substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, or defined as such by, or regulated as such under, any Environmental Law ("Hazardous Materials") or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Seller for use in the Division, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of Seller (which inventories and wastes, if any, were and are stored or disposed of in accordance in all material respects with applicable Environmental Laws and in a manner such that there has been no Release of any such substances into the indoor or outdoor environment in violation of Environmental Laws).

     (d) Without limiting the generality of the foregoing, except as set forth in Section 3.20(d) of the SELLER DISCLOSURE SCHEDULE, to the best knowledge of Seller, none of the properties owned, operated or leased by Seller and used by the Division contain any: underground storage tanks; asbestos; polychlorinated biphenyls ("PCBs"); or septic tanks or waste disposal pits in which process wastewater or any Hazardous Materials have been discharged or disposed.

     3.21 Opinion of Financial Advisor. Seller has received an opinion from Ladenburg, Thalmann & Co., Inc. to the effect that the consideration to be received by Seller represents reasonable equivalent value and fair consideration for the CAT Shares and the Assets and a copy of such opinion has been provided to ATSC.

     3.22 Brokers. No broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Seller or any of its affiliates, employees, representatives or agents.

     3.23 Intellectual Property. Seller has no registered patents, trademarks, copyrights, service marks, or applications therefor relating to the Division Business. Except as set forth in Section 3.23 of the SELLER DISCLOSURE SCHEDULE, Seller (a) owns or licenses the Intellectual Property related to or used in the conduct of the Division Business free and clear of all Liens, (b) Seller has the right to transfer its interest in the Intellectual Property to Buyer, (c) no claims have been asserted or, to the best knowledge of Seller, threatened against Seller with respect to the ownership, use or transfer by Seller of the Intellectual Property, and (d) to the best knowledge of Seller, no third party is in violation of any of Seller's rights in the Intellectual Property.

     3.24 Absence of Violations of Quotas and Visas. Except as set forth in
Section 3.24 of the SELLER DISCLOSURE SCHEDULE, Seller, with respect to the Division Business, is not in violation in any material respect of any visa or quota restrictions under any trade agreements, including, without limitation, the Multifiber Arrangement or other arrangements under the General Agreement on Tariffs and Trade.

     3.25 No Tariffs or Duties. With respect to the Division Business, Seller's payment of all tariffs and duties are current in all jurisdictions, and Seller does not owe any tariffs or duties other than those incurred in the ordinary course of business (a) under any trade agreements, including, without limitation, The North American Free Trade Agreement, Caribbean Basin Economic Recovery or the Jackson Vanik Amendment to the Trade Act of 1974; and (b) to the U.S. Customs Service.

     3.26 Compliance with U.S. Customs and Trade Laws. Seller, with respect to the Division Business, is not in violation in any material respect of any U.S. Customs or trade laws, including, without limitation, laws pertaining to country-of-origin, marking or labeling.

     3.27 SEC Documents. Seller has filed all documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1995 (the "Seller SEC Documents"). As of their respective dates, the Seller SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and none of Seller's SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Seller included in the Seller SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Since January 28, 1995, Seller has not made any change in the accounting practices or policies applied in the preparation of its financial statements.

     3.28 Compliance with Laws by CAT; Licenses. Except as set forth in Section 3.28(a) of the SELLER DISCLOSURE SCHEDULE, CAT has been, and is being, operated in compliance with all applicable laws, statutes, ordinances, rules, regulations and orders of all Governmental Entities, except for laws the violation of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CAT, would not prevent or delay Seller's ability, or, to the best knowledge of Seller, Buyer's ability, to consummate the transactions contemplated hereby, would not impair in any material respect Buyer's ability to operate CAT as currently operated, or would not result in any liability, cost or expense of CAT being incurred by Buyer or any of its affiliates, or the Division. Section 3.28(b) of the SELLER DISCLOSURE SCHEDULE sets forth a true, correct and complete list of all Permits possessed by Seller or CAT in connection with the operation of CAT as currently operated, which are all the Permits required in connection with the operation of CAT as currently operated under applicable laws, statutes, ordinances, rules, regulations and orders, except where the failure to possess such Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CAT, would not prevent or delay Seller's ability, or, to the best knowledge of Seller, Buyer's ability, to consummate the transactions contemplated hereby, would not impair in any material respect Buyer's ability to operate CAT as currently operated or would not result in any liability, cost or expense (other than liabilities and obligations not in excess of $50,000 in the aggregate) of CAT being incurred by Buyer.

3.29 CAT Taxes.

     (a) CAT and any affiliated group, within the meaning of Section 1504 of the Code (or similar provision of state law), of which CAT is or has been a member, have, except as set forth in Section 3.29 of the SELLER DISCLOSURE SCHEDULE, (i) duly filed with the appropriate federal, state, local and foreign taxing authorities all Tax Returns (as hereinafter defined) required to be filed by or with respect to CAT and such Tax Returns are true, correct and complete in all material respects; (ii) paid in full or have made adequate provision on their balance sheets (in accordance with GAAP) for all Taxes (as hereinafter defined) shown to be due on such tax returns; and (iii) satisfied in full all withholding tax requirements. There are no Liens for Taxes upon the assets of CAT except for statutory liens for current taxes not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings. Except as set forth in Section 3.29 of the SELLER DISCLOSURE SCHEDULE, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of, or with respect to, CAT or any waiver or agreement for any extension of time for the assessment or payment of any Tax of, or with respect to, CAT, and CAT has not received any notice of deficiency or assessment from any federal, state, local or foreign taxing authority with respect to liabilities for Taxes of CAT which has not been fully paid or finally settled.

     (b) For purposes of this Agreement, "Tax" or "Taxes" shall mean (i) any tax of any kind, including, without limitation, all income, property, sales, use, occupation, franchise, excise, value added, employees' income withholding and social security taxes, and related to such taxes, charges, fees, levies, penalties or other assessments, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority and
(ii) any interest thereon.

     (c) For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

     3.30 Acquisition of the ATSC Common Stock for Investment; Securities Act. Seller is acquiring the shares of ATSC Common Stock to be issued pursuant to
Section 1.2(a) hereof for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such shares in violation of federal, state or other securities laws. Seller agrees that it will not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of such shares of ATSC Common Stock in violation of any federal, state or other securities laws. Seller acknowledges that the ATSC Common Stock is subject to market and other conditions beyond the control of ATSC and agrees that neither ATSC nor any of its agents, representatives, employees or affiliates has or shall have any liability or responsibility whatsoever to Seller on any basis (including, without limitation, in contract or tort, under federal or state securities laws, or otherwise), except as and to the extent expressly set forth herein and subject to the limitations and restrictions contained herein. The foregoing shall not be deemed a waiver of or a limitation on Seller's rights as a stockholder of ATSC with regard to circumstances or events occurring after the Closing Date and bearing no relation to the acquisition by Seller of shares of ATSC Common Stock pursuant to this Agreement.

     3.31 Suppliers. Section 3.31 of the SELLER DISCLOSURE SCHEDULE sets forth
(i) a list of all suppliers of each of CAT and the Division to whom CAT or Seller made payments in excess of $250,000 during the fiscal year ended February 3, 1996 and (ii) the dollar amount of payments made to each such supplier in such fiscal year. No supplier required to be listed in Section 3.31 of the SELLER DISCLOSURE SCHEDULE has (i) given notice to either CAT or Seller that it intends to terminate its relationship with CAT or Seller, as the case may be, or
(ii) threatened in writing to terminate its relationship with CAT or Seller, as the case may be. To the best knowledge of Seller, no supplier required to be listed in Section 3.31 of the SELLER DISCLOSURE SCHEDULE is likely to pursue a course of action having either the purpose or effect of terminating its relationship with either CAT or the Division if the transactions contemplated by this Agreement are consummated.

     3.32 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article III, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of CAT, the Assets, the Division or the Division Business, including, without limitation, with respect to merchantability or fitness for any particular purpose or the future performance of CAT or the Division Business, and any such other representations or warranties are hereby expressly disclaimed.

IV. REPRESENTATIONS AND WARRANTIES OF ATSC AND BUYER.

     ATSC and Buyer hereby represent and warrant to Seller as follows:

4.1 Organization of ATSC and Buyer; Authority.

     (a) Each of ATSC and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of ATSC and Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. Each of ATSC and Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property or assets owned, leased or operated by it or the nature of the business conducted by it makes such qualifications necessary, except in those jurisdictions where the failure to have such power and authority or to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ATSC or Buyer, respectively.

     (b) Each of ATSC and Buyer has all requisite corporate power and authority to enter into this Agreement and any instruments and agreements contemplated herein required to be executed and delivered by it pursuant to this Agreement (including, without limitation, as applicable, the Ancillary Agreements, the Assignment and Assumption Agreements, the Undertaking and the Advance Instrument) (collectively, the "Buyer Related Instruments") and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Buyer Related Instruments to which it is a party and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of each of ATSC and Buyer. This Agreement has been, and each of the Buyer Related Instruments to which it is a party, when executed and delivered will be, duly executed and delivered by each of ATSC and Buyer and this Agreement constitutes, and each of the Buyer Related Instruments to which it is a party will, when executed and delivered, constitute, a valid and binding obligation of each of ATSC and Buyer, enforceable against each of ATSC and Buyer in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Each of ATSC and Buyer shall deliver to Seller true, correct and complete copies of resolutions duly and validly adopted by their respective board of directors, evidencing the authorization of the execution and delivery of this Agreement and the Buyer Related Instruments, as applicable, to which it is a party and the consummation of the transactions contemplated hereby and thereby.

     4.2 No Violation; Consents and Approvals.

     (a) Subject to the consents, approvals or filings referred to in Section 4.2(b) and Section 4.2(c) hereof, the execution and delivery of this Agreement by each of ATSC and Buyer and the Buyer Related Instruments to which it is a party do not, and the consummation of the transactions contemplated hereby or thereby and compliance with the terms hereof or thereof will not, (i) conflict with, or result in any violation of or default under, (A) any provision of the charter or by-laws of either ATSC or Buyer or (B) any judgment, order or decree, or statute, law, ordinance, rule or regulation of any Governmental Entity applicable to either ATSC or Buyer, or the assets of either ATSC or Buyer; or
(ii) conflict with, or result in any breach or violation of or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of any maturity of any liability or obligation pursuant to, or result in the creation or imposition of any Lien under, any note, bond, mortgage, indenture, license, contract, agreement, lease or other instrument or obligation to which either ATSC or Buyer is a party or by which either may be bound or affected, except where the conflict, violation, default, breach, termination, acceleration, creation or imposition would not reasonably be expected to have a Material Adverse Effect on ATSC or Buyer, would not prevent or delay ATSC's or Buyer's ability, or, to the best knowledge of ATSC and Buyer, Seller's ability, to consummate the transactions contemplated hereby or would not result in any liability, cost or expense to Seller or any of its affiliates (other than liabilities and obligations not in excess of $50,000 in the aggregate).

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery by ATSC or Buyer of this Agreement or the Buyer Related Instruments to which each is a party, or the consummation by ATSC or Buyer of the transactions contemplated hereby or thereby or compliance by ATSC and Buyer with the terms hereof or thereof, other than (i) compliance with and filings under the HSR Act, (ii) compliance with and filings under Section 13(a) of the Exchange Act and (iii) those the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect on ATSC or Buyer, would not prevent or delay ATSC's or Buyer's ability, or, to the best knowledge of ATSC and Buyer, Seller's ability, to consummate the transactions contemplated hereby or would not result in any liability, cost or expense to Seller or any of its affiliates (other than liabilities and obligations not in excess of $50,000 in the aggregate).

     (c) Except for the consent of the lenders under Buyer's existing credit facility, no consent, approval, order or authorization of, notice to or registration, declaration or filing with, any third party is required to be obtained or made by or with respect to Buyer or ATSC in connection with the execution and delivery by either ATSC or Buyer of this Agreement or any Buyer Related Instrument, or the consummation of the transactions contemplated hereby or thereby or compliance by ATSC or Buyer of the terms hereof or thereof, except where the failure to obtain any consent, approval, order or authorization, or to give notice, or to make any registration, declaration or filing would not reasonably be expected to have a Material Adverse Effect on ATSC or Buyer, would not prevent or delay ATSC's or Buyer's ability, or, to the best knowledge of ATSC and Buyer, Seller's ability, to consummate the transactions contemplated hereby or would not result in any liability, cost or expense to Seller (other than liabilities and obligations not in excess of $50,000 in the aggregate).

     4.3 Litigation/Claims. Except as set forth in Section 4.3 of the Disclosure Schedule being delivered by Buyer to Seller concurrently herewith (the "BUYER DISCLOSURE SCHEDULE"), there is (i) no claim, action, suit or proceeding pending or, to the best knowledge of ATSC or Buyer, threatened and (ii) to the best knowledge of ATSC and Buyer, no investigations or inquiries pending or threatened by or before any Governmental Entity, or by or on behalf of any third party, in either case, which challenges the validity of this Agreement or any Buyer Related Instrument or which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ATSC or Buyer, or would adversely affect the ability of ATSC or Buyer to consummate the transactions contemplated by this Agreement and the Buyer Related Instruments or comply with the terms hereof or thereof.

     4.4 SEC Documents and Other Reports. ATSC has filed all documents required to be filed by it with the SEC since January 1995 (the "ATSC SEC Documents"). As of their respective dates, the ATSC SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the ATSC SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of ATSC included in the ATSC SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of ATSC and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein and the absence of footnotes). Since January 28, 1995, ATSC has not made any change in the accounting practices or policies applied in the preparation of its financial statements.

     4.5 Capital Stock.

     (a) ATSC's authorized capitalization is as set forth in the ATSC SEC Documents. All of ATSC's issued and outstanding capital stock has been duly authorized, validly issued and is fully paid and nonassessable.

     (b) The ATSC Common Stock to be issued to Seller has been duly and validly authorized for issuance by ATSC and ATSC has the corporate power and authority to issue, sell and deliver the ATSC Common Stock to be sold by it hereunder; and, when the ATSC Common Stock is issued and delivered to Seller against payment therefor as provided by this Agreement, the shares of ATSC Common Stock issued to Seller hereunder will have been validly issued, fully paid and nonassessable, and the issuance of such shares will not be subject to any preemptive or similar rights.

     (c) The shares of ATSC Common Stock to be issued to Seller at the Closing will be duly approved for listing on the New York Stock Exchange or such other securities exchange on which the ATSC Common Stock is then listed, subject to official notice of issuance.

     4.6 Absence of Certain Changes or Events. Since February 3, 1996, (a) there has not been any Material Adverse Effect on ATSC or Buyer and (b) neither ATSC nor Buyer has taken any action, no event has occurred and no condition exists that would violate Section 5.20 hereof.

     4.7 Information Supplied. None of the information supplied or to be supplied by ATSC or Buyer in writing for inclusion in the Proxy Statement (as hereinafter defined) relating to the Annual Meeting will, at the time of mailing of the Proxy Statement to stockholders of Seller and at the time of the Annual Meeting to be held in accordance with Section 5.17, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.8 Brokers. No broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Buyer or any of its directors, officers, employees, representatives or agents.

     4.9 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article IV, neither ATSC nor Buyer makes any representation or warranty, express or implied, at law or in equity, in respect of ATSC or Buyer, including, without limitation, with respect to the future market value of the ATSC Common Stock issued to Seller pursuant to Section 1.2(a)(i) hereof.

V. COVENANTS OF THE PARTIES

     5.1 Conduct of the Division Business. Except as expressly permitted by this Agreement, during the period from the date of this Agreement to the Closing Date, Seller shall conduct the Division Business, and shall cause CAT to conduct the business of CAT, in the ordinary course consistent with past practice and use its reasonable best efforts to preserve their respective current relationships with suppliers, contract manufacturers, factors and others having business dealings with them. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the SELLER DISCLOSURE SCHEDULE, during the period from the date of this Agreement to the Closing Date, without the prior written consent of Buyer, Seller, with respect to the Division, shall not, and shall cause CAT not to:

          (a) cause CAT or the Division, as the case may be, to incur any liabilities, obligations or indebtedness of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business and consistent with past practice, none of which shall exceed, except in connection with the manufacture of women's apparel for Buyer pursuant to purchase orders and/or written fabric commitments provided by Buyer (as to which there shall not be any such dollar limitation), $50,000 (counting liabilities or obligations arising from one transaction or a series of related transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability);

          (b) permit, allow or suffer any of the Assets or any assets of CAT, as the case may be, to be subjected to any Lien, restriction or charge of any kind, other than Permitted Liens and Liens in favor of The HongKong and Shanghai Banking Corporation, Mitsubishi Corporation and Mitsubishi International Corporation existing on the date hereof;

          (c) fail to maintain the properties, machinery and equipment of CAT or the Division, as the case may be, in good operating condition and repair (ordinary wear and tear excepted);

          (d) fail to maintain all policies of insurance listed in Section 3.16 of the SELLER DISCLOSURE SCHEDULE and all policies of insurance relating to CAT, as the case may be, in full force and effect, at least at such levels as are in effect on the date hereof, through and including the Closing Date; or take, or fail to take, any action that would enable the insurers under such policies to avoid liability for claims arising out of occurrences prior to the Closing;

          (e) revise, amend or enter into any employment agreement or arrangement or pay any bonus or increase the rate of compensation of, or pay or agree to pay any benefit to, including, without limitation, severance benefits, any CAT Employee or any Affected Employee, as the case may be, except as may be required by any Plan or by applicable law; provided, however, that Seller may implement planned annual increases in the rates of compensation in the ordinary course of business consistent with past practice, provided that such increases are disclosed to Buyer prior to becoming effective;

          (f) enter into, adopt or amend any Plan, except as may be required by applicable law;

          (g) sell any inventory other than to Buyer in the ordinary course of business or inventory rejected by Buyer in the ordinary course of business, or sell, lease, transfer or otherwise dispose of any other Asset or any asset of CAT, as the case may be, other than in the ordinary course of business;

          (h) acquire or agree to acquire on behalf of CAT or the Division, as the case may be, any assets which are material, individually or in the aggregate, to CAT or the Division, as the case may be, other than fabric and other apparel components necessary to manufacture women's apparel pursuant to purchase orders issued by Buyer;

          (i) modify, amend or terminate any Lease or any Contract required to be listed in Section 3.14 of the SELLER DISCLOSURE SCHEDULE or to which CAT is a party, as the case may be, or enter into any other contract, agreement or commitment by which CAT or the Division, as the case may be, or any Asset or any asset of CAT, as the case may be, may be bound, and, in the case of the Division, which would have been required to be listed in
     Section 3.14 of the SELLER DISCLOSURE SCHEDULE had such agreement been entered into prior to the date of this Agreement, other than purchase and sale orders entered into in connection with the manufacture of women's apparel for Buyer pursuant to purchase orders issued by Buyer;

          (j) fail to maintain (i) the accounts and Books and Records of the Division and (ii) the accounts and books and records of CAT, as the case may be, in the usual, regular and ordinary manner on a basis consistently applied;

     (k) terminate, discontinue, close or dispose of any facility or business operation of CAT or the Division, as the case may be;

     (l) make any capital expenditure or any commitment for capital expenditures with respect to CAT or the Division, as the case may be, for additions to property, plant, equipment or intangible capital assets, which individually exceeds $50,000 or, in the aggregate, exceeds $250,000;

     (m) cancel any debt or waive any claim or right of substantial value with respect to CAT or the Division, as the case may be;

     (n) pay, loan or advance any amount to, or sell, transfer or lease any property or asset (real, personal or mixed, tangible or intangible) to, any affiliate of Seller; or enter into any contract, agreement or commitment with any affiliate of Seller; or

     (o) agree, whether in writing or otherwise, to do any of the foregoing.

5.2 Access to Information; Confidentiality.

     (a) During the period from the date of this Agreement through the Closing Date, the parties hereto shall afford each other and their respective authorized representatives such access during regular business hours to all plants, offices, warehouses, facilities and books and records as each party and their respective representatives may reasonably request; provided, however, each party shall schedule their access and visits through a designated representative of the other party and in such a way as to avoid disrupting the normal business of the other party.

     (b) Each of ATSC, Buyer, Seller and CGFE shall hold, and shall cause its controlled affiliates, consultants and advisors to hold, any information which it receives in connection with the transactions contemplated by this Agreement in confidence in accordance with and subject to the terms of (i) the letter of confidentiality between Seller and ATSC, dated March 15, 1996, and (ii) the letter of confidentiality between Seller and ATSC, dated April 18, 1996 (collectively, the "Confidentiality Agreements").

5.3 Financial Statements.

     (a) On or before June 10, 1996, Seller shall deliver to Buyer, the audited combined balance sheets of the Combined Entity as of January 28, 1995 and the audited combined income statements and statements of cash flows of the Combined Entity for the fiscal year ended January 28, 1995 accompanied, in each case, by an unqualified report of Seller's independent public accountants, Ernst & Young, LLP (collectively, the "Combined Entity 1994 Audited Financial Statements"); and

     (b) Until the Closing, on or before the 30th day of each month beginning with the month following the execution of this Agreement, Seller shall deliver to Buyer unaudited balance sheets and income statements of Seller (the "Subsequent Monthly Financial Statements"), CAT (the "CAT Subsequent Monthly Financial Statements") and the Combined Entity (the "Combined Entity Subsequent Monthly Financial Statements"), as at and for the monthly period ending the last day of the preceding month, and as soon as available, but not later than 45 days after the end of each fiscal quarter, Seller shall deliver to Buyer unaudited balance sheets as of the end of such fiscal quarter and unaudited income statements and statements of cash flows for the three-month and year-to-date periods then ended, of Seller (the "Subsequent Quarterly Financial Statements"), CAT (the "CAT Subsequent Quarterly Financial Statements") and the Combined Entity (the "Combined Entity Subsequent Quarterly Financial Statements"). The Subsequent Monthly Financial Statements and the Subsequent Quarterly Financial Statements are referred to, collectively herein, as the "Subsequent Financial Statements". The CAT Subsequent Monthly Financial Statements and the CAT Subsequent Quarterly Financial Statements are referred to, collectively, herein as the "CAT Subsequent Financial Statements". The Combined Entity 1995 Audited Financial Statements, Combined Entity Subsequent Monthly Financial Statements and the Combined Entity Subsequent Quarterly Financial Statements are referred to, collectively, herein as the "Combined Entity Subsequent Financial Statements". The Subsequent Financial Statements, the CAT Subsequent Financial Statements and the Combined Entity Subsequent Financial Statements shall be prepared in a format consistent with the Audited Financial Statements, the CAT Financial Statements and the Combined Entity Financial Statements, respectively.

     (c) Until the Closing, on or before the 30th day of each month beginning with the month following the execution of this Agreement, ATSC shall deliver to Seller unaudited consolidated balance sheets and income statements of ATSC, as at and for the monthly period ending the last day of the preceding month, and as soon as available, but not later than 45 days after the end of each fiscal quarter, ATSC shall deliver to Seller unaudited consolidated balance sheets as of the end of such fiscal quarter and unaudited income statements and statements of cash flows for the three-month and year-to-date periods then ended of ATSC. Such financial statements shall be prepared in a manner consistent with ATSC's financial statements included in the ATSC SEC Documents.

     5.4 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement no later than August 15, 1996. Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Articles VI, VII and VIII hereof).

     5.5 Consents. Without limiting the generality of Section 5.4 hereof, each of the parties hereto shall use its reasonable best efforts to obtain all licenses, permits, authorizations, consents and approvals of all third parties and Governmental Entities necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing, and shall use reasonable best efforts to obtain estoppel certificates from the landlords under the NY Lease and the FWM Lease. Notwithstanding the foregoing, neither Buyer nor Seller shall have any obligation to pay any fee to any third party for the purpose of obtaining any consent or approval or any costs and expenses of any third party resulting from the process of obtaining such consent or approval. Each of the parties hereto shall make or cause to be made all filings and submissions under laws and regulations applicable to it as may be required for the consummation of the transactions contemplated by this Agreement. Buyer and Seller shall coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing.

     5.6 Antitrust Notification. Buyer and Seller shall use their respective reasonable best efforts to obtain all authorizations or waivers required under the HSR Act to consummate the transactions contemplated hereby, including, without limitation, making all filings required in connection therewith.

     5.7 Public Announcements. Neither Seller nor Buyer shall issue any report, statement or press release, or otherwise make any public statement, with respect to this Agreement or the Ancillary Agreements and the transactions contemplated hereby or thereby, without prior consultation with and approval of the other parties, except as may be required by federal, state, local or foreign securities laws or stock exchange rules, or as may be necessary in order to discharge its reporting or disclosure obligations under such laws or rules; provided, however, that Buyer may communicate with the Employees regarding its offer of employment pursuant to Section 2.8 hereof.

     5.8 Access to Books and Records Following the Closing. Following the Closing, Buyer shall permit Seller and its authorized representatives, during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of, all books and records which relate to transactions or events occurring prior to the Closing or transactions or events occurring subsequent to the Closing which are related to or arise out of transactions or events occurring prior to the Closing. Buyer shall retain all books and records for a period of three years following the Closing.

     5.9 Other Transactions. Neither Seller nor any of its affiliates, whether acting directly or through any authorized agent, attorney or representative, shall, from the date hereof through the Closing Date (the "Exclusivity Period"), solicit, encourage or entertain any offers from any party other than Buyer, nor shall they, during the Exclusivity Period, initiate or enter into any form of preliminary discussion, negotiation for a purchase (or other acquisition), merger, share exchange or other consolidation, sale of stock or other equity securities or any other form or manner of transaction, howsoever described or denominated, involving any material interest in CAT or the Division or any option or other contractual right with respect to any of the foregoing. In the event Seller or any of its affiliates receives any offer or proposal to enter into any such negotiations or other communication with a party other than Buyer during the Exclusivity Period, Seller will provide prompt notice of the same to Buyer.

     5.10 Discharge of Liens. Seller shall cause all Liens (other than Permitted Liens) on any real or personal property owned or leased by Seller which is included in the Assets to be terminated or otherwise discharged at or prior to the Closing.

     5.11 Resignations. At or prior to the Closing Date, each officer and director of CAT designated by Seller shall execute and deliver to Buyer a letter of resignation, effective at the Closing Date, as an officer or director of CAT.

     5.12 Insurance. From the date hereof through and including the Closing Date, Seller shall, at its sole expense, maintain in full force and effect the insurance policies listed in Section 3.16 of the SELLER DISCLOSURE SCHEDULE and such additional insurance policies as may be necessary to comply in all material respects with all requirements of law and the Leases. As of the Closing, Seller hereby assigns to Buyer any and all assignable rights which Seller may have under such insurance policies covering claims related to the Assets or the Assumed Liabilities for the period on or prior to the Closing Date.

     5.13 Supplementary Disclosure. Seller shall promptly supplement or amend the SELLER DISCLOSURE SCHEDULE and Buyer shall promptly supplement or amend the BUYER DISCLOSURE SCHEDULE with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or listed in the SELLER DISCLOSURE SCHEDULE or BUYER DISCLOSURE SCHEDULE, respectively; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not affect the other party's ability to rely on the condition set forth in Section 7.1(a) or 8.1(a), as the case may be, unless so agreed to in writing by Buyer, as to the SELLER DISCLOSURE SCHEDULE, or Seller, as to the BUYER DISCLOSURE SCHEDULE.

     5.14 Brazil Sourcing. Buyer shall use (i) reasonable best efforts to enter into a new consulting agreement with John Peter M. Gordon, the head of Seller's Brazilian sourcing operations, pursuant to which Buyer shall compensate Mr. Gordon in the amount of $240,000 per year through July 31, 1998, and (ii) reasonable best efforts to cause Seller and its affiliates to be released from their obligations under the Consulting Agreement, dated February 1, 1995, between Tralee, S.A., an affiliate of Seller, and Mr. Gordon (the "Existing Gordon Agreement"). Buyer shall not assume the Existing Gordon Agreement or any of Seller or its affiliate's obligations thereunder.

5.15 Letters of Credit.

     (a) At least ten (10) business days prior to Closing, Seller shall provide a schedule of all letters of credit as of the Closing Date (i) for raw materials and making charges relating to fabric and work-in-progress included in the Assets and (ii) securing Seller's or its affiliate's obligations under the NY Lease. At the Closing, Buyer shall substitute letters of credit or provide an alternative form of financial support; PROVIDED, that Buyer shall replace only that portion of the letters of credit for the NY Lease that relate to the sixth floor of the leased premises.

     (b) Seller shall reimburse Buyer for all finance charges incurred by CAT as the result of the opening of letters of credit by CAT for the benefit of Seller in connection with piece goods purchases, FOB garment purchases and CMT purchases relating to certain products of the Division pursuant to Buyer purchase orders.

     5.16 Amendment. At the election of Buyer, this Agreement shall be amended in a manner reasonably acceptable to Seller to provide for (i) the transfer and sale of the Assets to CAT and assumption of the Liabilities by CAT prior to Closing, and (ii) the subsequent purchase of the CAT Shares by Buyer for the Purchase Price, provided that Seller determines in good faith that such amendment will not have a material adverse tax or other material economic consequences to it.

     5.17 Proxy Statement; Stockholder Approval.

     (a) Seller, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its Certificate of Incorporation, as amended, and its By-Laws, (i) file with the Securities and Exchange Commission (the "Commission") its preliminary proxy materials (the "Preliminary Proxy Materials") relating to the Annual Meeting as soon as possible; (ii) promptly and duly call, give notice of, convene and hold an annual meeting of stockholders of Seller ("Annual Meeting") and shall hold such meeting as soon as practicable after the date on which the Proxy Statement (as hereinafter defined) is cleared with the Commission; (iii) at such Annual Meeting, introduce a proposal (the "Proposal") to approve and adopt this Agreement and the transactions contemplated hereby, and recommend approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of Seller and include in the definitive proxy statement relating to the Annual Meeting (the "Proxy Statement") such recommendation; and (iv) take all reasonable action to solicit and obtain such approval.

     (b) Seller, as promptly as practicable, shall cause the Proxy Statement to be mailed to its stockholders. Seller shall not take any action that would require the Proxy Statement to be delayed or recirculated under circumstances which would, in the reasonable judgment of Buyer, delay the occurrence of the Closing beyond September 26, 1996.

     (c) Seller shall supply ATSC with copies of (i) the Preliminary Proxy Materials at least ten (10) business days in advance of filing with the Commission, (ii) copies of all correspondence with the Commission relating to the

Preliminary Proxy Materials promptly upon receipt or delivery, as the case may be, by Seller, and (iii) copies of the Proxy Statement at least one (1) business day in advance of mailing to Seller's stockholders; provided, that in the cases of each clause (i)-(iii) above, Seller shall provide ATSC and its counsel with a reasonable opportunity for review thereof and comment thereon, such review to be conducted and such comments to be delivered with reasonable promptness.

     (d) On the date hereof, Mr. Bernard M. Manuel, Mrs. Isabelle Manuel, Mr. Irving Benson, Mrs. Dianne Benson and Mr. Roy E. Green, as trustee of the Bernard Manuel 1992 Irrevocable Trust for Children, are each executing and delivering to Buyer a Proxy entitling Paul E. Francis, Walter J. Parks and Jocelyn F.L. Barandiaran, each an officer of ATSC and Buyer to vote all shares of capital stock of Seller over which such person or entity has voting authority
(i) for the approval and adoption of this Agreement and the transactions contemplated hereby and any and all related agreements and (ii) against any other transaction or proposal that could (x) prevent or delay the consummation of the transactions contemplated by this Agreement or (y) frustrate the purposes of this Agreement (each, a "Proxy"). On or before June 30, 1996, Seller shall deliver to Buyer executed Proxies from each of GJM International Limited, Fenn, Wright and Manson (Antilles) N.V., and Cleveland Investment Limited, with respect to the shares of capital stock of Seller owned by such entities. Seller shall use its reasonable best efforts to obtain a Proxy from Limited Direct Associates L.P. with respect to the shares of capital stock of Seller owned by it.

     5.18 Occupancy. Certain employees of Buyer and CAT are occupying the fifth and sixth floors of Seller's leased facility in New York City, New York. Commencing the earlier of April 15, 1996 or the date on which such employees began to occupy such floors, Seller shall charge Buyer and CAT, determined based upon head-count, a pro rata portion of the cash rental, rental tax and cleaning service costs.

     5.19 Transfer Taxes. Buyer shall be responsible for the timely payment of all transfer taxes and stamp duty taxes attributable to the transactions effected pursuant to this Agreement which are not measured by gain or income realized by Seller ("Transfer Taxes"). Upon Buyer's request on or after the Closing Date, Seller shall pay to Buyer an amount equal to 50% of all Transfer Taxes paid or to be paid by Buyer. Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all tax returns required to be filed in respect of Transfer Taxes (other than any notices required to be given under any applicable bulk sales laws) and, to the extent that Buyer so requests, Seller shall sign such tax returns and notices and fully cooperate with Buyer in connection with such filings.

     5.20 Conduct of ATSC Business. Except as expressly permitted by this Agreement, during the period from the date of this Agreement to the Closing Date, ATSC (a) shall conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to preserve its current relationships with suppliers, contract manufacturers, factors and others having business dealings with it, (b) shall not effect a stock split or combination with respect to, declare a stock dividend on or engage in a recapitalization of, the ATSC Common Stock or (c) shall not, and shall not permit any of its affiliates to, take any action which would reasonably be expected to have a Material Adverse Effect on CAT or the Division Business.

VI. CONDITIONS TO OBLIGATIONS OF BOTH PARTIES.

     6.1 Conditions. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of the following conditions:

     (a) the stockholders of Seller shall have approved the transactions contemplated by this Agreement.

     (b) No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement and shall be in effect; provided, that the parties shall use their reasonable best efforts to have any such injunction lifted.

     (c) The waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.


     (d) Each of Mitsubishi International Corporation, Mitsubishi Corporation and HongKong and Shanghai Banking Corporation shall have consented to the transactions contemplated by this Agreement and released any Liens held by them on the Assets and the CAT Shares not later than the Closing Date. Seller and Buyer shall use reasonable best efforts to cause the consents required by this Subsection 6.1(d) to include an acknowledgment of fair value, a waiver of any fraudulent transfer claims and a waiver of any right to participate in any recovery of fraudulent transfer claims brought by the debtor in possession or trustee.

     (e) Landlords' Consents. In the event Buyer enters into the Subleases at the time of Closing, then Seller shall have obtained from the landlords under the NY Lease and the FWM Lease its consent to such Subleases.

VII. CONDITIONS TO OBLIGATIONS OF SELLER.

     7.1 Conditions. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which, to the extent permitted by law, may be waived in whole or in part by Seller):

          (a) Representations and Warranties. The representations and warranties of Buyer in this Agreement qualified as to materiality shall be true, complete and correct in all respects, and those not so qualified shall be true, complete and correct in all material respects, as of the date when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date.

          (b) Performance. Buyer shall have performed and complied with, in all material respects, all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

          (c) Officer's Certificate. Buyer shall have delivered to Seller a duly executed certificate, dated as of the Closing Date, certifying the fulfillment of the conditions specified in Subsections 7.1(a) and 7.1(b) hereof.

          (d) Opinion of Counsel. Buyer shall have delivered to Seller an opinion of legal counsel of Buyer, dated the Closing Date, in substantially the form of EXHIBIT L hereto.

          (e) Documents. Seller shall have received the Instruments of Assignment, the Pledge Agreement, the Undertaking and the Ancillary Agreements, in each case, duly executed by each party thereto (other than Seller).

          (f) Release. Seller shall have been released from its obligations in respect of CAT's credit facility with HongKong and Shanghai Banking Corporation.

          (g) Material Change. No event, occurrence, fact, condition, change or development shall have occurred or come to exist which, individually or in the aggregate, has had or resulted in, or would reasonably be expected to have or result in, a Material Adverse Effect on ATSC.

VIII. CONDITIONS TO OBLIGATIONS OF BUYER.

     8.1 Conditions. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which, to the extent permitted by law, may be waived in whole or in part by Buyer):

          (a) Representations and Warranties. The representations and warranties of Seller in this Agreement qualified as to materiality shall be true, complete and correct in all respects, and those not so qualified shall be true, complete and correct in all material respects, as of the date when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date.

          (b) Performance. Seller shall have performed and complied with, in all material respects, all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Seller at or prior to the Closing.

          (c) Officer's Certificate. Seller shall have delivered to Buyer a duly executed certificate, dated as of the Closing Date, certifying the fulfillment of the conditions specified in Subsections 8.1(a) and 8.1(b) hereof.

          (d) Opinion of Counsel. Seller shall have delivered to Buyer an opinion of legal counsel to Seller, dated as of the Closing Date, in substantially the form of EXHIBIT M hereto.

          (e) Documents. Buyer shall have received the Instruments of Assignment, the Pledge Agreement and the Ancillary Agreements, in each case, duly executed by each party thereto (other than Buyer);

          (f) CAT Credit Agreement. HongKong and Shanghai Banking Corporation shall have entered into an amended and restated credit agreement with CAT on substantially the terms set forth in (or terms no less favorable to CAT than those set forth in) the Commitment Letter, dated April 22, 1996, the terms of which are satisfactory to ATSC and Buyer.


          (g) Lenders' Consent. Buyer shall have obtained the consent of the lenders under Buyer's Second Amended and Restated Credit Agreement, dated as of September 29, 1995, among Buyer and the Lenders named therein to the transactions contemplated by this Agreement.


          (h) Material Change. No event, occurrence, fact, condition, change or development shall have occurred or come to exist which, individually or in the aggregate, has had or resulted in, or would reasonably be expected to have or result in, a Material Adverse Effect on the Division Business or on CAT.

          (i) Employment Agreements. CAT shall have entered into a new employment agreement reasonably satisfactory to Buyer with Mr. Dwight Meyer.

IX. TERMINATION, AMENDMENT AND WAIVER.

     9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

          (a) by mutual written agreement of Buyer and Seller;


          (b) at any time after September 30, 1996 by either Buyer or Seller, if the Closing shall not have occurred, unless the Closing has not occurred due to the failure of such party to perform or comply with any of the agreements or covenants hereof to be performed or complied with by such party prior to the Closing;

          (c) by either Buyer or Seller, if (i) the stockholders of Seller fail to approve the transactions contemplated by this Agreement at the Annual Meeting, or (ii) any event, fact or condition shall occur or exist that makes it impossible to satisfy a condition to such party's obligations to consummate the transactions contemplated by this Agreement, unless the occurrence or existence of such event, fact or condition shall be due to the failure of such party to perform or comply with any of the agreements or covenants hereof to be performed or complied with by such party prior to the Closing; or

          (d) by Seller, if, on the Closing Date, the value of the Stock Consideration, including the value of any Additional Shares and Additional Cash issuable or payable pursuant to Section 1.2(a)(i) hereof, does not equal at least $32.5 million.

     9.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 9.1(b), 9.1(c) or 9.1(d) hereof, written notice thereof shall forthwith be given by the party so terminating to the other party, and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by Seller or Buyer. If this Agreement is terminated pursuant to Section 9.1 hereof:


          (a) All confidential information received by the parties shall be treated in accordance with Section 5.2 hereof and the Confidentiality Agreements referred to in such Section;

          (b) all filings, applications and other submissions made pursuant to Sections 5.4, 5.5 and 5.6 hereof shall, to the extent practicable, be withdrawn from the agency or other person to which made; and

          (c) the obligations provided for in this Section 9.2, Article X, Sections 11.1 and 11.12 hereof, the confidentiality provision contained in
     Section 5.2 hereof and the Confidentiality Agreements referred to in such Section shall survive any termination of this Agreement.

     9.3 Other Remedies. In no event shall termination of this Agreement limit or restrict the rights and remedies of any party hereto against any other party which has willfully breached the terms of this Agreement prior to termination hereof.

X. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

     10.1 Survival of Representations. The representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing hereunder regardless of any investigation made by or on behalf of any party hereto; provided, however, that all representations and warranties in this Agreement and in any other document delivered herewith relating to CAT (other than Section 3.10 relating to title to the CAT Shares) shall not survive the Closing.

     10.2 Seller's Agreement to Indemnify. Upon the terms and subject to the conditions of this Article X, Seller shall indemnify, defend and hold harmless Buyer and its affiliates, and its and their directors, officers, employees and agents (collectively, the "Buyer Group"), at any time after the Closing, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable fees and expenses of attorneys and other professionals (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by the Buyer Group or any member thereof, directly or indirectly, by reason of or resulting from: (a) liabilities, obligations or claims of or against Seller or any affiliate of Seller other than CAT (whether absolute, accrued, contingent or otherwise) existing as of the Closing Date or arising out of facts, conditions or circumstances occurring at or prior thereto (excluding the Liabilities), whether or not such liabilities, obligations or claims were known at the time of Closing; (b) a breach of any representation, warranty, covenant or agreement of Seller contained in or made pursuant to this Agreement or any Seller Related Instrument or any facts or circumstances constituting such a breach; (c) each item listed in Section 3.20 of the SELLER DISCLOSURE SCHEDULE; (d) the violation of any Environmental Law prior to the Closing Date (or allegation of same), by Seller or the Division, or any other Damages arising under Environmental Laws; (e) any tax or related claim asserted against the Buyer Group or any member thereof relating to the operations or properties of the Division with respect to any period ending on or prior to or including the Closing Date; (f) any failure to comply with any "bulk sales" laws applicable to the transactions contemplated hereby; and (g) all Damages arising out of or relating to any Plans or CAT Plans, including, without limitation, all benefits accrued by any employees under the Plans and CAT Plans and any liability arising under Section 4980B of the Code (collectively, "Seller Claims").

     10.3 Seller's Limitation of Liability.

     (a) Anything in this Agreement to the contrary notwithstanding, the liability of Seller to indemnify the Buyer Group pursuant to Section 10.2(b) hereof against any Damages sustained by reason of any Seller Claim thereunder for a breach of any representation and warranty of Seller shall be limited to Seller Claims as to which any member of the Buyer Group has given Seller written notice on or prior to April 30, 1997, whether or not any Damages have then actually been sustained; provided, however, that, notwithstanding the foregoing, the liability of Seller to indemnify the Buyer Group against any Damages sustained by reason of any Seller Claim for a breach of any of the representations and warranties set forth in Section 3.10 and the first sentence of Section 3.11 hereof shall not be so limited.

     (b) Other than with respect to the representations and warranties set forth in Section 3.10 and the first sentence of Section 3.11 hereof, the provisions in
Section 10.2(b) hereof for indemnity by Seller of the Buyer Group against Damages sustained by reason of any Seller Claim thereunder for a breach of any representation or warranty of Seller shall be effective only after the aggregate amount of all such Seller Claims for which Seller is liable exceeds $500,000, and then only to the extent of such excess (the "Buyer's Deductible"). With respect to any breach by Seller of the representation and warranty set forth in the first sentence of Section 3.11 hereof, if such breach relates to Seller's title to any of the Inventory or the Net Fixed Assets, Seller's indemnity obligations hereunder shall be limited to the amount of the Inventory Consideration or the Fixed Asset Consideration, respectively. Notwithstanding the foregoing, in no event shall Seller's indemnity obligations under this Agreement exceed $3.6 million.

     (c) The liability of Seller to indemnify the Buyer Group against any Damages sustained by reason of any Seller Claim for a breach of any covenant or agreement shall not be limited in any manner and shall not be subject to the Buyer's Deductible, provided, however, that Seller shall not be liable for breach of any covenant or agreement contained in Section 5.1 hereof if the transactions contemplated hereby are consummated unless such breach also constitutes a breach of a representation or warranty for which Buyer would otherwise be entitled to indemnification hereunder.

     (d) Seller may satisfy its indemnification obligations hereunder either by the payment of cash or by delivering shares of ATSC Common Stock having a fair market value equal to the amount of the claim. For purposes of this Section 10.3(d), fair market value shall mean the average high and low sale price of the ATSC Common Stock on the New York Stock Exchange Composite Tape (or as reported on any other exchange on which the ATSC Common Stock is then listed) on each of the ten (10) consecutive trading days ending on the trading day immediately preceding the payment date.

     10.4 Buyer's Agreement to Indemnify. Upon the terms and subject to the conditions of this Article X, Buyer shall indemnify, defend and hold harmless the Seller and its affiliates, and its and their directors, officers, employees and agents (collectively, the "Seller Group"), at any time after the Closing, from and against all Damages asserted against, resulting to, imposed upon or incurred by the Seller Group or any member thereof, directly or indirectly, by reason of or resulting from: (a) a breach of any representation, warranty, covenant or agreement of Buyer contained in or made pursuant to this Agreement or any Buyer Related Instrument or any facts or circumstances constituting such a breach; or (b) the Liabilities ("Buyer Claims" and, collectively with Seller Claims, "Claims").

         10.5 Buyer's Limitation of Liability.


     (a) Anything in this Agreement to the contrary notwithstanding, the liability of Buyer to indemnify the Seller Group pursuant to Section 10.4(a) hereof against any Damages sustained by reason of any Buyer Claim thereunder for a breach of any representation and warranty of Buyer shall be limited to Buyer Claims as to which any member of the Seller Group has given Buyer written notice on or prior to April 30, 1997, whether or not any Damages have then actually been sustained; provided, however, that notwithstanding the foregoing, the liability of Buyer to indemnify the Seller Group against any Damages sustained by reason of any Buyer Claim for a breach of any of the representations and warranties set forth in Section 4.5(b) hereof shall not be so limited.


     (b) Other than with respect to the representations and warranties set forth in Section 4.5(b), the provisions in Section 10.4(a) for indemnity by Buyer of the Seller Group against Damages sustained by reason of any Buyer Claim thereunder for a breach of any representation and warranty of Buyer shall be effective only after the aggregate amount of all such Buyer Claims for which Seller is liable exceeds $500,000, and then only to the extent of such excess (the "Seller's Deductible"). Notwithstanding the foregoing, in no event shall Buyer's indemnity obligations under this Agreement exceed $3.6 million.

     (c) The liability of Buyer to indemnify the Seller Group against any Damages sustained by reason of any Buyer Claim for a breach of any covenant or agreement shall not be limited in any manner and shall not be subject to Seller's Deductible, provided, however, that Buyer shall not be liable for breach of any covenant or agreement contained in Section 5.20 hereof if the transactions contemplated hereby are consummated unless such breach also constitutes a breach of a representation or warranty for which Seller would otherwise be entitled to indemnification hereunder.

     10.6 Conditions of Indemnification. The obligations and liabilities of the Seller Group and Buyer Group with respect to Claims made by third parties shall be subject to the following terms and conditions:

          (a) The indemnified party will give the indemnifying party prompt notice of any such Claim, and the indemnifying party shall have the right to undertake the defense thereof by representatives chosen by it;

          (b) If the indemnifying party undertakes the defense of any such Claim, the indemnified party shall, to the best of its ability, assist the indemnifying party, at the expense of the indemnifying party, in the defense of such Claim, and shall promptly send to the indemnifying party, at the expense of the indemnifying party, copies of any documents received by the indemnified party which relate to such Claim; provided, however, that the indemnified party shall have no such obligation if and to the extent that such third-party Claim arises out of or relates to facts, events or circumstances which may also give rise to a separate Claim by the indemnified party against the indemnifying party;

          (c) If the indemnifying party, within a reasonable time after notice of any such Claim, fails to defend the indemnified party against which such Claim has been asserted, the indemnified party shall (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof; and

          (d) Anything in this Article X to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to defend, compromise or settle such Claim; and (ii) the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability with respect to such Claim.

          (e) Notwithstanding anything to the contrary contained herein, if the conditions of Subsection 7.1(a) or (b) or Subsection 8.1(a) or (b) are not satisfied as of the Closing Date (a "Failure of Condition"), and the party for whose benefit such condition exists (the "Waiving Party") elects to proceed with the Closing notwithstanding such Failure of Condition, then such condition shall be deemed to be satisfied and the Waiving Party shall not bring any Claim for indemnity hereunder or any other Claim arising out of the facts or circumstances causing such Failure of Condition.

     10.7 Exclusive Remedies. The remedies provided herein shall be the exclusive remedies of each of the parties hereto with respect to any Claims or Damages arising out of the transactions contemplated by this Agreement, including, without limitation, any Claim in tort or under any federal or state securities laws; provided, however, that the parties hereto shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement or seek any other remedy to which they are entitled in equity in any court of the United States located in the State of New York or in New York State court.

     10.8 Transfer Pricing. Seller and Buyer acknowledge and agree that the buying agent fees and other pricing arrangements between CAT-US and CAT-Far East were established in good faith and in accordance with industry standards.

     10.9 Claims Against Cat Directors and Officers. Buyer hereby agrees that it will not, and will not permit any of its affiliates, including CAT, to, bring any claim against any of Messrs. Bernard Manuel, Irving Benson or Roy Green for any action taken or failed to be taken by such person in his capacity as an officer or director of CAT, other than any such claim for fraud or intentional misconduct.

XI. MISCELLANEOUS.

     11.1 Fees and Expenses. Whether or not the transactions contemplated hereby or by the Ancillary Agreements are consummated pursuant hereto or thereto, each of Seller and Buyer shall pay all fees and expenses incurred by it or on its behalf in connection with or in anticipation of this Agreement and such related instruments and the consummation of the transactions contemplated hereby and thereby.

     11.2 Further Assurances. From time to time after the Closing Date, at the request of any party hereto and at the expense of the party so requesting, Buyer and Seller shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby, including, without limitation, such documents or actions as Buyer may require for the purpose of enabling the recordation of any Instrument of Assignment.

     11.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, by mail (certified or registered mail, return receipt requested), by reputable overnight courier or by facsimile transmission (receipt of which is confirmed):

          (a) If to Buyer or ATSC, to:

                AnnTaylor Stores Corporation
                142 West 57th Street
                New York, New York 10019
                Attention: General Counsel
                Facsimile: (212) 541-3299

                  with a copy to:
                Skadden, Arps, Slate, Meagher & Flom
                One Rodney Square
                Wilmington, Delaware 19801
                Attention: Patricia Moran Chuff, Esq.
                Facsimile: (302) 651-3001

          (b) If to Seller, to:

                Cygne Designs, Inc.
                1372 Broadway
                New York, New York 10018
                Attention: General Counsel
                Facsimile: (212) 536-4174
                with a copy to:

                Fulbright and Jaworski, L.L.P.
                666 Fifth Avenue
                New York, New York 10103
                Attention: Roy L. Goldman, Esq.
                Facsimile: (212) 752-5958

or to such other person or address as any party shall specify by notice in writing, given in accordance with this Section 11.3, to the other parties hereto. All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date on which so hand-delivered, on the third business day following the date on which so mailed, on the next business day following the date on which delivered to such overnight courier and on the date of such facsimile transmission and confirmation, except for a notice of change of person or address, which shall be effective only upon receipt thereof.

     11.4 Entire Agreement. This Agreement, the SELLER DISCLOSURE SCHEDULE, the BUYER DISCLOSURE SCHEDULE, and the ANNEXES, EXHIBITS and other documents referred to herein which form a part hereof (including, without limitation, the Confidentiality Agreements referred to in Section 5.2 hereof) contain the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

     11.5 Severability. Should any provision of this Agreement, or any part thereof, for any reason be declared invalid or unenforceable, such declaration shall not affect the validity or enforceability of any other provision of this Agreement, or any other part thereof, all of which other provisions, and parts, shall remain in full force and effect, and the application of such invalid or unenforceable provision, or such part thereof, to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

     11.6 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by Buyer or Seller without the prior written consent of the other parties hereto; provided, however, that ATSC or Buyer may assign any or all of its rights, interests or obligations hereunder to any one or more direct or indirect wholly owned subsidiaries of ATSC or Buyer, provided, however, that no such assignment by ATSC or Buyer shall limit or affect ATSC or Buyer's obligations hereunder.

     11.7 Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of the parties hereto. Any failure by Seller, on the one hand, or ATSC or Buyer, on the other hand, to comply with any term or provision of this Agreement may be waived by ATSC or Buyer or Seller, respectively, at any time by an instrument in writing signed by or on behalf of ATSC, Buyer or Seller, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

     11.8 Third-party Beneficiaries. Except as otherwise expressly provided herein, this Agreement is not intended, and shall not be deemed, to confer upon or give any person except the parties hereto and their respective successors and permitted assigns, any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement.

     11.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.10 Bulk Sales. Without limiting Seller's obligations under Section 10.2(f) hereof, each of Buyer and Seller hereby waive compliance by the other with the "bulk sales" provisions of Article 6 of the Uniform Commercial Code as may be in effect in the jurisdictions where the Assets are located and any other similar provision of applicable law as may be in effect in any such jurisdiction.

     11.11 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof. As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

     11.12 Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to the principles of conflicts of law thereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Stock and Asset Purchase Agreement as of the day and year first above written.



                                       CYGNE DESIGNS, INC.

                                       By
                                          -------------------------------------
                                                    Bernard M. Manuel
                                                       Chairman



                                       CYGNE GROUP (F.E.) LIMITED.

                                       By
                                          -------------------------------------
                                                    Bernard M. Manuel
                                                       Director


                                       ANNTAYLOR STORES CORPORATION

                                       By
                                         --------------------------------------
                                                  J. Patrick Spainhour
                                                     President


                                       ANNTAYLOR, INC.

                                       By
                                         ---------------------------------------
                                                   J. Patrick Spainhour
                                                     President

                                                                      EXHIBIT A

                                  BILL OF SALE

     THIS BILL OF SALE (the "Bill of Sale") is executed as of ____________, 1996 by CYGNE DESIGNS, INC., a Delaware corporation ("Seller"), in favor of ANNTAYLOR, INC., a Delaware corporation ("Buyer"), in connection with the transactions contemplated by the Stock and Asset Purchase Agreement dated as of ____________, 1996 (the "Purchase Agreement") by and between Seller, Buyer, ANNTAYLOR STORES CORPORATION, a Delaware corporation and holder of all of the outstanding capital stock of Buyer ("ATSC"), and CYGNE GROUP (F.E.) LIMITED, a Hong Kong corporation and a wholly owned subsidiary of Seller. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

     INTENDING TO BE LEGALLY BOUND, and for good and valuable consideration, sufficiency and receipt of which are hereby acknowledged, Seller hereby sells, transfers, conveys, assigns and delivers unto Buyer, its successors and assigns, forever, all of Seller's right, title and interest in and to the assets of the Division listed and described on ANNEX I hereto (collectively, the "Assets").

     Notwithstanding the foregoing, nothing herein is intended to, nor shall this Bill of Sale, constitute or evidence the sale, transfer, conveyance, assignment or delivery to Buyer of any assets not listed or described on ANNEX I hereto.

     Seller hereby authorizes Buyer to take any appropriate action to protect the right, title and interest in the Assets hereby sold, conveyed, assigned, transferred and delivered to Buyer, in the name of Seller or Buyer or any other name (for the benefit of Buyer and its successors and assigns) against each and every person or persons whomsoever claiming or asserting any claim against any or all of the same.

     Seller hereby covenants and agrees, pursuant to Section 1.1(b) of the Purchase Agreement, to execute and deliver all such Other Instruments and all such other notices, releases, acquittances, consents and powers of attorney as may be necessary more fully to sell, transfer, convey and assign to Buyer, or its successors or permitted assigns, all of Seller's right, title and interest in and to the Assets therein and hereby sold, transferred, conveyed and assigned to Buyer; and in case of conflict, such specific instrument shall control with respect to the Assets sold, transferred, conveyed or assigned thereby.

     Seller hereby further covenants and agrees that in the event Buyer shall acquire title to any of the Assets subject to any Lien, other than those expressly permitted by the Purchase Agreement, Seller shall promptly cause such Lien to be terminated, released or otherwise discharged.

     IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed as of the date first above written.

                                           CYGNE DESIGNS, INC.

                                            By: _______________________________
                                              Name:
                                              Title:

                                                                   ANNEX I TO
                                                                 BILL OF SALE

                                   THE ASSETS

     The following property and assets of Seller comprise the Assets to be purchased by Buyer:

          (a) the following items of inventory (the "Inventory"): (x) fabric and trim owned by Seller for use by the Division in the production of merchandise for Buyer (the "Division Fabric and Trim") as of February 3, 1996 and identified on Attachment A hereto to the extent not used as of the Closing Date in the production of merchandise for Buyer; (y) Division Fabric and Trim purchased since February 3, 1996 pursuant to written commitments or purchase orders issued by Buyer to the extent not used as of the Closing Date in the production of merchandise for Buyer and (z) work-in-progress owned by Seller for use by the Division in the production of merchandise for Buyer pursuant to purchase orders issued by Buyer;

          (b) all leasehold improvements, furniture, fixtures and equipment that
     (x) are owned by Seller or subject to a Capital Lease (y) relate to and are used exclusively or primarily in the Division Business and (z) are located on the fifth, sixth or nineteenth floor of the NY Facility or at the Florence Facility on the Closing Date, including those listed on ATTACHMENT B to this ANNEX I;

          (c) all licenses, permits, registrations, renewals thereof and applications therefor, variances, exemptions, orders, approvals and authorizations issued by any governmental, regulatory or administrative agency or authority (domestic or foreign), held by Seller or any affiliate of Seller of or relating to the Division Business, including all quota allocations for the export of goods to the United States and elsewhere, necessary or desirable for the lawful conduct of the Division Business to the extent transferrable under applicable law;

          (d) all purchase orders, bills of lading, trust receipts, warehouse receipts and other documents of title of whatever kind and description relating to the Inventory;

          (e) all rights under insurance policies covering Inventory in transit and all rights and claims under insurance policies for damage to any Assets to the extent not repaired or replaced prior to the Closing;

          (f) all goodwill, intellectual property rights, patents, trademarks, service marks, copyrights (including all copyrights in computer software and databases), licenses and applications therefor (if any), know-how, processes, methods, techniques, formulae, designs, drawings, patterns, trade secrets, proprietary information, sketches, technical information, computer software, databases and other proprietary or confidential information of or relating to the Division Business and all rights in any licenses to or from any third party of or for the foregoing, it being understood, however, that the rights to the Intellectual Property shall be non-exclusive unless such Intellectual Property relates solely to the Division Business and Seller's rights therein are exclusive;

          (g) all intangible assets of or relating to the Division Business, including claims against third parties; and

          (h) all books and records (including all computerized records and storage media and associated software) of CAT, and those relating solely to the Division Business and, to the extent practicable, those portions of Seller's other books and records that relate to the Division Business, including, without limitation, (a) all Books and Records relating to the employees of and the purchase of materials, supplies and services for the Division Business or CAT, but not including the tax returns, general ledger or corporate minute books and capital stock books of Seller, and (b) the tax returns, general ledger and corporate minute books and capital stock books of CAT-US and CAT-Far East.

                                                                     EXHIBIT B

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

                                   (Contracts)

     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Assignment Agreement"), dated as of ____________, 1996, is made by and between Cygne Designs, Inc., a Delaware corporation ("Assignor"), and AnnTaylor, Inc., a Delaware corporation ("Assignee").

                               W I T N E S S E T H

     WHEREAS, Assignor is a party to certain contracts and obligations and all amendments and supplements thereto identified on SCHEDULE I attached hereto and incorporated by reference herein (the "Contracts").

     WHEREAS, Assignor and Assignee are parties to the Stock and Asset Purchase Agreement, dated as of June 7, 1996 (the "Purchase Agreement") by and between Assignor, Assignee, AnnTaylor Stores Corporation, a Delaware corporation and holder of all of the outstanding capital stock of Assignee, and Cygne Group (F.E.) Limited, a Hong Kong Corporation and a wholly owned subsidiary of Assignor, pursuant to which Assignor agreed to sell and Assignee agreed to purchase, among other things, certain assets of Assignor, all in accordance with the terms and conditions set forth in the Purchase Agreement. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

     WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, and pursuant thereto, among other things, Assignor has agreed to enter into this Assignment Agreement to assign all of Assignor's right, title, interest, duties and obligations in and to the Contracts to Assignee and, in partial consideration therefor, among other things, Assignee has agreed to accept such assignment of the Contracts and assume the duties and obligations of Assignor under the Contracts arising from and after the date hereof. Seller shall be responsible for and retains all liabilities for duties and obligations incurred under the Contracts prior to the date hereof.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Purchase Agreement, the parties hereto agree as follows:

          1. Assignment. Assignor does hereby sell, transfer, convey, assign and deliver to Assignee all of Assignor's right, title, interest, duties and obligation in and to the Contracts.

          2. Acceptance and Assumption. (a) Assignee does hereby irrevocably accept such sale, transfer, conveyance, assignment and delivery of all of Assignor's right, title, interest, duties and obligations in and to the Contracts, and does hereby assume all duties and obligations of Assignor under the Contracts arising from and after the date hereof. Seller shall be responsible for and retains all liabilities for all duties and obligations incurred prior to the date hereof.

          (b) Assignee covenants and agrees to pay, perform, discharge and satisfy when due all of Assignor's covenants, agreements and obligations under the Contracts arising from and after the date hereof pursuant to, and in accordance with, the terms and conditions of the respective Contracts.

          3. Effective Time. The assignment of the Contracts by Assignor, and the acceptance of such assignment and the assumption of the duties and obligations of Assignor under the Contracts by Assignee, all pursuant to this Assignment Agreement, shall be effective as of the date hereof.

          4. Amendment, Modification and Waiver. This Assignment Agreement may be amended, modified or supplemented at any time by written agreement of the parties hereto. Any failure by Assignor, on the one hand, or Assignee, on the other hand, to comply with any term or provision of this Assignment Agreement may be waived by Assignee or Assignor, respectively, at any time by an instrument in writing signed by or on behalf of Assignee or Assignor, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

          5. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Assignment Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, by mail (certified or registered mail, return receipt requested), by reputable overnight courier or by facsimile transmission (receipt of which is confirmed):

          (a)  If to Assignee, to:

               AnnTaylor Stores Corporation
               142 West 57th Street
               New York, New York 10019
               Attention: General Counsel
               Facsimile: (212) 541-3299

               with a copy to:

               Skadden, Arps, Slate, Meagher & Flom
               One Rodney Square
               Wilmington, Delaware 19801
               Attention: Patricia Moran Chuff, Esq.
               Facsimile: (302) 651-3001

          (b)  If to Assignor, to:

               Cygne Designs, Inc.
               1372 Broadway
               New York, New York 10018
               Attention: General Counsel
               Facsimile: (212) 536-4174

               with a copy to:

               Fulbright and Jaworski L.L.P.
               666 Fifth Avenue
               New York, New York 10103
               Attention: Roy L. Goldman, Esq.
               Facsimile: (212) 752-5958

     or to such other person or address as any party shall specify by notice in writing, given in accordance with this Section 5, to the other parties hereto. All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date on which so hand-delivered, on the third business day following the date on which so mailed, on the next business day following the date on which delivered to such overnight courier and on the date of such facsimile transmission and confirmation, except for a notice of change of person or address, which shall be effective only upon receipt thereof.

          6. Third-Party Beneficiaries. Except as otherwise expressly provided herein, this Assignment Agreement is not intended, and shall not be deemed, to confer upon or give any person except the parties hereto and their respective successors and permitted assigns, any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Assignment Agreement.

          7. Governing Law. This Assignment Agreement shall be governed by the laws of the State of New York, without regard to the principles of conflicts of law thereof.

          8. Counterparts. This Assignment Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9. Interpretation. The section headings contained in this Assignment Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Assignment Agreement. As used in this Assignment Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

          10. Binding Effect; Assignment. This Assignment Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Assignment Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by Assignee or Assignor without the prior written consent of the other party hereto; provided, however, that Assignee may assign any or all of its rights, interests or obligations hereunder to any one or more wholly owned subsidiary of AnnTaylor Stores Corporation, provided, however, that no such assignment by Assignee shall limit or affect Assignee's obligations hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be duly executed as of the day and year first set forth above.

                                           ASSIGNOR:

                                           CYGNE DESIGNS, INC.

                                            By: _____________________________
                                              Name:
                                              Title:

                                           ASSIGNEE:

                                           ANNTAYLOR, INC.

                                            By: _____________________________
                                              Name:
                                              Title:

                                                                      EXHIBIT C

                                   UNDERTAKING

     THIS UNDERTAKING ("Undertaking"), is executed and delivered on this ______ day of ____________, 1996, by AnnTaylor, Inc., a Delaware corporation ("Buyer"), in favor of Cygne Designs, Inc., a Delaware corporation ("Seller").

                              W I T N E S S E T H:

     WHEREAS, pursuant to the Stock and Asset Purchase Agreement dated as of June 7, 1996 (the "Purchase Agreement") by and between Buyer, Seller, AnnTaylor Stores Corporation, a Delaware corporation and holder of all of the outstanding capital stock of Buyer, and Cygne Group (F.E.) Limited, a Hong Kong corporation and wholly owned subsidiary of Seller, Seller has, among other things, concurrently herewith sold, conveyed, assigned, transferred and delivered to Buyer all of Seller's rights, title and interest in and to certain of the assets of Seller.


     WHEREAS, in partial consideration therefor, the Purchase Agreement requires that Buyer undertake to assume and to agree to perform, pay or discharge or cause to be performed, paid or discharged certain liabilities and obligations of Seller.


     NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer agrees as follows (capitalized terms used but not otherwise defined herein having the respective meanings ascribed to them in the Purchase Agreement):

          1. Buyer hereby undertakes, assumes and agrees to pay or discharge in accordance with their terms, to the extent not heretofore paid or discharged and subject to the limitations contained in this Undertaking and to the terms of the Purchase Agreement, the Accounts Payable of Seller which are listed or described in ANNEX I hereto.

          2. The assumption by Buyer of the liabilities and obligations set forth in this Undertaking shall not be construed to defeat, impair or limit in any way the rights, claims or remedies of Buyer under the Purchase Agreement.

          3. Other than as expressly set forth in this Undertaking, the Purchase Agreement or any Instruments of Assignment, Buyer assumes no liability or obligation of any kind, character or description of Seller or any other person.

          4. This Undertaking shall be enforceable against the successors and assigns of Buyer and shall inure to the benefit of the successors and assigns of Seller.

     IN WITNESS WHEREOF, this Undertaking has been duly executed and delivered by the duly authorized officers of AnnTaylor, Inc. on the date first above written.

                                              ANNTAYLOR, INC.

                                               By: ____________________________
                                                 Name:
                                                 Title:

                                                                     EXHIBIT D

                               ADVANCE INSTRUMENT

     THIS ADVANCE INSTRUMENT (the "Advance Instrument"), dated as of ____________, 1996, is executed and delivered by AnnTaylor, Inc. ("Ann Taylor") in favor of Cygne Designs, Inc., a Delaware corporation ("Cygne").

                               W I T N E S S E T H

     WHEREAS, Ann Taylor and Cygne are parties to a Letter Agreement, dated as of February 10, 1995, pursuant to which Ann Taylor made cash advances to Cygne in the amount of $5,000,000 (the "Advance").

     WHEREAS, Ann Taylor made certain additional cash advances to Cygne in the amount of $2,985,000 (the "Additional Advances").

     WHEREAS, Cygne is party to a Stock and Asset Purchase Agreement, dated as of June 7, 1996 (the "Purchase Agreement") by and among Cygne, Cygne Group (F.E.) Limited, a Hong Kong corporation and wholly owned subsidiary of Cygne, AnnTaylor Stores Corporation, a Delaware corporation and holder of all of the outstanding capital stock of Ann Taylor ("ATSC"), and Ann Taylor, pursuant to which Buyer is purchasing from Seller and Seller is selling to Buyer certain assets of Seller.

     WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, and pursuant thereto, among other things, ATSC has agreed to cause Ann Taylor to enter into this Advance Instrument to forgive, release and discharge the Advance and the Additional Advances.

     NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Release and Discharge. Ann Taylor, for itself and its successors and assigns, does hereby forgive, release and discharge Cygne from any and all of Cygne's obligations for the repayment of the Advance and the Additional Advances and from any and all manner of actions and causes of action, claims and demands, suits, damages, costs, legal fees, expenses, debts, dues, accounts, bonds, covenants, contracts, agreements and compensation whatsoever, in law or in equity, whether the same are known or unknown, accrued or unaccrued, fixed or contingent ("Claims") which Ann Taylor now has or may hereafter have against Cygne in as much as such Claims relate to repayment of the Advance or the Additional Advances.

          2. Amendment, Modification and Waiver. This Advance Instrument may be amended, modified or supplemented at any time by written agreement of the parties hereto. Any failure by Cygne, on the one hand, or AnnTaylor, on the other hand, to comply with any term or provision of this Advance Instrument may be waived by AnnTaylor or Cygne, respectively, at any time by an instrument in writing signed by or on behalf of AnnTaylor or Cygne, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

          3. Notices. All notices, requests, demands, waivers and other communications given under this Advance Instrument shall be in writing and shall be deemed to have been duly given if delivered personally, by mail (certified or registered mail, return receipt requested), by reputable overnight courier or by facsimile transmission (receipt of which is confirmed):

          (a)  If to Ann Taylor, to

               AnnTaylor, Inc.
               142 West 57th Street
               New York, New York 10019
               Attention: General Counsel
               Facsimile: (212) 541-3299
               with a copy to:

               Skadden, Arps, Slate, Meagher & Flom
               One Rodney Square
               Wilmington, Delaware 19801
               Attention: Patricia Moran Chuff, Esq.
               Facsimile: (302) 651-3001

          (b)  If to Cygne, to:

               Cygne Designs, Inc.
               1372 Broadway
               New York, New York 10018
               Attention: General Counsel
               Facsimile: (212) 536-4174

               with a copy to:

               Fulbright and Jaworski L.L.P.
               666 Fifth Avenue
               New York, New York 10103
               Attention: Roy L. Goldman, Esq.
               Facsimile: (212) 752-5958

     or to such other person or address as any party shall specify by notice in writing, given in accordance with this Section 3, to the other parties hereto. All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date on which so hand-delivered, on the third business day following the date on which so mailed, on the next business day following the date on which delivered to such overnight courier and on the date of such facsimile transmission and confirmation, except for a notice of change of person or address, which shall be effective only upon receipt thereof.

          4. Third-Party Beneficiaries. Except as otherwise expressly provided herein, this Advance Instrument is not intended, and shall not be deemed, to confer upon or give any person except the parties hereto and their respective successors and permitted assigns, any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Advance Instrument.

          5. Governing Law. This Advance Instrument shall be governed by the laws of the State of New York, without regard to the principles of conflicts of law thereof.

          6. Counterparts. This Advance Instrument may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          7. Interpretation. The section headings contained in this Advance Instrument are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Advance Instrument. As used in this Advance Instrument, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

          8. Binding Effect; Assignment. This Advance Instrument and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Advance Instrument nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by Ann Taylor or Cygne without the prior written consent of the other party hereto; provided, however, that Ann Taylor may assign any or all of its rights, interests or obligations hereunder to any one or more wholly owned subsidiary of ATSC, provided, however, that no such assignment by Ann Taylor shall limit or affect Ann Taylor's obligations hereunder.

     IN WITNESS WHEREOF, the parties have caused this Advance Instrument to be duly executed as of the day and year first above written.

                                             ANNTAYLOR, INC.

                                              By: _____________________________
                                                Name:
                                                Title:

                                             CYGNE DESIGNS, INC.

                                              By: _____________________________
                                                Name:
                                                Title:

                                                                      EXHIBIT E

                                Pledge Agreement

     This PLEDGE AGREEMENT (the "Pledge Agreement"), dated ____________, 1996, is made by and between Cygne Designs, Inc. ("Seller") and AnnTaylor, Inc., a Delaware corporation ("Buyer") (the "Pledge Agreement"). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Stock and Asset Purchase Agreement, dated ____________, 1996, by and among the parties hereto and AnnTaylor Stores Corporation, a Delaware corporation and holder of all of the outstanding capital stock of Buyer, and Cygne Group (F.E.) Limited ("CGFE"), a Hong Kong corporation and a wholly owned subsidiary of Seller (the "Purchase Agreement").

                               W I T N E S S E T H

     WHEREAS, the parties hereto have entered into the Purchase Agreement providing for, among other things, the sale by Seller to Buyer of the Assets and the sale by Seller and CGFE to Buyer of the CAT Shares owned by it, for the Purchase Price specified in the Purchase Agreement;

     WHEREAS, under the terms of the Purchase Agreement, a portion of the estimated Cash Consideration is to be deposited by Buyer in an account in the name of Buyer, subject to the security interest of Seller, at [Bank] pending final resolution of the amount of the Cash Consideration, which account and security shall be pledged upon consummation of the Closing by Buyer to Seller, pursuant to this Pledge Agreement;

     WHEREAS, Buyer has caused to be opened Account No. __________ (the "Bank Account") with [Bank] at its office at [Address], in the name of Buyer, as pledgor, subject to the security interest of Seller, as pledgee, and has caused such account to be credited with [$__________ amount equal to 20% of the Estimated Amount] in immediately available funds (the "Pledged Amount"); and

     WHEREAS, Buyer wishes to pledge and to grant a security interest in the Bank Account and the Pledged Amount to Seller as herein provided;

     NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1. Pledge. Buyer hereby pledges and grants to Seller a security interest in the following collateral (the "Collateral"):

          (a) the Bank Account and all certificates and instruments, if any, from time to time representing or evidencing the Bank Account;

          (b) the Pledged Amount and all certificates and instruments, if any, from time to time representing or evidencing the Pledged Amount;

          (c) all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Collateral or otherwise credited to the Bank Account; and

          (d) all proceeds of any and all of the foregoing Collateral.

     Section 2. Security for Obligations. This Pledge Agreement and the security interest in and pledge of the Collateral hereunder secures the payment to Seller of all obligations of Buyer owed to Seller now or hereafter existing under the Purchase Agreement and any fees and expenses (including attorney's fees) incurred in connection with the successful exercise by the secured party of any of its remedies hereunder (all such obligations of Buyer being referred to hereinafter as the "Obligations").

     Section 3. Maintaining the Account. Title to the Bank Account and the Pledged Amount shall remain and reside in Buyer but subject to the rights of Seller hereunder, until the proceeds of the Pledged Amount are distributed to the parties, as their interests may appear, pursuant to the terms of the Purchase Agreement. So long as any Obligations of Buyer are outstanding, it shall be a term and condition of the Bank Account, except as otherwise provided by the provisions of Section 8 of this Pledge Agreement, that no amount (including interest on the Bank

Account) shall be paid or released to or for the account of or withdrawn by or for the account of Buyer or any other person or entity from the Bank Account.

     Section 4. Investing of Amounts in the Account. Buyer may from time to time
(i) invest amounts on deposit in the Bank Account in such notes, certificates of deposit and other debt instruments as Buyer may select and Seller may approve ("Permitted Investments") and (ii) invest interest paid on the Permitted Investments referred to in clause (i) above, and reinvest other proceeds of any such Permitted Investments which may mature or be sold, in each case in such Permitted Investments as Buyer may select and Seller may approve. Seller hereby approves any U.S. Treasury security having a remaining maturity of 30 days or less. Interest and proceeds that are not invested or reinvested in Permitted Investments as provided above shall be deposited and held in the Bank Account.

     Section 5. Representations and Warranties.

     (a) Buyer represents that it is the legal and beneficial owner of the Collateral free and clear of any lien, security interest, option or other charge or encumbrance except for the security interest created by this Pledge Agreement.

     (b) Buyer represents that the pledge of the Collateral pursuant to this Pledge Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment of the Obligations.

     (c) Buyer represents that no consent of any other person or entity and no authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required (i) for the pledge by Buyer of the Collateral pursuant to this Pledge Agreement or for the execution, delivery or performance of this Pledge Agreement by Buyer, (ii) for the perfection or maintenance of the security interest created hereby (including the first priority nature of such security interest) or (iii) for the exercise by Seller of its rights and remedies hereunder.

     (d) Buyer and Seller represent that there are no conditions precedent to the effectiveness of this Pledge Agreement that have not been satisfied or waived.

     Section 6. Further Assurances. Seller and Buyer agree that at any time and from time to time, at the expense of Seller and Buyer, Seller and Buyer will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Seller may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Seller to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

     Section 7. Transfers and Other Liens. Buyer agrees that it will not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or (ii) create or permit to exist any lien, security interest option or other charge or encumbrance upon or with respect to any of the Collateral except for the security interest under this Pledge Agreement.

     Section 8. Withdrawals Upon Final Determination of the Purchase Price Adjustment. Upon the final determination of the Purchase Price pursuant to
Section 1.6 of the Purchase Agreement, (i) Seller hereby releases its right and security interest in the Pledged Amount (but not in the proceeds thereof, to the extent such proceeds are due to Seller pursuant to said Section 1.6) without any further action required on the part of Seller, (ii) Buyer shall retain any amounts to which it is entitled under Section 1.6 of the Purchase Agreement and
(iii) Buyer shall deliver to Seller the remaining amount in the Pledged Amount, if any.

     Section 9. Remedies. Seller shall have all rights and remedies available to a secured creditor under the New York Uniform Commercial Code (the "Code").

     Section 10. Expenses. Notwithstanding anything in this Pledge Agreement to the contrary, whether or not the transactions contemplated by this Pledge Agreement shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Pledge Agreement, except to the extent provided in Section 2 hereof.

     Section 11. Amendments, Etc. No amendment or waiver of any provision of this Pledge Agreement, and no consent to any departure by Buyer herefrom shall in any event be effective unless the same shall be in writing and signed by Seller, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     Section 12. Addresses For Notices. All notices and other communications provided for hereunder shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


     (a)  if to Buyer, to:

          AnnTaylor, Inc.
          142 West 57th Street
          New York, New York 10016
          Attention: Paul E. Francis
          Telecopy: (212) 541-3299

          with a copy to:

          AnnTaylor, Inc.
          142 West 57th Street
          New York, New York 10016
          Attention: Jocelyn F.L. Barandiaran
          Telecopy: (212) 541-3299

          and a further copy to:

          Skadden, Arps, Slate, Meagher & Flom
          One Rodney Square
          7th Floor
          Wilmington, DE 19801
          Attention: Patricia Moran Chuff
          Telecopy: 302-651-3001

          and

     (b)  if to Seller, to

          Cygne Designs, Inc.
          1372 Broadway
          New York, New York
          Attention: Bernard M. Manuel
          Telecopy: (212) 921-8318

          with a copy to:

          Cygne Designs, Inc.
          1372 Broadway
          New York, New York
          Attention: Paul D. Baiocchi
          Telecopy: (212) 921-8318

          and a further copy to:

          Fulbright & Jaworski L.L.P.
          666 Fifth Avenue
          New York, New York 10103
          Attention: Roy L. Goldman
          Telecopy: (212) 752-5958

     Section 13. Continual Security Interest; Termination. This Pledge Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the payment in full of the Obligations and all other amounts payable under this Pledge Agreement, (ii) be binding upon Buyer, its successors and assigns, and (iii) inure to the benefit of, and be enforceable by, Seller and its respective successors, transferees and assigns.


     Section 14. Governing Law; Terms. This Pledge Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any applicable principles of conflicts of law.

Unless otherwise defined herein or in the Purchase Agreement, terms defined in
Article 9 of the Code are used herein as therein defined.

     IN WITNESS WHEREOF, Buyer and Seller have caused this Pledge Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                             ANNTAYLOR, INC.

                                              By: _____________________________
                                                Name:
                                                Title:

                                             CYGNE DESIGNS, INC.

                                              By: _____________________________
                                                Name:
                                                Title:

                                                                      EXHIBIT F

                                   TERM SHEET

                        NY Transition Services Agreement

ACCESS TO CAM-CAD EQUIPMENT        Buyer shall allow up to two (2) of Seller's
                                   employees access to the CAM-CAD marking and grading work stations free of charge from the date of the Closing through the end of fiscal 1996.

OPTION TO PURCHASE                 Seller shall have the option to purchase the
                                   CAM-CAD equipment at the end of fiscal 1996 at its net book value.

ACCESS TO SAMPLE ROOM AND          Buyer shall allow up to three (3)
EQUIPMENT                          patternmakers and up to six (6) sewersto use
                                   the sample room and related equipment free of charge from the date of the Closing through the sixty (60)-day period following the date of the Closing.

                                                                      EXHIBIT G

                                   TERM SHEET

                       Miami Transition Services Agreement

WAREHOUSE RENTAL PAYMENT           Buyer shall pay to Seller $40,000 per year
                                   (representing 50% of the amount of the rent paid by Seller under the Miami Lease applicable to the portion of the Miami
                                   Facility relating to the trim and
                                   consolidation warehouse) for a period of two
                                   (2) years from the Closing Date.

WAREHOUSE LABOR PAYMENTS           Seller shall provide to Buyer trim and
                                   consolidation services of five (5) employees of Seller at the Miami Facility and Buyer shall pay to Seller an amount equal to 50% of the labor costs associated with such employees for a period of two (2) years from the Closing Date, subject to earlier termination by Buyer upon ninety (90) days' notice to Seller.

EXPIRATION OF MIAMI LEASE          Upon expiration of the current rent term of
                                   the Miami Lease on January 20, 1997: (i) in the event that Seller does not renew the Miami Lease and ceases its Miami trim and consolidation operations, then the Miami
                                   Transition Services Agreement shall
                                   terminate; and (ii) in the event that Seller does not renew the Miami Lease but relocates and continues the Miami trim and consolidation operations in another facility, then the Miami Transition Services
                                   Agreement shall apply to the new facility.

                                                                     EXHIBIT H

                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT is made and entered into as of the _____ day of August, 1996, by and between AnnTaylor Stores Corporation, a Delaware corporation ("ATSC"), AnnTaylor, Inc., a Delaware corporation and wholly owned subsidiary of ATSC ("ATI" and, together with ATSC, "Ann Taylor"), Cygne Designs, Inc., a Delaware corporation ("Cygne"), and Mr. Bernard M. Manuel
("Consultant").

                              W I T N E S S E T H :

     WHEREAS, pursuant to that certain Stock and Asset Purchase Agreement, dated as of June 7, 1996, among ATSC, ATSI, Cygne and Cygne Group (F.E.) Limited, a Hong Kong corporation and wholly owned subsidiary of Cygne ("CGFE"), ATI acquired from Cygne (i) all of the shares of common stock, par value $.01 per share, of CAT US, Inc., a Delaware corporation ("CAT-US"), owned by Cygne; and
(ii) certain of the assets of Cygne's AnnTaylor Woven Division (the "Division");

     WHEREAS, pursuant to the Purchase Agreement, ATI acquired from CGFE all of the shares of common stock, par value $1 HK per share, of C.A.T. (Far East) Limited, a Hong Kong corporation ("CAT-Far East" and, together with CAT-US, "CAT"), owned by CGFE;

     WHEREAS, CAT serves as a fully dedicated sourcing capability for ATI;

     WHEREAS, prior to the date hereof, Cygne, through the Division, served as a private label designer, merchandiser and manufacturer of women's apparel for ATI;

     WHEREAS, Consultant is the Chairman and Chief Executive Officer of Cygne with particular expertise regarding sourcing of fabric and materials, particularly with respect to suppliers and factories in Hong Kong and Asia; and

     WHEREAS, Ann Taylor, as partial consideration for the transactions contemplated by the Purchase Agreement, desires to obtain, and Cygne and Consultant desire that Consultant provide, information, consultation, advice and other services in aid of Ann Taylor's business, all subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions contained herein, Ann Taylor, Cygne and Consultant, intending to be legally bound, agree as follows:


     1. Engagement of Consultant.


     (a) Cygne hereby covenants and agrees to make make Consultant available to provide services to Ann Taylor upon the terms and conditions set forth herein. Consultant hereby agrees to act as a consultant to and on behalf of Ann Taylor in accordance with the terms and conditions set forth herein. Cygne, Consultant and Ann Taylor agree that Consultant will provide services to Ann Taylor not in excess of thirty percent (30%) of his business time and that Consultant will continue his duties as Chairman and Chief Executive Officer of Cygne. Cygne agrees to allow Consultant reasonable time to perform his duties as a consultant to Ann Taylor on a timely basis, provided, however, that the performance of such duties shall be at mutually agreeable times that do not unreasonably interfere with Consultant's continuing obligations to Cygne.

     (b) Cygne shall cause Consultant to, at the request of the President of Ann Taylor, provide Ann Taylor information, consultation and advice on fabric and material sourcing, particularly with respect to suppliers and factories in Hong Kong and Asia.

     (c) Cygne shall cause Consultant, and Consultant hereby agrees, to diligently and faithfully serve Ann Taylor and to devote his reasonable best efforts, his highest talents and skills, and all necessary time and attention in providing the information, consultation and advice requested pursuant to paragraph (b) of this Section 1; provided that Consultant shall not, without the consent of Cygne and Consultant, be required to travel outside HongKong. Cygne hereby consents to the allocation of up to thirty percent (30%) of Consultant's business time to perform services under this Agreement.

     2. Term of Agreement. Unless terminated at an earlier date in accordance with Section 4 of this Agreement, the term of this Agreement shall commence on the date of this Agreement and shall end on the third anniversary thereof (the "Expiration Date").

     3. Payment for Services.


     (a) Consultant's Fee. In consideration of Cygne causing Consultant to perform the services provided for in this Agreement, Ann Taylor shall pay to Cygne, at such time and in the manner as set forth in Section 3(b) hereof, a fee of $225,000 per year (the "Consultant's Fee"). Ann Taylor shall not provide Consultant with any compensation or benefits, including, but not limited to, medical or pension benefits, bonuses or vacation, holiday or sick pay.

     (b) Time Of Payment. The Consultant's Fee shall be due and payable to Cygne by Ann Taylor in quarterly installments commencing on the date hereof; provided, however, that the first installment shall be prorated to reflect the remaining days of the current fiscal quarter.

     (c) Reimbursement Of Expenses. Ann Taylor shall reimburse Cygne or Consultant, as the case may be, for all reasonable out-of-pocket expenses incurred by Cygne or Consultant in connection with the performance of Consultant's services hereunder in accordance with AnnTaylor's travel policies.


     4. Termination.


     (a) Death. This Agreement shall terminate upon the Consultant's death.

     (b) Termination by Default. Each of the following shall constitute, without limitation or restriction, an event of default under this Agreement, in which case, the non-defaulting party may give the other notice that this Agreement shall terminate on the date selected by the non-defaulting party and set forth in such notice (the "Termination Date"), unless cured as specified below:

          (i) If either Ann Taylor or Cygne shall, whether by action or inaction, breach in any material respect any obligation under this Agreement, including a material failure by Consultant to perform his duties and responsibilities hereunder, and such breach is not remedied within thirty (30) days after written notice thereof from the non-defaulting party;

          (ii) If, for any reason, Consultant shall be convicted of a felony; or if Consultant shall be convicted of any other crime as a result of which his ability to perform the services described in Section 1 hereof is materially impaired;

          (iii) If there has been fraud, bad faith or willful misconduct on the part of Cygne or Consultant in connection with the performance of Consultant's duties and responsibilities hereunder;

          (iv) If Ann Taylor institutes proceedings relief under the United States Bankruptcy Code or any similar law, or consents to entry of an order for relief against it in any bankruptcy or insolvency proceeding or similar proceeding, or files a petition or answer or consent for reorganization or other relief under any bankruptcy act or similar law, or consents to the filing against it, of any petition for the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of it, or of any substantial part of its property, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or fails to pay its debts as they become due or takes any action in furtherance of the foregoing; or

          (v) If Cygne or Consultant breaches in any manner Section 5 hereof.

     (c) Effect of Termination. Upon termination of this Agreement, Cygne's obligation to cause Consultant to provide services to Ann Taylor hereunder, and Ann Taylor's obligation to make payment to Cygne under Section 3 hereof, shall terminate, except that AnnTaylor shall be obligated to reimburse all expenses incurred through the termination date in accordance with Section 3(b) hereof.


     5. Confidentiality.


     (a) Proprietary Information. Each of Cygne and Consultant acknowledges and agrees that during the course of the provision of Consultant's services to Ann Taylor, Consultant may be exposed to sensitive data and information concerning the business and affairs of Ann Taylor, including, without limitation, fabric, product and merchandise designs, and that all of such data and information, financial plans, financial results, quantity or assortment of merchandise orders or plans and inventory levels (collectively, the "Proprietary Information") are vital, sensitive, confidential and proprietary to Ann Taylor.

     (b) Consultant's Agreement. In consideration of the Purchase Price (as defined in the Purchase Agreement) to be paid by Ann Taylor to Cygne in connection with the transactions contemplated by the Purchase Agreement, Consultant agrees to the covenants and restrictions set forth in this Section 5.

     (c) Cygne's Agreement. In consideration of the Purchase Price to be paid by Ann Taylor to Cygne in connection with the transactions contemplated by the Purchase Agreement, Cygne agrees to the covenants and restrictions set forth in this Section 5.

     (d) Trade Secret Status. Each of Cygne and Consultant expressly acknowledges the trade secret status of the Proprietary Information and acknowledges that the Proprietary Information constitutes a protectable business interest of Ann Taylor, and covenants and agrees that during the term of the engagement hereunder and at all times after the expiration or termination of such engagement, neither Cygne nor Consultant shall, directly or indirectly, whether, in the case of Consultant, individually, as a director, stockholder, owner, partner, employee, principal or agent of or consultant to any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Proprietary Information, other than in the proper performance of the duties contemplated herein during the term of the engagement hereunder. Cygne's and Consultant's obligations under this Section 5(d) with respect to particular Proprietary Information shall terminate only at such time (if any) as the Proprietary Information in question becomes generally known to the public other than through a breach of either Cygne's or Consultant's obligations hereunder.

     (e) Return of Proprietary Information. Each of Cygne and Consultant acknowledges and agrees that all records or documents containing Proprietary Information prepared by Consultant or coming into his possession by virtue of the engagement are and shall remain the property of Ann Taylor and that, upon termination or expiration of this engagement, Consultant shall return immediately to Ann Taylor all such items in his possession, together with all copies and extracts, and will destroy all summaries thereof and any such information stored electronically on tapes, computer disks or in any other manner.

     (f) Consultant Non-solicitation. Consultant agrees that during the term of this Agreement and for a period of one (1) year thereafter he shall not, directly or indirectly, induce or solicit (or authorize or assist in the taking of any such actions by any third party) any employee or consultant of Ann Taylor to leave his or her business association with Ann Taylor.

     (g) Cygne Non-Solicitation. Cygne agrees that during the term of this Agreement and for a period of one (1) year thereafter it shall not, directly or indirectly, induce or solicit (or authorize or assist in the taking of any such actions by any third party) any employee or consultant of Ann Taylor to leave his or her business association with Ann Taylor.

     (h) Ann Taylor Non-Solicitation. Ann Taylor agrees that during the term of this Agreement and for a period of one (1) year thereafter it shall not, directly or indirectly, induce or solicit (or authorize or assist in the taking of any such actions by any third party) any employee or consultant of Cygne to leave his or her business association with Cygne.

     (i) Acknowledgment. Consultant and Cygne acknowledge and agree that the covenants set forth in this Section 5 and each subsection hereof are reasonable and necessary for the protection of Ann Taylor's business interests, that irreparable injury will result to Ann Taylor if Consultant or Cygne breaches any of the terms of said covenants, and that in the event of Consultant's or Cygne's actual or threatened breach of any such covenants, Ann Taylor will have no adequate remedy at law. Cygne and Consultant accordingly agree that in the event of any actual or threatened breach by Consultant of any of said covenants, Ann Taylor shall be entitled to immediate injunctive and other equitable relief without bond and without the necessity of showing actual monetary damages. Cygne accordingly agrees that in the event of any actual or threatened breach by Cygne of any of said covenants, Ann Taylor shall be entitled to immediate injunctive and other equitable relief without bond and without the necessity of showing actual monetary damages. Notwithstanding the provisions of Section 9 hereof, such equitable relief may be sought in any court of competent jurisdiction. Nothing contained herein shall be construed as prohibiting Ann Taylor from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

     (j) The provisions of this Section 5 shall survive the expiration or termination of this Agreement, and any of the arrangements contained herein, and shall be binding upon Consultant's, Cygne's and Ann Taylor's corporate or personal successors and assigns.

     6. Representations and Warranties of Consultant. Consultant represents and warrants to Cygne and Ann Taylor that he has full legal power and authority to enter into this Agreement, perform all of his obligations hereunder and to consummate the transactions contemplated hereby.

     7. Consultant's Independence and Discretion.


     (a) Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or as agent of the others, or, as between Ann Taylor and Consultant, as employer and employee. By virtue of the relationship described herein, Consultant's relationship to Ann Taylor during the term of this Agreement shall only be that of an independent contractor and the Consultant shall perform all services pursuant to this Agreement as an independent contractor. The Consultant shall not provide any services under Ann Taylor's business name and shall not present himself as an agent or employee of Ann Taylor and shall have no authority to enter into any binding obligation on behalf of Ann Taylor.

     (b) Subject to the terms of this Agreement, the manner, means, details or methods by which the Consultant performs his obligations under this Agreement shall be determined by Cygne, subject to the reasonable satisfaction of Ann Taylor.

     (c) Each of Cygne and Consultant acknowledges and agrees that Ann Taylor shall not provide to Consultant any unemployment, disability, workers' compensation or medical insurance or any other employee benefits. Payments to Cygne under Section 3 hereof shall not be subject to withholding taxes or other employment taxes.


     8. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration before three
(3) arbitrators selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association in the City of New York. Arbitration as provided herein shall be the exclusive means for determination of all matters as above provided, and any decision and award of the arbitrators shall be final, binding and conclusive upon the parties and such decision and award may be entered as a final judgment in any court of competent jurisdiction. Except as provided in Section 5(j) hereof, none of the parties shall institute any action or proceeding in any court of law or equity, state or federal, other than as may be necessary for purposes of enforcement of the arbitrators' decision and award hereunder.

     9. Consultant's Employment. Cygne and Consultant hereby acknowledge that Consultant's execution of this Agreement is a condition to Consultant's continued employment with Cygne.

     10. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, by mail (certified or registered mail, return receipt requested), by reputable overnight courier or by facsimile transmission (receipt of which is confirmed):


     (a)  If to ATSC or ATI, to:

          AnnTaylor Stores Corporation
          142 West 57th Street
          New York, New York 10019
          Attention:  General Counsel
          Facsimile:  (212) 541-3299

          with a copy to:

          Skadden, Arps, Slate, Meagher & Flom
          One Rodney Square
          Wilmington, Delaware 19801
          Attention: Patricia Moran Chuff, Esq.
          Facsimile:  (302) 651-3001

     (b)  If to Cygne, to:

          Cygne Designs, Inc.
          1372 Broadway
          New York, New York 10018
          Attention: General Counsel
          Facsimile: (212) 536-4174
          with a copy to:

          Fulbright and Jaworski, L.L.P.
          666 Fifth Avenue
          New York, New York 10103
          Attention: Roy L. Goldman, Esq.
          Facsimile: (212) 752-5958
          (c) If to Consultant, to:
          Cygne Designs, Inc.
          1372 Broadway
          New York, New York 10018
          Attention: Bernard M. Manuel
          Facsimile: (212) 536-4174

or to such other person or address as any party shall specify by notice in writing, given in accordance with this Section 10 to the other parties hereto. All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date on which so hand-delivered, on the third business day following the date on which so mailed, on the next business day following the date on which delivered to such overnight courier and on the date of such facsimile transmission and confirmation, except for a notice of change of person or address, which shall be effective only upon receipt thereof.


     11. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

     12. Severability. Should any provision of this Agreement, or any part thereof, for any reason be declared invalid or unenforceable, such declaration shall not affect the validity or enforceability of any other provision of this Agreement, or any other part thereof, all of which other provisions, and parts, shall remain in full force and effect, and the application of such invalid or unenforceable provision, or such part thereof, to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

     13. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but, except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by ATSC, ATI, Cygne or Consultant without the prior written consent of the other parties hereto; provided, however, that ATSC or ATI may assign any or all of its rights, interests or obligations hereunder to any one or more, direct or indirect, wholly owned subsidiaries of ATSC or ATI, provided, however, that no such assignment by ATSC or ATI shall limit or affect ATSC's or ATI's obligations hereunder; provided, further, however, that this Agreement shall automatically be assigned to and assumed by Consultant in the event that (i) Consultant's employment with Cygne is terminated; or (ii) Cygne is liquidated or dissolved, whether through Chapter 7 of the U.S. Bankruptcy Laws or otherwise; provided, however, that Consultant hereby agrees, in the event of any such assignment by Cygne and assumption by Consultant, to assume and perform all of Cygne's obligations hereunder, to the extent applicable.

     14. Amendment, Modification And Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of the parties hereto. Any failure by Cygne or Consultant, on the one hand, or ATSC or ATI, on the other hand, to comply with any term or provision of this Agreement may be waived by ATSC, ATI, Cygne or Consultant, respectively, at any time by an instrument in writing signed by or on behalf of ATSC, ATI, Cygne or Consultant, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

     15. Third-Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement is not intended, and shall not be deemed, to confer upon or give any person except the parties hereto and their respective successors and permitted assigns, any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement.

     16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     17. Interpretation. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

     18. Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to the principles of conflicts of law thereof.


     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

                                         ANNTAYLOR STORES CORPORATION

                                         By ___________________________________
                                            Name:
                                            Title:

                                         ANNTAYLOR, INC.

                                         By ___________________________________
                                            Name:
                                            Title:

                                         CYGNE DESIGNS, INC.

                                         By ___________________________________
                                            Name:
                                            Title:

                                         CONSULTANT

                                         By ___________________________________
                                                      Bernard M. Manuel
                                                          Consultant

                                                                       EXHIBIT I

                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT is made and entered into as of the ___ day of August, 1996, by and between AnnTaylor Stores Corporation, a Delaware corporation ("ATSC"), AnnTaylor, Inc., a Delaware corporation and wholly owned subsidiary of ATSC ("ATI" and, together with ATSC, "Ann Taylor"), Cygne Designs, Inc., a Delaware corporation ("Cygne"), and Mr. Irving Benson ("Consultant").

                              W I T N E S S E T H :

     WHEREAS, pursuant to that certain Stock and Asset Purchase Agreement, dated as of June 7, 1996, among ATSC, ATSI, Cygne and Cygne Group (F.E.) Limited, a Hong Kong corporation and wholly owned subsidiary of Cygne ("CGFE"), ATI acquired from Cygne (i) all of the shares of common stock, par value $.01 per share, of CAT US, Inc., a Delaware corporation ("CAT-US"), owned by Cygne; and
(ii) certain of the assets of Cygne's AnnTaylor Woven Division (the "Division");

     WHEREAS, pursuant to the Purchase Agreement, ATI acquired from CGFE all of the shares of common stock, par value $1 HK per share, of C.A.T. (Far East) Limited, a Hong Kong corporation ("CAT-Far East" and, together with CAT-US, "CAT"), owned by CGFE;

     WHEREAS, CAT serves as a fully dedicated sourcing capability for ATI;

     WHEREAS, prior to the date hereof, Cygne, through the Division, served as a private label designer, merchandiser and manufacturer of women's apparel for ATI;

     WHEREAS, Consultant is the President and Vice Chairman of Cygne with particular expertise regarding design, merchandising and product development; and

     WHEREAS, Ann Taylor, as partial consideration for the transactions contemplated by the Purchase Agreement, desires to obtain, and Cygne and Consultant desire that Consultant provide, information, consultation, advice and other services in aid of Ann Taylor's business, all subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions contained herein, Ann Taylor, Cygne and Consultant, intending to be legally bound, agree as follows:

  1. Engagement of Consultant.

          (a) Cygne hereby covenants and agrees to make Consultant available to provide services to Ann Taylor upon the terms and conditions set forth herein. Consultant hereby agrees to act as a consultant to and on behalf of Ann Taylor in accordance with the terms and conditions set forth herein. Cygne, Consultant and Ann Taylor agree that Consultant will provide services to Ann Taylor not in excess of thirty percent (30%) of his business time and that Consultant will continue his duties as President and Vice Chairman of Cygne. Cygne agrees to allow Consultant reasonable time to perform his duties as a consultant to Ann Taylor on a timely basis, PROVIDED, HOWEVER, that the performance of such duties shall be at mutually agreeable times that do not unreasonably interfere with Consultant's continuing obligations to Cygne.

          (b) Cygne shall cause Consultant to, at the request of the President of Ann Taylor, provide Ann Taylor information, consultation and advice on design, merchandising and product development.

          (c) Cygne shall cause Consultant, and Consultant hereby agrees, to diligently and faithfully serve Ann Taylor and to devote his reasonable best efforts, his highest talents and skills, and all necessary time and attention in providing the information, consultation and advice requested pursuant to paragraph (b) of this Section 1; provided that Consultant shall not, without the consent of Cygne and Consultant, be required to travel outside New York. Cygne hereby consents to the allocation of up to thirty percent (30%) of Consultant's business time to perform services under this Agreement.

     2. Term of Agreement. Unless terminated at an earlier date in accordance with Section 4 of this Agreement, the term of this Agreement shall commence on the date of this Agreement and shall end on the third anniversary thereof (the "Expiration Date").

  3. Payment for Services.

          (a) Consultant's Fee. In consideration of Cygne causing Consultant to perform the services provided for in this Agreement, Ann Taylor shall pay to Cygne, at such time and in the manner as set forth in Section 3(b) hereof, a fee of $225,000 per year (the "Consultant's Fee"). Ann Taylor shall not provide Consultant with any compensation or benefits, including, but not limited to, medical or pension benefits, bonuses or vacation, holiday or sick pay.

          (b) Time of Payment. The Consultant's Fee shall be due and payable to Cygne by Ann Taylor in quarterly installments commencing on the date hereof; provided, however, that the first installment shall be prorated to reflect the remaining days of the current fiscal quarter.

          (c) Reimbursement of Expenses. Ann Taylor shall reimburse Cygne or Consultant, as the case may be, for all reasonable out-of-pocket expenses incurred by Cygne or Consultant in connection with the performance of Consultant's services hereunder in accordance with AnnTaylor's travel policies.

  4. Termination.

          (a) Death. This Agreement shall terminate upon the Consultant's death.

          (b) Termination by Default. Each of the following shall constitute, without limitation or restriction, an event of default under this Agreement, in which case, the non-defaulting party may give the other notice that this Agreement shall terminate on the date selected by the non-defaulting party and set forth in such notice (the "Termination Date"), unless cured as specified below:

               (i) If either Ann Taylor or Cygne shall, whether by action or inaction, breach in any material respect any obligation under this Agreement, including a material failure by Consultant to perform his duties and responsibilities hereunder, and such breach is not remedied within thirty (30) days after written notice thereof from the non-defaulting party;

               (ii) If, for any reason, Consultant shall be convicted of a felony; or if Consultant shall be convicted of any other crime as a result of which his ability to perform the services described in
          Section 1 hereof is materially impaired;

               (iii) If there has been fraud, bad faith or willful misconduct on the part of Cygne or Consultant in connection with the performance of Consultant's duties and responsibilities hereunder;

               (iv) If Ann Taylor institutes proceedings relief under the United States Bankruptcy Code or any similar law, or consents to entry of an order for relief against it in any bankruptcy or insolvency proceeding or similar proceeding, or files a petition or answer or consent for reorganization or other relief under any bankruptcy act or similar law, or consents to the filing against it, of any petition for the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of it, or of any substantial part of its property, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or fails to pay its debts as they become due or takes any action in furtherance of the foregoing; or

               (v) If Cygne or Consultant breaches in any manner Section 5 hereof.

          (c) Effect of Termination. Upon termination of this Agreement, Cygne's obligation to cause Consultant to provide services to Ann Taylor hereunder, and Ann Taylor's obligation to make payment to Cygne under Section 3 hereof, shall terminate, except that AnnTaylor shall be obligated to reimburse all expenses incurred through the termination date in accordance with Section 3(b) hereof.

    5. Confidentiality.

          (a) Proprietary Information. Each of Cygne and Consultant acknowledges and agrees that during the course of the provision of Consultant's services to Ann Taylor, Consultant may be exposed to sensitive data and information concerning the business and affairs of Ann Taylor, including, without limitation, fabric, product and merchandise designs, and that all of such data and information, financial plans, financial results, quantity or assortment of merchandise orders or plans and inventory levels (collectively, the "Proprietary Information") are vital, sensitive, confidential and proprietary to Ann Taylor.

          (b) Consultant's Agreement. In consideration of the Purchase Price (as defined in the Purchase Agreement) to be paid by Ann Taylor to Cygne in connection with the transactions contemplated by the Purchase Agreement, Consultant agrees to the covenants and restrictions set forth in this
     Section 5.

          (c) Cygne's Agreement. In consideration of the Purchase Price to be paid by Ann Taylor to Cygne in connection with the transactions contemplated by the Purchase Agreement, Cygne agrees to the covenants and restrictions set forth in this Section 5.

          (d) Trade Secret Status. Each of Cygne and Consultant expressly acknowledges the trade secret status of the Proprietary Information and acknowledges that the Proprietary Information constitutes a protectable business interest of Ann Taylor, and covenants and agrees that during the term of the engagement hereunder and at all times after the expiration or termination of such engagement, neither Cygne nor Consultant shall, directly or indirectly, whether, in the case of Consultant, individually, as a director, stockholder, owner, partner, employee, principal or agent of or consultant to any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Proprietary Information, other than in the proper performance of the duties contemplated herein during the term of the engagement hereunder. Cygne's and Consultant's obligations under this Section 5(d) with respect to particular Proprietary Information shall terminate only at such time (if any) as the Proprietary Information in question becomes generally known to the public other than through a breach of either Cygne's or Consultant's obligations hereunder.

          (e) Return of Proprietary Information. Each of Cygne and Consultant acknowledges and agrees that all records or documents containing Proprietary Information prepared by Consultant or coming into his possession by virtue of the engagement are and shall remain the property of Ann Taylor and that, upon termination or expiration of this engagement, Consultant shall return immediately to Ann Taylor all such items in his possession, together with all copies and extracts, and will destroy all summaries thereof and any such information stored electronically on tapes, computer disks or in any other manner.

          (f) Consultant Non-Solicitation. Consultant agrees that during the term of this Agreement and for a period of one (1) year thereafter he shall not, directly or indirectly, induce or solicit (or authorize or assist in the taking of any such actions by any third party) any employee or consultant of Ann Taylor to leave his or her business association with Ann Taylor.

          (g) Cygne Non-Solicitation. Cygne agrees that during the term of this Agreement and for a period of one (1) year thereafter it shall not, directly or indirectly, induce or solicit (or authorize or assist in the taking of any such actions by any third party) any employee or consultant of Ann Taylor to leave his or her business association with Ann Taylor.

          (h) Ann Taylor Non-Solicitation. Ann Taylor agrees that during the term of this Agreement and for a period of one (1) year thereafter it shall not, directly or indirectly, induce or solicit (or authorize or assist in the taking of any such actions by any third party) any employee or consultant of Cygne to leave his or her business association with Cygne.

          (i) Acknowledgment. Consultant and Cygne acknowledge and agree that the covenants set forth in this Section 5 and each subsection hereof are reasonable and necessary for the protection of Ann Taylor's business interests, that irreparable injury will result to Ann Taylor if Consultant or Cygne breaches any of the terms of said covenants, and that in the event of Consultant's or Cygne's actual or threatened breach of any such covenants, Ann Taylor will have no adequate remedy at law. Cygne and Consultant accordingly agree that in the event of any actual or threatened breach by Consultant of any of said covenants, Ann Taylor shall be entitled to immediate injunctive and other equitable relief without bond and without the necessity of showing actual monetary damages. Cygne accordingly agrees that in the event of any actual or threatened breach by Cygne of any of said covenants, Ann Taylor shall be entitled to immediate injunctive and other equitable relief without bond and without the necessity of showing actual monetary damages. Notwithstanding the provisions of Section 9 hereof, such equitable relief may be sought in any court of competent jurisdiction. Nothing contained herein shall be construed as prohibiting Ann Taylor from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

          (j) The provisions of this Section 5 shall survive the expiration or termination of this Agreement, and any of the arrangements contained herein, and shall be binding upon Consultant's, Cygne's and Ann Taylor's corporate or personal successors and assigns.

     6. Representations and Warranties of Consultant. Consultant represents and warrants to Cygne and Ann Taylor that he has full legal power and authority to enter into this Agreement, perform all of his obligations hereunder and to consummate the transactions contemplated hereby.

  7. Consultant's Independence and Discretion.

          (a) Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or as agent of the others, or, as between Ann Taylor and Consultant, as employer and employee. By virtue of the relationship described herein, Consultant's relationship to Ann Taylor during the term of this Agreement shall only be that of an independent contractor and the Consultant shall perform all services pursuant to this Agreement as an independent contractor. The Consultant shall not provide any services under Ann Taylor's business name and shall not present himself as an agent or employee of Ann Taylor and shall have no authority to enter into any binding obligation on behalf of Ann Taylor.

          (b) Subject to the terms of this Agreement, the manner, means, details or methods by which the Consultant performs his obligations under this Agreement shall be determined by Cygne, subject to the reasonable satisfaction of Ann Taylor.

          (c) Each of Cygne and Consultant acknowledges and agrees that Ann Taylor shall not provide to Consultant any unemployment, disability, workers' compensation or medical insurance or any other employee benefits. Payments to Cygne under Section 3 hereof shall not be subject to withholding taxes or other employment taxes.

     8. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration before three
(3) arbitrators selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association in the City of New York. Arbitration as provided herein shall be the exclusive means for determination of all matters as above provided, and any decision and award of the arbitrators shall be final, binding and conclusive upon the parties and such decision and award may be entered as a final judgment in any court of competent jurisdiction. Except as provided in Section 5(j) hereof, none of the parties shall institute any action or proceeding in any court of law or equity, state or federal, other than as may be necessary for purposes of enforcement of the arbitrators' decision and award hereunder.

     9. Consultant's Employment. Cygne and Consultant hereby acknowledge that Consultant's execution of this Agreement is a condition to Consultant's continued employment with Cygne.

     10. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, by mail (certified or registered mail, return receipt requested), by reputable overnight courier or by facsimile transmission (receipt of which is confirmed):

                (a) If to ATSC or ATI, to:
                    AnnTaylor Stores Corporation
                    142 West 57th Street
                    New York, New York 10019
                    Attention: General Counsel
                    Facsimile: (212) 541-3299

                    with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom
                    One Rodney Square
                    Wilmington, Delaware 19801
                    Attention: Patricia Moran Chuff, Esq.
                    Facsimile: (302) 651-3001

                (b) If to Cygne, to:

                    Cygne Designs, Inc.
                    1372 Broadway
                    New York, New York 10018
                    Attention: General Counsel
                    Facsimile: (212) 536-4174
                    with a copy to:
                    Fulbright and Jaworski, L.L.P.
                    666 Fifth Avenue
                    New York, New York 10103
                    Attention: Roy L. Goldman, Esq.
                    Facsimile: (212) 752-5958

                (c) If to Consultant, to:

                    Cygne Designs, Inc.
                    1372 Broadway
                    New York, New York 10018
                    Attention: Irving Benson
                    Facsimile: (212) 536-4174

or to such other person or address as any party shall specify by notice in writing, given in accordance with this Section 10 to the other parties hereto. All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date on which so hand-delivered, on the third business day following the date on which so mailed, on the next business day following the date on which delivered to such overnight courier and on the date of such facsimile transmission and confirmation, except for a notice of change of person or address, which shall be effective only upon receipt thereof.

     11. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

     12. Severability. Should any provision of this Agreement, or any part thereof, for any reason be declared invalid or unenforceable, such declaration shall not affect the validity or enforceability of any other provision of this Agreement, or any other part thereof, all of which other provisions, and parts, shall remain in full force and effect, and the application of such invalid or unenforceable provision, or such part thereof, to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permittedby law.

     13. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but, except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by ATSC, ATI, Cygne or Consultant without the prior written consent of the other parties hereto; provided, however, that ATSC or ATI may assign any or all of its rights, interests or obligations hereunder to any one or more, direct or indirect, wholly owned subsidiaries of ATSC or ATI, provided, however, that no such assignment by ATSC or ATI shall limit or affect ATSC's or ATI's obligations hereunder; provided, further, however, that this Agreement shall automatically be assigned to and assumed by Consultant in the event that (i) Consultant's employment with Cygne is terminated; or (ii) Cygne is liquidated or dissolved, whether through Chapter 7 of the U.S. Bankruptcy Laws or otherwise; provided, however, that Consultant hereby agrees, in the event of any such assignment by Cygne and assumption by Consultant, to assume and perform all of Cygne's obligations hereunder, to the extent applicable.

     14. Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of the parties hereto. Any failure by Cygne or Consultant, on the one hand, or ATSC or ATI, on the other hand, to comply with any term or provision of this Agreement may be waived by ATSC, ATI, Cygne or Consultant, respectively, at any time by an instrument in writing signed by or on behalf of ATSC, ATI, Cygne or Consultant, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

     15. Third-Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement is not intended, and shall not be deemed, to confer upon or give any person except the parties hereto and their respective successors and permitted assigns, any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement.

     16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     17. Interpretation. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

     18. Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to the principles of conflicts of law thereof.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.


                                          ANNTAYLOR STORES CORPORATION

                                          By __________________________________
                                                Name:
                                                Title:



                                          ANNTAYLOR, INC.

                                          By __________________________________
                                                Name:
                                                Title:



                                          CYGNE DESIGNS, INC.

                                          By __________________________________
                                                Name:
                                                Title:



                                          CONSULTANT

                                          By __________________________________
                                                      Irving Benson
                                                        Consultant

                                                                       EXHIBIT J

                             STOCKHOLDERS AGREEMENT

     STOCKHOLDERS AGREEMENT, dated as of August __, 1996 (the "Agreement"), among AnnTaylor Stores Corporation, a Delaware corporation (the "Company"), Cygne Designs, Inc., a Delaware corporation ("Cygne"), and Cygne Group (F.E.) Limited, a Hong Kong corporation and wholly owned subsidiary of Cygne ("CGFE" and, together with Cygne, "Holder").

     WHEREAS, pursuant to that certain Stock and Asset Purchase Agreement, dated as of June ___, 1996 (the "Purchase Agreement"), the Company has acquired (the "Acquisition") from Holder (i) all of the shares of common stock, par value $.01 per share, of CAT US, Inc., a Delaware corporation, and all of the HK $1 ordinary shares of C.A.T. (Far East) Limited, a Hong Kong corporation, owned by Holder and (ii) certain of the assets of Cygne's AnnTaylor Woven Division;

     WHEREAS, in consideration for the Acquisition, the Company has, among other things, issued to Holder ______ shares of common stock, par value $.0068 per share (the "Common Stock"), of the Company (the shares of Common Stock issued to Holder in consideration for the Acquisition are hereinafter referred to as the "Acquisition Shares"); and

     WHEREAS, the Company and Holder have determined that it is in their best interests that certain aspects of their relationship be regulated according to the terms and provisions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

Section 1.01 Definitions.

     As used in this Agreement, the following terms shall have the following meanings:

          The term "ACQUISITION" shall have the meaning ascribed to it in the second paragraph of the preamble.

          The term "ACQUISITION SHARES" shall have the meaning ascribed to it in the third paragraph of the preamble.

          The term "AFFILIATE" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

          The term "AGREEMENT" shall have the meaning ascribed to it in the first paragraph of the preamble.

          The term "COMMON STOCK" shall have the meaning ascribed to it in the third paragraph of the preamble.

          The term "COMPANY" shall have the meaning ascribed to it in the first paragraph of the preamble.

          The term "COMPANY OFFERING" shall mean the sale of equity securities of the Company, or securities convertible into or exchangeable or exercisable for equity securities of the Company, pursuant to a registration statement filed by the Company under the Securities Act (other than (i) a registration statement filed on Form S-4 or any successor form or (ii) a registration statement filed on Form S-8 or any successor form) respecting an underwritten offering, whether primary or secondary, that is declared effective by the SEC.

          The term "COMPANY SUBSIDIARY" shall mean any Person the majority of the outstanding voting securities or interests of which are owned by the Company, and shall include AnnTaylor Stores Corporation Finance Trust.

          The term "EFFECTIVE DATE" shall have the meaning ascribed to it in
     Section 2.02.

          The term "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

          The term "HOLDER" shall have the meaning ascribed to it in the first paragraph of the preamble.

          The term "LOSSES" shall have the meaning ascribed to it in Section 2.06(a).

          The term "PERSON" shall mean an individual, trustee, corporation, partnership, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, union, business association, firm or other entity.

          The term "PURCHASE AGREEMENT" shall have the meaning ascribed to it in the second paragraph of the preamble.

          The term "REGISTRATION EXPENSES" shall have the meaning ascribed to it in Section 2.05.

          The term "RULE 144" shall mean Rule 144 promulgated under the Securities Act (or any successor rule).

          The term "RULE 415 OFFERING" shall have the meaning ascribed to it in
     Section 2.01(a).

          The term "SEC" shall mean the Securities and Exchange Commission.

          The term "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

          The term "SHELF REGISTRATION STATEMENT" shall have the meaning ascribed to it in Section 2.01(a).

          The term "TRANSFER" shall mean any attempt to, directly or indirectly, offer, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of any of the Acquisition Shares, or the consummation of any such transactions, or the soliciting of any offers to purchase or otherwise acquire, or take a pledge of any of the Acquisition Shares.

                                   ARTICLE II

                              REQUIRED REGISTRATION

Section 2.01 Required Registration.

     (a) Form S-3. As promptly as practicable, but in no event later than fifteen (15) business days after the date on which the Acquisition closes, the Company shall use reasonable best efforts to prepare and file with the SEC a registration statement (the "Shelf Registration Statement") on Form S-3 or another appropriate form permitting registration of the Acquisition Shares so as to permit promptly the resale of the Acquisition Shares by Holder pursuant to an offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule) under the Securities Act (a "Rule 415 Offering") and shall use reasonable best efforts to cause the Shelf Registration Statement to be declared effective by the SEC as promptly as practicable.

     (b) Effectiveness. The Company shall use reasonable best efforts to keep the Shelf Registration Statement continuously effective under the Securities Act until the date that is the earliest to occur of (i) the date that all Acquisition Shares covered by the Shelf Registration Statement have been sold,
(ii) the third anniversary of the date hereof and (iii) when, in the written opinion of counsel to the Company, all outstanding Acquisition Shares held by persons which are not Affiliates of the Company may be resold without registration under the Securities Act pursuant to Rule 144(k) under the Act or any successor provision thereto.

     (c) Amendments/Supplements. The Company shall amend and supplement the Shelf Registration Statement and the prospectus contained therein if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or if required by the Securities Act; provided, however, that the Company may delay the filing of any such amendment or supplement for up to 90 days if the Company in good faith has a valid business reason for such delay.

     (d) Offerings. At any time after the effective date of the Shelf Registration Statement, Holder, subject to the restrictions and conditions contained herein, and to compliance which all applicable state and federal securities laws, shall have the right to dispose of all or any portion of the Acquisition Shares from time to time in negotiated or market transactions (which may include delivery to class action plaintiffs or a distribution to Holder's stockholders).

Section 2.02 Holdback Agreement.

     From and after the first anniversary of the date on which the Shelf Registration Statement is declared effective by the SEC (the "Effective Date"), upon the request of the Company, Holder shall not effect any public sale or distribution (including sales pursuant to Rule 144) of Acquisition Shares, during the ten (10)-day period prior to the date on which the Company has notified Holder that the Company intends to commence a Company Offering through the filing of a registration statement with the Securities and Exchange Commission, through the one hundred twenty (120)-day period immediately following the closing date of such Company Offering; provided, however, that Holder shall not be obligated to comply with this Section 2.02 on more than one
(1) occasion in any twelve (12)-month period.

Section 2.03 Blackout Provisions.

     The Company shall be deemed not to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the requisite period if the Company voluntarily takes any action that would result in Holder not being able to offer and sell any Acquisition Shares during that period, unless (i) such action is required by applicable law, (ii) upon the occurrence of any event contemplated by Section 2.04(a)(8) below, such action is taken by the Company in good faith and for valid business reasons or (iii) the continued effectiveness of the Shelf Registration Statement would require the Company to disclose a material financing, acquisition or other corporate development, and the proper officers of the Company shall have determined in good faith that such disclosure is not in the best interests of the Company and its stockholders, and, in the case of clause (ii) above, the Company thereafter promptly comply with the requirements of Section 2.04(a)(8) below; provided that the Company takes the same action in respect of the Shelf Registration Statement filed pursuant to that certain Registration Rights Agreement, dated as of April 25, 1996, between the Company and the Initial Purchasers named therein.

Section 2.04 Registration Procedures.

     (a) Procedures. In connection with the registration of the Acquisition Shares pursuant to this Agreement, the Company shall use reasonable best efforts to effect the registration and sale of the Acquisition Shares in accordance with Holder's intended method of disposition thereof and, in connection therewith, the Company shall as expeditiously as practicable:

          (1) prepare and file with the SEC the Shelf Registration Statement and use reasonable best efforts to cause the Shelf Registration Statement to become and remain effective in accordance with Section 2.01(a) and (b) above;

          (2) prepare and file with the SEC amendments and supplements to the Shelf Registration Statement and the prospectuses used in connection therewith in accordance with Section 2.01(c) above;

          (3) before filing with the SEC the Shelf Registration Statement or prospectus or any amendments or supplements thereto, the Company shall furnish to one counsel selected by Holder and one counsel for the underwriter or sales or placement agent, if any, in connection therewith, drafts of all such documents proposed to be filed and provide such counsel with a reasonable opportunity for review thereof and comment thereon, such review to be conducted and such comments to be delivered with reasonable promptness;

          (4) promptly (i) notify Holder of each of (x) the filing and effectiveness of the Shelf Registration Statement and each prospectus and any amendments or supplements thereto, (y) the receipt of any comments from the SEC or any state securities law authorities or any other governmental authorities with respect to any such Shelf Registration Statement or prospectus or any amendments or supplements thereto, and (z) any oral or written stop order with respect to such registration, any suspension of the registration or qualification of the sale of the Acquisition Shares in any jurisdiction or any initiation or threatening of any proceedings with respect to any of the foregoing and (ii) use reasonable best efforts to obtain the withdrawal of any order suspending the registration or qualification (or the effectiveness thereof) or suspending or preventing the use of any related prospectus in any jurisdiction with respect thereto;

          (5) furnish to Holder, the underwriters or the sales or placement agent, if any, and one counsel for each of the foregoing, a conformed copy of the Shelf Registration Statement and each amendment and supplement thereto (in each case, including all exhibits thereto) and such additional number of copies of such Shelf

     Registration Statement, each amendment and supplement thereto (in such case, without such exhibits), the prospectus (including each preliminary prospectus) included in such Shelf Registration Statement and prospectus supplements and all exhibits thereto and such other documents as Holder, underwriter, agent or such counsel may reasonably request in order to facilitate the disposition of the Acquisition Shares by Holder;

          (6) if requested by Holder or the managing underwriter or underwriters of a Rule 415 Offering, subject to approval of counsel to the Company in its reasonable judgment, promptly incorporate in a prospectus, supplement or post-effective amendment to the Shelf Registration Statement such information concerning underwriters and the plan of distribution of the Acquisition Shares as such managing underwriter or underwriters or Holder reasonably shall furnish to the Company in writing and request be included therein, including, without limitation, information with respect to the number of Acquisition Shares being sold by Holder to such underwriter or underwriters, the purchase price being paid therefor by such underwriter or underwriters and with respect to any other terms of the underwritten offering of the Acquisition Shares to be sold in such offering; and make all required filings of such prospectus, supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such prospectus, supplement or post-effective amendment;

          (7) use reasonable best efforts to register or qualify the Acquisition Shares under such securities or "blue sky" laws of such jurisdictions as Holder reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable Holder to consummate the disposition in such jurisdictions in which the Acquisition Shares are to be sold and keep such registration or qualification in effect for so long as the Shelf Registration Statement remains effective under the Securities Act (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph, (ii) subject itself to taxation in any such jurisdiction where it would not otherwise be subject to taxation but for this paragraph or (iii) consent to the general service of process in any jurisdiction where it would not otherwise be subject to general service of process but for this paragraph);

          (8) notify Holder, at any time when a prospectus relating to the Shelf Registration Statement is required to be delivered under the Securities Act, upon the discovery that, or of the happening of any event as a result of which, the Shelf Registration Statement, as then in effect, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading, and, subject to Section 2.03 above, promptly prepare and furnish to the Holder a supplement or amendment to the prospectus contained in the Shelf Registration Statement so that the Shelf Registration Statement shall not, and such prospectus as thereafter delivered to the purchasers of such Acquisition Shares shall not, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading;

          (9) cause all of the Acquisition Shares to be listed on each national securities exchange and included in each established over-the-counter market on which or through which the Common Stock is then listed or traded;

          (10) make available for inspection by Holder, any underwriter participating in any disposition pursuant to the Shelf Registration Statement, and any attorney, accountant or other agent retained by Holder or underwriter, all reasonably requested financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees, attorneys and independent accountants to supply all information reasonably requested by Holder, underwriters, attorneys, accountants or agents in connection with the Shelf Registration Statement; information which the Company determines, in good faith, to be confidential shall not be disclosed by such persons unless, subject to Section 2.03 above, (i) the disclosure of such information is required by applicable federal securities laws or is necessary to avoid or correct a misstatement or omission in such Shelf Registration Statement or
     (ii) the release of such information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction; Holder agrees, on its own behalf and on behalf of all of its underwriters, accountants, attorneys and agents, that the information obtained by any of them as a result of such inspections shall be deemed confidential unless and until such is made generally available to the public; Holder further agrees, on its own behalf and on behalf of all of its underwriters, accountants, attorneys and agents, that it will, upon learning that disclosure of such information is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the information deemed confidential; nothing contained herein shall require the Company to waive any attorney-client privilege or disclose attorney work product;

          (11) use reasonable best efforts to comply with all applicable laws related to the Shelf Registration Statement and offering and sale of securities and all applicable rules and regulations of governmental authorities in connection therewith (including, without limitation, the Securities Act and the Exchange Act, and the rules and regulations promulgated by the Commission) and make generally available to its security holders as soon as practicable (but in any event not later than fifteen
     (15) months after the effectiveness of the Shelf Registration Statement) an earnings statement of the Company and the Company Subsidiaries complying with Section 11(a) of the Securities Act;

          (12) use reasonable best efforts to furnish to Holder a signed counterpart of (x) an opinion of counsel for the Company and (y) a "comfort" letter signed by the independent public accountants who have certified the Company's financial statements included or incorporated by reference in such registration statement, covering such matters with respect to such registration statement and, in the case of the accountants' comfort letter, with respect to events subsequent to the date of such financial statements as are customarily covered in opinions of issuer's counsel and in accountants' comfort letters delivered to the underwriters in underwritten public offerings of securities for the account of, or on behalf of, a holder of common stock, such opinion and comfort letters to be dated the date that such opinion and comfort letters are customarily dated in such transactions; and

          (13) take other actions as Holder or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of the Acquisition Shares.

     (b) Further Agreements. Without limiting any of the foregoing, in the event that the sale of Acquisition Shares is to be made by or through an underwriter, the Company shall enter into an underwriting agreement with a managing underwriter or underwriters selected by Holder containing representations, warranties, indemnities and agreements customarily included (but not inconsistent with the agreements contained herein) by an issuer of common stock in underwriting agreements with respect to offerings of common stock for the account of, or on behalf of, holders of common stock; provided, however, that the Holder shall not utilize the Shelf Registration Statement for more than one underwritten offering during the term of this Agreement. In connection with the sale of Acquisition Shares hereunder, Holder may, at its option, require that any and all representations and warranties by, and the other agreements of, the Company to or for the benefit of such underwriter or underwriters (or which would be made to or for the benefit of such an underwriter or underwriter if such sale of Acquisition Shares were pursuant to a customary underwritten offering) be made to and for the benefit of Holder and that any or all of the conditions precedent to the obligations of such underwriter or underwriters (or which would be so for the benefit of such underwriter or underwriters under a customary underwriting agreement) be conditions precedent to the obligations of Holder in connection with the disposition of its securities pursuant to the terms hereof. In connection with any offering of Acquisition Shares registered pursuant to this Agreement, the Company shall, upon receipt of duly endorsed certificates representing the Acquisition Shares, (x) furnish to the underwriter, if any (or, if no underwriter, Holder), unlegended certificates representing ownership of Acquisition Shares being sold, in such denominations as requested, and (y) instruct any transfer agent and registrar of the Acquisition Shares to release any stop transfer order with respect thereto.

     Holder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in paragraph (8) of Section 2.04(a), Holder shall forthwith discontinue its disposition of Acquisition Shares pursuant to the Shelf Registration Statement and prospectus relating thereto until its receipt of the copies of the supplemented or amended prospectus contemplated by paragraph (8) of Section 2.04(a) and, if so directed by the Company, deliver to the Company all copies, other than permanent file copies, then in Holder's possession of the prospectus current at the time of receipt of such notice relating to the Acquisition Shares.

Section 2.05 Registration Expenses.

     All expenses incidental to the Company's performance of, or compliance with, its obligations under this Agreement including, without limitation, all registration and filing fees, all fees and expenses of compliance with securities and "blue sky" laws (including, without limitation, the fees and expenses of counsel for underwriters or placement or sales agents in connection with "blue sky" law compliance), all printing and copying expenses, all messenger and delivery expenses, all reasonable out-of-pocket expenses of underwriters and sales and placement agents in connection therewith (excluding discounts and commissions and the fees and expenses of counsel therefor), all fees and expenses of the Company's independent certified public accountants and counsel (including, without limitation, with respect to "comfort" letters and opinions) and other Persons retained by the Company in connection therewith (collectively, the "Registration Expenses"), shall be borne by the Company. The Company shall not be responsible for and shall not pay the fees and expenses of legal counsel, accountants, agents or experts retained by Holder in connection with the sale of the Acquisition Shares. The Company will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit and the expense of any liability insurance) and the expenses and fees for listing the Acquisition Shares on the New York Stock Exchange.

Section 2.06 Indemnification.

     (a) By the Company. The Company agrees to indemnify Holder, its officers, directors, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) Holder or such other indemnified Person against all losses, claims, damages, liabilities and expenses (collectively, the "Losses") caused by, resulting from or relating to any untrue or alleged untrue statement of material fact contained in the Shelf Registration Statement, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in, or alleged to be omitted from, any information furnished in writing to the Company by Holder or its underwriter or other agent expressly for use therein or by Holder's failure to deliver, or its underwriter's or other agent's failure to deliver, a copy of the Shelf Registration Statement or prospectus or any amendments or supplements thereto after the Company has furnished Holder with the requested number of copies of the same. In connection with an underwritten offering and without limiting any of the Company's other obligations under this Agreement, the Company shall indemnify such underwriters, their officers, directors, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such underwriters or such other indemnified Person to the same extent as provided above with respect to the indemnification of Holder.

     (b) By Holder. In connection with the Shelf Registration Statement, Holder shall furnish to the Company in writing information regarding Holder's ownership of Acquisition Shares and its intended method of distribution thereof and shall indemnify the Company, its directors, officers, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company or such other indemnified Person against all Losses caused by, resulting from or relating to any untrue or alleged untrue statement of material fact contained in the Shelf Registration Statement, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission or alleged untrue statement or omission (i) is caused by, results from or relates to, or is alleged to be omitted from, such information so furnished in writing by Holder or (ii) arises out of or results from Holder's failure to deliver, or its underwriter's or other agent's failure to deliver, a copy of the Shelf Registration Statement or prospectus or any amendments or supplements thereto after the Company has furnished Holder with the requested number of copies of the same; provided, however, that Holder shall not be liable for any claims hereunder in excess of the amount of net proceeds received by Holder from the sale of Acquisition Shares pursuant to the Shelf Registration Statement. In connection with an underwritten offering and without limiting any of Holder's other obligations under this Agreement, (i) Holder shall indemnify such underwriters, their officers, directors, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such underwriters or such other indemnified Person to the same extent as provided above with respect to the indemnification of the Company and (ii) Holder shall cause each underwriter of an underwritten offering to indemnify the Company, its directors, officers, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company or such indemnified Person against all Losses caused by, resulting from or relating to any untrue or alleged untrue statement of material fact contained in the Shelf Registration Statement, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission or alleged untrue statement or omission (x) is caused by, results from or relates to, or is alleged to be omitted from, such information furnished in writing by such underwriter or (y) arises out of or results from such underwriter's failure to delivery a copy of the Shelf Registration Statement or prospectus or any amendments or supplements thereto after the Company has furnished such underwriter with the requested number of copies of the same.

     (c) Notice. Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been prejudiced by such failure to provide such notice.

     (d) Defense of Actions. In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party, in which event the indemnified party shall be reimbursed by the indemnifying party for the reasonable expenses incurred in connection with retaining one separate legal counsel). An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent. The indemnifying party shall lose its right to defend, contest, litigate and settle a matter if it shall fail to diligently contest such matter (except to the extent settled in accordance with the next following sentence). No matter shall be settled by an indemnifying party without the consent of the indemnified party unless such settlement contains a full and unconditional release of the indemnified party.

     (e) Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Registrable Securities.

     (f) Contribution. If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who otherwise would be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation.

Section 2.07 Transferability of Registration Rights.

     The rights and obligations of Holder under this ARTICLE II may not be transferred or assigned without the prior written consent of the Company; provided, however, that such rights and obligations may be assigned by Holder in connection with a pledge of the Acquisition Shares in a bona fide transaction to secure indebtedness of Cygne for borrowed money to a lender that agrees in a writing reasonably satisfactory to the Company to be subject to the terms of this Agreement.

                                   ARTICLE III

                              STANDSTILL PROVISIONS

Section 3.01 Certain Prohibited Actions.

     During the term of this Agreement, without the prior written consent of the Company, neither Cygne nor CGFE shall, and each shall cause each of its Affiliates not to, singly or as part of a "group", directly or indirectly, through one or more intermediaries or otherwise (i) make, or in any way participate, directly or indirectly, in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to the Common Stock or any securities of the Company Subsidiaries (including by the execution of actions by written consent), become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company or seek to advise or influence any person or entity with respect to the voting of any shares of Common Stock or any securities of the Company Subsidiaries; (ii) initiate, propose, or participate in the solicitation of stockholders for the approval of one or more stockholder proposals with respect to the Company, as described in Rule 14a-8 under the Exchange Act, or induce or encourage any other individual or entity to initiate any stockholder proposal relating to the Company; (iii) form, join, influence or participate in a "group", or act in concert with any other person or entity, for the purpose of acquiring, holding, voting or disposing of any securities of the Company or the Company Subsidiaries or taking any other actions prohibited under this Section 3.01; (iv) hold any discussions with another Person regarding, make any proposal to or any public announcement relating to a tender or exchange offer for any securities of the Company or the Company Subsidiaries, or a merger, business combination, sale of assets, liquidation, restructuring, recapitalization or other extraordinary corporate transaction relating to the Company or any of the Company Subsidiaries or its or their material assets or take any action which might require the Company to make a public announcement regarding any of the foregoing; (v) cause the merger of Cygne or CGFE with or into, the consolidation of the Cygne or CGFE with, or the sale of the business or assets of Cygne or CGFE substantially as an entirety to, any other Person unless (A) Cygne or CGFE, as the case may be, is the surviving Person or the surviving Person agrees in writing to be bound by this Agreement and (B) within 120 days after consummation of the transaction, the surviving Person disposes of all shares of Common Stock owned by it (in excess of those owned by Cygne or CGFE, as the case may be, prior to consummation of the transaction); (vi) act, alone or in concert with others (including by providing financing for another party), to seek or offer to control the Company; (vii) deposit any Acquisition Shares in a voting trust or subject any Acquisition Shares to any arrangement or agreement with respect to the voting thereof (except pursuant to Section 3.03 below); (viii) execute any written consents; (ix) enter into any discussions, negotiations, arrangements or understandings with or provide any information to any third party with respect to any of the foregoing; (x) disclose any intention, plan or arrangement inconsistent with the foregoing prohibitions or advise or assist any other Person in connection with any activity included in the foregoing prohibitions; or (xi) seek, request, or propose any waiver, modification, amendment or termination of any provision of this Section 3.01 (other than any request or proposal made or solicited by the Company).

Section 3.02 Transferability of Acquisition Shares.

     (a) Lock-up Period. Except pursuant to a pledge in a bona fide transaction to secure indebtedness of Cygne for borrowed money to a lender that agrees in a writing reasonably acceptable to the Company to be subject to the terms of this Agreement, Holder may not Transfer any of the Acquisition Shares prior to the Effective Date.

     (b) Permitted Transfers. From and after the Effective Date, Holder may not Transfer the Acquisition Shares except in the following circumstances:

          (i) to the Company or with the Company's prior written consent;

          (ii) pursuant to a pledge in a bona fide transaction to secure indebtedness of Cygne for borrowed money to a lender that agrees in a writing reasonably acceptable to the Company to be subject to the terms of this Agreement;

          (iii) to an Affiliate that agrees in a writing reasonably acceptable to the Company to be bound by the terms of this Agreement;

          (iv) pursuant to a tender offer made by a person with respect to which the Company does not recommend rejection;

          (v) pursuant to a settlement with the plaintiffs in the class action VERONICA ZUCKER V. SASAKI, ET AL.;

          (vi) pursuant to a pro rata dividend or other pro rata distribution to all of Cygne's stockholders, upon liquidation of Cygne or otherwise; or

          (vii) pursuant to Rule 144 or otherwise pursuant to the Shelf Registration Statement;

provided, however, that, other than pursuant to clauses (iv)-(vi) above or pursuant to an underwritten public offering, no Transfers of more than two percent (2%) of the Company's then outstanding shares of Common Stock may be made in any two (2)-week period; and provided, further, that any underwriter of a public offering or any placement agent, broker or other agent shall be instructed that (x) no Transfers of any Acquisition Shares may knowingly be made to any person who beneficially owns in excess of five percent (5%) of the then outstanding shares of Common Stock, and (y) no Transfer of more than two percent (2%) of the Company's then outstanding Common Stock may knowingly be made to a single purchaser (or group of related purchasers).

Section 3.03 Voting.

     During the term of this Agreement, the Holder (i) shall be present in person or represented by proxy at all stockholder meetings of the Company so that all Acquisition Shares then beneficially owned by Holder shall be counted for the purpose of determining the presence of a quorum at such meetings, and
(ii) shall vote, or act by consent with respect to, all Acquisition Shares then beneficially owned by Holder pro rata in the same proportion as the votes cast by all other stockholders of the Company.

                                   ARTICLE IV

                                  MISCELLANEOUS

Section 4.01 Effectiveness of Agreement.

     The provisions of this Agreement shall be effective as of the date hereof.

Section 4.02 Restrictive Legends.

     Holder hereby acknowledges and agrees that, during the term of this Agreement, each of the certificates representing Acquisition Shares shall be subject to stop transfer instructions and shall include the following legend:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED WHETHER BY SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, GIFT, BEQUEST, APPOINTMENT OR OTHERWISE, AND ANNTAYLOR STORES CORPORATION (THE "COMPANY") WILL NOT REGISTER THE TRANSFER OF SUCH SHARES, EXCEPT PURSUANT AND SUBJECT TO THAT CERTAIN STOCKHOLDERS AGREEMENT DATED AUGUST __, 1996, AS MAY BE AMENDED FROM TIME TO TIME, BETWEEN ATSC AND CYGNE DESIGNS, INC. A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF THE COMPANY."

Section 4.03 Recapitalization.

     In the event that any capital stock or other securities are issued as a dividend or distribution on, in respect of, in exchange for, or in substitution of, any Acquisition Shares, such securities shall be deemed to be Acquisition Shares for all purposes under this Agreement.

Section 4.04 Notices.

     All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, by mail (certified or registered mail, return receipt requested), by reputable overnight courier or by facsimile transmission (receipt of which is confirmed):

                (a) If to the Company, to:

                    AnnTaylor Stores Corporation
                    142 West 57th Street
                    New York, New York 10019
                    Attention: General Counsel
                    Facsimile: (212) 541-3299
                    with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom
                    One Rodney Square
                    Wilmington, Delaware 19801
                    Attention: Patricia Moran Chuff, Esq,
                    Facsimile: (302) 651-3001

                (b) If to Holder, to:

                    Cygne Designs, Inc.
                    1372 Broadway
                    New York, New York 10018
                    Attention: General Counsel
                    Facsimile: (212) 536-4174

                    with a copy to:

                    Fulbright and Jaworski, L.L.P.
                    666 Fifth Avenue
                    New York, New York 10103
                    Attention: Roy L. Goldman, Esq.
                    Facsimile: (212) 752-5958

or to such other person or address as any party shall specify by notice in writing, given in accordance with this Section 4.04, to the other parties hereto. All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date on which so hand-delivered, on the third business day following the date on which so mailed, on the next business day following the date on which delivered to such overnight courier and on the date of such facsimile transmission and confirmation, except for a notice of change of person or address, which shall be effective only upon receipt thereof.

Section 4.05 Entire Agreement.

     This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

Section 4.06 Severability.

     Should any provision of this Agreement, or any part thereof, for any reason be declared invalid or unenforceable, such declaration shall not affect the validity or enforceability of any other provision of this Agreement, or any other part thereof, all of which other provisions, and parts, shall remain in full force and effect, and the application of such invalid or unenforceable provision, or such part thereof, to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

Section 4.07 Binding Effect; Assignment.

     This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but, except as expressly contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by the Company or Holder without the prior written consent of the other. Upon any such assignment, this Agreement shall be amended to substitute the assignee as a party hereto in a writing reasonably acceptable to the other party.

Section 4.08 Amendment, Modification and Waiver.

     This Agreement may be amended, modified or supplemented at any time by written agreement of the parties hereto. Any failure by Holder, on the one hand, or the Company, on the other hand, to comply with any term or provision of this Agreement may be waived by the Company or Holder, respectively, at any time by an instrument in writing signed by or on behalf of the Company and Holder, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

Section 4.09 Third-Party Beneficiaries.

     This Agreement is not intended, and shall not be deemed, to confer upon or give any person except the parties hereto and their respective successors and permitted assigns, any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement.

  Section 4.10 Counterparts.

     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  Section 4.11 Interpretation.

     The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 4.12 Governing Law.

     This Agreement shall be governed by the laws of the State of New York, without regard to the principles of conflicts of law thereof.

  Section 4.13 Termination; Restrictive Legend.

     This Agreement shall terminate on the third anniversary of the date hereof; provided, however, that the provisions of Section 2.06 hereof shall survive termination of this Agreement. It is understood and agreed that any restrictive legends set forth on any Acquisition Shares shall be removed by delivery of substitute certificates without such legends and such Acquisition Shares shall no longer be subject to the terms of this Agreement, upon the resale of such Acquisition Shares in accordance with the terms of this Agreement (other than pursuant to Section 3.02(b) (i), (ii) or (iii)) or, if not theretofore removed, on the third anniversary of the date hereof.

     IN WITNESS WHEREOF, the undersigned hereby agree to be bound by the terms and provisions of this Stockholders Agreement as of the date first above written.

                                          ANNTAYLOR STORES CORPORATION


                                          By: _________________________

                                              Name:
                                              Title:



                                          CYGNE DESIGNS, INC.


                                          By: _________________________
                                              Name:
                                              Title:



                                          CYGNE GROUP (F.E.) LIMITED


                                          By: _________________________
                                              Name:
                                              Title:

                                                                       EXHIBIT K

                                   TERM SHEET

                                 Florence Lease


LEASE    Seller shall lease to Buyer the second floor of the Florence Facility.

TERM Five (5) years, subject to cancellation at any time by either party upon six (6) months' notice of termination. In the event of termination by Seller, Seller shall purchase the leasehold improvements from Buyer at their then net book value.

RENT $6,666.67 per month (which Seller represents is equivalent to the current intercompany charge for rent of the Florence Facility from an affiliate of Seller).

                                                                       EXHIBIT L

     Skadden, Arps, Slate, Meagher & Flom, special counsel to Buyer and ATSC, shall render its opinion to the following effect in a form reasonably acceptable to Buyer (capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Stock and Asset Purchase Agreement):

     1. Each of Buyer and ATSC are corporations validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and ATSC is qualified to do business and is in good standing as a foreign corporation under the laws of the State of New York.

     2. Buyer has all requisite corporate power and authority to execute, deliver and perform all of its obligations under (i) the Agreement, (ii) the Assignment and Assumption Agreement, (iii) the Undertaking, (iv) the Manuel Consulting Agreement, (v) the Benson Consulting Agreement, (vi) [the Subleases],
(vii) the Pledge Agreement and (viii) the Florence Lease. (The agreements listed in clauses (ii)-(viii) are hereinafter collectively referred to as the "Buyer Transaction Documents.") The execution and delivery of each of the Agreement and the Buyer Transaction Documents, and the consummation by Buyer of the transactions contemplated thereby, have been duly authorized by all requisite corporate action on the part of Buyer.

     3. ATSC has all requisite corporate power and authority to execute, deliver and perform all of its obligations under (i) the Agreement and (ii) the Stockholders Agreement. The execution and delivery of the Agreement and the Stockholders Agreement, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate action on the part of ATSC.

     4. Each of the Agreement and the Buyer Transaction Documents have been duly and validly executed and delivered by Buyer and (assuming each of the Agreement and the Buyer Transaction Documents is a valid and binding obligation of each of the other parties thereto) each constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except that the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer, equity of redemption, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     5. Each of the Agreement and the Stockholders Agreement has been duly and validly executed and delivered by ATSC and (assuming each of the Agreement and the Stockholders Agreement is a valid and binding obligation of each of the other parties thereto) each constitutes the valid and binding obligation of ATSC enforceable against ATSC in accordance with its terms, except that the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer, equity of redemption, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     6. The execution and delivery by Buyer of each of the Agreement and the Buyer Transaction Documents and the performance of its obligations under each of the Agreement and the Buyer Transaction Documents, each in accordance with its terms, do not (i) conflict with the Certificate of Incorporation or By-laws of Buyer, (ii) constitute a violation of, or a default under, any Applicable Contract (as hereinafter defined) or (iii) cause the creation of any security interest or lien upon any property of Buyer pursuant to any Applicable Contract. As used in such counsel's opinion, "Applicable Contracts" shall mean those agreements or instruments set forth on a Schedule to such opinion and which have been identified to such counsel as all the agreements and instruments which are material to the business or financial condition of ATSC and its subsidiaries, taken as a whole.

     7. The execution and delivery by ATSC of each of the Agreement and the Stockholders Agreement and the performance of its obligations under each of the Agreement and the Stockholders Agreement, each in accordance with its terms, do not (i) conflict with the Certificate of Incorporation or By-laws of ATSC, (ii) constitute a violation of, or a default under, any Applicable Contract or (iii) cause the creation of any security interest or lien upon any property of ATSC pursuant to any Applicable Contract.

     8. The shares of ATSC Common Stock to be delivered to Seller in payment of the Stock Consideration have been duly authorized and, upon issuance of certificates therefor conforming to the specimen examined by such counsel, against delivery of the CAT shares and the Assets for such ATSC Common Stock in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable shares of common stock of ATSC.

     9. No Governmental Approval (as hereinafter defined), which has not been obtained or taken and is not in full force and effect, is required to authorize or is required in connection with the execution, delivery or performance of the Agreement or the Buyer Transaction Documents by Buyer.

     10. No Governmental Approval, which has not been obtained or taken and is not in full force and affect, is required to authorize or is required in connection with the execution, delivery or performance of the Agreement or the Stockholders Agreement by ATSC.

     11. Neither the execution, delivery or performance by Buyer of the Agreement and the Buyer Transaction Documents nor the compliance by Buyer with the terms and provisions thereof will contravene any provision of any Applicable Law.

     12. Neither the execution, delivery or performance by ATSC of the Agreement and the Stockholders Agreement nor the compliance by ATSC with the terms and provisions thereof will contravene any provision of any Applicable Law.

     As used in such counsel's opinion, (i) "Governmental Approval" shall mean any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to any Applicable Law, (ii) "Governmental Authority" shall mean any Delaware, New York or federal executive, legislative, judicial, administrative or regulatory body under any Applicable Law, and (iii) "Applicable Law" shall mean any law of the State of New York, the General Corporation Law of the State of Delaware or any law of the United States, which, in such counsel's experience, are normally applicable to transactions of the type contemplated by the Agreement, the Buyer Transaction Documents and the Stockholders Agreement.

                                                                       EXHIBIT M

     Fulbright & Jaworski, special counsel to Seller and CGFE, shall render its opinion to the following effect in a form reasonably acceptable to Buyer (capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Stock and Asset Purchase Agreement):

     1. Each of Seller, CGFE, CAT-US and CAT-Far East is a corporation validly existing and in good standing under the laws of its jurisdiction of organization. Each of Seller and CAT-US is qualified to do business and is in good standing as a foreign corporation under the laws of the State of New York, and, in the case of Seller, the laws of the State of Florida.

     2. Seller has all requisite corporate power and authority to execute, deliver and perform all of its obligations under (i) the Agreement, (ii) the Assignment and Assumption Agreement, (iii) the Bill of Sale, (iv) the Manuel Consulting Agreement, (v) the Benson Consulting Agreement, (vi) the [Subleases],
(vii) the Pledge Agreement, (viii) the Florence Lease and (ix) the Stockholders Agreement. (The agreements listed in clauses (ii)-(ix) are hereinafter collectively referred to as the "Seller Transaction Documents".) The execution and delivery of each of the Agreement and the Seller Transaction Documents, and the consummation by Seller of the transactions contemplated thereby, have been duly authorized by all requisite corporate action on the part of Seller.

     3. CGFE has all requisite corporate power and authority to execute, deliver and consummate the transactions contemplated by the Agreement and the Stockholders Agreement. The execution and delivery of the Agreement and the Stockholders Agreement, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate action on the part of CGFE.

     4. Each of the Agreement and the Seller Transaction Documents has been duly and validly executed and delivered by Seller, and (assuming each of the Agreement and the Seller Transaction Documents is a valid and binding obligation of each of the other parties thereto) each constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except that the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer, equity of redemption, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     5. Each of the Agreement and the Stockholders Agreement has been duly and validly executed and delivered by CGFE and (assuming each of the Agreement and the Stockholders Agreement is a valid and binding obligation of each of the other parties thereto) each constitutes the valid and binding obligation of CGFE enforceable against CGFE in accordance with its terms, except that the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer, equity of redemption, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     6. The certificates representing the CAT US Shares are listed on Schedule I hereto. Assuming that Buyer acquired its interest in the CAT US Shares in good faith and without notice of any adverse claims (within the meaning of Section 8-302 of the New York Uniform Commercial Code) and has not been a party to any fraud or illegality affecting such shares, upon delivery to Buyer at the Closing in the State of New York of the CAT US Shares, duly endorsed to Buyer or accompanied by stock powers duly executed in blank, Buyer will acquire all of Seller's rights in the CAT US Shares free of any adverse claims (within the meaning of Section 8-302 of the New York Uniform Commercial Code).

     7. The certificates representing the CAT-Far East Shares are listed on
Schedule II hereto. Assuming that Buyer acquired its interest in the CAT-Far East Shares in good faith and without notice of any adverse claims (within the meaning of Section 8-302 of the New York Uniform Commercial Code) and has not been a party to any fraud or illegality affecting such shares, upon delivery to Buyer at the Closing in the State of New York of the CAT-Far East Shares, duly endorsed to Buyer or accompanied by stock powers duly executed in blank, Buyer will acquire all of CGFE's rights in the CAT-Far East Shares free of any adverse claims (within the meaning of Section 8-302 of the New York Uniform Commercial
Code).

     8. No Governmental Approval (as hereinafter defined), which has not been obtained or taken and is not in full force and effect, is required to authorize or is required in connection with the execution, delivery or performance of the Agreement or the Seller Transaction Documents by Seller.

     9. No Foreign Governmental Approval (as hereinafter defined), which has not been obtained or taken and is not in full force and effect, is required to authorize or is required in connection with the execution, delivery or performance of the Agreement or the Stockholders Agreement by CGFE. As used in such counsel's opinion, "Foreign Governmental Approval" shall mean any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority pursuant to the laws of Hong Kong to the extent specifically referred to herein.

     10. The execution and delivery by Seller of each of the Agreement and the Seller Transaction Documents and the performance by Seller of its obligations under each of the Agreement and the Seller Transaction Documents, each in accordance with its terms, do not (i) violate the Certificate of Incorporation or By-laws of Seller, (ii) constitute a violation of or a default under any Applicable Contract or (iii) cause the creation of any security interest or lien upon any of the property of Seller pursuant to any Applicable Contract. As used in such counsel's opinion, "Applicable Contracts" shall mean those agreements or instruments set forth on a Schedule to such opinion and which have been identified to such counsel as all the agreements and instruments which are material to the business or financial condition of Seller and its subsidiaries taken as a whole.

     11. The execution and delivery by CGFE of each of the Agreement and the Stockholders Agreement and the performance by CGFE of its obligations under each of the Agreement and the Stockholders Agreement, each in accordance with its terms, do not (i) violate the organizational documents of CGFE, (ii) constitute a violation of or a default under any Applicable Contract or (iii) cause the creation of any security interest or lien upon any of the property of CGFE pursuant to any Applicable Contract.

     12. Neither the execution, delivery or performance by Seller of the Agreement and the Seller Transaction Documents nor the compliance by Seller with the terms and provisions thereof will contravene any Applicable Law.

     13. Neither the execution, delivery or performance by CGFE of the Agreement and the Stockholders Agreement nor the compliance by CGFE with the terms and provisions thereof will contravene any provision of any Applicable Law.

     As used in such counsel's opinion, (i) "Governmental Approval" shall mean any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to any Applicable Law, (ii) "Governmental Authority" shall mean any Delaware, New York or federal executive, legislative, judicial, administrative or regulatory body under any Applicable Law, and (iii) "Applicable Law" shall mean any law of the State of New York, the General Corporation Law of the State of Delaware or any law of the United States, which, in such counsel's experience, are normally applicable to transactions of the type contemplated by the Agreement and the Seller Transaction Documents.

     Grunfeld, Desiderio, Lebowitz & Silverman LLP, customs counsel to Seller and CGFE, shall render its opinion to the following effect in a form reasonably acceptable to Buyer (capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Stock and Asset Purchase Agreement):

     1. Seller has all licenses, permits, consents, orders, approvals and other authorizations necessary under the customs and trade laws of the United States of America, including, without limitation, bilateral trade agreements (collectively, "Customs Laws"), to carry on the Division Business as currently being conducted, except where the failure to have such licenses, permits, consents, orders, approvals or other authorizations would not have a Material Adverse Effect on Seller, CAT or the Division.

     2. The execution and delivery by Seller of the Agreement and the Seller Transaction Documents do not, and the consummation by Seller of the transactions contemplated thereby will not, (a) result in any violation of or default under, or to our knowledge the creation of any Lien, charge or encumbrance upon any of the Assets of Seller related to the Division Business under, any law or any rule or regulation known to us, or any judgment, decree or order of any Governmental Authority known to us, in each case under the Customs Laws, to which Seller is a party or to which any property or asset related to the Division Business is subject; or (b) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any license under the Customs Laws.

                                                                     APPENDIX II


[LOGO]     Ladenburg, Thalmann & Co. Inc.                  540 Madison Avenue
                                                           New York NY 10022
                                                           212.940.0100



                                               August 27, 1996


The Board of Directors
Cygne Designs, Inc.
1372 Broadway
New York, NY 10018

Attention: Bernard M. Manuel

Gentlemen:

     You have engaged us pursuant to the engagement letter, dated as of April 11, 1996, between Cygne Designs, Inc. ("Cygne" or the "Company") and Ladenburg, Thalmann & Co. Inc. ("Ladenburg"). Specifically, you have requested our opinion as to whether or not the consideration to be received by Cygne in connection with the sale of (a) all the shares of common stock of CAT US, Inc. owned by Cygne and all of the shares of C.A.T. (Far East) Limited (together with CAT US, Inc., "CAT") owned indirectly by Cygne, and (b) substantially all of the assets of Cygne's AnnTaylor Woven Division (the "ATW Division," and the sale thereof together with the sale of CAT, the "Transaction"), pursuant to the Stock and Asset Purchase Agreement (the "Sale Agreement") by and among Cygne and AnnTaylor Stores Corporation and certain of its subsidiaries ("AnnTaylor"), is fair, from a financial point of view, to the stockholders of Cygne. All capitalized terms shall have the same meaning as defined in the Sale Agreement.

     The Sale Agreement provides that at the closing of the Transaction, AnnTaylor will pay to Cygne (i) the number of validly issued, fully paid and non assessable shares of common stock, par value $0.0068 per share, of AnnTaylor (the "AT Common Stock"), rounded to the nearest whole share, equal to the quotient obtained by dividing (a) $36.0 million by (b) the average of the high and low trading price of the AT Common Stock for the ten trading days ending on the trading day immediately prior to the closing date (the "Average Trading Price"), provided that the number of shares of AT Common Stock to be issued shall not exceed 2.5 million shares; however, in the event that the 2.5 million share cap is triggered and the aggregate value of the shares is less than $32.5 million, the number of AT Common Stock shares to be issued shall be equal to the quotient obtained by dividing (c) $32.5 million by (d) the Average Trading Price, provided that the number of shares of AT Common Stock to be issued shall in no event exceed 3.0 million shares (such shares of AT Common Stock issued, if any, in excess of the 2.5 million share cap referred to as the "Additional Shares"), provided the value of the Additional Shares may be paid in cash by AnnTaylor, at its sole discretion, in

                                              Members of all principal exchanges
                                              Member S.I.P.C.

[LOGO]     Ladenburg, Thalmann & Co. Inc.

The Board of Directors
Cygne Designs, Inc.
August 27, 1996
Page 2


lieu of all or a portion of the Additional Shares, in an amount equal to the product obtained by multiplying (aa) the number of Additional Shares not to be issued by AnnTaylor by (bb) the Average Trading Price; and (ii) a dollar amount in cash equal to the Adjusted Net Book Value of the Inventory and Net Fixed Assets of the ATW Division. In addition, AnnTaylor will (i) pay all accounts receivable for finished goods previously delivered to and accepted by AnnTaylor;
(ii) assume accounts payable associated with the Inventory; and (iii) forgive $7,985,000 of outstanding advances previously made by AnnTaylor.

     In connection with rendering this opinion, we have reviewed such information as we have deemed necessary or appropriate for the purpose of stating the opinions expressed herein. We have reviewed the Agreement in Principle governing the sale of CAT and the ATW Division by Cygne to AnnTaylor dated April 8, 1996 and the Sale Agreement dated June 7, 1996 and the Amendment thereto dated August 27, 1996.

     For CAT, we reviewed information including, but not limited to, the following: (i) detailed internal financial statements, (ii) audited financial statements for the two fiscal years ended January 28, 1995, and February 3, 1996, (iii) unaudited financial statements for the fiscal quarter ended May 4, 1996, (iv) preliminary internal financial statements for the fiscal quarter ended August 3, 1996, (v) a detailed analysis of historical Selling, General & Administrative expenses, (vi) management's four-year projected financial statements, (vii) the CAT Joint Venture Agreement by and among Cygne and AnnTaylor dated July 13, 1993, (viii) Dwight F. Meyer's Employment Agreement with CAT, and the Waiver and Amendment Agreement thereto, and (ix) publicly available market information regarding the industry, CAT and its competitors. In addition, we met with management of CAT at its offices in New York to discuss the historical and prospective industry environment and operating results for CAT.

     For the ATW Division, we reviewed information including, but not limited to, the following: (i) detailed internal financial statements for the two fiscal years ended January 28, 1995, and February 3, 1996 and for the fiscal quarter ended May 4, 1996 and preliminary internal financial statements for the fiscal quarter ended August 3, 1996, (ii) a detailed analysis of historical Selling, General & Administrative expenses, (iii) management's four-year projected financial statements assuming the ATW Division continued to operate under its current conditions, (iv) management's three-year projected financial statements assuming that Cygne had sold CAT and retained the ATW Division, and (v) publicly available

[LOGO]     Ladenburg, Thalmann & Co. Inc.

The Board of Directors
Cygne Designs, Inc.
August 27, 1996
Page 3


market information regarding the industry, the ATW Division and its competitors. We met with management of the ATW Division to discuss the historical and prospective industry environment and operating results for the ATW Division. Additionally, we reviewed combined audited financial statements for CAT and the ATW Division for the fiscal year ended February 3, 1996 and unaudited financial statements for the fiscal quarter ended May 4, 1996 and preliminary results for the fiscal quarter ended August 3, 1996.

     For AnnTaylor, we reviewed information including, but not limited to, the following: (i) audited financial statements for the three fiscal years ended January 29, 1994, January 28, 1995 and February 3, 1996, (ii) unaudited financial statements for the fiscal quarter ended May 4, 1996, (iii) internal financial statements for the fiscal quarter ended August 3, 1996, (iv) pro forma financial statements giving effect to the Transaction and the completion of the $87.5 million 8.5% Convertible Trust Originated Preferred Securities (the "TOPrS") financing, (v) a detailed analysis of historical Selling, General & Administrative expenses, (vi) a breakdown of AnnTaylor's purchases by supplier for fiscal 1995, (vii) management's five-year projected financial statements,
(viii) the Offering Memorandum for the TOPrS, (ix) AnnTaylor's common stock price and volume trading history, and (x) publicly available market information regarding the industry, AnnTaylor and its competitors. We met with the management of AnnTaylor to discuss the historical and prospective industry environment and operating results for AnnTaylor. Additionally, on August 26, 1996, we discussed with management of AnnTaylor the resignation of Sally Frame Kasaks, AnnTaylor's Chairman and Chief Executive Officer, and the appointment of
J. Patrick Spainhour as Chairman and Chief Executive Officer on August 23, 1996.

     In addition, we reviewed certain information for Cygne, but did not perform any analyses of this information. The information we reviewed for Cygne included, but was not limited to, the following: (i) detailed internal financial statements, (ii) audited financial statements for the two fiscal years ended January 28, 1995, and February 3, 1996, (iii) unaudited financial statements for the fiscal quarter ended May 4, 1996, (iv) preliminary internal financial statements for the fiscal quarter ended August 3, 1996, (v) a detailed analysis of historical Selling, General & Administrative expenses, (vi) historical financial statements pro forma for the Transaction, (vii) management's three-year projected financial statements, and (viii) publicly available market information regarding the industry, Cygne and its

[LOGO]     Ladenburg, Thalmann & Co. Inc.

The Board of Directors
Cygne Designs, Inc.
August 27, 1996
Page 4


competitors. We met with management of Cygne to discuss the Transaction, the historical and prospective industry environment and operating results for Cygne, CAT, the ATW Division and AnnTaylor.

     In conducting our analysis, we have assumed and relied upon the accuracy and completeness of all financial and other material furnished to us by the Company, CAT, the ATW Division and AnnTaylor regarding the Company, CAT, the ATW Division, AnnTaylor, the Transaction, the industry in which the companies operate and their respective competition. Ladenburg has not attempted to independently verify the information provided to it by the Company, CAT, the ATW Division or AnnTaylor. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, CAT, the ATW Division or AnnTaylor. We were not authorized to, and did not, solicit third party indications of interest in acquiring all or part of CAT or the ATW Division, and we were not asked to consider, and our opinion does not address, the consideration the Company might receive from a third-party purchaser, the relative merits of the Transaction as compared to any alternative business strategies that might exist for CAT or the ATW Division or the effect of any other transaction in which CAT or the ATW Division might engage. This opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

     In evaluating the fairness, from a financial point of view, of the consideration to be received by Cygne in the Transaction, we evaluated the Transaction on a combined basis, as if both CAT and the ATW Division were purchased together, as contemplated by the Transaction. Since a portion of the consideration in the Transaction consists of shares of AnnTaylor, we also evaluated AnnTaylor to determine the value of this portion of the consideration.

     Cygne's interest in CAT is subject to a Buy-Sell Right which gives each of Cygne and AnnTaylor the right to offer to buy the other party's ownership of CAT. Upon receiving such offer, the offeree must agree to sell its shares of CAT or agree to purchase the shares of CAT owned by the offeror for the same price. Under the Buy-Sell Right, it is possible that AnnTaylor could buy CAT, but not the ATW Division. In addition, Cygne is restricted from selling its interest in CAT to a third party without AnnTaylor's consent. This restriction essentially provides AnnTaylor with the ability to prevent Cygne from selling its shares of

[LOGO]     Ladenburg, Thalmann & Co. Inc.

The Board of Directors
Cygne Designs, Inc.
August 27, 1996
Page 5


CAT to a third party. These restrictions, combined with CAT's dependence upon AnnTaylor for financing support and a stand-by letter of credit, render Cygne's shares of CAT virtually unmarketable to a third party.

     If Cygne were to sell CAT, but retain the ATW Division, it is likely that AnnTaylor would leverage the sourcing and contracting expertise of CAT and begin over time to source in-house those products currently being supplied by the ATW Division. This scenario is consistent with AnnTaylor's announced business strategy to bring its sourcing functions in-house. Should AnnTaylor's strategy be implemented in this manner, the ATW Division would experience a significant deterioration of its sales.

     For our evaluations, we calculated a range of values for the entity being valued using five separate approaches: (i) a Market Multiples Analysis based upon comparable publicly traded-companies, (ii) an Acquisition Multiples Analysis based upon acquisitions of comparable companies over the previous three years, (iii) a Discounted Cash Flow Analysis, (iv) a Debt Capacity Analysis, and, for CAT and the ATW Division, (v) a Net Book Value Analysis. For AnnTaylor, we also reviewed the historical trading price and volume of the common stock. In examining all the approaches thoroughly, we reached the conclusion that certain approaches were more relevant, represented more direct comparability or provided a higher degree of certainty than others. Accordingly, we weighted certain analyses more heavily than others. In determining the proper application of certain valuation multiples and discount rates, we considered the qualitative aspects of the entity being valued, including its access to capital, customer and product concentration, ownership structure, management team, nature of customer relationship, market position and intensity of competition.

     Although we reviewed Cygne's three-year projected financial results for its businesses remaining after the Transaction, Ladenburg expresses no opinion on, nor were we asked to opine as to, the viability, value or solvency of Cygne prior to or after giving effect to the consummation of the Transaction. Ladenburg did not consider the effects of the Transaction on the future performance of the remaining assets of Cygne, nor does Ladenburg express an opinion as to Cygne's planned use of proceeds arising from the Transaction, in reaching its conclusion as to whether or not the consideration to be received by Cygne in the Transaction is fair, from a financial point of view. Ladenburg is not opining upon the Transaction or the form of the purchase agreement or the terms contained therein. Ladenburg is only opining

[LOGO]     Ladenburg, Thalmann & Co. Inc.

The Board of Directors
Cygne Designs, Inc.
August 27, 1996
Page 6


herein as to whether or not the consideration to be received by Cygne in the Transaction is fair, from a financial point of view.

     Ladenburg has been engaged to render this opinion in connection with the Transaction and we will receive a fee for our services in connection therewith. In the ordinary course of our business, we may actively trade the securities of Cygne or AnnTaylor for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is strictly for the private use of the Board of Directors of the Company and may not be relied upon by any other party including, but not limited to, AnnTaylor or any other such potential purchaser of CAT or the ATW Division, The Hongkong and Shanghai Banking Corporation Limited, Mitsubishi Corporation and Mitsubishi International Corp. Neither this opinion nor copies thereof or excerpts therefrom may be publicly distributed or disclosed to any third person, firm or corporation, except as required by law, without the express written consent of Ladenburg, which permission will not be unreasonably withheld, unless the Company has advised Ladenburg in writing prior to entering into this Agreement that this opinion may or will be embodied in a disclosure document. Ladenburg hereby consents to the disclosure and publication of this opinion in a proxy statement, and all amendments thereto, to be filed by the Company with the Securities and Exchange Commission in connection with the Transaction.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the consideration to be received by Cygne in the Transaction is fair, from a financial point of view, to the stockholders of Cygne.

                                             Very truly yours,

                                             /s/ LADENBURG, THALMANN & CO. INC.
                                             ----------------------------------
                                             Ladenburg, Thalmann & Co. Inc.

                               CYGNE DESIGNS, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 19, 1996

     Irving Benson, Roy E. Green and Bernard M. Manuel, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Cygne Designs, Inc. held of record by the undersigned on August 21, 1996, at the Annual Meeting of Stockholders to be held at 9:30 A.M. on Thursday, September 19, 1996, at The University Club, One West 54th Street, New York, New York, and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSAL NOS. 1 and 2.

                  (Continued and to be signed on reverse side)

                                                                     SEE REVERSE
                                                                         SIDE

- --------------------------------------------------------------------------------

[X]  Please mark your
     votes as in this
     example.


                                   FOR  AGAINST  ABSTAIN                        FOR   WITHHOLD
PROPOSAL 1--Proposal to approve    [ ]    [ ]      [ ]          PROPOSAL 2--    [ ]     [ ]      Nominees are:
the proposed sale to AnnTaylor,                                 Election                         Irving Benson, James G. Groninger,
Inc., a Delaware corporation                                    of Directors                     Stuart B. Katz, Bernard M. Manuel
("Ann Taylor"), of Cygne's merchandising and sourcing                                            and Trevor J. Wright.
capabilities used for product sales to Ann Taylor,
which consists of (a) the Company's 60% interest
in each of CAT US, Inc., a Delaware corporation
("CAT US"), and C.A.T. Far East Limited, a Hong Kong
corporation ("CAT Far East" and, together with CAT US,          FOR all listed nominees (except
"CAT"), the Company's joint venture arrangement with            do not vote for the nominee(s)
Ann Taylor, which owns the remaining 40% interest in            whose name(s) appear(s) below):
CAT, and (b) the assets of Cygne's Ann Taylor Woven
Division pursuant to a Stock and Asset Purchase
Agreement dated as of June 7, 1996, as amended, by and          _________________________________________________
between the Company, Cygne Group (F.E.) Limited, a
Hong Kong corporation and wholly-owned subsidiary of            Discretionary authority is hereby granted with
the Company ("CGFE"), AnnTaylor Stores Corporation, a           respect to such other matters as may properly
Delaware corporation and parent corporation of Ann              come before the meeting.
Taylor, and Ann Taylor.




Signature ____________________________ Signature if held jointly ____________________________ DATED _______________, 1996



IMPORTANT: Please sign exactly as name appears above. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signer is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person. The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.